AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1997
                                                     REGISTRATION NO. 333-33639
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            PRE-EFFECTIVE AMENDMENT

                                  NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             TALTON HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4825                    75-2680266
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL             IDENTIFICATION NO.)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                               ----------------

                   1209 W. NORTH CARRIER PARKWAY, SUITE 300
                          GRAND PRAIRIE, TEXAS 75050
                                (972) 988-3737
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              JOHN A. CROOKS, JR.
                             TALTON HOLDINGS, INC.
                   1209 W. NORTH CARRIER PARKWAY, SUITE 300
                          GRAND PRAIRIE, TEXAS 75050
                                (972) 988-3737
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                WITH A COPY TO:

                                GLEN HETTINGER
                             HUGHES & LUCE, L.L.P.
                         1717 MAIN STREET, SUITE 2800
                              DALLAS, TEXAS 75201
                                (214) 939-5500

                               ----------------

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

  (EACH OF THE FOLLOWING SUBSIDIARIES OF TALTON HOLDINGS, INC., AND EACH OTHER SUBSIDIARY THAT IS OR BECOMES A GUARANTOR OF CERTAIN OF THE SECURITIES REGISTERED HEREBY, IS HEREBY DEEMED TO BE A REGISTRANT).

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              PRIMARY STANDARD
                              STATE OR OTHER     INDUSTRIAL    I.R.S. EMPLOYER
                              JURISDICTION OF  CLASSIFICATION  IDENTIFICATION
            NAME               INCORPORATION       NUMBER          NUMBER
------------------------------------------------------------------------------
AmeriTel Pay Phones, Inc....     Missouri           4825         43-1581010
------------------------------------------------------------------------------
Talton Telecommunications
 Corporation................      Alabama           4825         63-0654966
------------------------------------------------------------------------------
Talton Telecommunications of
 Carolina, Inc..............      Alabama           4825         63-1093356
------------------------------------------------------------------------------
Talton STC, Inc.............     Delaware           4825         43-1782898
------------------------------------------------------------------------------
Talton Invision, Inc. .......    Delaware           4825         75-2722144

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             TALTON HOLDINGS, INC.

                             CROSS REFERENCE SHEET

PURSUANT TO RULE 404(A) AND ITEM 501 OF REGULATION S-K, SHOWING THE LOCATION IN THE PROSPECTUS OF THE INFORMATION REQUIRED TO BE INCLUDED THEREIN IN ACCORDANCE
                            WITH PART I OF FORM S-4.

   FORM S-4 ITEM NUMBER AND CAPTION      LOCATION OR HEADING IN THE PROSPECTUS
   --------------------------------      -------------------------------------
  1. Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus......   Forepart of Registration Statement;
                                       Outside Front Cover Page of Prospectus
  2. Inside Front and Outside Back
      Cover Pages of Prospectus.....   Inside Front and Outside Back Cover
                                       Pages of Prospectus
  3. Risk Factors, Ratio of Earnings
      to Fixed Charges and Other
      Information...................   Forepart of Prospectus; Prospectus
                                       Summary; Risk Factors; Summary Pro Forma
                                       Financial Data; Summary Pro Forma
                                       Financial Data; Selected Consolidated
                                       Financial and Operating Information

  4. Terms of the Transaction.......   Prospectus Summary; The Exchange Offer;
                                       Description of Senior Notes; Certain
                                       Federal Income Tax Considerations; Risk
                                       Factors

  5. Pro Forma Financial
      Information...................   Selected Consolidated Financial and
                                       Operating Information; Summary Pro Forma
                                       Financial Data
  6. Material Contracts with Company
      Being Acquired................                       *

  7. Additional Information Required
      for Reoffering by Persons and                        *
      Parties Deemed to be
      Underwriters..................                       *
  8. Interests of Named Experts and
      Counsel.......................                       *
  9. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities...................                       *
 10. Information with Respect to S-3
      Registrants...................                       *
 11. Incorporation of Certain
      Information by Reference......                       *
 12. Information with Respect to S-2
      or S-3 Registrants............                       *
 13. Incorporation of Certain
      Information by Reference......
 14. Information with Respect to
      Registrants Other Than S-3 or
      S-2 Registrants...............   Prospectus Summary; Summary Pro Forma
                                       Financial Data; Selected Consolidated
                                       Financial and Operating Information;
                                       Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations; Business; Legislation and
                                       Regulation
 15. Information with Respect to S-3
      Companies.....................                       *
 16. Information with Respect to S-2
      or S-3 Companies..............                       *
 17. Information with Respect to
      Companies Other Than S-3 or S-
      2 Companies...................                       *
 18. Information if Proxies,
      Consents or Authorizations are
      to be Solicited...............                       *
 19. Information if Proxies,
      Consents or Authorizations are
      not to be Solicited or in an
      Exchange Offer................                       *

--------
* Item is omitted because the answer is negative or the item is inapplicable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR          +
+AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN + +FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT + +BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION + +STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO + +SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF + +THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD + +BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 16, 1997

                               OFFER TO EXCHANGE

                       11% SERIES B SENIOR NOTES DUE 2007
             FOR ANY AND ALL OUTSTANDING 11% SENIOR NOTES DUE 2007
                                       OF
                             TALTON HOLDINGS, INC.

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON       ,
                             1997, UNLESS EXTENDED

  Talton Holdings, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange a principal amount of 11% Series B Senior Notes due 2007 of the Registrants (the "New Notes") for an equal principal amount of the issued and outstanding 11% Senior Notes due 2007 (the "Old Notes," and collectively with the New Notes, the "Senior Notes"). Interest on the Senior Notes is payable semi-annually commencing January 1, 1998 with a final maturity date of June 30, 2007. As of the date of this Prospectus, $115,000,000 aggregate principal amount of the Old Notes is outstanding. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights and except that holders of New Notes are not entitled to receive an increase in interest rate that holders of the Old Notes are entitled to receive in certain circumstances. See "Description of Senior Notes--Exchange Offer; Registration Rights."

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                   The date of this Prospectus is     , 1997

  The Exchange Offer is being made to satisfy certain obligations of the Registrants under the Registration Rights Agreement, dated as of June 27, 1997, among the Company, the Subsidiary Guarantors (as defined and, together with the Company, the "Registrants"), and the Initial Purchaser (as defined) (the "Registration Rights Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes, and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes.

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") with respect to similar transactions, the Registrants believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes, and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Registrant has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date (as defined) or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution."

  The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the New Notes, see "Description of Senior Notes." There will be no cash proceeds to the Registrant from the Exchange Offer. The Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all current and future senior indebtedness of the Company and senior to all current and future subordinated indebtedness of the Company. The Subsidiary Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment with all current and future senior indebtedness of the Subsidiary Guarantors and senior to all current and future subordinated indebtedness of the Subsidiary Guarantors. The Senior Notes will be jointly and severally guaranteed (collectively, the "Subsidiary Guarantees"), by each direct and indirect Restricted Subsidiary (as defined) of the Company existing on the closing date of the Offering. As of the date of this Prospectus, the Company has only one Subsidiary that is not a Subsidiary Guarantor, and such Subsidiary has never had revenues or expenses and has no assets other than certain license applications and its initial paid-in capital of $1,000. As of the date of this Prospectus there is aggregate indebtedness of $600,000 of the Company's Subsidiaries that is effectively senior to the Senior Notes because the Company is a holding company. See "Risk Factors--Holding Company Structure."

  The Old Notes were originally issued and sold on June 27, 1997 in an offering of $115,000,000 aggregate principal amount of Old Notes (the "Offering"). The Offering was exempt from registration under the Securities Act under the exemptions provided by Rule 144A and Regulation S under, and
Section 4(2) of, the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise pledged, hypothecated, or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. BASED ON INTERPRETATIONS OF THE STAFF OF THE COMMISSION, "AFFILIATES" OF THE COMPANY (AS SUCH TERM IS DEFINED IN RULE 405 UNDER THE SECURITIES ACT) ARE PROHIBITED FROM TENDERING OLD NOTES IN THE EXCHANGE OFFER.

  The Registrants have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and, to the best of the Registrants' information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on       , 1997, unless extended (as
it may be so extended, the "Expiration Date"). The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

  Prior to this Exchange Offer, there has been no public market for the Senior Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their initial offering price. The Company does not intend to apply for listing of the New Notes on any securities exchange or in any automated quotation system. There can be no assurance that an active trading market for the New Notes will develop.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Offer, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy, and information statements and other information regarding registrants that file electronically with the Commission.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL ANY REGISTRANT ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION.

                              CORPORATE STRUCTURE

Talton Holdings, Inc.
  AmeriTel Pay Phones, Inc.(1)(2)
  Talton Telecommunications Corporation(1)(2)
    Talton Telecommunications of Carolina, Inc.(2)(3)
  Talton STC, Inc.(1)(2)
  Talton Invision, Inc.(1)(2)

  One Source Telecommunications, Inc.(1)(4)
--------
(1) Wholly owned by Talton Holdings, Inc.
(2) Subsidiary Guarantor.
(3) Wholly owned by Talton Telecommunications Corporation.

(4) Not a Subsidiary Guarantor.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including notes) appearing elsewhere in this Prospectus. Except as otherwise stated or unless the context otherwise requires, the information set forth in this Prospectus gives effect to the STC Acquisition (as defined), and references to the "Company" are to Talton Holdings, Inc. and its consolidated subsidiaries and the historical operations and activities of certain predecessor companies, including AmeriTel Pay Phones, Inc. ("AmeriTel") and Talton Telecommunications Corporation ("Talton Telecommunications"), each of which became wholly owned subsidiaries of the Company in December 1996, Tri-T, Inc. ("Tataka"), the inmate telecommunications operations of which were acquired by the Company in May 1997, and STC (as defined). References in this Prospectus to the "STC Acquisition" are to the acquisition by the Company of substantially all of the assets of Security Telecom Corporation, a Texas corporation ("STC"), and its affiliate Law Enforcement Technology, Inc. in a transaction that closed simultaneously with the closing of the Offering.

                                  THE COMPANY

  The Company is the largest independent provider of inmate telecommunications services to correctional facilities operated by city, county, and state authorities and other types of confinement facilities such as juvenile detention centers, private jails, and halfway houses. As of September 30, 1997, the Company owned and operated inmate telephones in 1,781 correctional facilities in 43 states. Management believes that the Company provides inmate telecommunications services to over 75% of the county correctional facilities in the states of Alabama, Illinois, Iowa, Kansas, Missouri, Nebraska, and Utah and to over 50% of the county correctional facilities in the states of Colorado, Idaho, Indiana, Kentucky, Minnesota, Mississippi, Montana, Ohio, Oklahoma, South Dakota, and Tennessee. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company generated pro forma operating revenues of $139.4 million and $102.4 million, respectively, and pro forma EBITDA (as defined) of $24.9 million and $15.0 million, respectively. Management estimates that the market for local and county correctional facilities exceeds $700,000,000 in gross revenues annually. Management estimates that approximately 55% of this market is controlled by RBOCs or other LECs and by IXCs (as defined). The remainder of this market is served by independent service providers such as the Company, with the Company accounting for approximately 50% of the market served by independent service providers. Management believes that no other independent provider accounts for more than 5% of the revenue derived from inmate telephone operations at local and county correctional facilities.

  The corrections industry has experienced dramatic growth over the last decade as a result of societal and political trends. Recent anti-crime legislation, including mandatory sentencing guidelines, limitations on parole, and spending authorizations for crime prevention and construction of additional correctional facilities have contributed to this industry growth. The U.S. has one of the highest incarceration rates of any country in the world. The number of inmates incarcerated in federal and state prisons and in city and county correctional facilities increased from approximately 1.1 million at June 30, 1990 to approximately 1.6 million at June 30, 1996, according to U.S. Department of Justice statistics.

  The inmate telecommunications industry is characterized by the specialized telecommunications systems and related services required to address the unique needs of the corrections industry. Security and public safety concerns associated with inmate telephone use require that correctional facilities have the ability to control inmate access to telephones and to certain telephone numbers, and to monitor inmate telephone activity. In addition, concerns regarding fraud and the credit quality of the parties billed for inmate telephone usage have also led to the development of systems and procedures unique to this industry. Inmate telephones in the U.S. are operated by a large and diverse group of service providers, including local exchange carriers ("LECs"), regional bell operating companies ("RBOCs"), interexchange carriers ("IXCs") such as AT&T, MCI, Sprint, and LDDS/Worldcom, and independent public pay telephone and inmate telephone companies.

  The Company's inmate telecommunications business consists of owning, operating, servicing, and maintaining a system of telephones located in correctional facilities and providing related services. The Company enters into multi-year agreements with the correctional facilities pursuant to which the Company serves as the exclusive provider of telecommunications services to inmates within each facility. In exchange for the exclusive service rights, the Company pays a negotiated commission to the correctional facility based upon actual inmate telephone use. Under the terms of the Company's agreements with correctional facilities, these commissions are a function of revenues generated from inmate telephone use. For the nine months ended September 30, 1997 pro forma facility commissions were approximately 28% of pro forma operating revenues. The Company installs and generally retains ownership of the telephones and related equipment. In addition, the Company provides services that are tailored to the specialized needs of the corrections industry and to the requirements of the individual correctional facility, such as a specialized law enforcement management system, call activity reporting, and call blocking. The Company also generates revenues from public pay telephones that are ancillary to its inmate telecommunications business.

  The Company was formed in November 1996 to consummate the acquisitions of AmeriTel and Talton Telecommunications, thereby combining the unique strengths of two recognized independent providers of inmate telecommunications services. The Company was formed by EUF Talton, L.P. ("EUF Talton"), an affiliate of Engles Urso Follmer Capital Corporation ("EUFCC"), a private investment banking and consulting firm, the principals of which are experienced in acquiring and integrating the operations of companies in consolidating industries. With the acquisition of AmeriTel, the Company acquired a management team with extensive experience in identifying, consummating, and integrating acquisitions in the inmate telecommunications industry; with Talton Telecommunications, the Company acquired a billing and bad-debt management system that management believes significantly reduces operating costs and affords the Company a competitive advantage in the industry. With the acquisition of STC, the Company augmented its information technology and services offered with, among other assets, a specialized law enforcement management information system ("LEMS"). The Company believes this system will be instrumental in retaining STC's customers and will assist the Company in retaining existing and obtaining new customers. On July 31, 1997, the Company acquired Correctional Communications Corporation ("CCC"). With this acquisition, the Company acquired CCC's proprietary call processor technology, which management believes will reduce the Company's installation and operating costs. CCC generated revenues of approximately $9.6 million in 1996. On October 6, 1997, the Company acquired substantially all of the inmate-telephone assets ("Invision") of Communications Central Inc. for $42.0 million, subject to adjustment and subject to a provision for working capital of approximately $1.2 million provided to the Company pursuant to the purchase agreement (the "Invision Acquisition"). Invision generated revenues of approximately $48.9 million in 1996.

                               BUSINESS STRATEGY

  The Company was formed to capitalize on consolidation opportunities that the Company believes exist within the highly fragmented inmate telecommunications industry. The Company's primary business objectives are to be a cost-efficient, high-quality provider of telecommunications services to correctional facilities in the U.S. and to continue to expand its installed base of inmate telephones. The Company has developed and is implementing the following strategies to meet these objectives:

  . Target the corrections industry with specialized products and services. The Company has developed specialized telecommunications systems and services to focus on the unique needs of the corrections industry. In addition to telecommunications services, the Company offers a computer-based law enforcement management system, which includes jail management, victim notification, and prisoner profile software packages.

    The Company markets its telecommunications system and services through a sales force consisting largely of former law enforcement officials and others with experience in the corrections and telecommunications industries. The Company also maintains a staff of trained field service technicians and independent telecommunications service contractors, which enables the Company to respond quickly (typically within 24 hours) to service interruptions. In each of the last three years, the Company has retained in excess of 95% of its beginning of the year customer base through contract extensions or renewals.

  . Reduce operating costs and bad-debt expense. The Company has developed a billing and bad-debt management system that management believes significantly reduces operating costs and affords the Company a competitive advantage in the inmate telecommunications industry. Management believes that, through the use of the Company's system, which was developed by Talton Telecommunications, the Company has achieved levels of billing and collection costs and bad-debt expense that are generally lower than those experienced by other competitors in the inmate telecommunications industry. Management is currently implementing this system throughout the Company's existing operations and intends to implement this system in future acquired operations.

   The Company also utilizes direct billing agreements with LECs to bill and collect a majority of its operating revenues. Under the direct billing agreements, the LEC includes charges for the Company's services on the local telephone bill sent to the recipient of inmate collect calls. Management believes that direct billing arrangements with LECs are advantageous because they eliminate the costs associated with third party billing arrangements that are utilized by a majority of independent inmate telecommunications companies, expedite the billing and collection process, increase collectibility, and reduce account charge-offs. As of November 30, 1996, the Company had negotiated direct billing agreements with BellSouth and GTE South, which enabled the Company to direct bill approximately 46% of its pro forma operating revenues. The increased telecommunications traffic that resulted from the combination of AmeriTel and Talton Telecommunications enabled the Company to enter into new direct billing arrangements, which, as of June 1997, enabled the Company to direct bill in excess of 85% of its operating revenues.

  . Expand through internal growth. The Company actively seeks to increase cash flow by installing additional telephones with current customers that are expanding and by securing new contracts. From January 1997 through September 1997, the Company signed 72 new contracts for facilities, including contracts for the state of Alaska and state of North Dakota prison systems and a new 1,500-bed facility in Ohio that is privately managed by Corrections Corporation of America ("CCA"). Through its sales force, the Company emphasizes the knowledge, experience, and reputation of the Company in the inmate telecommunications industry, its high level of service, and the additional specialized products and services offered by the Company to its correctional facility customers. Historically, the Company has focused on providing telecommunication services to small and medium-sized correctional facilities (typically city or county facilities with fewer than 250 beds). From June 30, 1990 to June 30, 1996, the inmate population in city and county jails increased at an average annual rate of approximately 4.2%, to approximately 518,000 of the 1.6 million individuals incarcerated in the U.S. The Company also intends to selectively pursue additional state and federal contracts that become available for bid.

   Management also believes that the growth of the private corrections industry provides the Company opportunities for further expansion. The private corrections industry has experienced dramatic growth over the last several years, with the rated capacity of privately managed adult correctional facilities in the U.S. increasing from 10,973 beds at December 31, 1989 to 77,584 beds at December 31, 1996, representing an annual growth rate of approximately 32.2%. As the largest provider of inmate telecommunication services to CCA, the largest private prison management company in the U.S., the Company believes it is positioned to continue to benefit from the growth in the private corrections industry.

  . Pursue selective consolidating acquisitions. Management believes that the inmate telecommunications industry is highly fragmented, which affords significant opportunities for consolidation. Independent inmate telephone companies are generally small, local, or regional operators that may lack the financial resources and infrastructure necessary to achieve the efficiencies and economies of scale necessary to develop new systems and services to compete effectively for new customers and, as such, present attractive acquisition opportunities for the Company. In addition, management believes that the Telecommunications Act of 1996 (the "Telecom Act"), which requires RBOCs to decouple their pay phone operations from their local telephone businesses, will contribute to the consolidation opportunities existing in the market.

   Management believes that the Company's experience in acquiring independent inmate telecommunication companies will be instrumental in identifying acquisition candidates, negotiating favorable terms, and integrating the acquired operations into the Company. Since January 1993, the Company has successfully completed 27 acquisitions ranging from the purchase of relatively small local inmate telecommunication service providers to the acquisition of larger groups of inmate facility telecommunications contracts and related assets, including those of Peoples Telephone Company, Inc. for a seven state region in the midwestern U.S. In May 1997, the Company acquired the inmate telecommunications operations of Tataka, the leading independent inmate telecommunications service provider in the state of Utah; on July 31, 1997, the Company acquired substantially all of the assets of CCC; and on October 6, 1997, the Company consummated the Invision Acquisition.

  . Increase geographic concentration/clustering. The Company seeks to increase market penetration in the states in which it operates. High market penetration contributes to operating efficiencies through economies of scale and enables the Company to provide better customer service and more meaningful call activity reports to its correctional facility customers. The Company currently serves all of the state operated correctional facilities and 63 of 72 county correctional facilities in Alabama, 83 of 95 county correctional facilities in Iowa, 82 of 94 county correctional facilities in Kansas, 104 of 108 county correctional facilities in Missouri, 52 of 67 county correctional facilities in Nebraska, 21 of 26 county correctional facilities in Utah, and over half of the county correctional facilities in Colorado, Minnesota, Mississippi, Oklahoma, and South Dakota.

  . Capitalize upon economies of scale. Management believes that the combination of AmeriTel and Talton Telecommunications, in addition to the completion of the STC Acquisition, has improved operating efficiencies, and that additional improvements in efficiency will result from future acquisitions. As a result of the increased telecommunications traffic and greater market leverage obtained by the Company in connection with its acquisitions of AmeriTel and Talton Telecommunications, the Company negotiated more favorable terms from its primary long distance carrier, LDDS/Worldcom, which has reduced the Company's long distance expenses. To the extent that the Company is successful in further increasing its telecommunications traffic through new installations or acquisitions, the Company expects to be able to negotiate even more favorable terms from its long distance providers. Management also believes that the continuing deregulation of local exchange services will enable the Company to negotiate more favorable rates from incumbent LECs and competitive local exchange carriers. In addition, management believes that the Company's existing infrastructure allows the Company to operate new and acquired inmate telephones in its existing markets without significant incremental field service, collection, and other general and administrative costs. Management believes that the expansion of the Company's installed base of inmate telephones will also allow the Company to enter into additional direct billing agreements, thereby decreasing billing and collection costs and bad-debt expense, and increasing the effectiveness of the Company's call validation process.

  The Company's executive offices are located at 1209 W. North Carrier Parkway, Suite 300, Grand Prairie, Texas 75050. The phone number for the Company is
(972) 988-3737.

                               THE EXCHANGE OFFER


Securities Offered..........  Up to $115,000,000 aggregate principal amount of
                              11% Series B Senior Notes due 2007 of the Company (the "New Notes," and collectively with the Old Notes, the "Senior Notes"). The terms of the New Notes and the Old Notes are identical in all ma-terial respects, except for certain transfer re-strictions, registration rights, and interest payments relating to the Old Notes that will not apply to the New Notes. See "Description of Se-nior Notes."


The Exchange Offer..........  The Company is offering to exchange a principal amount of New Notes for an equal principal amount of Old Notes. See "The Exchange Offer" for a de-scription of the procedures for tendering Old Notes. The Exchange Offer satisfies the registra-tion obligations of the Registrants under the Registration Rights Agreement. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Ex-change Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the re-strictions on transfer contained in the legend on the Old Notes.

Tenders, Expiration Date;
Withdrawal..................  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on      , 1997, or such later
                              date and time to which it is extended. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn and retendered at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.
Federal Income Tax
Considerations..............  The Exchange Offer will not result in any income, gain, or loss to the holders of Senior Notes or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange of New Notes for the Old Notes pursuant to the Exchange Offer.

Exchange Agent..............  U.S. Trust Company of Texas, N.A., the Trustee
                              under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Ex-change Offer.

          CONSEQUENCES OF EXCHANGING OR FAILURE TO EXCHANGE OLD NOTES
                         PURSUANT TO THE EXCHANGE OFFER

  Generally, holders of Old Notes that exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer their New Notes for resale, resell their New Notes, and otherwise transfer their New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, such holders have no arrangement with any person to participate in a distribution of such New Notes, and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. BASED ON INTERPRETATIONS OF THE STAFF OF THE COMMISSION, "AFFILIATES" OF THE COMPANY (AS SUCH TERM IS DEFINED IN RULE 405 UNDER THE SECURITIES ACT) ARE PROHIBITED FROM TENDERING OLD NOTES IN THE EXCHANGE OFFER. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes, and accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes. In general, Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange."

                      SUMMARY DESCRIPTION OF SENIOR NOTES

Securities Offered..........  Up to $115,000,000 principal amount of 11% Series
                              B Senior Notes due 2007 of the Company. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions, registration rights, and interest payments relating to the Old Notes, which will not apply to the New Notes. See "De-scription of Senior Notes."

Maturity....................  June 30, 2007

Interest....................  The Senior Notes will bear interest at the rate of 11% per annum, payable semi-annually in cash in arrears on January 1 and July 1 of each year, commencing January 1, 1998.

Subsidiary Guarantees.......
                              The Senior Notes will be jointly and severally guaranteed (collectively, the "Subsidiary Guaran-tees"), by each direct and indirect Restricted Subsidiary (as defined) of the Company existing on the closing date of the Offering (the "Closing Date") and by all other Restricted Subsidiaries of the Company formed or acquired thereafter (collectively the "Subsidiary Guarantors"). As of the date of this Prospectus, the Company has only one Subsidiary that is not a Subsidiary Guaran-tor, and such Subsidiary has never had revenues or expenses and has no assets other than certain license applications and its initial paid-in cap-ital of $1,000. The Subsidiary Guarantors' lia-bility under the Subsidiary Guarantees will be limited as described in this Prospectus, and the Subsidiary Guarantees will be released automati-cally in connection with certain asset sales and dispositions. See "Description of Notes--Subsidi-ary Guarantees."

Ranking.....................  The Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all current and future senior indebtedness of the Company and senior to all current and future subordinated indebtedness of the Company. The Subsidiary Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment with all current and future senior indebtedness of the Subsidiary Guarantors and senior to all current and future subordinated indebtedness of the Subsidiary Guarantors. The Company's subsidiaries (the "Subsidiaries") will be parties to the Senior Credit Facility and all obligations under the Senior Credit Facility will be secured by a first priority lien on substantially all of the assets of the Company (including the capital stock of the Subsidiaries) and such Subsidiaries. Although on the date of this Prospectus there is no secured indebtedness of the Company or the Subsidiary Guarantors that ranks senior to the Senior Notes and the Subsidiary Guarantees, the Indenture permits the Company and its Subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. As of the date of this Prospectus there is aggregate indebtedness of $600,000 of the Company's Subsidiaries that is effectively senior to the Senior Notes because the Company is a holding company. See "Risk Factors--Holding Company Structure."

Optional Redemption.........  At any time on or after June 30, 2002, the Senior
                              Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus plus accrued and unpaid interest, if any, to the date of re-demption. Notwithstanding the foregoing, at any time prior to June 30, 2000, the Company may re-deem up to 30% of the original aggregate princi-pal amount of the Senior Notes with the net cash proceeds of one or more Equity Offerings at a re-demption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, that, after any such redemption, at least $80,000,000 aggregate principal amount of Senior Notes originally issued remains outstanding. See "Description of Senior Notes--Optional Redemp-tion."

Change of Control...........  Upon a Change of Control, the Company will be re-
                              quired to offer to purchase the Notes at a pur-chase price in cash equal to 101% of the aggre-gate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Senior Notes--Change of Con-trol Offer." The failure to redeem the Senior Notes upon the occurrence of a Change of Control as required by the Indenture would constitute a Default under the Indenture. A "Change of Con-trol" is defined by the Indenture to include cer-tain dispositions of all or substantially all the assets of the Company; adoption of a plan of dis-solution or liquidation by the Company; consumma-tion of certain transactions that result in cer-tain third parties acquiring beneficial ownership of more than 50% of the Voting Stock (as defined) of the Company; or a change in the membership of the Board of Directors of the Company resulting in a majority of the directors of the Company not being Continuing Directors (as defined). For a detailed description of "Change of Control" see "Description of Senior Notes--Certain Defini-tions." Certain events involving a Change of Con-trol may result in an event of default under the Senior Credit Facility and may result in an event of default under other indebtedness of the Com-pany that may be incurred in the future. An event of default under the Senior Credit Facility or other indebtedness could result in an accelera-tion of such indebtedness, in which case the Se-nior Notes would be effectively subordinated to such other secured indebtedness to the extent of any liens securing such other indebtedness. See "Description of Senior Notes--Change of Control Offer" and "Description of Other Indebtedness-- Senior Credit Facility." Under New York law, which governs the Indenture, it is not clear which transactions would constitute a sale of "all or substantially all of the assets" of the Company. See "Risk Factors--Repurchase of Senior Notes Upon a Change of Control." There can be no assurance that the Company would have sufficient resources to repurchase the Senior Notes and pay its obligations under the Senior Credit Facility or other indebtedness upon the occurrence of a Change of Control.

Certain Covenants...........  The indenture governing the Notes (the "Inden-
                              ture") contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (i) to pay the dividends and make other Restricted Payments (as defined) or investments; (ii) to incur additional Indebtedness; (iii) to incur certain liens; (iv) to enter into transactions with Affiliates (as defined); (v) to engage in sale- leaseback trans-actions; (vi) to issue stock of Restricted Sub-sidiaries to third parties; (vii) to enter into agreements restricting the ability of Restricted Subsidiaries to pay dividends and make distribu-tions; (viii) to merge or consolidate with any other entity; and (ix) to transfer or sell as-sets. In addition, under certain circumstances, the Company will be required to offer to purchase Senior Notes at a price equal to 100% of the principal amount of such Senior Notes, plus ac-crued and unpaid interest, if any, to the date of purchase with the Net Proceeds (as defined) of certain Asset Sales (as defined). These covenants are subject to a number of important exceptions. See "Description of Senior Notes--Certain Cove-nants."

Use of Proceeds.............
                              There will be no proceeds to the Company from the exchange of New Notes for the Old Notes pursuant to the Exchange Offer.

                                  RISK FACTORS

  Prospective participants in the Exchange Offer should consider all of the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth under "Risk Factors."

              SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)

  The following unaudited summary pro forma financial and operating data for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to (i) the acquisitions of AmeriTel, Talton Telecommunications, and Tataka; (ii) the STC Acquisition; (iii) the CCC Acquisition; (iv) the Invision Acquisition; and (v) the Offering and the application of the net proceeds therefrom, as if all such transactions had been consummated on January 1, 1996. The pro forma balance sheet data gives effect to the Invision Acquisition, as if such transaction had been consummated on September 30, 1997. The summary pro forma financial data is for illustrative purposes only and should not be viewed as a projection or forecast of the Company's performance for any future period. Such pro forma data should be read in conjunction with "Pro Forma Financial Data"; "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and the financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
PRO FORMA OPERATING DATA:
Operating revenues...................................   $139,369     $102,474
Operating expenses:
  Telecommunication costs............................     60,069       45,368
  Facility commissions...............................     36,723       28,564
  Field operations and maintenance...................      5,451        5,162
  Selling, general, and administrative...............     12,085        9,332
  Depreciation.......................................      2,660        1,995
  Amortization of intangibles........................     20,861       15,646
  Non-recurring expenses.............................        250          --
                                                        --------     --------
    Total operating expenses.........................    138,099      106,067
                                                        --------     --------
Operating income (loss)..............................      1,270       (3,593)
Other (income) expense:
  Interest expense, net..............................     14,995       11,246
  Other, net.........................................       (116)        (985)
                                                        --------     --------
    Total other (income) expense.....................     14,879       10,261
Income (loss) before income taxes....................    (13,609)     (13,854)
Income tax expense...................................        --           --
                                                        --------     --------
Income (loss) from continuing operations.............   $(13,609)    $(13,854)
                                                        ========     ========
OTHER PRO FORMA DATA:
  EBITDA(1)..........................................   $ 24,907     $ 15,033
  Capital Expenditures(2)............................      7,828        7,402
  Ratio of EBITDA to net cash interest expense.......        1.7          1.3

                                                                 PRO FORMA AT
                                                              SEPTEMBER 30, 1997
                                                              ------------------
PRO FORMA BALANCE SHEET DATA:
  Cash and cash equivalents..................................      $    --
  Total assets...............................................       153,393
  Total debt (including current maturities)..................       139,810
  Total stockholders' deficit................................        (2,185)

                                               (see notes on the following page)

          NOTES TO SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)

(1) For the purposes of this Prospectus, EBITDA means income before interest, income taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income, or cash flow as an indicator of the Company's operating performance. Pro forma EBITDA reflects the following adjustments:

                                                                   NINE MONTHS
                                                      YEAR ENDED      ENDED
                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
   EBITDA on a historical pro forma basis before
    pro forma adjustments..........................    $16,769       $11,836
   Pro forma adjustments:
     Billing and collection savings................      4,146         1,801
     Long distance savings.........................      3,027         1,063
     Elimination of selling, general, and
      administrative costs of acquired businesses..        512           345
     Elimination of non-recurring expenses.........        434            --
     Elimination of minority interest..............         19           (12)
                                                       -------       -------
   Pro forma EBITDA................................    $24,907       $15,033
                                                       =======       =======


  Although management believes that revenue enhancements, additional cost reductions, and operating expense synergies will be realized after the Company has integrated the acquired businesses and has consolidated administrative functions, including (i) increased revenues resulting from increases in tariff rates during 1996; (ii) increases in call blocking limits at Invision that were substantially lowered by Invision in late 1996; and (iii) reductions in bad-debt expense resulting from the full implementation of Talton Telecommunications' billing and bad-debt management system, these and other possible synergies in overhead expenses have not been reflected in the pro forma financial data. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenue and Cost Synergies" for the effects of these synergies on the financial performance of the Company.

(2) Capital expenditures include only amounts expended for purchase of property and equipment and the installation of facility contracts.

                       SUMMARY HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

  Effective December 1, 1996, the Company became the holding company for the operations of AmeriTel and Talton Telecommunications. The Company accounted for these acquisitions using the purchase method of accounting. Accordingly, the Company's consolidated financial statements include the operations of AmeriTel and Talton Telecommunications only for periods after December 1, 1996.

  The following consolidated financial data for the Company for the one month ended December 31, 1996 and combined financial data of AmeriTel and Talton Telecommunications for the years ended December 31, 1994 and 1995 and for the eleven months ended November 30, 1996, have been derived from the audited consolidated financial statements of the Company and AmeriTel and Talton Telecommunications. The financial data do not purport to indicate results of operations as of any future date or for any future period. The combined financial data of the Company's predecessors for the nine months ended September 30, 1996 and the consolidated financial data of the Company for the nine months ended September 30, 1997 are unaudited and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly the combined or consolidated financial statements for such periods. Such summary historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                         COMBINED
                              COMBINED PREDECESSORS       THE COMPANY  PREDECESSORS   THE COMPANY
                          ------------------------------- ------------ ------------- -------------
                            YEARS ENDED     ELEVEN MONTHS  ONE MONTH    NINE MONTHS   NINE MONTHS
                           DECEMBER 31,         ENDED        ENDED         ENDED         ENDED
                          ----------------  NOVEMBER 30,  DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                           1994     1995        1996          1996         1996          1997
                          -------  -------  ------------- ------------ ------------- -------------
                                                                               (UNAUDITED)
OPERATING DATA:
Operating revenues......  $23,892  $40,326     $53,663      $ 5,506       $42,890       $53,407
Operating expenses:
 Telecommunication
  costs.................   11,761   18,673      23,317        2,299        19,155        21,571
 Facility commissions...    3,901    9,595      13,962        1,455        11,197        14,419
 Field operations and
  maintenance...........    1,044    1,467       1,816          219         1,352         2,373
 Selling, general, and
  administrative........    2,571    4,089       3,921          372         3,002         4,462
 Depreciation...........      965    1,359       1,538          111         1,145         1,072
 Amortization of intan-
  gibles................    1,392    1,605       1,746          741         1,412         7,788
 Non-recurring ex-
  penses................      --       --          684          --            --            --
                          -------  -------     -------      -------       -------       -------
 Total operating ex-
  penses................   21,634   36,788      46,984        5,197        37,263        51,685
                          -------  -------     -------      -------       -------       -------
Operating income........    2,258    3,538       6,679          309         5,627         1,722
Other (income) expense:
 Interest expense, net..      745    1,360       1,469          612         1,210         7,320
 Other, net.............     (134)     (52)         27          (20)          236          (126)
                          -------  -------     -------      -------       -------       -------
 Total other expense....      611    1,308       1,496          592         1,446         7,194
                          -------  -------     -------      -------       -------       -------
Income (loss) before
 income taxes and
 extraordinary loss.....    1,647    2,230       5,183         (283)        4,181        (5,472)
Income tax expense
 (benefit)..............      (11)     891       1,917          (23)        1,572          (657)
                          -------  -------     -------      -------       -------       -------
Income (loss) before
 extraordinary loss.....    1,658    1,339       3,266         (260)        2,609        (4,815)
Extraordinary loss......      --       --           52          --            --          4,396
                          -------  -------     -------      -------       -------       -------
Net Income (loss).......  $ 1,658  $ 1,339     $ 3,214      $  (260)      $ 2,608       $(9,211)
                          =======  =======     =======      =======       =======       =======
OTHER DATA:
EBITDA(1)...............  $ 4,749  $ 6,554     $ 9,936      $ 1,181       $ 7,948       $10,708
Net cash provided (used)
 by operating activi-
 ties:..................    4,413    4,809       5,883       (1,419)        6,380         1,048
Net cash provided (used)
 by investing activi-
 ties:..................   (9,976)  (8,022)     (7,515)     (47,252)       (5,692)      (27,726)
Net cash provided (used)
 by financing activi-
 ties:..................    5,700    4,087         870       48,966        (1,838)       42,971
Capital expendi-
 tures(2)...............    3,223    4,669       2,804          269           993         4,457

                                                                AT SEPTEMBER 30,
                                                                      1997
                                                                ----------------
BALANCE SHEET DATA:
Cash and cash equivalents......................................     $ 16,588
Total assets...................................................      129,181
Total debt (including current maturities)......................      131,366
Total stockholders' deficit....................................       (2,185)

                                               (see notes on the following page)

                   NOTES TO SUMMARY HISTORICAL FINANCIAL DATA

(1) For purposes of this Prospectus, EBITDA means income before interest, income taxes, depreciation, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income, or cash flow as an indicator of the Company's operating performance.
(2) Capital expenditures includes only amounts expended for purchases of property and equipment and the installation of facility contracts.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business in connection with the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes. Based on interpretations of the staff of the Commission, "affiliates" of the Company (as such term is defined in Rule 405 under the Securities Act) are prohibited from tendering Old Notes in the Exchange Offer. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes, and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrants are required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.

ABSENCE OF A PUBLIC MARKET

  Prior to this Exchange Offer, there has been no public market for the Old Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

  The Company has significant debt and debt service obligations. At September 30, 1997, the Company had approximately $115.6 million of long-term debt outstanding (including current maturities). In addition, for the nine months ended September 30, 1997, the Company's earnings were insufficient to cover fixed charges by approximately $5.5 million. After giving effect to the acquisition of Tataka, the STC Acquisition, the CCC Acquisition, the Invision Acquisition, the Offering, and the application of the net proceeds therefrom, the Company has, as of September 30, 1997, on a pro forma basis $139.8 million of long-term debt (including current maturities) and a deficit in stockholders' equity of $2.2 million.

  The significant leverage of the Company will have several important consequences to holders of the Senior Notes, including, but not limited to, the following: (i) the Company will incur significant interest expense and principal repayment obligations in connection with the Senior Notes, the Senior Credit Facility, and other permitted indebtedness thereby reducing the funds available for its operations, capital expenditures, and other purposes;
(ii) the Company's leveraged position and the covenants contained in the Senior Credit Facility and the Indenture will limit the Company's ability to obtain additional financing and dispose of assets; and (iii) the Company's substantial leverage may make it more vulnerable to economic fluctuations, limit its ability to withstand competitive pressures, and reduce its flexibility in responding to changing business and economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Senior Notes."

  The Company will be required to pay the principal of the Senior Notes at maturity in 2007. The Company's ability to make scheduled principal payments or to refinance its obligations with respect to its indebtedness, and to pay interest thereon, will depend on its financial and operating performance, which in turn is subject to prevailing economic conditions and to certain financial, business, and other factors beyond its control.

  The Senior Credit Facility and the Indenture contain numerous restrictive covenants including, among others, limitations on the ability of the Company to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, or to merge or consolidate with another entity. The Senior Credit Facility also requires the Company to meet certain financial tests on a consolidated basis, some of which may be more restrictive in future years. The Company's failure to comply with its obligations under the Senior Credit Facility or the Indenture, or in agreements relating to indebtedness incurred in the future, could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under other financing arrangements that may contain cross-acceleration or cross-default provisions. In addition, because interest under the Company's Senior Credit Facility accrues at floating rates, the Company remains subject to interest rate risk with respect to a significant portion of its indebtedness.

  The Senior Notes are and will be senior obligations of the Company ranking pari passu in right of payment with all current and future senior indebtedness of the Company, including indebtedness under the Senior Credit Facility and any refinancing of the Senior Credit Facility. The Senior Notes are and will be unsecured obligations, however, and substantially all of the assets of the Company (including the capital stock of the Subsidiaries) and the Subsidiaries will be pledged to secure the obligations of the Company and its Subsidiaries under the Senior Credit Facility. Indebtedness under the Senior Credit Facility and any other current and future secured indebtedness of the Company will effectively rank senior to the Senior Notes to the extent of the collateral securing such indebtedness in the event of a realization upon the collateral or a dissolution, liquidation, reorganization, or similar proceeding related to the Company. After any such realization or proceeding, there can be no assurance that there will be sufficient proceeds or other assets available for holders of the Senior Notes to recover all or any portion of their claims against the Company under the Senior Notes and the Indenture. See "Capitalization"; "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources"; "Description of the Other Indebtedness--Senior Credit Facility"; and "Description of Senior Notes."

HOLDING COMPANY STRUCTURE

  The Company is a holding company, the assets of which consist principally of the stock of its Subsidiaries, through which it conducts substantially all of its operations. The Company's ability to pay interest on the Senior Notes and to satisfy its other obligations will depend upon dividends or other distributions of funds from its Subsidiaries. The Company's Subsidiaries are distinct legal entities, and the rights of holders of the Senior Notes against the Subsidiary Guarantors will be subject to the rights of the Subsidiary Guarantors' creditors, to the extent senior to the obligations of the Subsidiary Guarantors. The future operating performance of its Subsidiaries will be affected by economic conditions, and financial, business, and other factors, many of which are beyond the Company's control. As of the date of this Prospectus there is aggregate indebtedness of $600,000 of the Company's Subsidiaries that is effectively senior to the Senior Notes because the Company is a holding company. The Company has pledged all of the outstanding capital stock of its Subsidiaries to secure its obligations under the Senior Credit Facility. The Senior Credit Facility and all obligations thereunder are also secured by a first priority lien on substantially all of the assets of the Company's Subsidiaries, including future Subsidiaries. There can be no assurance that the operating cash flow of the Company's Subsidiaries will be sufficient to meet the Company's operating expenses and debt service obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  The Company is pursuing a strategy of expanding its installed base of inmate telephones through acquisitions of inmate telecommunications service providers. The Company evaluates specific acquisition opportunities based on market conditions and economic factors existing at the time and intends to pursue favorable opportunities as they arise. The Company may encounter increased competition for acquisitions in the future, which could result in acquisition prices the Company does not consider acceptable. There can be no assurance that the Company will find suitable acquisition candidates at acceptable prices, have sufficient available capital resources to realize its acquisition strategy, be successful in entering into definitive agreements for desired acquisitions, or that any such acquisitions, if consummated, will prove to be advantageous to the Company. See "--Substantial Leverage; Restrictive Covenants"; "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and "Business--Business Strategy."

  The success of the Company's acquisition strategy is also dependent on the ability of the Company to integrate acquired operations into the Company's existing operations. The Company is in the process of integrating the operations of AmeriTel, Talton Telecommunications, Tataka, STC, CCC, and Invision. There can be no assurance that the integration of these operations and future acquired operations will not require the investment of capital or result in unforeseen difficulties or absorb significant management resources at levels higher than that anticipated by management, or that the Company will realize meaningful economies of scale or operating efficiencies from its acquisitions. The failure of the Company to successfully integrate acquired operations could have a material adverse effect on the Company. See "Business--Business Strategy."

REGULATORY FACTORS

  The inmate telecommunications industry is regulated by both the Federal Communications Commission (the "FCC") and state public utility commissions. The Company's operations are also significantly affected by the regulation of other telecommunications businesses, including LECs and IXCs. Changes in the laws and regulations governing the Company's business or other telecommunications businesses could have a material adverse effect on the Company.

  At the federal level, the industry is currently in a period of substantial regulatory change in the aftermath of the Telecom Act, which, among other things, directed the FCC to change the regulatory framework of the pay telephone industry, including the inmate telephone industry. Because the FCC is still in the process of implementing its new regulations, and because several aspects of rule changes proposed by the FCC are subject to requests for reconsideration, clarification, and final resolution in related proceedings, as well as pending court challenges, the ultimate effect of regulatory changes on the Company's business is uncertain. In particular, whether the FCC's rules designed to eliminate subsidization and discrimination by the LECs prove to be effective will significantly affect the level of competition faced by the Company in the inmate telecommunications market. Similarly, because the rules have only recently been adopted, it is too early to assess the LECs' competitive responses to them. See "Business--Regulation-- Federal Regulation."

  Under the Billed Party Preference ("BPP") proposal currently pending before the FCC, the Company could be prohibited from carrying many interstate collect calls made on the Company's inmate telephones, which could substantially reduce the Company's operating revenues. Any such reduction in the Company's operating revenues could have a material adverse effect on the Company. See "Business--Regulation."

  In addition to federal regulation, many states have set maximum rates that can be charged for inmate collect calls. Because collect calls are generally the only form of calling permitted from inmate telephones, a reduction in the maximum rates that may be charged by the Company could have a material adverse effect on the Company. See "Business--Regulation."

COMPETITION

  The businesses in which the Company operates are highly competitive. The Company competes with numerous providers of inmate telephone services, LECs, RBOCs, IXCs, including major long distance carriers such as AT&T, MCI, Sprint, and LDDS/Worldcom, and independent public pay telephone and inmate telephone companies. Many of the Company's competitors are larger and better capitalized and have significantly greater financial resources available than the Company. The Company believes that the principal competitive factors in the inmate telecommunications market are (i) system features and functionality; (ii) system reliability and service; (iii) the ability to customize inmate call processing systems to the specifications and needs of the particular correctional facility; (iv) relationships with correctional facilities; and
(v) rates of commissions paid to the correctional facilities.

  Historically, federal and state facilities, which are generally bid on a system-wide basis, have been served by RBOCs, large LECs, and IXCs, which are able to leverage their existing systems and infrastructure to serve these large, high volume customers without the need for additional, significant capital expenditures. These same service providers, however, have generally not focused on the smaller city and county correctional systems, which are typically negotiated on a facility-by-facility basis. As a result, a significant portion of city and county correctional facilities, which constitute a substantial majority of the Company's customers, is served by independent inmate telephone and independent public pay telephone companies. A decision by RBOCs, large LECs, and major long distance companies to pursue actively contracts with city and county correctional facilities could have a material adverse effect on the Company. See "Business--Business Strategy" and "Business--Competition."

GOVERNMENTAL ENTITIES AS CUSTOMERS

  The Company's customers include state and local governmental entities responsible for the administration and operation of correctional facilities. The Company is subject, therefore, to the administrative policies and procedures employed by, and the regulations that govern the activities of, these governmental entities, including policies, procedures, and regulations concerning the procurement and retention of contract rights and the provision of services. There can be no assurance that the Company's operations will not be adversely affected by the policies and procedures employed by, or the regulations that govern the activities of, these governmental entities or that the Company will not be limited in its ability to secure additional customer contracts, renew existing customer contracts, or consummate acquisitions as a result of such policies, procedures, and regulations.

CONCENTRATION OF ACCOUNTS

  The Company serves the entire corrections system operated by the state of Alabama. Pro forma operating revenues from the State of Alabama totaled approximately $12.8 million and $8.8 million, respectively, for the fiscal year ended December 31, 1996 and the nine months ended September 30, 1997, or 9.2% and 8.6%, respectively, of the Company's pro forma operating revenues for such periods. The Company's contract with the state of Alabama expires in March 1998. The loss of the state of Alabama as a customer could have a material adverse effect on the Company. In addition, the Company is the largest provider of inmate telecommunication services to CCA, a private operator of correctional facilities. Aggregate pro forma revenues from CCA under these contracts, which are terminable upon 30 days' notice, totaled approximately $6.6 million and $9.0 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, representing 4.7% and 8.8% of the Company's pro forma operating revenues for such periods, respectively. The loss of CCA as a customer could have a material adverse effect on the Company. See "--Provision of Inmate Telecommunications Services by Private Operators of Correctional Facilities" and "Business--Competition."

DEPENDENCE ON EQUIPMENT VENDORS

  The Company obtains the telecommunications equipment used in its operations from several equipment vendors. Because the Company does not manufacture its own equipment, the Company is dependent on these vendors for replacement parts and technical service and support on its existing equipment. Although there are alternative sources for equipment in the market, the inability of more than one of the Company's equipment vendors to provide replacement parts, service, or support to the Company could cause an interruption in the services offered by the Company. Any prolonged interruption of the Company's services could have a material adverse effect on the Company.

TECHNOLOGICAL CHANGE AND NEW SERVICES

  The telecommunications industry has been characterized by rapid technological advancements, frequent new service introductions, and evolving industry standards. Management believes that its future success will depend on its ability to anticipate and respond to such changes and new technology. There can be no assurance that the Company will not be materially adversely affected by the introduction and acceptance of new technology.

PROVISION OF INMATE TELECOMMUNICATIONS SERVICES BY PRIVATE OPERATORS OF CORRECTIONAL FACILITIES

  The private corrections industry has experienced dramatic growth over the last several years and is expected to continue to grow for the foreseeable future. At present, private operators of correctional facilities generally do not operate their own inmate telecommunications systems. Although the growth of this industry presents opportunities to the Company, the utilization by private operators of correctional facilities of their own inmate telecommunications system could have a material adverse effect on the Company. See "--Concentration of Accounts" and "Business--Industry Overview."

SERVICE INTERRUPTIONS; EQUIPMENT FAILURES

  The Company's operations require that its equipment and the equipment of its service providers be operational 24 hours per day, 365 days per year. As is the case with other telecommunications companies, the Company's operations may experience temporary service interruptions or equipment failures, which may result from causes beyond the Company's control. Any such prolonged event could have a material adverse effect on the Company.

RELIANCE ON KEY PERSONNEL

  The Company is dependent on the efforts of certain of its officers and other senior management personnel. The Company is implementing strategies that involve targeting the corrections industry with specialized products and services; reducing operating costs and bad-debt expense; expanding through internal growth; pursuing consolidating acquisitions; and capitalizing on economies of scale. The officers and senior management of the Company have experience in implementing various aspects of these strategies. The Company believes that it would be difficult to replace the expertise and experience of such persons in the event that the services of one or more such persons were to become unavailable. Accordingly, the loss of the services of one or more of these individuals could have a material adverse effect on the Company and its ability to implement such strategies and to achieve its goals. In addition, the failure of the Company to attract and retain additional management to support its business strategy could also have a material adverse effect on the Company. See "Management."

FRAUDULENT CONVEYANCE RISKS

  The Company's obligations under the Senior Notes will be guaranteed, jointly and severally, on a senior unsecured basis by each of the Subsidiary Guarantors. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be applied by a court on behalf of any unpaid creditor or a representative of the Company's creditors in a lawsuit to subordinate or avoid the Senior Notes or any Subsidiary Guarantee in favor of other current or future creditors of the Company or a Subsidiary Guarantor. Based upon financial and other information currently available to it, management believes that the Senior Notes and the Subsidiary Guarantees are being incurred for proper purposes and in good faith, and that the Company and each of the Subsidiary Guarantors (i) is solvent and will continue to be solvent after issuing the Senior Notes or its Subsidiary Guarantee, as the case may be; (ii) will have sufficient capital for carrying on its business after such issuance; and (iii) will be able to pay its debts as they mature. Notwithstanding management's belief, if a court were to find that (i) the indebtedness represented by the Senior Notes or a Subsidiary Guarantee was incurred with intent to hinder, delay, or defraud any present or future creditor of the Company or the Subsidiary Guarantor, as the case may be, or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of other creditors; or (ii) the Company or a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Senior Notes or a Subsidiary Guarantee, as the case may be, and the Company or a Subsidiary Guarantor (a) was insolvent, (b) was rendered insolvent by reason of the issuance of the Senior Notes or a Subsidiary Guarantee, (c) was engaged or about to engage in business or a transaction for which the remaining assets of the Company or such Subsidiary Guarantor constitute unreasonably small capital to carry on its business, (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, or (e) was a defendant in an action for money damages or had a judgment for money damages docketed against it (if in either case, after final judgment, the judgment is unsatisfied), then in each such case, a court could avoid or subordinate the Senior Notes or the Subsidiary Guarantee in favor of other creditors of the Company or a Subsidiary Guarantor, as the case may be. Among other things, a legal challenge of the Senior Notes or a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Company or the Subsidiary Guarantor as a result of the issuance by the Company of the Senior Notes and the execution by a Subsidiary Guarantor of a Subsidiary Guaranty.

  To the extent that any Subsidiary Guarantee were avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Senior Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Senior Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Senior Notes relating to any voided Subsidiary Guarantee. See "Capitalization"; "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources"; and "Description of Senior Notes--Subsidiary Guarantees."

REPURCHASE OF SENIOR NOTES UPON CHANGE OF CONTROL

  Upon a Change of Control, the Company will be required to make an offer to repurchase all or any part of the Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. Certain events involving a Change of Control may result in an event of default under the Senior Credit Facility and may result in an event of default under other indebtedness of the Company that may be incurred in the future. An event of default under the Senior Credit Facility or other indebtedness could result in an acceleration of such indebtedness, in which case the Senior Notes would be effectively subordinated to such other secured indebtedness to the extent of any liens securing such other indebtedness. See "Description of Senior Notes--Change of Control Offer" and "Description of Other Indebtedness--Senior Credit Facility." There can be no assurance that the Company would have sufficient resources to repurchase the Senior Notes and pay its obligations under the Senior Credit Facility or other indebtedness upon the occurrence of a Change of Control. These may be deemed to have anti-takeover effects and may delay, defer, or prevent a merger, tender offer, or other takeover attempt. The failure to redeem the Senior Notes upon the occurrence of a Change of Control as required by the Indenture would constitute a Default under the Indenture. A "Change of Control" is defined by the Indenture to include certain dispositions of all or substantially all the assets of the Company; adoption of a plan of dissolution or liquidation by the Company; consummation of certain transactions that result in certain third parties acquiring beneficial ownership of more than 50% of the Voting Stock (as defined) of the Company; or a change in the membership of the Board of Directors of the Company resulting in a majority of the directors of the Company not being Continuing Directors (as defined). For a detailed description of "Change of Control" see "Description of Senior Notes--Certain Definitions."

  Under New York law, which governs the Indenture, it is not clear which transactions will constitute a disposition of "all or substantially all" of the assets of the Company. The Company is not aware of any controlling legal precedent interpreting this phrase. In other contexts, the courts of the State of New York have indicated that for a transaction to involve a transfer of "all or substantially all the assets" of a New York business corporation, the sale must be one that is not "in the normal operation of [the corporation's] business" and that a disposition of "all or substantially all the assets" of a corporation will result when a corporation disposes of its business so as to virtually end its historic business or to "practically dissolve." It is not clear whether a court would apply these same standards in the context of the Indenture provisions involving a disposition of "all or substantially all the assets" of the Company. Accordingly, under the law governing the Indenture there is some uncertainty with respect to whether certain substantial asset transfers would constitute a "Change of Control."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  On June 27, 1997, the Company issued $115,000,000 aggregate principal amount of Old Notes to CIBC Wood Gundy Securities Corp. (the "Initial Purchaser"). The issuance was not registered under the Securities Act in reliance upon the exemption under Rule 144 and Regulation S under, and Section 4(2) of, the Securities Act. In connection with the issuance and sale of the Old Notes, the Registrants entered into the Registration Rights Agreement, which requires the Registrants to cause the Old Notes to be registered under the Securities Act or to file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Notes, to use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Registrants' obligations under the Registration Rights Agreement.

  Based on no-action letters issued by the staff of the Commission to third parties, the Registrants believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes, and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined). The Company will issue a principal amount of New Notes in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date.

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions, registration rights, and interest payments relating to the Old Notes, which will not apply to the New Notes. See "Description of Senior Notes." The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

  As of the date of this Prospectus, $115,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes.

  Holders of Old Notes do not have any appraisal or dissenters' rights under state law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission under the Exchange Act. Based on interpretations of the staff of the Commission, "affiliates" of the Company (as such term is defined in Rule 405 under the Securities Act) are prohibited from tendering Old Notes in the Exchange Offer. Old Notes that are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, on the Exchange Date the Company will accept all Old Notes properly tendered and not withdrawn and will issue New Notes in exchange therefor. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as, and if the Company had given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal, and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date," means 5:00 p.m., New York City time, on      ,
1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement of the extension, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer, or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" has not been satisfied, by giving oral or written notice of such delay, extension, or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance or extension, termination, or amendment will be followed as promptly as practicable by oral or written notice. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment, or termination of the Exchange Offer, the Company will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

  New Notes will bear interest at the rate of 11% per annum, payable semi-annually, in cash, on January 1 and June 1 of each year, commencing January 1, 1998.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any New Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if the Exchange Offer is not permissible under applicable law or Commission policy.

PROCEDURES FOR TENDERING

  The tender of Old Notes by a holder as set forth below and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

  Only a holder of Old Notes that is not an "affiliate" of the Company as defined in Rule 405 under the Securities Act may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign, and date the Letter of Transmittal or a facsimile, have the signatures on the Letter of Transmittal guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth in this Prospectus.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner of Old Notes the Old Notes of which are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and that wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering of such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder that has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National

Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed in the Letter of Transmittal, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  Any financial institution that is a participant in the book-entry transfer facility for the Old Notes, The Depository Trust Company ("DTC"), may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must, in each case, be, or be deemed to be, transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company determines. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will also represent to the Company that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder; (ii) neither the holder nor any such person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

GUARANTEED DELIVERY PROCEDURES

  Holders that wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) that cannot deliver their Old Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) that cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail, or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible), and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

  The holder tendering Old Notes exchanges, assigns, and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred, and exchanged. The holder represents and warrants to the Company and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign, and transfer the Old Notes and to acquire the New Notes in exchange for the Old Notes; (ii) when the Old Notes are accepted for exchange, the Company will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim; (iii) it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment, and transfer of tendered Old Notes; and (iv) acceptance of any tendered Old Notes by the Company and the issuance of New Notes in exchange therefor will constitute performance in full by the Company of its obligations under the Registration Rights Agreement, and the Company will have no further obligations or liabilities thereunder to such holders. All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder will be binding upon the heirs, legal representatives, successors, assigns, executors, and administrators of the holder.

  Each holder will also certify that it (i) is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) is acquiring the New Notes in the ordinary course of its business; and (iii) has no arrangement with any person or intent to participate in, and is not participating in, a distribution of the New Notes.

WITHDRAWAL OF TENDERS

  Except as otherwise provided in this Prospectus, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, facsimile transmission, or letter indicating notice of withdrawal must be received by the Exchange Agent at its address set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"); (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender; and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, the determination of which will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered, but not accepted for payment, will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD NOTES

  Holders of Old Notes the Old Notes of which are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable to the Old Notes under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer, and the Company will have no further obligations to such holders, other than the Initial Purchaser, to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

EXCHANGE AGENT

  U.S. Trust Company of Texas, N.A., the Trustee under the Indenture, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail,                    By Facsimile:
   by hand or by Overnight Courier          U.S. Trust Company of Texas, N.A.
  U.S. Trust Company of Texas, N.A.            Attention: Corporate Trust
    2001 Ross Avenue, Suite 2700                       Department
         Dallas, Texas 75201                         (214) 754-1303
     Attention: Corporate Trust                   Confirm by Telephone:
             Department                              (214) 754-1200

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be paid by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, or in person by officers, regular employees, or agents of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses and will pay the reasonable fees and expenses of holders in delivering their Old Notes to the Exchange Agent.

  The cash expenses of the Company to be incurred in connection with the Company's performance and completion of the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees, and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes. Based on interpretations of the staff of the Commission, "affiliates" of the Company (as such term is defined in Rule 405 under the Securities Act) are prohibited from tendering Old Notes in the Exchange Offer. In general, the Old Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes, and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Company is required, under the Registration Rights Agreement, to register the New Notes in any such jurisdiction requested by the holders, subject to certain limitations.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

  Upon consummation of the Exchange Offer, holders of the Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes. However, in the event the Company fails to consummate the Exchange Offer or a holder of Old Notes notifies the Company in accordance with the Registration Rights Agreement that it will be unable to participate in the Exchange Offer due to circumstances delineated in the Registration Rights Agreement, then the holder of the Old Notes will have certain rights to have such Old Notes registered under the Securities Act pursuant to the Registration Rights Agreement and subject to conditions contained in the Registration Rights Agreement.

  The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. In this regard, the Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Notes to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of September 30, 1997 on an actual basis and on a pro forma basis, after giving effect to the Invision Acquisition. This table should be read in conjunction with the other financial information appearing elsewhere in this Prospectus.

                                                 AS OF SEPTEMBER 30, 1997
                                                 ------------------------------
                                                   ACTUAL          PRO FORMA
                                                 ------------     -------------
                                                  (DOLLARS IN THOUSANDS)
Cash and cash equivalents....................... $     16,588     $        --
Long-term debt, including current maturities:
  Senior Credit Facility:
    Revolving loan(1)...........................          --            24,212
  Notes offered in the Offering(1)..............      115,000          115,000
  Other.........................................          598              598
                                                 ------------     ------------
      Total Long-term debt......................      115,598          139,810
Stockholders' equity:
  Preferred Stock(2)............................            *                *
  Common Stock..................................            *                *
  Additional paid-in capital....................       22,156           22,156
  Accumulated deficit...........................      (24,341)(3)      (24,341)
                                                 ------------     ------------
      Total stockholders' equity................       (2,185)          (2,185)
                                                 ------------     ------------
Total capitalization............................ $    113,413     $    137,625
                                                 ============     ============

--------

(1) After completion of the Offering, the Company entered into an amendment and restatement of its Existing Credit Facility (as defined), which terminated the term loan portion and established a new $35 million revolving loan facility. The Company is also in discussions with its Lenders to obtain a senior secured facility to be used for permitted acquisitions and for working capital purposes. The Company anticipates that this new senior secured credit facility will consist of a $55.0 million acquisition facility and a $25.0 million working capital revolving credit facility. See "Description of Other Indebtedness--Senior Credit Facility." In addition to certain other permitted incurrences of indebtedness, the Indenture permits the Company to incur up to $80.0 million of indebtedness under its Senior Credit Facility.

(2) The Preferred Stock represents 5,925 shares outstanding with a par value of $.01 per share, and a liquidation value per share of $1,000 plus accumulated but unpaid dividends. The cumulative liquidation value of the outstanding shares of Preferred Stock is $5.9 million plus accumulated but unpaid dividends, which as of September 30, 1997 were approximately $355,500. See "Description of Capital Stock--Preferred Stock."

(3) Because certain of the Company's stockholders held ownership interests in one of the Company's predecessors, their continuing ownership interest in the Company has been accounted for at their prior historical basis, which has resulted in a reduction in stockholders' equity of approximately $14.9 million and a corresponding reduction in the fair values assigned to tangible and identifiable assets, in accordance with the provisions of Emerging Issue Task Force discussion No. 88-16, "Basis in Leveraged Buyout Transactions."

 *  Rounds to 0.

                           PRO FORMA FINANCIAL DATA

  The following unaudited pro forma statements of operations data for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to (i) the completed acquisitions of AmeriTel (including the acquisitions of various inmate facility contracts from other telecommunication companies), Talton Telecommunications, and Tataka; (ii) the STC Acquisition (including STC's acquisition of five inmate facility contracts from North American Intellicom ("NAI")); and (iii) the CCC Acquisition and the Invision Acquisition, as if each such transaction had been consummated on January 1, 1996. The pro forma balance sheet data as of September 30, 1997 give effect to the Invision Acquisition, as if the transaction had been consummated on September 30, 1997.

  The purchase prices for the acquired businesses were determined based upon arm's length negotiations between the Company and the respective sellers and have been allocated primarily to inmate facility contracts and goodwill. The Company has completed preliminary purchase price allocations for STC and Tataka. These preliminary purchase price allocations may change upon the final determination of the fair market values of the net assets acquired.

  The pro forma financial data do not give effect to any events occurring after consummation of the acquisitions, other than reduced telecommunications costs associated with a new long distance contract with LDDS/Worldcom effective January 1997 and new direct billing agreements with various LECs, which were negotiated by the Company as a result of the higher combined telecommunications traffic anticipated from the acquisitions of AmeriTel and Talton Telecommunications, and which were executed after the closing of these acquisitions. Although management believes that revenue enhancements, additional cost reductions, and operating expense synergies will be realized after the Company has integrated the acquired businesses and has consolidated administrative functions, including (i) increased revenues resulting from increases in tariff rates during 1996; (ii) increases in call blocking limits at Invision that were substantially lowered by Invision in late 1996; and
(iii) reductions in bad-debt expense resulting from the full implementation of Talton Telecommunications' billing and bad-debt management system, these and other possible synergies in overhead expenses have not been reflected in the pro forma financial data. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenue and Cost Synergies" for the effects of these synergies on the financial performance of the Company.

  The pro forma adjustments, which are described in the accompanying notes, are based on currently available information and certain assumptions that management believes are reasonable. Such pro forma financial data and the notes thereto should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.

  THE PRESENTATION OF PRO FORMA FINANCIAL DATA IS FOR ILLUSTRATIVE PURPOSES ONLY, IS NOT NECESSARILY INDICATIVE OF THE RESULTS THAT WOULD HAVE BEEN REPORTED HAD SUCH EVENTS ACTUALLY OCCURRED ON THE DATES SPECIFIED, AND SHOULD NOT BE VIEWED AS A PROJECTION OR FORECAST OF THE COMPANY'S PERFORMANCE FOR ANY FUTURE PERIOD. INCLUSION OF PRO FORMA FINANCIAL DATA SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY, AND THERE CAN BE NO ASSURANCE THAT THE RESULTS REFLECTED IN THE PRO FORMA FINANCIAL DATA WILL BE REALIZED. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PRO FORMA FINANCIAL DATA TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF THE ASSUMPTIONS OR ESTIMATES UNDERLYING THE PRO FORMA FINANCIAL DATA ARE SHOWN TO BE IN ERROR. PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PRO FORMA FINANCIAL DATA.

                       PRO FORMA STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                       COMBINED
                        COMPANY      OTHER 1996    OTHER 1997
                          AND         ACQUIRED      ACQUIRED                                TOTAL     PRO FORMA
                    PREDECESSORS(a) BUSINESSES(b) BUSINESSES(c)   STC     CCC   INVISION  HISTORICAL ADJUSTMENTS    PRO FORMA
                    --------------- ------------- ------------- -------  ------ --------  ---------- -----------    ---------
Operating
 revenues.........      $59,169        $2,623        $3,838     $15,282  $9,564 $48,893    $139,369   $    --       $139,369
Operating
 expenses:
 Telecommunication
  costs...........       25,616         1,214         1,982       8,265   2,922  27,243      67,242     (7,173)(d)    60,069
 Facility
  commissions.....       15,417           737         1,097       3,246   3,668  12,558      36,723                   36,723
 Field operations
  and
  maintenance.....        2,035            86           115       1,056     289   1,870       5,451                    5,451
 Selling, general,
  and
  administrative..        4,293           184           269       1,374   1,972   4,505      12,597       (512)(e)    12,085
 Depreciation.....        1,649           --            --          868     209   1,336       4,062     (1,402)(f)     2,660
 Amortization of
  intangibles.....        2,487           --            --          --      124   3,499       6,110     14,751 (g)    20,861
 Non-recurring
  expenses........          684           --            --          --      --      --          684       (434)(h)       250
                        -------        ------        ------     -------  ------ -------    --------   --------      --------
 Total operating
  expenses........       52,181         2,221         3,463      14,809   9,184  51,011     132,869      5,230       138,099
                        -------        ------        ------     -------  ------ -------    --------   --------      --------
Operating income
 (loss)...........        6,988           402           375         473     380  (2,118)      6,500     (5,230)        1,270
Other (income)
 expense:
 Interest expense,
  net.............        2,081           --            --          447      40   3,416       5.984      9,011 (i)    14,995
 Other, net.......            7           --            --          (66)    117    (155)        (97)       (19)(j)      (116)
                        -------        ------        ------     -------  ------ -------    --------   --------      --------
 Total other
  (income)
  expense.........        2,088           --            --          381     157   3,261       5,887      8,992        14,879
                        -------        ------        ------     -------  ------ -------    --------   --------      --------
Income (loss)
 before income
 taxes............        4,900           402           375          92     223  (5,379)        613    (14,222)      (13,609)
Income tax expense
 (benefit)........        1,894           156           128          22     --     (285)      1,915     (1,915)(k)       --
                        -------        ------        ------     -------  ------ -------    --------   --------      --------
Income (loss) from
 continuing
 operations.......      $ 3,006        $  246        $  247     $    70  $  223 $(5,094)   $ (1,302)  $(12,307)     $(13,609)
                        =======        ======        ======     =======  ====== =======    ========   ========      ========
EBITDA(1).........      $11,117        $  402        $  375     $ 1,407  $  596 $ 2,872    $ 16,769   $  8,138      $ 24,907
                        =======        ======        ======     =======  ====== =======    ========   ========      ========

                       PRO FORMA STATEMENTS OF OPERATIONS

                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                            THE                                       TOTAL     PRO FORMA
                          COMPANY  TATAKA   STC     CCC   INVISION  HISTORICAL ADJUSTMENTS   PRO FORMA
                          -------  ------ -------  ------ --------  ---------- -----------   ---------
Operating revenues......  $53,407   $528  $10,576  $6,339 $31,624    $102,474    $   --      $102,474
Operating expenses:
 Telecommunication
  costs.................   21,571    291    5,528   1,761  19,081      48,232     (2,864)(d)   45,368
 Facility commissions...   14,419     87    2,691   2,580   8,787      28,564                  28,564
 Field operations and
  maintenance...........    2,373     16      805     223   1,745       5,162                   5,162
 Selling, general, and
  administrative........    4,462     37      985   1,198   2,995       9,677       (345)(e)    9,332
 Depreciation...........    1,072    --       514     131   1,123       2,840       (845)(f)    1,995
 Amortization and write-
  offs of intangibles...    7,788    --       --      113   2,595      10,496      5,150 (g)   15,646
                          -------   ----  -------  ------ -------    --------    -------     --------
 Total operating
  expenses..............   51,685    431   10,523   6,006  36,326     104,971      1,096      106,067
                          -------   ----  -------  ------ -------    --------    -------     --------
Operating income
 (loss).................    1,722     97       53     333  (4,702)     (2,497)    (1,096)      (3,593)
Other (income) expense:
 Interest expense, net..    7,320    --       282      22   2,483      10,107      1,139 (i)   11,246
 Other, net.............     (126)   --       (76)     64    (859)       (997)        12 (j)     (985)
                          -------   ----  -------  ------ -------    --------    -------     --------
 Total other (income)
  expense...............    7,194    --       206      86   1,624       9,110      1,151       10,261
                          -------   ----  -------  ------ -------    --------    -------     --------
Income (loss) before
 income taxes...........   (5,472)    97     (153)    247  (6,326)    (11,607)    (2,247)     (13,854)
Income tax expense
 (benefit)..............     (657)    31        6     --       (2)       (622)       622 (k)      --
                          -------   ----  -------  ------ -------    --------    -------     --------
Income (loss) from
 continuing operations..  $(4,815)  $ 66  $  (159) $  247 $(6,324)   $(10,985)   $(2,869)    $(13,854)
                          =======   ====  =======  ====== =======    ========    =======     ========
EBITDA(1)...............  $10,708   $ 97  $   643  $  513 $  (125)   $ 11,836    $ 3,197     $ 15,033
                          =======   ====  =======  ====== =======    ========    =======     ========

                  NOTES TO PRO FORMA STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

(a) Represents the combined historical operating results of the Company for the one-month period from December 1, 1996 (date of acquisition) to December 31, 1996 and of the Company's predecessors, AmeriTel and Talton Telecommunications (the "Predecessors"), for the eleven-month pre-acquisition periods ended November 30, 1996.

(b) Represents the pre-acquisition combined historical operating results of inmate facility contracts and related telecommunications assets acquired during 1996 by AmeriTel from Peoples Telephone, Inc., in three separate transactions, and from Intellipay Systems, Inc., Value-Added Communications, Inc., and Steelweb, Inc. (the "Other 1996 Acquired Businesses").

(c) Represents the combined historical operating results of inmate facility contracts and related telecommunications assets acquired during 1997 by the Company from Tataka and inmate facility contracts and related telecommunications assets acquired effective January 1, 1997 by STC from NAI (the "Other 1997 Acquired Businesses").

(d) Telecommunication costs have been reduced to reflect long distance cost savings associated with the negotiation of a new long distance contract with LDDS/Worldcom and billing and collection cost savings associated with the negotiation of new direct billing agreements with GTE, US West, Southwestern Bell, Sprint, and other LECs. The Company was able to negotiate these new agreements as a result of the higher telecommunications traffic of the combined AmeriTel and Talton Telecommunications operations.

                                               YEAR ENDED     NINE MONTHS ENDED
                                            DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                            ----------------- ------------------
   Billing and collections savings.........      $(4,146)          $(1,801)
   Long distance savings...................       (3,027)           (1,063)
                                                 -------           -------
     Pro forma adjustment..................      $(7,173)          $(2,864)
                                                 =======           =======

(e) Selling, general, and administrative costs of the Other 1996 Acquired Businesses and Other 1997 Acquired Businesses have been eliminated because such costs were absorbed by the Company's existing overhead structure. In addition, compensation costs of $59 in 1996 and $308 in 1997 have been eliminated from Invision's general and administrative expenses for Invision employees who were terminated upon the consummation of the Invision Acquisition.

(f) Depreciation expense has been reduced to reflect differences between pro forma depreciation expense based on the fair values of acquired telephone system equipment over a useful life of 7.5 years and historical depreciation expense over useful lives primarily ranging from 5 to 7.5 years.

                                               YEAR ENDED     NINE MONTHS ENDED
                                            DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                            ----------------- ------------------
   Pro forma depreciation expense..........      $ 2,660           $ 1,995
   Historical depreciation expense.........       (4,062)           (2,840)
                                                 -------           -------
     Pro forma adjustment..................      $(1,402)          $  (845)
                                                 =======           =======

(g) Amortization expense has been increased to reflect the difference between historical amortization expense and amortization of the purchase price amounts allocated to the fair values of (i) acquired inmate facility contracts over the life of the related contract (generally 3 to 5 years);
    (ii) goodwill (over 20 years); and (iii) other identifiable intangibles, such as organization costs and non-competition agreements, over the life of the related intangible (generally 2.5 to 5 years).

                            (DOLLARS IN THOUSANDS)

                                               YEAR ENDED     NINE MONTHS ENDED
                                            DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                            ----------------- ------------------
   Pro forma amortization expense:
     Acquired contracts....................      $17,468           $13,104
     Goodwill..............................        3,301             2,476
     Other intangible assets...............           92                66
   Historical amortization expense:
     Acquired contracts....................       (4,355)           (7,827)
     Goodwill..............................       (1,703)           (2,530)
     Other intangible assets...............          (52)             (139)
                                                 -------           -------
       Pro forma adjustment................      $14,751           $ 5,150
                                                 =======           =======

(h) Non-recurring expenses have been reduced to eliminate special management bonuses paid to certain key managers of AmeriTel, which were contingent upon the consummation of the Company's acquisition of AmeriTel.

(i) Interest expense has been increased to reflect interest expense on the Senior Notes and amortization of deferred financing costs related to the Senior Notes, and to eliminate historical interest expense and deferred financing costs associated with indebtedness repaid with a portion of the net proceeds from the Offering.

                                              YEAR ENDED     NINE MONTHS ENDED
                                           DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                           ----------------- ------------------
   Pro forma interest expense on the
    Senior Notes at an interest rate of
    11.0%.................................      $12,650           $  9,487
   Pro forma interest expense on the pro
    forma incremental borrowings required
    to purchase Invision at an effective
    interest rate of 9.5%.................        1,743              1,307
   Pro forma amortization of new deferred
    financing costs.......................          584                438
   Pro forma interest expense on other
    long-term debt........................           18                 14
   Combined historical interest expense,
    including amortization of deferred
    financing costs.......................       (5,984)           (10,107)
                                                -------           --------
     Pro forma adjustment.................      $ 9,011           $  1,139
                                                =======           ========

(j) Minority interest representing STC's interest in the earnings of its subsidiary has been eliminated because this subsidiary is now wholly owned by the Company following the STC Acquisition.

(k) Income taxes have been adjusted to reflect pro forma income taxes at the Company's estimated effective tax rate of 38.5%, after adjustment for deferred income tax valuation allowance and the estimated non-deductible permanent difference relating to goodwill of approximately $1.5 million annually.

(l) EBITDA represents income before interest expense, income taxes, depreciation, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income, or cash flow as an indicator of the Company's operating performance.

                            PRO FORMA BALANCE SHEET

                         AS OF SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                          PRO FORMA
                                   THE COMPANY INVISION  ADJUSTMENTS    PRO FORMA
                                   ----------- --------  -----------    ---------
              ASSETS
Current Assets:
  Cash and cash equivalents.......  $ 16,588   $    12    $(40,800)(a)       --
                                                               (12)(b)
                                                            24,212 (c)
  Accounts receivable.............    12,683     5,649      (5,649)(b)    12,683
  Refundable income taxes.........       612       420        (420)(b)       612
  Inventories.....................     1,011       --          --          1,011
  Prepaid expenses................       676       360         --          1,036
  Deferred income tax asset.......       447       --          --            447
                                    --------   -------    --------      --------
    Total current assets..........    32,017     6,441     (22,669)       15,789
Property and equipment............    13,728     9,126      (1,101)(a)    21,754
Intangible and other assets.......    83,436    27,194       5,221 (a)   115,851
                                    --------   -------    --------      --------
    Total assets..................  $129,181   $42,761    $(18,548)     $153,393
                                    ========   =======    ========      ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current Liabilities:
  Accounts payable................  $  3,173   $ 4,748    $ (4,748)(b)  $  3,173
  Accrued expenses................    12,148     3,415      (3,415)(b)    12,148
  Current portion of long-term
   debt...........................        38       --          --             38
                                    --------   -------    --------      --------
    Current liabilities...........    15,359     8,163      (8,163)       15,359
Long-term debt....................   115,560       --       24,212 (c)   139,772
Debt owed to Related Party........              42,820     (42,820)(b)       --


Deferred income taxes.............       447       --          --            447

Minority interest.................       --        --          --
Stockholders' Equity:
  Preferred stock.................       --        --          --            --
  Common stock....................       --          1          (1)(b)       --
  Additional paid-in capital......    22,156     1,688      (1,688)(b)    22,156
  Retained earnings (deficit).....   (24,341)   (9,911)      9,911 (b)   (24,341)
                                    --------   -------    --------      --------
    Total stockholders' equity....    (2,185)   (8,222)      8,222        (2,185)
                                    --------   -------    --------      --------
    Total liabilities and
     stockholders' equity.........  $129,181   $42,761    $(18,548)     $153,393
                                    ========   =======    ========      ========

                       NOTES TO PRO FORMA BALANCE SHEET

                         AS OF SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

(a) Represents the allocation of the excess of the aggregate purchase price of Invision over the historical carrying value of the net assets acquired to the fair values of net assets acquired, as follows:

                                                                      INVISION
                                                                      --------
   Aggregate purchase price.......................................... $ 40,800
   Less historical carrying value of net assets acquired.............  (36,680)
                                                                      --------
   Excess purchase prices............................................ $  4,120
                                                                      ========
     Allocation of excess purchase prices:
       Excess fair value of property and equipment................... $ (1,101)
       Excess fair value of intangibles..............................    5,221
                                                                      --------
         Total....................................................... $  4,120
                                                                      ========

(b) Represents the elimination of assets, liabilities, and stockholders' equity of Invision that were not purchased or assumed in the Invision Acquisition.

(c) Represents the pro forma cash required to be borrowed under the Company's existing debt facilities to fund the Invision Acquisition.

                            SELECTED FINANCIAL DATA
                            (DOLLARS IN THOUSANDS)

  Effective on December 1, 1996, the Company became the holding company for the operations of AmeriTel and Talton Telecommunications. The Company accounted for these acquisitions using the purchase method of accounting. Accordingly, the Company's consolidated financial statements include the operations of AmeriTel and Talton Telecommunications only for periods after December 1, 1996.

  The following selected consolidated financial data of the Company for the one month ended December 31, 1996 and the selected combined financial data of the Company's predecessors for the years ended December 31, 1994 and 1995, and for the eleven months ended November 30, 1996, have been derived from the Company's and its predecessors' audited financial statements. The selected combined financial data of the predecessors for the years ended December 31, 1992 and 1993, and for the nine months ended September 30, 1996, and the selected consolidated financial data of the Company for the nine months ended September 30, 1997, are unaudited and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly the combined or consolidated financial statements for such periods. The selected combined and consolidated financial data do not purport to indicate results of operations as of any future date or for any future period.

  The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.

                                                               COMBINED        THE        COMBINED         THE
                              COMBINED PREDECESSORS          PREDECESSORS    COMPANY    PREDECESSORS     COMPANY
                          ---------------------------------  ------------- ------------ ------------- -------------
                                                             ELEVEN MONTHS  ONE MONTH   NINE  MONTHS   NINE MONTHS
                             YEARS ENDED DECEMBER 31,            ENDED        ENDED         ENDED         ENDED
                          ---------------------------------  NOVEMBER 30,  DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                           1992    1993     1994     1995        1996          1996         1996          1997
                          ------  -------  -------  -------  ------------- ------------ ------------- -------------
                           (UNAUDITED)                                                          (UNAUDITED)
OPERATING DATA:
Operating revenues......  $7,137  $13,593  $23,892  $40,326     $53,663      $ 5,506       $42,890       $53,407
Operating expenses:
 Telecommunication
  costs.................   4,414    7,025   11,761   18,673      23,317        2,299        19,155        21,571
 Facility commissions...   1,177    2,225    3,901    9,595      13,962        1,455        11,197        14,419
 Field operations and
  maintenance...........     310      538    1,044    1,467       1,816          219         1,352         2,373
 Selling, general, and
  administration........     884    1,566    2,571    4,089       3,921          372         3,002         4,462
 Depreciation...........     496      780      965    1,359       1,538          111         1,145         1,072
 Amortization of
  intangibles...........       3      684    1,392    1,605       1,746          741         1,412         7,788
 Nonrecurring expenses..     --       --       --       --          684          --            --            --
                          ------  -------  -------  -------     -------      -------       -------       -------
 Total operating
  expenses..............   7,284   12,818   21,634   36,788      46,984        5,197        37,263        51,685
                          ------  -------  -------  -------     -------      -------       -------       -------
Operating income
 (loss).................    (147)     775    2,258    3,538       6,679          309         5,627         1,722
Other (income) expense:
 Interest expense, net..     131      331      745    1,360       1,469          612         1,210         7,320
 Other, net.............      (2)    (153)    (134)     (52)         27          (20)          236          (126)
                          ------  -------  -------  -------     -------      -------       -------       -------
 Total other (income)
  expense...............     129      178      611    1,308       1,496          592         1,446         7,194
                          ------  -------  -------  -------     -------      -------       -------       -------
Income (loss) before
 income taxes and
 extraordinary loss.....    (276)     597    1,647    2,230       5,183         (283)        4,181        (5,472)
Income tax expense
 (benefit)..............       1      --       (11)     891       1,917          (23)        1,572          (657)
                          ------  -------  -------  -------     -------      -------       -------       -------
Income (loss) before
 extraordinary loss.....    (277)     597    1,658    1,339       3,266         (260)        2,609        (4,815)
Extraordinary loss......     --       --       --       --           52          --            --          4,396
                          ------  -------  -------  -------     -------      -------       -------       -------
Net income (loss).......  $ (277) $   597  $ 1,658  $ 1,339     $ 3,214      $  (260)      $ 2,609       $(9,211)
                          ======  =======  =======  =======     =======      =======       =======       =======
OTHER DATA:
EBITDA(1)...............  $  354  $ 2,392  $ 4,749  $ 6,554     $ 9,936      $ 1,181       $ 7,948       $10,708
Net cash provided (used)
 by operating
 activities.............     371    1,317    3,445    4,069       7,300       (1,419)        6,380         1,048
Net cash provided (used)
 by investing
 activities.............  (1,445)  (1,494)  (9,976)  (8,022)     (7,515)     (47,252)       (5,692)      (27,726)
Net cash provided (used)
 by financing
 activities.............   1,462     (36)    6,668    4,827        (547)      48,966        (1,838)       42,971
Capital
 expenditures(2)........   1,774    1,978    3,223    4,669       2,804          269           993         4,457
Ratio of earnings to
 fixed charges(3).......     --       2.8      3.0      2.5         4.2          --            4.3           --
Deficiency of earnings
 to fixed charges.......  $  276      --       --       --          --       $   283           --        $ 5,472
BALANCE SHEET DATA (AT END OF
 PERIOD):
Cash and cash
 equivalents............  $  370  $   283  $   419  $ 1,293     $   531      $   294       $   144        16,588
Total assets............   4,100    8,528   17,639   26,592      34,708       80,134        31,715       129,181
Total debt (including
 current maturities)....   1,938    4,854   10,750   15,074      14,845       63,315        15,663       115,598
Total stockholders'
 equity (deficit).......     (40)     556    2,027    4,850       9,361        6,481         7,368        (2,185)

-------

(1) For the purposes of this Prospectus, EBITDA means income before interest, income taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income, or cash flow as an indicator of the Company's operating performance.
(2) Capital expenditures include only amounts expended for purchases of property and equipment and the implementation of facility contracts.
(3) Earnings are defined as earnings (loss) before income taxes from continuing operations and fixed charges. Fixed charges are defined as interest expense and a portion of rental expense representing the interest factor, which the Company estimates to be one-third of rental expense, and amortization of deferred financing expense. This calculation is a prescribed earnings coverage ratio intended to present the extent to which earnings are sufficient to cover fixed charges, as defined.

                SELECTED HISTORICAL PREDECESSOR FINANCIAL DATA

  The following selected historical predecessor financial data of AmeriTel and Talton Telecommunications for the years ended December 31, 1994 and 1995, and for the eleven months ended November 30, 1996 (the period prior to the effective dates of their respective acquisitions by the Company) have been derived from AmeriTel's and Talton Telecommunications' audited financial statements. The selected historical predecessor financial data of Talton Telecommunications for the years ended December 31, 1992 and 1993, and for both AmeriTel and Talton Telecommunications for the nine months ended September 30, 1996, are unaudited and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly their respective financial statements for such periods.

  The selected historical predecessor financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                           AMERITEL PAY PHONES, INC.
                            (DOLLARS IN THOUSANDS)

                                                            ELEVEN MONTHS  NINE MONTHS
                            YEARS ENDED DECEMBER 31,            ENDED         ENDED
                          --------------------------------  NOVEMBER 30,  SEPTEMBER 30,
                           1992    1993    1994     1995        1996          1996
                          ------  ------  -------  -------  ------------- -------------
                                                                           (UNAUDITED)
OPERATING DATA:
Operating revenues......  $1,191  $3,858  $11,699  $20,371     $29,306       $23,331
Operating expenses:
 Telecommunication
  costs.................     701   1,826    5,347    9,747      13,729        11,099
 Facility commissions...     170     623    1,861    3,497       6,087         4,737
 Field operations and
  maintenance...........      83     192      508      864       1,166           899
 Selling, general and
  administration........     162     376      928    1,759       2,281         1,727
 Depreciation...........     156     213      194      384         536           431
 Amortization of
  intangibles...........       2      81      595    1,224       1,624         1,312
 Nonrecurring expenses..     --      --       --       --          684           --
                          ------  ------  -------  -------     -------       -------
 Total operating
  expenses..............   1,274   3,311    9,433   17,475      26,107        20,205
                          ------  ------  -------  -------     -------       -------
Operating income
 (loss).................     (83)    547    2,266    2,896       3,199         3,126
Other (income) expense:
 Interest expense, net..      90     188      564    1,028       1,355         1,094
 Other, net.............     --     (123)     --        66          39           248
                          ------  ------  -------  -------     -------       -------
 Total other expense....      90      65      564    1,094       1,394         1,342
                          ------  ------  -------  -------     -------       -------
Income (loss) before
 income taxes and
 extraordinary loss.....    (173)    482    1,702    1,802       1,805         1,784
Income tax expense......     --      --       --       734         693           714
                          ------  ------  -------  -------     -------       -------
Income (loss) before
 extraordinary loss.....    (173)    482    1,702    1,068       1,112         1,070
Extraordinary loss......     --      --       --       --           52           --
                          ------  ------  -------  -------     -------       -------
Net income (loss).......  $ (173)    482  $ 1,702  $ 1,068     $ 1,060         1,070
                          ======  ======  =======  =======     =======       =======
OTHER DATA:
EBITDA(1)...............  $   75  $  964  $ 3,055  $ 4,438     $ 5,320       $ 4,621
Net cash provided (used)
 by operating
 activities.............     (94)    344    1,428    2,315       2,568         1,556
Net cash provided (used)
 by investing
 activities.............    (725)   (860)  (8,605)  (5,665)     (6,215)       (5,855)
Net cash provided (used)
 by financing
 activities.............     957     470    7,217    4,012       2,837         3,442
Capital
 expenditures(2)........     725     175    1,779    2,051       1,516         1,287
Ratio of earnings to
 fixed charges(3).......     --      3.5      3.9      2.7         2.3           2.6
Deficiency of earnings
 to fixed charges.......     173     --       --       --          --            --
BALANCE SHEET DATA (AT
 END OF PERIOD):
Cash and cash
 equivalents............  $  234  $  189  $   229  $   891     $    81       $    34
Total assets............   1,780   2,800   12,449   18,586      26,885        25,071
Long-term debt
 (including current
 maturities)............     955   1,735    8,181   11,690      14,845        15,663
Total stockholders'
 equity (deficit).......     (12)    470    1,985    4,537       6,894         5,522

--------

(1) For the purposes of this Prospectus EBITDA means as income before interest, income taxes, depreciation, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income, or cash flow as an indicator of the Company's operating performance.
(2) Capital expenditures include only amounts expended for purchases of property and equipment and the implementation of facility contracts.
(3) Earnings are defined as earnings (loss) before income taxes from continuing operations and fixed charges. Fixed charges are defined as interest expense and a portion of rental expense representing the interest factor, which the Company estimates to be one-third of rental expense, and amortization of deferred financing expense. This calculation is a prescribed earnings coverage ratio intended to present the extent to which earnings are sufficient to cover fixed charges, as defined.

                     TALTON TELECOMMUNICATIONS CORPORATION
                            (DOLLARS IN THOUSANDS)

                                                                       ELEVEN MONTHS  NINE MONTHS
                                    YEARS ENDED DECEMBER 31,               ENDED         ENDED
                             ----------------------------------------  NOVEMBER 30,  SEPTEMBER 30,
                                1992        1993      1994     1995        1996          1996
                             ----------- ----------- -------  -------  ------------- -------------
                             (UNAUDITED) (UNAUDITED)                                  (UNAUDITED)
OPERATING DATA:
Operating revenues.........    $5,946      $9,735    $12,193  $19,955     $24,357       $19,559
Operating expenses:
 Telecommunication costs...     3,713       5,199      6,414    8,926       9,588         8,057
 Facility commissions......     1,007       1,602      2,040    6,098       7,875         6,460
 Field operations and
  maintenance..............       227         346        536      603         650           454
 Selling, general and
  administration...........       722       1,190      1,643    2,330       1,640         1,275
 Depreciation..............       340         567        771      975       1,002           713
 Amortization of
  intangibles..............         1         603        797      381         122           100
                               ------      ------    -------  -------     -------       -------
 Total operating
  expenses.................     6,010       9,507     12,201   19,313      20,877        17,059
                               ------      ------    -------  -------     -------       -------
Operating income (loss)....       (64)        228         (8)     642       3,480         2,500
Other (income) expense:
 Interest expense, net.....        41         143        181      332         114           116
 Other, net................        (2)        (30)      (134)    (118)        (12)          (12)
                               ------      ------    -------  -------     -------       -------
 Total other (income)
  expense..................        39         113         47      214         102           104
                               ------      ------    -------  -------     -------       -------
Income (loss) before income
 taxes.....................      (103)        115        (55)     428       3,378         2,396
Income tax expense
 (benefit).................         1         --         (11)     157       1,224           859
                               ------      ------    -------  -------     -------       -------
Net income (loss)..........    $ (104)     $  115    $   (44) $   271     $ 2,154       $ 1,537
                               ======      ======    =======  =======     =======       =======
OTHER DATA:
EBITDA(1)..................    $  279      $1,428    $ 1,694  $ 2,116     $ 4,616       $ 3,326
Net cash provided (used) by
 operating activities......       464         973      2,017    1,754       4,733         3,133
Net cash provided (used) by
 investing activities......      (720)       (634)    (1,372)  (2,357)     (1,301)         (437)
Net cash provided (used) by
 financing activities......       505        (507)      (549)     815      (3,284)       (2,987)
Capital expenditures(2)....     1,049       1,803      1,444    2,618       1,288           437
Ratio of earnings to fixed
 charges(3)...................    --          1.8        --       2.1        17.4          18.1
Deficiency of earnings to
 fixed charges.............    $  103         --     $    55      --          --            --
BALANCE SHEET DATA (AT END
 OF PERIOD):
Cash and cash equivalents..    $  136      $   94    $   190  $   402     $   450       $   110
Total assets...............     2,320       5,728      5,190    8,006       7,823         6,644
Long-term debt (including
 current maturities)..........    983       3,118      2,569    3,384         --            --
Total stockholders' equity
 (deficit)....................    (28)         86         42      313       2,467         1,847

--------

(1) For the purposes of this Prospectus EBITDA means income before interest, income taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income, or cash flow as an indicator of the Company's operating performance.
(2) Capital expenditures include only amounts expended for purchases of property and equipment and the implementation of facility contracts.
(3) Earnings are defined as earnings (loss) before income taxes from continuing operations and fixed charges. Fixed charges are defined as interest expense and a portion of rental expense representing the interest factor, which the Company estimates to be one-third of rental expense, and amortization of deferred financing expense. This calculation is a prescribed earnings coverage ratio intended to present the extent to which earnings are sufficient to cover fixed charges, as defined.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company derives substantially all of its revenues from its operation of inmate telecommunication systems located in correctional facilities in 43 states and the provision of related services. The Company enters into multi-year agreements with the correctional facilities, pursuant to which the Company serves as the exclusive provider of telecommunications services to inmates within each facility. In exchange for the exclusive service rights, the Company pays a commission to the correctional facility based upon inmate telephone use. The Company installs and generally retains ownership of the telephones and the associated equipment and provides additional services to the correctional facility that are tailored to the specialized needs of the corrections industry and to the requirements of the individual correctional facility, such as call activity reporting and call blocking. The Company also generates revenues from public pay telephones that are ancillary to its inmate telephone business. See "Business--Other Operations."

  The Company accumulates call activity data from its various installations and bills its revenues related to this call activity through major LECs or through third-party billing services for smaller volume LECs. In addition, during the same period, the Company accrues the related telecommunications costs for validating, transmitting, billing and collection, and line and long-distance charges, along with commissions payable to the facilities. Allowances for bad debts are based on historical experience.

  The Company's principal operating expenses consist of (i) telecommunication costs; (ii) commissions paid to correctional facilities, which are typically expressed as a percentage of either gross or net revenues and are fixed for the term of the agreements with the facilities; (iii) field operations and maintenance costs, which consist primarily of field service on the Company's installed base of inmate telephones; and (iv) selling, general, and administrative costs. The Company pays monthly line and usage charges to RBOCs and other LECs for interconnection to the local network for local calls, which are computed on a flat monthly charge plus, for certain LECs, on a per message or per minute usage rate based on the time and duration of the call. The Company also pays fees to RBOCs and other LECs and long distance carriers based on usage for long distance calls. See "Business--Regulation."

  The Company became the holding company for the operations of AmeriTel and Talton Telecommunications effective December l, 1996 and acquired the operations of Security Telecom Corporation ("STC") on June 27, 1997 and Correctional Communications Corporation ("CCC") on July 31, 1997. Because these acquisitions have been accounted for using the purchase method of accounting, the Company's results of operations only reflect the operations of AmeriTel, Talton Telecommunications, STC, and CCC subsequent to the effective date of their acquisition. Management believes that the growth of the Company and its predecessors through acquisitions makes meaningful period-to-period comparisons of historical results of operations difficult. Consequently, management believes that an investor is presented with more meaningful information through discussion of the Company and its predecessors on a combined basis for the periods discussed below.

RESULTS OF OPERATIONS


  The following table sets forth, for the periods indicated, the combined historical results of operations of the Company, AmeriTel, and Talton Telecommunications, without any adjustments to historical results to reflect changes in depreciation and amortization resulting from purchase accounting revaluations and acquisitions subsequent to the dates presented, including the acquisitions of Tataka, STC, CCC, and Invision.

                                YEARS ENDED DECEMBER 31,              NINE MONTHS ENDED SEPTEMBER 30,
                         -------------------------------------------  ----------------------------------
                             1994           1995           1996            1996             1997
                         -------------  -------------  -------------  ---------------- -----------------
                                                 (DOLLARS IN THOUSANDS)
Operating revenues...... $23,892   100% $40,326   100% $59,169 100.0%  $42,890  100.0%  $53,407   100.0%
Operating expenses:
 Telecommunication
  costs.................  11,761  49.2   18,673  46.3   25,616  43.3    19,155   44.7    21,571    40.4
 Facility commissions...   3,901  16.3    9,595  23.8   15,417  26.1    11,197   26.1    14,419    27.0
 Field operations and
  maintenance...........   1,044   4.4    1,467   3.6    2,035   3.4     1,352    3.1     2,373     4.4
 Selling, general, and
  administrative........   2,571  10.8    4,089  10.1    4,293   7.3     3,002    7.0     4,462     8.4
 Depreciation...........     965   4.0    1,359   3.4    1,649   2.8     1,145    2.7     1,072     2.0
 Amortization of
  intangibles...........   1,392   5.8    1,605   4.0    2,487   4.2     1,412    3.3     7,788    14.6
 Non-recurring
  expenses..............     --    --       --    --       684   1.2       --     --        --      --
                         -------  ----  -------  ----  ------- -----  -------- ------  --------  ------
Total operating
 expenses...............  21,634  90.5   36,788  91.2   52,181  88.3    37,263   86.9    51,685    96.8
                         -------  ----  -------  ----  ------- -----  -------- ------  --------  ------
Operating income........   2,258   9.5    3,538   8.8    6,988  11.7     5,627   13.1     1,722     3.2
Other (income) expense:
 Interest expense, net..     745   3.1    1,360   3.4    2,081   3.5     1,210    2.8     7,320    13.7
 Other, net.............    (134) (0.6)     (52) (0.1)       7   0.0       236    0.6      (126)   (0.2)
                         -------  ----  -------  ----  ------- -----  -------- ------  --------  ------
Total other expense.....     611   2.5    1,308   3.3    2,088   3.5     1,446    3.4     7,194    13.5
                         -------  ----  -------  ----  ------- -----  -------- ------  --------  ------
Income (loss) before
 income taxes and
 extraordinary loss.....   1,647   7.0    2,230   5.5    4,900   8.2     4,181    9.7    (5,472)  (10.2)
Income tax expense
 (benefit)..............     (11)  0.0      891   2.2    1,894   3.2     1,572    3.7      (657)   (1.2)
                         -------  ----  -------  ----  ------- -----  -------- ------  --------  ------
Income (loss) before
 extraordinary loss.....   1,658   7.0    1,339   3.3    3,006   5.0     2,609    6.0    (4,815)   (9.0)
Extraordinary loss......     --    --       --    --        52   0.1                      4,396     8.2
                         -------  ----  -------  ----  ------- -----  -------- ------  --------  ------
Net income (loss)....... $ 1,658   7.0% $ 1,339   3.3% $ 2,954   4.9% $  2,609    6.0% $ (9,211)  (17.2)%
                         =======  ====  =======  ====  ======= =====  ======== ======  ========  ======
EBITDA.................. $ 4,749  19.9% $ 6,554  16.3% $11,117  18.8% $  7,948   18.5%  $10,708    20.0%
                         =======  ====  =======  ====  ======= =====  ======== ======  ========  ======

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Operating Revenues--The Company's operating revenues increased by $10.5 million, or 24.5%, from $42.9 million for the nine months ended September 30, 1996 to $53.4 million for the nine months ended September 30, 1997. The increase in operating revenues was primarily due to acquisitions by the Company of inmate contracts during 1996, acquisitions of STC, CCC, and other inmate facility contracts during the first nine months of 1997, and new contract installations.

  Operating Expenses--Total operating expenses increased by $14.4 million, or 38.7%, from $37.3 million for the nine months ended September 30, 1996 to $51.7 million for the nine months ended September 30, 1997. Operating expenses as a percentage of operating revenues increased 9.9% from 86.9% for the nine months ended September 30, 1996 to 96.8% for the nine months ended September 1997. Excluding depreciation and amortization, operating expenses as a percentage of operating revenues decreased from 80.9% for the nine months ended September 30, 1996 to 80.2% for the nine months ended September 30, 1997. The percentage decrease in operating expenses, excluding depreciation and amortization, was caused by the factors discussed below.

  Telecommunication costs increased by $2.4 million, from $19.2 million for the nine months ended September 30, 1996 to $21.6 million for the nine months ended September 30, 1997. Telecommunication costs represented 44.7% of operating revenues for the nine months ended September 30, 1996 and 40.4% of operating revenues for the nine months ended September 30, 1997, a decrease of 4.3%. The decrease as a percentage of operating revenues is primarily due to lower billing and collection costs as a result of direct billing arrangements entered into with various major LECs, lower relative costs for long distance as a result of new long distance agreements, and a reduction in bad debts as a result of the Company's efforts to reduce bad debt exposure and to improved collection practices.

  Facility commissions increased by $3.2 million, from $11.2 million for the nine months ended September 30, 1996 to $14.4 million for the nine months ended September 30, 1997. Facility commissions represented 26.1% of operating revenues for the nine months ended September 30, 1996 and 27.0% of operating revenues for the nine months ended September 30, 1997, an increase of 0.9%. The increase as a percentage of operating revenues is primarily due to higher commission percentages paid as a result of periodic increases in percentages paid to existing customers as contracts are renewed, due to competitive pressures, and to the effects of higher commission rates paid by STC and CCC, both of which were acquired in 1997.

  Field operations and maintenance costs increased by $1.0 million, from $1.4 million for the nine months ended September 30, 1996 to $2.4 million for the nine months ended September 30, 1997. Field operations and maintenance costs represented 3.1% of operating revenues for the nine months ended September 30, 1996 and 4.4% of operating revenues for the nine months ended September 30, 1997, an increase of 1.3%. The increase as a percentage of operating revenues is primarily due to an increase in costs associated with servicing acquired inmate facilities.

  Selling, general, and administrative expenses ("SG&A") increased by $1.5 million, from $3.0 million for the nine months ended September 30, 1996 to $4.5 million for the nine months ended September 30, 1997. SG&A represented 7.0% of operating revenues for the nine months ended September 30, 1996 and 8.4% of operating expenses for the nine months ended September 30, 1997, an increase of 1.4%. The increase as a percentage of operating revenues is primarily due to the increased infrastructure necessary to support the Company's acquisitions and the Company's more aggressive sales efforts.

  DEPRECIATION AND AMORTIZATION--depreciation and amortization costs increased by $6.3 million, from $2.6 million for the nine months ended September 30, 1996 to $8.9 million for the nine months ended September 30, 1997. Depreciation and amortization costs represented 6.0% of operating revenues for the nine months ended September 30, 1996 and 16.6% of operating revenues for the nine months ended September 30, 1997, an increase of 10.6%. The increase as a percentage of operating revenues is primarily due to additional amortization expense associated with the acquisitions by the Company of inmate facility contracts and from the intangible assets related to the acquisition of AmeriTel and Talton Telecommunications in December 1996, and the acquisition of STC and CCC in June and July of 1997, respectively.

  Operating Income--The Company's operating income decreased by $3.9 million, from $5.6 million for the nine months ended September 30, 1996 to $1.7 million for the nine months ended September 30, 1997, as a result of the factors described above. The Company's operating margin decreased from 13.1% for the nine months ended September 30, 1996 to 3.2% for the nine months ended September 30, 1997 primarily due to the increase in amortization expense associated with the Company's acquisitions described above.

  Other (Income) Expense--Other (income) expense, consisting primarily of interest expense, increased by $5.8 million, from $1.4 million for the nine months ended September 30, 1996 to $7.2 million for the nine months ended September 30, 1997. The increase was primarily due to interest expense associated with indebtedness incurred by the Company in connection with acquisitions and completion of the Offering in the principal amount of $115.0 million in June 1997.

  Extraordinary Loss--The Company incurred an extraordinary loss of $4.4 million in 1997 related to the write-off of the unamortized deferred loan costs and the unamortized discount on its senior subordinated notes, in conjunction with the repayment of this debt.

  Net Income (Loss)--The Company's net income decreased by $11.8 million, from $2.6 million for the nine months ended September 30, 1996 to a loss of $9.2 million for the nine months ended September 30, 1997, as a result of the factors described above.

  EBITDA--EBITDA increased by $2.8 million, from $7.9 million for the nine months ended September 30, 1996 to $10.7 million for the nine months ended September 30, 1997. EBITDA as a percentage of operating revenues increased from 18.5% for the nine months ended September 30, 1996 to 20.0% for the nine months ended September 30, 1997, primarily due to increased revenues and lower operating costs, excluding amortization and depreciation, as a percentage of revenue as discussed above.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Operating Revenues. The Company's operating revenues increased by $18.9 million, or 46.7%, from $40.3 million for the year ended December 31, 1995 to $59.2 million for the year ended December 31, 1996. The increase in operating revenues was primarily due to (i) the addition of operating revenues from the Company's acquisitions of contracts covering 76 inmate facilities during 1995 (the results of which were reflected for the full year in 1996) and contracts covering 140 inmate facilities during 1996; (ii) operating revenues from the Company's contract with the state of Alabama, a portion of which become operational during the last half of 1995; and (iii) increases in operating revenues from the Company's addition of new contracts covering 130 inmate facilities, net of contract terminations, during 1995 (the results of which were reflected for the full year in 1996) and, to a lesser extent, from the addition of new contracts during 1996.

  Operating Expenses. Total operating expenses increased $15.4 million, from $36.8 million in 1995 to $52.2 million in 1996. Operating expenses as a percentage of operating revenues decreased 2.9% from 91.2% for the year ended December 31, 1995 to 88.3% for the year ended December 31, 1996. The decrease in operating expenses as a percentage of revenues is primarily due to a decrease in telecommunication costs resulting from lower long distance rates from more favorable long distance service contracts and decreases in local exchange costs, SG&A expenses, and field operations and maintenance expenses primarily as a result of the fixed portion of these expenses being spread over a higher revenue base.

  Telecommunication costs increased by $6.9 million, from $18.7 million in 1995 to $25.6 million in 1996. Telecommunication costs represented 46.3% of operating revenues in 1995 and 43.3% of operating revenues in 1996, a decrease of 3.0%. The dollar increase is primarily due to increased costs associated with higher call volumes, while the percentage decrease is primarily due to lower long distance rates from more favorable long distance service contracts and decreases in local exchange costs.

  Facility commissions increased by $5.8 million, from $9.6 million in 1995 to $15.4 million in 1996. Facility commissions represented 23.8% of operating revenues in 1995 and 26.1% of operating revenues in 1996, an increase of 2.3%. The increase is primarily due to higher commission rates on the Company's contract with the State of Alabama and on acquired inmate facility contracts.

  Field operation and maintenance costs increased by $568,000, from $1.5 million in 1995 to $2.0 million in 1996. Field operation and maintenance costs represented 3.6% of operating revenues in 1995 and 3.4% of operating revenues in 1996, a decrease of 0.2%. The dollar increase is primarily due to increased costs associated with serving a larger account base, while the percentage decrease is primarily due to the effect of spreading fixed costs over a larger revenue base.

  SG&A increased by $204,000, from $4.1 million in 1995 to $4.3 million in 1996. SG&A represented 10.1% of operating revenues in 1995 and 7.3% of operating revenues in 1996, a decrease of 2.8%. The decrease in SG&A as a percentage of operating revenues is primarily due to the effect of spreading fixed costs over a larger revenue base.

  Depreciation and Amortization--depreciation and amortization costs increased by $1.1 million, from $3.0 million in 1995 to $4.1 million in 1996. Depreciation and amortization costs represented 7.4% of operating revenues in 1995 and 7.0% of operating revenues in 1996, a decrease of 0.4%. The dollar increase is primarily due to $600,000 in additional depreciation and amortization expense resulting from the Company's acquisitions of AmeriTel and Talton Telecommunications in December 1996.

  The Company incurred a non-recurring expense of $684,000 in 1996 related to $434,000 in bonuses paid by AmeriTel prior to its acquisition by the Company and $250,000 paid by AmeriTel to settle a lawsuit. Such expense represented 1.2% of operating revenues in 1996.

  Operating Income. The Company's operating income increased by $3.5 million, from $3.5 million in 1995 to $7.0 million in 1996, as a result of the significant increase in operating revenues offset in part by the increase in operating costs discussed above. The Company's operating income margin increased from 8.8% in 1995 to 11.7% in 1996 due to the factors described above.

  Other (Income) Expense. Other (income) expense, consisting primarily of interest expense, increased by $780,000 from $1.3 million in 1995 to $2.1 million in 1996. The increase was primarily due to increased interest expense associated with indebtedness incurred by the Company in connection with the acquisitions of AmeriTel and Talton Telecommunications.

  Net Income (Loss). The Company's net income increased by $1.7 million, from $1.3 million in 1995 to $3.0 million in 1996 as a result of the factors described above.

  EBITDA. EBITDA increased by $4.5 million from $6.6 million in 1995 to $11.1 million in 1996. EBITDA as a percentage of operating revenues increased from 16.3% in 1995 to 18.8% in 1996 due to the factors described above.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Operating Revenues. The Company's operating revenues increased by $16.4 million, or 68.8%, from $23.9 million for the year ended December 31, 1994 to $40.3 million for the year ended December 31, 1995. The increase in operating revenues was primarily due to (i) the addition of operating revenues from the Company's acquisitions of contracts covering 284 inmate facilities in 1994 (the results of which were reflected for the full year in 1995) and contracts covering 76 inmate facilities in 1995; (ii) operating revenues from the Company's contract with the state of Alabama, a portion of which became operational during the last half of 1995: and (iii) increases in operating revenues from the Company's addition of new contracts covering 69 inmate facilities, net of contract terminations, during 1994 (the results of which were reflected for the full year in 1995) and, to a lesser extent, from the addition of new contracts during 1995.

  Operating Expenses. Total operating expenses increased $15.2 million, from $21.6 million in 1994 to $36.8 million in 1995. Operating expenses as a percentage of operating revenues increased 0.7%, from 90.5% in 1994 to 91.2% in 1995. The increase in operating expenses was primarily due to increased costs associated with servicing acquired inmate facility contracts. The increase in operating expenses as a percentage of revenues is attributable primarily to increased facility commissions, which was primarily due to the higher commission rates on the Company's contract with the state of Alabama, which became operational during the last half of 1995. The increase in 1995 operating expenses as a percentage of revenues was also due to an increasing reserve for bad debts associated with higher uncollectible accounts in certain territories into which the Company expanded, primarily Iowa, Wisconsin, and Minnesota.

  Telecommunication costs increased by $6.9 million, from $11.8 million in 1994 to $18.7 million in 1995. Telecommunication costs represented 49.2% of operating revenues in 1994 and 46.3% of operating revenues in 1995, a decrease of 2.9%. The dollar increase is primarily due to higher expenses associated with increased call volume, while the percentage decrease is primarily due to lower billing costs as the Company implemented its direct billing agreements for a portion of its call volume and to lower bad debt.

  Facility commissions increased by $5.7 million, from $3.9 million in 1994 to $9.6 million in 1995. Facility commissions represented 16.3% of operating revenues in 1994 and 23.8% of operating revenues in 1995, an increase of 7.5%. The increases are primarily due to the higher commission rates on the Company's contract with the State of Alabama, which became operational during the second half of 1995.

  Field operation and maintenance costs increased by $423,000, from $1.0 million in 1994 to $1.5 million in 1995. Field operation and maintenance costs represented 4.4% of operating revenues in 1994 and 3.6% of operating revenues in 1995, a decrease of 0.8%. The decrease as a percentage of operating revenues is primarily due to economies of scale associated with servicing a larger account base.

  SG&A increased by $1.5 million, from $2.6 million in 1994 to $4.1 million in 1995. SG&A represented 10.8% of operating revenues in 1994 and 10.1% of operating revenues in 1995, a decrease of 0.7%. The dollar increase is primarily due to increased costs required to service acquired inmate facility contracts, while the decrease as a percentage of operating revenues is due primarily to economies of scale associated with such acquisitions.

  DEPRECIATION AND AMORTIZATION--depreciation and amortization costs increased by $607,000, from $2.4 million in 1994 to $3.0 million in 1995. Depreciation and amortization costs represented 9.8% of operating revenues in 1994 and 7.4% of operating revenues in 1995, a decrease of 2.4%. The dollar increase is primarily due to increased depreciation and amortization relating to acquired and new inmate facility contracts, while the percentage decrease is primarily due to proportionately less depreciation and amortization applied to a higher revenue base.

  Operating Income. The Company's operating income increased by $1.2 million, from $2.3 million in 1994 to $3.5 million in 1995, as a result of higher revenues, net of the increases in operating costs discussed above. The Company's operating income margin decreased from 9.5% in 1994 to 8.8% in 1995 primarily due to higher operating costs.

  Other (Income) Expense. Other (income) expense, consisting primarily of interest expense, increased by $697,000, from $611,000 in 1994 to $1.3 million in 1995. The increase was due primarily to additional borrowings to fund acquisitions of inmate facility contracts.

  Net Income. The Company's net income decreased by $319,000, from $1.7 million in 1994 to $1.3 million in 1995, as a result of the factors described above.

  EBITDA. EBITDA increased by $1.9 million, from $4.7 million in 1994 to $6.6 million in 1995. EBITDA as a percentage of operating revenues decreased from 19.9% in 1994 to 16.3% in 1995 due primarily to the increases in facility commissions discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operating activities was $1.0 million for the nine months ended September 30, 1997, as compared to $4.7 million for the nine months ended September 30, 1996. Net cash used in operating activities was $5.9 million and $4.1 million for the years ended December 31, 1996 and 1995, respectively. Net cash used in operating activities consisted primarily of increases in accounts receivable associated with the addition of new inmate facility contracts.

  Cash used in investing activities was $27.8 million for the nine months ended September 30, 1997, consisting primarily of cash outflows to purchase STC and CCC, as compared to $6.3 million for the nine months ended September 30, 1996. Cash used in investing activities was $54.8 million in 1996, consisting primarily of cash outflows for acquisitions. Cash used in investing activities was $8.0 million in 1995, consisting primarily of acquisitions of inmate facility contracts.

  Cash provided by financing activities was $43.0 million for the nine months ended September 30, 1997 consisting primarily of the issuance of the $115.0 million Senior Notes, and offset by the repayment of the Company's Senior Credit Facility, Senior Subordinated Notes, and Subordinated Notes, as compared to $.5 million for the nine months ended September 30, 1996. Cash provided by financing activities was $48.4 million and $4.8 million in 1996 and 1995, respectively, and consisted primarily of proceeds from borrowings under credit facilities and the issuance of equity by the Company's predecessors to finance revenue growth and acquisitions. Financing activity in 1996 included the issuance of equity by the Company in connection with the acquisitions of AmeriTel and Talton Telecommunications in December 1996. See "Certain Relationships and Related Transactions; Historic Relationships and Related Transactions." The Company raised $115.0 million in proceeds in connection with the issuance of the Senior Notes in June 1997, of which $67.2 million was used to repay amounts outstanding under the Company's Senior Credit Facility, Senior Subordinated Notes, and Subordinated Notes; $9.9 million (subject to adjustment) was used to acquire STC and 100% of its affiliate, LETI; and $5.8 million was used to pay deferred financing costs related to the Senior Notes. The remaining net proceeds of $32.1 million along with $18.4 million of proceeds from the Company's Senior Credit Facility were used to consummate the CCC Acquisition and the Invision Acquisition.

  As of September 30, 1997, the Company had approximately $115.6 of long-term indebtedness outstanding, a deficit in stockholders' equity of $2.2 million, and $16.6 million of cash. On July 30, 1997, the Company's Senior Credit Agreement was amended to provide the Company a $35 million revolving loan commitment. Subsequent to September 30, 1997, the Company borrowed $30 million under its revolving loan committment to fund the Invision Acquisition and provide additional liquidity.

  The Company expects that its principal sources of liquidity will be cash flow from operations, and borrowings under the revolving loan commitment. The Company anticipates that its principal uses of liquidity will be to provide working capital, finance future acquisitions, and meet debt service requirements. The Company anticipates that its primary capital expenditures for the next 12 months will be for upgrades to its technology infrastructure of approximately $500,000 and for capital items required to implement new contracts entered into by the Company. Management believes that cash flow from operations and from credit facilities that management believes will be available to the Company will be sufficient to fund the requirements of the Company for the next 12 months.

  As of September 30, 1997, the Company had approximately $115.6 million of long-term indebtedness outstanding, including (i) $115 million of Senior Notes outstanding at an interest rate of 11.0% and (ii) $.6 million of other indebtedness consisting primarily of contingent acquisition costs and capital leases.

  As of July 30, 1997 the Company and its Lenders (as defined) have entered into an amendment and restatement of the Existing Credit Facility whereby the Senior Credit Facility was established in the maximum principal amount of $35.0 million. Amounts borrowed under the Senior Credit Facility will bear interest, at the option of the Company, at either (i) the Base Rate (i.e., the higher of CIBC's reference rate and the overnight federal funds rate plus 0.5%) plus a margin that is expected to vary from 0.25% to 2.75%, depending on the Company's Total Debt to EBITDA Ratio (as defined in the Senior Credit Facility); or (ii) the LIBOR Rate (as defined in the Senior Credit Facility) plus a margin that is expected to vary from 1.5% to 4.0%, depending on the Company's Total Debt to EBITDA Ratio. The Senior Credit Facility requires quarterly interest-only payments on Base Rate Loans, and periodic interest-only payments based on the applicable interest period on IBOR Rate loans, but at least quarterly, until maturity. The Senior Credit Facility will mature on December 31, 2000, at which time the outstanding principal and all accrued and unpaid interest will be due. See "Description of Other Indebtedness--Senior Credit Facility."

  The Company is also in discussions with its Lenders to obtain a senior secured facility to be used for permitted acquisitions and for working capital purposes. The Company anticipates that this new senior secured credit facility will consist of a $55.0 million acquisition facility and a $25.0 million working capital revolving credit facility. The Company believes that covenants substantially similar to those contained in the Senior Credit Facility will be applicable to the acquisition facility. The Company believes that borrowings under the new senior secured credit facility will be cross-collateralized and cross-defaulted with the Senior Credit Facility. The new senior secured credit facility would likely be subject to mandatory prepayments over its term. The Company is currently in negotiations regarding such facility, and the Company anticipates entering into the new senior secured credit facility before the consummation of the Exchange Offer. There can be no assurance, however, that the Company will be successful in obtaining such a senior secured credit facility.

  Concurrently with the consummation of the Offering, the Company expensed approximately $4.4 million to write off previously incurred deferred financing costs related to the Existing Credit Facility, the Senior Subordinated Notes, and the Subordinated Talton Note, which were repaid with the net proceeds of the Offering. These expenses have been accounted for as an extraordinary loss on the early extinguishment of debt.

  Management expects that cash flow from operations along with additional borrowings under existing and future credit facilities will be sufficient to meet the Company's requirements for the remainder of 1997. The Company spent $27.8 million for the nine months ended September 30, 1997. The Company expects to spend approximately $4.5 million in capital expenditures in the remainder of 1997 for new installations and equipment purchases for its billing and inquiry center. In July of 1997, the Company acquired substantially all of the assets of CCC for a purchase price of $10.5 million, subject to adjustment. On October 6, 1997, the Company completed the Invision Acquisition for a purchase price of $40.0 million in cash and approximately $2.0 million in assumption of liabilities, subject to adjustment and subject to a provision for working capital of approximately $1.2 million provided to the Company pursuant to the purchase agreement. The Company financed these acquisitions through proceeds from the Offering. In addition, the Company used approximately $53.2 of the proceeds of the Offering to repay all outstanding principal and interest under the Existing Credit Facility. The Company currently anticipates that interest payments of approximately $15.7 million per year through December 31, 2000 will be required under the terms of the Senior Notes and the Senior Credit Facility. As of the date of this Prospectus, the Company has approximately $5.0 million of unused borrowing capacity under its current Senior Credit Facility. The Company believes that this currently available borrowing capacity together with its cash flows will be adequate to support its current operations through December 31, 1998.

  The Company intends to pursue additional acquisitions to expand its base of installed inmate telephones and consider acquisition opportunities from time to time. There can be no assurance that the Company will have sufficient available capital resources to realize its acquisition strategy. Such future acquisitions, depending on their size and the form of consideration, may require the Company to seek additional debt or equity financing.

  The Senior Credit Facility and the Indenture contain numerous restrictive covenants including, among others, limitations on the ability of the Company to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, or to merge or consolidate with another entity. The Senior Credit Facility also requires the Company to meet certain financial tests on a consolidated basis, some of which may be more restrictive in future years. The Company's failure to comply with its obligations under the Senior Credit Facility or the Indenture, or in agreements relating to indebtedness incurred in the future, could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under other financing arrangements that may contain cross-acceleration or cross-default provisions. In addition, because interest under the Company's Senior Credit Facility accrues at floating rates, the Company remains subject to interest rate risk with respect to a significant portion of its indebtedness. See "Description of the Other Indebtedness--Senior Credit Facility"; and "Description of Senior Notes."

  The Company is a holding company, the assets of which consist principally of the stock of its Subsidiaries, through which it conducts substantially all of its operations. The Company's ability to pay interest on the Senior Notes and to satisfy its other obligations will depend upon dividends or other distributions of funds from its Subsidiaries. The Company's Subsidiaries are distinct legal entities, and the rights of holders of the Senior Notes against the Subsidiary Guarantors will be subject to the rights of the Subsidiary Guarantors' creditors, to the extent senior to the obligations of the Subsidiary Guarantors. The future operating performance of its Subsidiaries will be affected by economic conditions, and financial, business, and other factors, many of which are beyond the Company's control. The Company's Subsidiaries are parties to no contractual agreements that would restrict their ability to pay dividends or advance funds to the Company. As of the date of this Prospectus there is aggregate indebtedness of $600,000 of the Company's Subsidiaries that is effectively senior to the Senior Notes because the Company is a holding company. See "Risk Factors--Holding Company Structure." The Company has pledged all of the outstanding capital stock of its Subsidiaries to secure its obligations under the Senior Credit Facility. The Senior Credit Facility and all obligations thereunder are also secured by a first priority lien on substantially all of the assets of the Company's Subsidiaries, including future Subsidiaries. There can be no assurance that the operating cash flow of the Company's Subsidiaries will be sufficient to meet the Company's operating expenses and debt service obligations.

INCOME TAXES

  Since the Company's acquisitions of AmeriTel and Talton Telecommunications were stock purchases, the Company was required to retain the tax bases of AmeriTel and Talton Telecommunications in the assets acquired. As a result, the Company will not be entitled to a tax deduction for the amortization of goodwill or the depreciation and amortization of certain other tangible and intangible assets related to these acquisitions. The Company has provided deferred income tax liabilities for differences in the financial accounting and tax bases of its tangible and identifiable intangible assets. However, in accordance with the requirements of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," future amortization of non-deductible goodwill will be treated as a permanent difference in the Company's financial statements.

REVENUES AND COST SYNERGIES

  The combined historical results of operations of the Company do not give effect to the historical operating results of the acquisitions of Tataka, STC, CCC, and Invision, prior to their respective acquisition dates. While the pro forma financial data included in this Prospectus does give effect to these acquisitions as if they were consummated on January 1, 1996, the pro forma financial data do not give effect to any events occurring after consummation of the acquisitions, other than as specified. See "Pro Forma Financial Data."

  During 1996, regulatory authorities approved certain increases and decreases in tariff rates the Company is allowed to charge its customers, which had the net effect of increasing the Company's revenues for the periods during 1996 after such rates became effective. As a result of these tariff rate increases and decreases during 1996, the Company believes that it is probable that its future operating results will reflect higher net revenues than those reflected on both a historical and pro forma basis for the year ended December 31, 1996.

  As part of the Company's business and operating strategy, it has developed a billing and bad-debt management system that management believes will significantly reduce operating costs in the future. This billing and bad-debt management system includes pre-established call blocking limits, validation and credit checks on all call attempts, and the generation of timely call reporting information, which enable the Company to identify customers of marginal credit quality more quickly. After the completion of each of the Company's acquisitions, the Company has begun the implementation of this billing and bad-debt management system at each acquired business. While this implementation process takes time to complete, the implementation of this billing and bad-debt management system generally results in some reduction in revenues as pre-established call blocking limits are established, which is generally more than offset by favorable cost savings, especially in the area of lower bad-debt expense. In the case of the Invision Acquisition, however, the implementation of the pre-established call blocking limits has resulted in increased 1997 revenues because the Company increased Invision's call blocking limits from unusually low limits established by Invision in late 1996.

  Set forth below is a summary of the effect of these revenue and cost synergies on pro forma EBITDA for the year ended December 31, 1996 and the nine months ended September 30, 1997, had these revenue and cost synergies been fully implemented as of January 1, 1996. The effect of net tariff rate increases is shown net of related increases in operating expenses such as commissions and the billing and collections and bad-debt expense components of telecommunications costs. The effect of implementation of the billing and bad-debt management system results in higher revenues at Invision for 1997 and lower bad-debt expense for all the acquired businesses for 1996 and 1997, partially offset by related changes in revenues, facility commissions, long distance charges, and validation and other costs. The effect of these changes is based on estimates and assumptions made and believed to be reasonable by the Company and are inherently uncertain and subject to significant business, economic, and competitive contingencies, many of which are beyond the control of the Company, and are based on assumptions with respect to future business decisions that are subject to change. See "Special Note Regarding

Forward-Looking Statements." The material assumptions on which the information in the following table is based are as follows:

    (1) the Company would have immediately increased their rates charged to customers in conjunction with tariff rate changes in 1996 upon the effective date of such changes in the applicable jurisdictions. The adjustment is calculated as if such changes were effective as of January 1, 1996. The effect of such rate increases, based on these assumptions, would have increased the Company's pro forma 1996 operating revenue by approximately 1.7% with a corresponding increase in commissions, billing and collection fees, and bad debt expense. Such incremental expenses are assumed to approximate the Company's pro forma ratios of such costs to pro forma revenues.

    (2) the Company would realize savings on a pro forma basis in both 1996 and 1997 from the full implementation of the Company's billing and bad debt management system. The savings from such implementation are estimated on a pro forma basis by assuming the Company's Subsidiaries that had not already implemented the billing and bad debt management system could reduce their bad debt by implementing Talton Telecommunications's billing and bad debt management system. This estimate is based on historical bad debt percentages experienced by Talton Telecommunications. Finally, the Company would successfully increase revenue in 1997 at its Invision Subsidiary by relaxing this Subsidiary's very restrictive call blocking program, which was implemented in late 1996. The increases in revenue from such policy changes is assumed to have increased 1997 Invision revenues by approximately 15% with a corresponding increase in commission expense, billing and collection fees, and bad debt expense, estimated upon pro forma Invision direct cost ratios to pro forma Invision revenues.

The following table should not be viewed as indicative of actual historical or future results and were not prepared with a view towards compliance with published guidelines of the Commission or the AICPA with respect to prospective financial information and have not been examined or compiled by any certified public accountant.

                                                YEAR ENDED      NINE MONTHS
                                               DECEMBER 31, ENDED SEPTEMBER 30,
                                                   1996            1997
                                               ------------ -------------------
   Pro forma EBITDA..........................    $24,907          $15,033
   Effect of net tariff rate increases.......      1,342
   Effect of full implementation of the
    Company's billing and bad-debt management
    systems..................................      3,927            6,655
                                                 -------          -------
   EBITDA (as adjusted)......................    $30,176          $21,688
                                                 =======          =======

ACCOUNTING PRONOUNCEMENTS

  During 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from use of the asset and its eventual disposition to the carrying amount of the asset. The adoption of this pronouncement had no material impact on the Company's financial statements.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock-based compensation is not mandatory, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting to disclose pro forma net income and earnings per share under the new method. During 1996, the Company's predecessor, AmeriTel, implemented the disclosure requirements of this pronouncement. During 1996, neither the Company nor Talton Telecommunications was a party to any stock-based compensation plans requiring the implementation of SFAS No. 123.

                                   BUSINESS

GENERAL

  The Company is the largest independent provider of inmate telecommunications services to correctional facilities operated by city, county, and state authorities and other types of confinement facilities such as juvenile detention centers, private jails, and halfway houses. As of September 30, 1997, the Company owned and operated inmate telephones located in 1,781 correctional facilities in 43 states. Management believes that the Company provides inmate telecommunications services to over 75% of the county correctional facilities in the states of Alabama, Illinois, Iowa, Kansas, Missouri, Nebraska, and Utah and to over 50% of the county correctional facilities in the states of Colorado, Idaho, Indiana, Kentucky, Minnesota, Mississippi, Montana, Ohio, Oklahoma, South Dakota, and Tennessee. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company generated pro forma revenues of $139.4 million and $102.5 million, respectively, and pro forma EBITDA (as defined) of $24.9 million and $15.0 million, respectively. Management estimates that the market for local and county correctional facilities exceeds $700,000,000 in gross revenues annually. Management estimates that approximately 55% of this market is controlled by RBOCs or other LECs and by IXCs. The remainder of this market is served by independent service providers such as the Company, with the Company accounting for approximately 50% of the market served by independent service providers. Management believes that no other independent provider accounts for more than 5% of the revenue derived from inmate telephone operations at local and county correctional facilities.

  The Company's inmate telecommunications business consists of owning, operating, servicing, and maintaining a system of telephones located in correctional facilities and providing related services. The Company enters into multi-year agreements with the correctional facilities pursuant to which the Company serves as the exclusive provider of telecommunications services to inmates within each facility. In exchange for the exclusive service rights, the Company pays a negotiated commission to the correctional facility based upon actual inmate telephone use. The Company installs and generally retains ownership of the telephones and related equipment. Under the terms of the Company's agreements with correctional facilities, these commissions are a function of revenues generated from inmate telephone use. For the nine months ended September 30, 1997 pro forma facility commissions were approximately 28% of pro forma operating revenues. In addition, the Company provides services that are tailored to the specialized needs of the corrections industry and to the requirements of the individual correctional facility, such as a specialized law enforcement management system, call activity reporting, and call blocking. The Company also generates revenues from public pay telephones that are ancillary to its inmate telecommunications business.

  The Company was formed in November 1996 to consummate the acquisitions of AmeriTel and Talton Telecommunications, thereby combining the unique strengths of two recognized independent providers of inmate telecommunications services. The Company was formed by EUF Talton, an affiliate of EUFCC, a private investment banking and consulting firm, the principals of which are experienced in acquiring and integrating the operations of companies in consolidating industries. The Company has recently been awarded the contract with the Department of Corrections of the State of North Carolina to provide inmate telephone services. The agreement covers 96 correctional facilities with a current inmate population of approximately 32,000. The Company will also provide coin telephone service for 1,600 telephones throughout North Carolina in connection with this contract. With the acquisition of AmeriTel, the Company acquired a management team with extensive experience in identifying, consummating, and integrating acquisitions in the inmate telecommunications industry. With Talton Telecommunications, the Company acquired a billing and bad-debt management system that management believes significantly reduces operating costs and affords the Company a competitive advantage in the industry. With the acquisition of STC, the Company augmented its information technology and services offered with, among other assets, a specialized law enforcement management information system. The Company believes that this system will be instrumental in retaining STC's customers and will assist the Company in retaining existing and obtaining new customers.

  On July 31, 1997, the Company acquired CCC. With this acquisition, the Company acquired CCC's proprietary call processor technology, which management believes will reduce the Company's installation and operating costs. CCC generated revenues of approximately $9.6 million in 1996. On October 6 , 1997, the Company consummated the Invision Acquisition. Invision generated revenues of approximately $48.9 million in 1996.

  The Company has pursued a strategy of increasing its installed base of inmate telephones through selective acquisitions of other inmate telecommunications operators and has successfully completed 27 acquisitions in the industry since 1993. The following table sets forth the acquisition history of the Company:

                                                                        TOTAL NUMBER OF           PRIMARY
 DATE                          SELLER                                  FACILITIES SERVED       STATES SERVED
 ----                          ------                                  -----------------       -------------
 January 1993                  Pay-Comm Systems Corp.                           7        Iowa
 January 1993 to February 1994 Pay-Tel of America, Inc.                        94        Colorado, Iowa, Kansas,
                               (4 transactions)                                          Missouri,
                                                                                         Oklahoma, South Dakota,
                                                                                         Wisconsin
 February 1993                 Best Serve, Inc.                                60        Iowa, Kansas, Missouri,
                                                                                         Nebraska,
                                                                                         South Dakota
 July 1993                     Coin Telephone, Inc.                            37        North Carolina, South
                                                                                         Carolina
 April 1994                    Ad/Vantage Communications                       12        Missouri, Iowa, South
                               Consultants, Inc.                                         Dakota
 April 1994                    World Communications                             1        Missouri
 June 1994 to June 1996        Peoples Telephone Company, Inc.                224        Arkansas, Colorado
                               (6 transactions)                                          Idaho, Iowa, Kansas,
                                                                                         Minnesota, Missouri,
                                                                                         Nebraska, New Mexico,
                                                                                         North Dakota, Oklahoma,
                                                                                         South Dakota, Utah,
                                                                                         Washington, Wisconsin
 September 1994                Phone Management Properties                      8        Minnesota
 October 1994                  Midwest Communications, Inc.                     9        Minnesota, North Dakota
 October 1994                  Star Payphones, Inc.                            10        Minnesota
 March 1995                    Inmate Tel.                                     26        Louisiana, Mississippi,
                                                                                         Texas
 June 1995                     Publicom, Inc.                                  26        Indiana, Michigan, Ohio
 January 1996                  Intellipay Systems, Inc.                        37        Indiana, Michigan, Ohio,
                                                                                         West Virginia
 May 1996                      Value-Added Communications, Inc.                 3        Florida
 June 1996                     Executone (Steelweb, Inc.)                      57        California, Colorado,
                                                                                         Kansas, Maryland,
                                                                                         Oklahoma, South
                                                                                         Carolina, Tennessee,
                                                                                         Texas, Washington
 February 1997                 North American Intellicom                        5        Oklahoma, Texas
 May 1997                      Tri-T, Inc. (Tataka)                            20        Utah
 July 1997                     Correctional Communications                     26        California
                               Corporation (CCC)
 October 1997                  Communications Central, Inc. (Invision)        595        California, Illinois,
                                                                                         Indiana, Kentucky,
                                                                                         Massachusetts, Tennessee

INDUSTRY OVERVIEW

 Corrections Industry

  The corrections industry has experienced dramatic growth over the last decade as a result of societal and political trends. Recent anti-crime legislation, including mandatory sentencing guidelines, limitations on parole, and spending authorizations for crime prevention and construction of additional correctional facilities have contributed to this industry growth. The U.S. has one of the highest incarceration rates of any country in the world. The U.S. Department of Justice estimates that as of June 30, 1996 there were approximately 1.6 million inmates housed in U.S. correctional facilities, or approximately one inmate for every 163 U.S. residents. Of this total, approximately two-thirds were housed in federal and state prisons and approximately one-third were housed in city and county correctional facilities.

  According to U.S. Department of Justice statistics, the inmate population in federal and state prisons, which generally house inmates for longer terms than city and county facilities, increased from approximately 743,000 at December 31, 1990 to approximately 1.1 million at June 30, 1996, representing an average annual growth rate of approximately 7.6%. The inmate population in city and county facilities, which generally house inmates for terms of one year or less, increased from approximately 405,000 at June 30, 1990 to approximately 518,000 at June 30, 1996, representing an average annual growth rate of approximately 4.2%. At June 30, 1996, approximately 92.0% of city and county jail capacity in the U.S. was occupied.

  Over the past several years, the private corrections industry has also experienced dramatic growth. Increasing costs and rising inmate populations have led a number of jurisdictions to privatize all or a portion of their corrections operations in an attempt to control or lower expenditures. From December 31, 1989 to December 31, 1996, the rated capacity of privately managed adult correctional facilities in the U.S. increased from 10,973 beds to 77,584 beds, representing an annual growth rate of approximately 32.2%. Although 25 states have expressed statutory authority for privatized corrections at the state level, only approximately 2.6% of the nation's inmate population was housed in privately managed facilities as of December 31, 1996.

 Inmate Telecommunications Industry

  The inmate telecommunications industry is characterized by the specialized telecommunications systems and related services required to address the unique needs of the corrections industry. Security and public safety concerns associated with inmate telephone use require that correctional facilities have the ability to control inmate access to telephones and to certain telephone numbers and to monitor inmate telephone activity. In addition, concerns regarding fraud and the credit quality of the parties billed for inmate telephone usage have also led to the development of systems and procedures unique to this industry.

  Inmate telephones in the U.S. are operated by a large and diverse group of service providers, including RBOCs, other LECs, IXCs, such as AT&T, MCI, Sprint, and LDDS/Worldcom, and independent public pay telephone and inmate telephone companies. Within the inmate telecommunications industry, companies compete for the right to serve as the exclusive provider of inmate calling services within a particular correctional facility. Contracts may be awarded on a facility-by-facility basis, such as for most city or county correctional systems, which generally include small and medium-sized facilities (less than 250 beds), or system-wide, such as for most state prison systems. Generally, contracts for federal facilities and state systems are awarded pursuant to a competitive bidding process, while contracts for city and county facilities are often negotiated with a single party. Contracts generally have multi-year terms and typically contain renewal options. As part of the service contract, the service provider generally installs, operates, and maintains all inmate telecommunications equipment. In exchange for the exclusive contract rights, the service provider pays a commission to the operator of the correctional facility based upon inmate telephone use.

  Inmates are generally allowed to make only collect calls from correctional facilities. Because collect calls have, on average, the second highest revenue per call (after operator-assisted, person-to-person calls), revenues per inmate telephone have historically been higher than for public pay telephones. In addition, maintenance and related labor costs for inmate telephones are generally lower than for public pay telephones due to the use of automated operator services and the absence of expenses associated with coin collection and repairs of coin mechanisms. However, the inmate telecommunications industry has also historically experienced higher levels of uncollectible accounts and fraud than the public pay telephone market.


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

BUSINESS STRATEGY

  The Company was formed to capitalize on consolidation opportunities that the Company believes exist within the highly fragmented inmate telecommunications industry. The Company's primary business objectives are to be a cost-efficient, high-quality provider of telecommunications services to correctional facilities in the U.S. and to continue to expand its installed base of inmate telephones. The Company has developed and is implementing the following strategies to meet these objectives:

  . Target the corrections industry with specialized products and services. The Company has developed specialized telecommunications systems and services to focus on the unique needs of the corrections industry. In addition to telecommunications services, the Company offers its LEMS system, which includes jail management, victim notification, and prisoner profile software packages.

   The Company markets its telecommunications system and services through a sales force consisting largely of former law enforcement officials and others with experience in the corrections and telecommunications industries. The Company also maintains a staff of trained field service technicians and independent telecommunications service contractors, which enables the Company to respond quickly (typically within 24 hours) to service interruptions. In each of the last three years, the Company has retained in excess of 95% of its beginning of the year customer base through contract extensions or renewals.

  . Reduce operating costs and bad-debt expense. The Company has developed a billing and bad-debt management system that management believes significantly reduces operating costs and affords the Company a competitive advantage in the inmate telecommunications industry. Management believes that, through the use of the Company's system, which was developed by Talton Telecommunications, the Company has achieved levels of billing and collection costs and bad-debt expense that are generally lower than those experienced by other competitors in the inmate telecommunications industry. Management is currently implementing this system throughout the Company's existing operations and intends to implement this system in future acquired operations.

   The Company also utilizes direct billing agreements with LECs to bill and collect a majority of its operating revenues. Under the direct billing agreements, the LEC includes charges for the Company's services on the local telephone bill sent to the recipient of inmate collect calls. Management believes that direct billing arrangements with LECs are advantageous because they eliminate the costs associated with third party billing arrangements that are utilized by a majority of independent inmate telecommunications companies, expedite the billing and collection process, increase collectibility, and reduce account charge-offs. As of November 30, 1996, the Company had negotiated direct billing agreements with BellSouth and GTE South, which enabled the Company to direct bill approximately 46% of its pro forma operating revenues. The increased telecommunications traffic that resulted from the combination of AmeriTel and Talton Telecommunications enabled the Company to enter into new direct billing arrangements, which, as of June 1997, enabled the Company to direct bill in excess of 85% of its operating revenues.

  . Expand through internal growth. The Company actively seeks to increase cash flow by installing additional telephones with current customers that are expanding and by securing new contracts. From January 1997 through September 1997, the Company signed 72 new contracts for facilities, including contracts for the state of Alaska and state of North Dakota prison systems and a new 1,500-bed CCA facility in Ohio. Through its sales force, the Company emphasizes the knowledge, experience, and reputation of the Company in the inmate telecommunications industry, its high level of service, and the additional specialized products and services offered by the Company to its correctional facility customers. Historically, the Company has focused on providing telecommunication services to small and medium-sized correctional facilities (typically city or county facilities with fewer than 250 beds). From June 30, 1990 to June 30, 1996, the inmate population in city and county jails increased at an average annual rate of approximately 4.2%, to approximately 518,000 of the 1.6 million individuals incarcerated in the U.S. The Company also intends to selectively pursue additional state and federal contracts that become available for bid.


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

   Management also believes that the growth of the private corrections industry provides the Company opportunities for further expansion. The private corrections industry has experienced dramatic growth over the last several years, with the rated capacity of privately managed adult correctional facilities in the U.S. increasing from 10,973 beds at December 31, 1989 to 77,584 beds at December 31, 1996, representing an annual growth rate of approximately 32.2%. As the largest provider of inmate telecommunications services to CCA, the largest private prison management company in the U.S., the Company is positioned to continue to benefit from the growth in the private corrections industry.

  . Pursue selective consolidating acquisitions. Management believes that the inmate telecommunications industry is highly fragmented, which affords significant opportunities for consolidation. Independent inmate telephone companies are generally small, local, or regional operators that may lack the financial resources and infrastructure necessary to achieve the efficiencies and economies of scale necessary to develop new systems and services to compete effectively for new customers and, as such, present attractive acquisition opportunities for the Company. In addition, management believes that the Telecom Act, which requires RBOCs to decouple their pay phone operations from their local telephone businesses, will contribute to the consolidation opportunities existing in the market. As a result of the decoupling mandated under the Telecom Act, RBOCs are no longer entitled to earn a minimum rate of return on their pay phone business, including their inmate pay phone business. In addition, RBOCs will be required to charge their own pay phone business the same rates for local exchange service that RBOCs charge to third party pay phone operators for the same service. For these reasons, and because of the incremental costs to the RBOCs to operate their pay phone business as a separate business, management believes that RBOCs may reevaluate their pay phone operations, which could increase acquisition opportunities for the Company.

   Management believes that the Company's experience in acquiring independent inmate telecommunication companies will be instrumental in identifying acquisition candidates, negotiating favorable terms, and integrating the acquired operations into the Company. Since January 1993, the Company has successfully completed 27 acquisitions ranging from the purchase of relatively small local inmate telecommunication service providers to the acquisition of larger groups of inmate facility telecommunications contracts and related assets, including those of Peoples Telephone Company, Inc. for a seven state region in the midwestern U.S. In May 1997, the Company acquired the inmate telecommunications operations of Tataka, the leading independent inmate telecommunications service provider in the state of Utah; on July 31, 1997, the Company acquired substantially all of the assets of CCC; and on October 6, 1997, the Company consummated the Invision Acquisition.

  . Increase geographic concentration/clustering. The Company seeks to increase market penetration in the states in which it operates. High market penetration contributes to operating efficiencies through economies of scale and enables the Company to provide better customer service and more meaningful call activity reports to its correctional facility customers. The Company currently serves all of the state operated correctional facilities and 63 of 72 county correctional facilities in Alabama, 83 of 95 county correctional facilities in Iowa, 82 of 94 county correctional facilities in Kansas, 104 of 108 county correctional facilities in Missouri, 52 of 67 county correctional facilities in Nebraska, 21 of 26 county correctional facilities in Utah, and over half of the county correctional facilities in Colorado, Minnesota, Mississippi, Oklahoma, and South Dakota.

  . Capitalize upon economies of scale. Management believes that the combination of AmeriTel and Talton Telecommunications, in addition to the completion of the STC Acquisition, has improved operating efficiencies, and that additional improvements in efficiency will result from future acquisitions. As a result of the increased telecommunications traffic and greater market leverage obtained by the Company in connection with its acquisitions of AmeriTel and Talton Telecommunications, the Company negotiated more favorable terms from its primary long distance carrier, LDDS/Worldcom, which has reduced the Company's long distance expenses. To the extent that the Company is successful in further increasing its telecommunications traffic through new installations or acquisitions, the Company expects to be able to negotiate even more favorable terms from its long distance providers. Management also believes that the continuing deregulation of local exchange services will enable the Company to negotiate more favorable rates from incumbent LECs and competitive local exchange carriers. In addition, management believes that the Company's existing infrastructure allows the Company to operate new and acquired inmate telephones in its existing markets without significant incremental field service, collection, and other general and administrative costs. Management believes that the expansion of the Company's installed base of inmate telephones will also allow the Company to enter into additional direct billing agreements, thereby decreasing billing and collection costs and bad-debt expense, and increasing the effectiveness of the Company's call validation process.

OPERATIONS

 Contracts

  The Company has contracts to provide inmate telecommunications services on an exclusive basis to correctional facilities ranging in size from small municipal jails to large, state-operated facilities, as well as other types of confinement facilities, including juvenile detention centers, private jails, and halfway houses. The Company's contracts have multi-year terms, and typically contain renewal options. Typically, the Company negotiates extensions of its contracts before the end of their stated terms, in each of the last three years, the Company has retained more than 95% of its beginning of the year customer base through contract extensions or renewals. Although the Company has experienced what management believes to be a high retention rate on contracts that come up for renewal, there can be no assurance that the Company will be successful in renewing existing inmate telephone contracts in the future. The average remaining term of the Company's contracts with facilities is approximately 3 years. The Company's contracts generally provide for automatic renewal unless terminated by written notice a specified period of time before the end of a calendar year. The Company believes that its customer retention rate for 1997 will be at least as favorable as its historical rate for the last three years.

 Marketing

  The Company seeks new contracts by participating in competitive bidding processes and by negotiating directly with the individuals or entities responsible for operating correctional facilities. The Company markets its inmate telecommunications services through a sales staff largely made up of former law enforcement officials and others with experience in the corrections and telecommunications industries who understand the specialized needs of correctional facilities. The Company's marketing strategy emphasizes the knowledge, experience, and reputation of the Company in the inmate telecommunications industry, its high level of service, and the additional specialized products and services offered by the Company. The Company relies on the experience and background of its sales staff to effectively communicate the capabilities of the Company to both existing and potential customers. In addition to conducting in-person sales calls on the operators of correctional facilities, the Company participates in trade shows and is active in local law enforcement associations.

  The Company has historically focused its marketing efforts on city and county correctional facilities. City and county facilities house inmates for shorter durations than federal and state prisons and generally have higher inmate call volumes. In addition, because bidding for contracts to serve city and county correctional facilities is generally less competitive than that for state and federal facilities, the Company pays relatively lower commission rates for these facilities. However, because of their smaller size and limited resources, these facilities typically require a higher level of service than federal and state facilities.

 Products and Services

  Management believes that the specialized products and services offered by the Company differentiate the Company from its competitors. These services include the use of the Company's LEMS system, which includes jail management, victim notification, and prisoner profile software packages. LEMS is a computer-based system that allows prison authorities to better manage facility operations and track operating information, including, among other data, inmate profiles, payroll, and inventory. The Company offers LEMS to correctional facilities at no up-front cost in exchange for lower commission rates and longer contract terms. LEMS is a key selling point for the Company to potential customers and will also be marketed to its existing customers. The Company also offers additional services tailored to the corrections industry such as Guardcheck, a system that verifies the completion of guard rounds, "man down" notification, an emergency notification system that indicates when a guard needs assistance, and jail training services. The Company's jail training services include Company sponsored training seminars for jail personnel on a variety of topics including safety and fraud detection. In addition, the Company's call activity reporting capabilities and its ability to control inmate access to specific telephone numbers through call blocking are valuable services to correctional facilities. These specialized products and services afford the Company a competitive advantage because it is less likely that a correctional facility will be able to replace all of the services provided by the Company from a single alternative source, or from several alternative sources, on an economical basis.

 Systems and Equipment

  The Company currently utilizes automated operator calling systems that consist of purchased and internally developed software applications installed on specialized equipment. The Company's specialized systems limit inmates to collect calls, validate and verify the payment history of each number dialed for billing purposes, and confirm that the destination number has not been blocked. If the number is valid and has not been blocked, the system automatically requests the inmate's name, records the inmate's response, and waits for the called party to answer. When the call is answered the system informs the called party that there is a collect call, plays back the name of the inmate in the inmate's voice, and instructs the called party to accept or reject the call. The system only completes calls that have been accepted by the called party.

  The system automatically records the details of each call (i.e., the number called and the length of the call) and transmits the data to the Company's centralized billing center for bill processing and input into the Company's call activity database. See "Billing and Collection." The Company's database of telephone numbers and call activity allows the Company to provide extensive call activity reports to the correctional facilities and to law enforcement authorities, in addition to identifying numbers appropriate for blocking, thus helping to reduce the number of uncollectible calls. These include reports of frequently called numbers, calls of longer than normal duration, and calls by more than one inmate to the same number, which can assist law enforcement authorities in connection with ongoing investigations. Management believes this database offers competitive advantages, particularly within states in which the Company has achieved substantial market penetration.

 Maintenance and Service

  The Company provides and installs the telephone system in each correctional facility at no cost to the operator of the facility and generally performs all maintenance activities. The Company maintains a geographically dispersed staff of trained field service technicians and independent contractors, which allows the Company to respond quickly (typically within 24 hours) to service interruptions. In addition, the Company has the ability to make some repairs remotely through electronic communication with the installed equipment without the need of an on-site service call. Management believes that system reliability and service quality are particularly important in the inmate telecommunications industry because of the potential for disruptions among inmates if telephone service remains unavailable for extended periods.

 Billing and Collection

  The Company uses direct and third party billing agreements to bill and collect phone charges. Under direct billing agreements, the LEC includes collect call charges for the Company's services on the local telephone bill sent to the recipient of the inmate collect call. The Company generally receives payment for such calls thirty days after the end of the month in which the call is submitted to the LEC for billing. The payment received by the Company is net of a service fee and net of write-offs of uncollectible accounts for which the Company previously received payment, or net of a reserve for bad-debt expense.


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

  Unlike many smaller independent service providers with lower telecommunications traffic, the Company has been able to enter into direct billing agreements in most of its markets because of the Company's high market penetration. As of November 30, 1996, the Company had negotiated direct billing agreements with BellSouth and GTE South, which enabled the Company to direct bill approximately 46% of its pro forma operating revenues. The increased telecommunications traffic that resulted from the combination of AmeriTel and Talton Telecommunications enabled the Company to enter into new direct billing arrangements, which, as of June 1997, enable the Company to direct bill over 85% of its operating revenues. Management believes that direct billing agreements with LECs decrease bad-debt expense and billing expenses by eliminating an additional third-party billing entity, while expediting and increasing collectibility. In addition, direct billing agreements help the Company resolve disputes with billed parties by facilitating direct communication between the Company and the called party, thereby reducing the number of charge-offs.

  In the absence of a direct billing arrangement, the Company bills and collects its fees through a third party billing and collection clearinghouse that has a billing and collection agreement with the LEC. When the Company employs a third party billing and collection clearinghouse, the account proceeds are forwarded by the various LECs to the clearinghouse, which then forwards the proceeds to the Company, less a processing fee. With both direct and third party billing and collection agreements, the Company reconciles its call records with collections and write-offs on a regular basis. The entire billing and collection cycle (including reconciliation) generally takes between four and eight months after the call record is submitted to the LEC or to a third party billing and collection clearinghouse by the Company.

  The Company's specialized billing and bad-debt management system integrates its direct billing arrangements with LECs with its call blocking, validation, and customer inquiry procedures. Through the use of this system, which was developed by Talton Telecommunications, the Company has experienced levels of bad-debt expense that are generally lower than those experienced in the inmate telecommunications industry. Management is currently implementing this system throughout the Company's existing operations and intends to implement this system in future acquired operations.

 Long Distance and Local Exchange Costs

  Effective January 1997, as a result of the increased telecommunications traffic and greater market leverage obtained by the Company in connection with its acquisitions of AmeriTel and Talton Telecommunications, the Company was able to negotiate more favorable terms from its primary long distance carrier, LDDS/Worldcom, which has reduced the Company's long distance expenses. The Company expects to continue to benefit from this reduced long distance cost structure and further reduce costs as the Company consummates additional acquisitions and increases its long distance traffic. The Company also maintains relationships with other long-distance carriers, including AT&T and MCI.

  The Company obtains local exchange services from LECs. The cost of local exchange services is tariffed in certain jurisdictions. As the deregulation of the telecommunications industry, including local exchange service, continues the Company is exploring alternative sources for its local exchange service requirements. Management believes that the deregulation of local exchange service could result in additional cost savings to the Company.

OTHER OPERATIONS

  The Company owns, operates, services, and maintains a system of microprocessor controlled public pay telephones that are ancillary to its inmate telecommunications business. The Company occasionally installs public pay telephones as an accommodation to, or pursuant to a contract requirement imposed by, its correctional facility customers. As of September 30, 1997, the Company had 1,779 public pay telephones installed in 29 states. The Company obtains contracts with location owners to operate public pay telephones at locations such as shopping centers, convenience stores, service stations, grocery stores, restaurants, and truck stops. Such contracts usually provide for the payment of a commission by the Company to the location owner based on revenues generated by the telephones.

COMPETITION

  In the inmate telecommunications business, the Company competes with numerous independent providers of inmate telephone systems, LECs, and IXCs such as AT&T and MCI. Many of the Company's competitors are larger and better capitalized with significantly greater financial resources than the Company. The Company believes that the principal competitive factors in the inmate telecommunications industry are (i) system features and functionality; (ii) system reliability and service; (iii) the ability to customize inmate call processing systems to the specific needs of the particular correctional facility; (iv) relationships with correctional facilities; and (v) rates of commissions paid to the correctional facilities. The Company competes for business on local, county, and state levels, and in privately managed correctional facilities, and intends to compete for business at the federal level on a selective basis.

  Historically, federal and state correctional facilities, which are generally bid on a system-wide basis, have been served by RBOCs, large LECs, and major long distance companies, which are able to leverage their existing systems and infrastructure to serve these large, high-volume customers without significant additional capital expenditures. These same service providers, however, have generally not focused on the smaller city and county correctional systems, service contracts for which may be awarded on a facility-by-facility basis. Because of the variance in the level of service required by these relatively small facilities, service providers must maintain a more extensive service infrastructure in order to compete within this segment of the corrections industry. Due to greater costs associated with serving smaller facilities and their lower volume of telecommunications traffic, management believes that large service providers have historically found the smaller facilities less attractive to serve. As a result, a significant portion of city and county correctional facilities are served by independent inmate telephone and public pay telephone companies. Management believes that the market for city and county correctional facilities is fragmented and is occupied by a number of competing service providers.

REGULATION

  The inmate telephone industry is regulated at the federal level by the FCC and at the state level by the public utility commissions of the various states. In addition, from time to time, legislation may be enacted by Congress or the various state legislatures that affects the telecommunications industry generally and the inmate telephone industry specifically. Court decisions interpreting applicable laws and regulations may also have a significant effect on the inmate telephone industry. Changes in existing laws and regulations, as well as the adoption of new laws and regulations applicable to the activities of the Company or other telecommunications business, could have a material adverse effect on the Company.

 Federal Regulation

  Prior to 1996, the federal government's role in the regulation of the inmate telephone industry was limited. The enactment of the Telecom Act, however, marked a significant change in the scope of federal regulation of inmate telephone service. Section 276 of the Telecom Act directed the FCC to implement rules to overhaul the regulation of the provision of pay telephone service, which Congress defined to include the provision of inmate telephone service in correctional institutions.

  Before adoption of the Telecom Act, LECs generally included inmate telephone operations as part of their regulated local exchange telephone company operations. This allowed the LECs to pool revenue and expenses from their monopoly local exchange operations with revenue and expenses from their inmate telephone operations. This mingling of operations made possible the subsidization of the LECs' inmate operations through other regulated revenues. The LECs were also able to shift certain costs from their inmate operations to their local exchange monopoly accounts. In particular, the LECs were able to pool the bad debt from their inmate operations with their other bad debt. Because inmate telephone providers act as their own carrier, they bear the risk of fraudulent calling and uncollectible calls and other bad debt. Bad debt is substantially higher in the inmate telephone industry than in other segments of the telecommunications industry. The LECs' practice of pooling bad debt shifts the high costs of bad debt from inmate telephone operations to the expense accounts of other LEC operations, presenting a vehicle for the cross-subsidization of the LECs' inmate operations, which, in turn, has allowed the LECs to offer commissions to correctional facilities that are significantly higher than those that independent inmate telephone providers can offer.

  Section 276 directed the FCC to adopt regulations to end the LECs' subsidization of their inmate telephone operations from regulated revenues. Congress also directed the FCC to ensure that the LECs could not discriminate in favor of their own operations to the competitive detriment of independent inmate telephone providers. Finally, Congress required the FCC to ensure that all inmate telephone providers were fairly compensated for "each and every" call made from their telephones.

  To carry out its Congressional mandate, the FCC adopted regulations requiring all LECs to transfer their inmate telephone operations from their regulated accounts to the LECs' unregulated accounts no later than April 15, 1997. While the FCC's rules implementing Section 276 are designed to eliminate cross-subsidization and cost-shifting, there are significant questions regarding their ultimate effect. For example, it is unclear whether the FCC's rules will fully prevent the shifting of bad debt from inmate operations to the LECs' regulated accounts. Since the bad debt arises from the charges for collect calls, which have traditionally been regulated carrier activities, the FCC has not yet fully resolved exactly how the bad debt from inmate operations will be allocated between regulated and unregulated accounts.

  The FCC also addressed the one-time transfer of existing inmate telephone operation assets from the LECs' regulated accounts to the unregulated accounts established for inmate telephone operations. The FCC ordered the transfer of those assets at their net book value rather than at their fair market value. The inmate telecommunications industry had argued to the FCC that the transfer should be accomplished at the assets' fair market value, including the value of the contracts between the LECs' inmate operations and correctional facilities. The net book value of those assets is much lower than their fair market value. As a result of the below market valuation of the assets, the LECs' inmate telephone operations may be able to post nominally higher returns on their assets than they would otherwise be able to and hence relieve operating pressures for returns on assets. This also could result in a competitive advantage for the LECs with respect to access to capital markets vis-a-vis the Company and other independent inmate telephone providers. While this issue may be raised in a currently pending court challenge by the inmate telecommunications industry of the FCC's decision, the prospects are uncertain since the court has already ruled in the FCC's favor on this issue in an interpretation of Section 276 that is the same as the one the FCC adopted regarding inmate telephone operations.

  To eliminate discrimination, the FCC required, among other things, that the LECs' inmate telephone operations take any tariffed services from its regulated operations at the tariffed rate for the service, rather than the actual cost of the service. Before the Telecom Act, the LECs' inmate operations were able to take these services at some variant of their underlying costs without regard to the tariffed rate being charged to independent providers. Under the Telecom Act, the LECs' inmate operations must take tariffed services on an arm's length basis, at tariffed rates that are subject to regulatory approval. Further, the rates for the tariffed services offered to both the LECs' inmate telephone operations and independent inmate telephone providers must be developed on a consistent basis. The test that the FCC has mandated for the pricing of services to both independent inmate telephone providers and the LECs' own inmate operations will require a reexamination of existing rates and may lead to a rate reduction for services in some instances, while it is also possible that the rate reexamination may result in some rate increases. In either event, the requirement for a consistent methodology for developing rates should substantially reduce LEC opportunities for unfavorable rate discrimination against independent inmate telephone providers like the Company.

  The FCC did allow the LECs to offer certain non-tariffed services, for example, repair and installation services, to the LECs' inmate operations on a cost-sharing basis, which could result in some cost advantage to the LECs' inmate operations. The LECs are free to price these services at full market rates to independent inmate telephone providers. Independent inmate telephone providers are not, however, dependent on the LEC for these services, as they are with telephone lines; independent inmate telephone providers can provide services like repair and installation with their own staff or contractors.

  To ensure "fair compensation" for inmate telephone providers, the FCC held that it was not required to prescribe compensation for collect calls because inmate providers act as their own carriers and collect the revenue from those calls directly from end users. The inmate telephone industry had argued to the FCC, however, that because of state-mandated ceilings on the rates for intrastate collect calls, inmate telephone providers could not recover adequate revenue for those calls, and accordingly, had sought an "inmate system compensation charge" in addition to the charges collected for carrying the call. See "--State Regulation."

  Because of continuing restrictions stemming from the 1984 divestiture of the RBOCs by AT&T, the RBOCs are not able to carry long distance traffic. Prior to the Telecom Act, the RBOCs were also precluded from choosing a long distance carrier for calls originating from facilities where the RBOCs provided the inmate telephone service and receiving commission revenue from that carrier. Instead, carriers were selected by, and paid commissions directly to, the individual correctional facilities being served by RBOCs.

  Pursuant to the Telecom Act, the FCC decided that the RBOCs would be allowed to choose their own carrier for their traffic from a given correctional facility. As a result, the RBOCs may gain the ability to negotiate higher commission rates to be paid to them from their contracted carrier by aggregating traffic from several facilities into a single contract with the carrier.

  Many aspects of the FCC's rules implementing Section 276 are currently the subject of requests for clarification or reconsideration by the FCC or in collateral proceedings. In addition, several elements of the new rules are subject to pending court challenges. The most significant is the FCC's decision not to prescribe compensation for inmate collect calls. If the FCC is reversed on that issue, the Company could potentially benefit from the ability to collect additional revenue. It is not possible to predict the likelihood of the success of the appeal, and the degree to which the Company could benefit, if at all, would depend on the exact compensation scheme ultimately prescribed by the FCC for inmate collect calls.

  Because of the pending requests for clarification, reconsiderations, collateral proceedings, and court challenges, and because the FCC is still in the process of implementing its new rules, the ultimate effects of the rule changes mandated by the Telecom Act are uncertain. In particular, whether the FCC's rules designed to eliminate subsidization and discrimination by the LECs prove to be effective will significantly affect the level of competition faced by the Company in the inmate telecommunications market. Similarly, because the rules have only recently been adopted, it is too early to assess the LECs' competitive responses to them.

  Apart from the FCC proceedings to implement the provisions of the Telecom Act, there are other matters pending before the FCC that could potentially affect the Company and its operations. In 1992, the FCC proposed a new plan for operator assisted interstate calls, including collect calls. Collect calls are the predominant method of calling from inmate telephones. Currently, the inmate telephone provider generally acts as the carrier for these calls and receives the revenues generated by the calls. Under the proposed new plan, known as "Billed Party Preference" ("BPP"), those calls would be sent instead to the pre-subscribed carrier of the called-party, thereby bypassing the opportunity for the inmate telephone provider to carry, and receive revenues from, the calls. Since the time that the FCC initially proposed BPP, opposition has surfaced from virtually every industry segment, including large and small LECs, IXCs, and independent providers of both pay telephone and inmate telephoned services. The FCC has recognized that the substantial costs of implementing BPP should lead to an examination of alternatives.

  In response to the FCC's BPP proposal and its subsequent call for alternatives, an inmate telephone providers industry group, along with other telecommunications companies and trade associations, has proposed an alternative plan that would set caps on the rates for interstate inmate collect calls by tying those rates to the rates charged by the largest IXCs. The FCC is also considering requiring carriers to disclose their rates to called parties before completing inmate collect calls. These alternative approaches are designed to address the FCC's concerns with regard to a small minority of inmate telephone service providers that may be charging excessive rates, while allowing the inmate telephone industry to receive a fair rate of return. As with the underlying BPP proposal, the rate ceiling alternative and the disclosure option are pending before the FCC, and the outcome or mix of remedies remains uncertain. Although a rate ceiling or disclosure regime could be substantially less burdensome to the Company than BPP, the ultimate effect on the Company's operations would depend on the levels at which the ceilings were set or the nature of the disclosure.

  If the BPP system were to be adopted, the Company could experience a reduction in the revenues it now receives on inmate collect calls and, accordingly, might be unable to continue to pay its present levels of commissions to correctional facilities for accounts. Since the FCC has stated that inmate service providers are to recover the "fair compensation" required under the Telecom Act from revenues they earn on those calls, and BPP would deprive them of that revenue, adoption of BPP would require the FCC to revisit its decision not to prescribe such compensation. The outcome of such proceedings is extremely uncertain.

 State Regulation

  The most significant state involvement in the regulation of inmate telephone service is the limit on the maximum rates that can be charged for intrastate collect calls set by most states, referred to as "rate ceilings." Since collect calls are generally the only kind of calls that can be made by inmates in correctional facilities, the state-imposed rate ceilings on those calls can have a significant effect on the Company's business.

  In many states, the rate ceilings on inmate collect calls within the originating LEC's service area are tied to the rates charged by the LEC and subject to state regulatory approval. Thus, where the LEC chooses not to raise its rates, independent inmate telephone providers are precluded from raising theirs. Prior to the passage of the Telecom Act, the LECs had less incentive to raise their rates than independent inmate telephone providers because the LECs were able to subsidize their inmate telephone operations and discriminate in their favor, as described above. See "--Federal Regulation." It is possible that as a result of the FCC's new rules designed to eliminate such subsidies, some LECs may choose to file with their state commissions to raise their rates for inmate collect calls. If this occurs, the Company and other independent inmate telephone providers could also raise their rates. It is difficult to predict the extent to which the LECs will raise their rates.

  For calls going outside the originating LEC's service area, there may be state rate ceilings tied to the rates of the largest IXCs. In some cases, these rate ceilings can also make sufficient cost recovery difficult. In general, the cost recovery problems that arise from rate ceilings tied to IXC rates are not as severe as the difficulties created by rate ceilings tied to LEC rates.

  In its rulemaking implementing the Telecom Act, the FCC declined to address these state rate ceilings. The FCC ruled that inmate telephone providers must first seek relief from the state rate ceilings at the state level. The outcome of any such proceedings at the state level, if undertaken, is uncertain. Further, it is uncertain whether the FCC would intervene or if so, how, in the event a state failed to provide relief. This issue is also the subject of a currently pending court challenge by the inmate telecommunications industry.

  In addition to imposing rate caps, the states regulate other aspects of the inmate calling industry. While the degree of regulatory oversight varies significantly from state to state, state regulations generally establish minimum technical and operating standards to ensure that public interest considerations are met. Among other things, most states have established rules that govern registration requirements, notice to end users of the identity of the service provider in the form of postings or verbal announcements, and requirements for rate quotes upon request. In some jurisdictions, in order for the Company to operate its inmate telephones and public pay telephones, it is necessary to become certificated and to file tariffs with the appropriate state regulatory authority.

  In connection with the Exchange Offer, the Company may be required to obtain consents or approvals of the state regulatory authorities in certain states in which the Company conducts a limited portion of its business. The Company does not believe that the failure to obtain such consents or approvals, individually or in the aggregate, would have a material adverse effect on the Company or its operations.

TRADENAMES

  The Company has two registered trademarks, Security Telecom Corporation(R) and STC(R) and has developed or acquired a number of additional unregistered tradenames that it uses in its business. Although the use of these trademarks and tradenames has created goodwill in certain markets, management does not believe that the loss of these trademarks and tradenames would have a material adverse effect on the Company's operations.

FACILITIES

  The Company's principal executive offices are located in, and a portion of its operations are conducted from, leased premises located at 1209 W. North Carrier Parkway, Suite 300, Grand Prairie, Texas 75050. The Company also has four additional facilities from which it conducts its operations located in Selma, Alabama; Dublin, California; Louisville, Kentucky; and Lee's Summit, Missouri, all of which are leased.

ENVIRONMENTAL

  The Company is subject to certain federal, state, and local environmental regulations. Management does not expect environmental compliance to have a material impact on the Company's capital expenditures, earnings, or competitive position in the foreseeable future.

EMPLOYEES

  As of September 30, 1997, the Company had approximately 228 employees of which approximately 43 were executive and administrative personnel, and approximately 185 were sales, marketing, technical, and other operations personnel.

LEGAL PROCEEDINGS

  The Company is from time to time a party to legal proceedings that arise in the ordinary course of business. Management does not believe that the resolution of any threatened or pending legal proceedings will have a material adverse affect on the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth the names and ages (as of December 1, 1997) and positions of each of the directors and executive officers of the Company:

          NAME           AGE POSITION
          ----           --- --------
Julius E. Talton (1),
 (3)....................  69 Chairman of the Board
John A. Crooks, Jr......  50 President and Chief Operating Officer
Jeffrey D. Cushman......  36 Chief Financial Officer
John R. Summers.........  41 Vice President, Secretary, and Treasurer
Julius E. Talton, Jr....  37 Vice President
James E. Lumpkin........  53 Vice President
Todd W. Follmer (1).....  38 Vice President, Assistant Secretary, Assistant Treasurer, and Director
Gregg L. Engles.........  40 Director
Richard H. Hochman (1),
 (3)....................  52 Director
Jay R. Levine (2).......  41 Director
Nina E. McLemore (2)....  52 Director
Bruce I. Raben (l),
 (3)....................  44 Director
David A. Sachs (2)......  38 Director
Roger K. Sallee (3).....  49 Director
Joseph P. Urso..........  43 Director

--------
(1) Member of the Executive Committee
(2) Member of the Audit and Finance Committee
(3) Member of the Compensation Committee

  Julius E. Talton. Mr. Talton became Chairman of the Board in December 1996. From December 1996 until June 1997, Mr. Talton served as President of the Company. Mr. Talton founded Talton Telecommunications and served as its Chairman of the Board, President, and Chief Executive Officer from 1973 until December 1996. Mr. Talton served as President of Talton Outdoor Advertising from 1976 until November 1996. Mr. Talton is a Director of the People's Bank and Trust Company in Alabama.

  Jeffrey D. Cushman. Mr. Cushman became Chief Financial Officer of the Company in November 1997. From 1985 until October 1997, Mr. Cushman served in various capacities with Electronic Data Systems Corporation, most recently as director of Business Development for EDS's Customer Solutions Unit.

  John A. Crooks, Jr. Mr. Crooks became President and Chief Operating Officer of the Company in June 1997. From 1990 until June 1997, Mr. Crooks served in various capacities with MCI Telecommunications Corporation, most recently as director of Enterprise Marketing for MCI's Business Services Division.

  John R. Summers. Mr. Summers became Vice President, Secretary, and Treasurer of the Company in December 1996. From April 1993 until December 1996, Mr. Summers served as Vice President--Operations and Finance of AmeriTel. Mr. Summers was a self-employed consultant with Summers and Associates, a management and financial consulting firm, from January 1992 until April 1993.

  Julius E. Talton, Jr. Mr. Talton, Jr. became Vice President of the Company in December 1996. Mr. Talton, Jr. served in various capacities with Talton Telecommunications from 1986 until December 1996, most recently as Vice President of Sales.

  James E. Lumpkin. Mr. Lumpkin became Vice President of the Company in December 1996. Mr. Lumpkin served in various capacities with Talton Telecommunications from its founding in 1973 until December 1996, most recently as Vice President, Technical Operations.

  Todd W. Follmer. Mr. Follmer became Vice President, Assistant Secretary, and Assistant Treasurer and was elected to the Company's Board of Directors in December 1996. Mr. Follmer has been a principal of EUFCC since January 1996. From January 1993 until December 1995, Mr. Follmer served as President of Gulf Capital Partners Inc., a merchant banking firm. From May 1988 until December 1992, Mr. Follmer served in various capacities with Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm.

  Gregg L. Engles. Mr. Engles was elected to the Company's Board of Directors in December 1996. Mr. Engles has served as Chairman and has been a principal of EUFCC since January 1996. Mr. Engles has served as Chairman of the Board and Chief Executive Officer of Suiza Foods Corporation since October 1994. Mr. Engles has also served in various senior management positions with certain subsidiaries of Suiza Foods since 1988. In addition, Mr. Engles has served as President of Kaminski Engles Capital Corporation ("KECC") since May 1988 and as President of Engles Management Corporation ("EMC") since February 1993. KECC and EMC are investment banking and consulting firms. Mr. Engles was also President of Engles Capital Corporation, an investment banking and consulting firm, from May 1989 to October 1992. Mr. Engles is a director of Columbus Realty Trust.

  Richard H. Hochman. Mr. Hochman was elected to the Company's Board of Directors in December 1996. Mr. Hochman has served as the Chairman of Regent Capital Management Corp., a private investment firm, since January 1995. From 1990 to December 1994, Mr. Hochman was a Managing Director of PaineWebber, Inc., an investment banking firm. Mr. Hochman is a director of Cablevision Systems Corporation.

  Jay R. Levine. Mr. Levine was elected to the Company's Board of Directors in December 1996. Since April 1997, Mr. Levine has served as a Managing Director of CIBC Wood Gundy Securities Corp., an investment banking firm. From September 1996 to April 1997, Mr. Levine served as President of PPMJ, Inc., an investment banking and consulting firm. From January 1994 to June 1996, Mr. Levine served as President of Springfield Services, Inc. ("Springfield"), a private investment company. From August 1990 to January 1994, Mr. Levine served as Vice President of Morningside/North America Limited, a private investment company affiliated with Springfield.

  Nina E. McLemore. Ms. McLemore was elected to the Company's Board of Directors in December 1996. Ms. McLemore has been the President of Regent Capital Management Corp. since January 1995. From 1990 until 1993, Ms. McLemore served in various capacities with Liz Claiborne Accessories.

  Bruce I. Raben. Mr. Raben was elected to the Company's Board of Directors in December 1996. Since February 1996, Mr. Raben has served as a Managing Director of CIBC Wood Gundy Securities Corp., an investment banking firm. From March 1990 to February 1996, Mr. Raben served as a Managing Director of Jefferies & Co., an investment banking firm. Mr. Raben is a director of GT Parent Holdings, L.D.C., Terex Corporation, Optical Security, Inc., and Equity Marketing, Inc.

  David A. Sachs. Mr. Sachs was elected to the Company's Board of Directors in December 1996. Since July 1994, Mr. Sachs has been a principal of Onyx Partners, Inc., a merchant banking firm. From October 1990 until June 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment management firm. Mr. Sachs is a director of Terex Corporation.

  Roger K. Sallee. Mr. Sallee was elected to the Company's Board of Directors in December 1996. Mr. Sallee founded AmeriTel and served as its President and Chief Executive Officer from July 1991 until December 1996.

  Joseph P. Urso. Mr. Urso was elected to the Company's Board of Directors in December 1996. Mr. Urso has served as President and has been a principal of EUFCC since January 1996. Since March 1996, Mr. Urso has served as Chairman of Interstate Engineering, a manufacturing firm located in California. Mr. Urso was a shareholder of Stutzman & Bromberg, P.C. from January 1992 until June 1995.

  The Company's Certificate of Incorporation divides the Board of Directors into two classes, the "Class A/B Directors" and the "Class B Directors," with each class serving a one-year term. The size of the Board of Directors depends on the aggregate percentage ownership of all outstanding Common Stock held by Gregg L. Engles, Joseph P. Urso, Todd W. Follmer, and their respective affiliates (the "EUF Holders") and Onyx Talton Partners, L.P. and Sachs Investment Partners and their respective affiliates (the "Onyx Holders").

  The size of the Company's Board of Directors is currently eleven (11) members, with the holders of Class A Common Stock and Class B Common Stock entitled to elect six Class A/B Directors and the holders of Class

B Common Stock entitled exclusively to elect five Class B Directors. The Class A/B Directors are Richard H. Hochman, Jay R. Levine, Nina E. McLemore, Bruce
I. Raben, and Julius E. Talton. There is one vacant Class A/B Director position on the Board of Directors. The Class B Directors are Gregg L. Engles, Todd W. Follmer, David A. Sachs, Roger K. Sallee, and Joseph P. Urso.

  Each Class A/B Director is entitled, at all times, to one vote on any matter voted on by the Board of Directors. The number of votes that each Class B Director is entitled to on any matter voted on by the Board of Directors depends on the aggregate percentage ownership of all outstanding Common Stock held by the EUF Holders and the Onyx Holders. Each Class B Director is currently entitled to a 0.6 director vote on any matter voted on by the Board of Directors, resulting in the Class B Directors having an aggregate of three
(3) director votes as a class. As the EUF Holders' and the Onyx Holders' ownership of the outstanding common stock decreases, the number of Class B Directors that the EUF Holders have the right to designate, the aggregate number of votes held by the remaining Class B Directors, and the size of the Company's Board of Directors decrease (and the number of Class A/B Directors increases), all as set forth in the Company's Certificate of Incorporation and the Shareholders Agreement (as defined). Under the terms of the Certificate of Incorporation and the Shareholders Agreement, the total number of votes on the Board of Directors will remain at nine. See "Certain Relationships and Related Transactions--Historic Relationships and Related Transactions--Acquisitions-- Shareholders Agreement" and "Description of Capital Stock."

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth annual cash compensation paid or accrued by the Company, AmeriTel, or Talton Telecommunications to the Company's Chief Executive Officer and its other Executive Officers receiving total salary and bonus in excess of $100,000 for the fiscal year ended December 31, 1996.

                                                                      LONG-TERM
                                        ANNUAL COMPENSATION          COMPENSATION
                                  ---------------------------------- ------------
                                                        OTHER ANNUAL    SHARES     ALL OTHER
                                                        COMPENSATION  UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)       ($)(1)    OPTIONS (#)      ($)
---------------------------  ---- --------- --------    ------------ ------------ ------------
Julius E. Talton,
 Chairman of the Board
 and President..........     1996  149,975      --          --           --           --
John R. Summers,
 Vice President, Chief
 Financial Officer,
 Secretary, and
 Treasurer..............     1996   94,565  211,506(2)      --           --           --
Julius E. Talton, Jr.,
 Vice President.........     1996  101,926      --          --           --           --
James E. Lumpkin,
 Vice President.........     1996   99,376      --          --           --           --
Terry C. Matlack,
 Vice President(3)......     1996  106,000  244,500(4)      --           --           --

--------
(1) In each case, the aggregate value of perquisites and other personal benefit does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus report for the named executive officer.
(2) Includes special bonuses of $195,506 paid in connection with the Company's acquisition of AmeriTel in December 1996.
(3) Mr. Matlack resigned as Vice President of the Company effective May 30,
    1997.
(4) Consists of a special bonus paid in connection with the Company's acquisition of AmeriTel in December 1996.

 Employment Agreements and Other Arrangements

  In connection with the Company's acquisitions of AmeriTel and Talton Telecommunications in December 1996, the Company entered into consulting or employment agreements with each of Julius E. Talton, Julius E. Talton, Jr., Roger K. Sallee, James E. Lumpkin, and John R. Summers, each of whom was a former stockholder of AmeriTel or Talton Telecommunications. See "Certain Relationships and Related Transactions--Consulting and Employment Agreements." In addition, the Company is a party to an employment agreements with each of John A. Crooks and Jeffrey D. Cushman, which are described below.

  John A. Crooks joined the Company as President and Chief Operating Officer in June 1997. The Company entered into a written employment agreement with Mr. Crooks that has an initial term expiring on December 31, 1998, with successive one-year renewals thereafter unless earlier terminated by the Company or Mr. Crooks. Mr. Crooks receives an annual base salary of $170,000 and a guaranteed bonus of $50,000 payable on or before December 31, 1997. In addition, Mr. Crooks received the right to purchase 165 shares of the Company's Class A Common Stock at a price of $2,000 per share, and is eligible to receive options to acquire an additional 330 shares of Class A Common Stock at a price of $2,000 per share. The employment agreement provides for a severance payment equal to one year's base salary if Mr. Crook's employment is terminated by the Company without cause. The employment agreement also contains non-competition provisions that cover the Company's existing markets and expansion markets that apply during the term of the agreement and for a period of three years and two years, respectively, after the expiration or earlier termination of the agreement.

  Jeffrey D. Cushman joined the Company as Chief Financial Officer in November 1997. The Company entered into a written employment agreement with Mr. Cushman that has an initial term expiring on December 31, 1999, with successive one-year renewals thereafter unless notice is given by either party not later than 90 days immediately preceding the commencement of the renewal period. Mr. Cushman receives an annual base salary of $140,000 and a one-time guaranteed bonus of $70,000, $35,000 of which is payable on or before January 30, 1998, and the remaining $35,000 of which is payable on or before December 31, 1998. In addition, Mr. Cushman is eligible to receive options to purchase 100 shares of the Company's Class A Common Stock at a price of $2,000 per share. The employment agreement provides for a severance payment equal to one year's base salary if Mr. Cushman is terminated by the Company without cause. The employment agreement also contains non-competition provisions that cover the Company's existing markets and expansion markets that apply during the term of the agreement and for a period of one year after the expiration or earlier termination of the agreement, provided that the one year period shall be extended for an additional year in the event that Mr. Cushman, rather than the Company, terminates the employment agreement.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Certificate of Incorporation provides, consistent with the provisions of the Delaware General Corporation Law, that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. This does not apply, however, with respect to any action for unlawful payments of dividends, stock purchases, or redemptions, nor does it apply if the director (i) has breached his duty of loyalty to the Company and its stockholders; (ii) does not act or, in failing to act, has not acted in good faith; (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) has derived an improper personal benefit. The provisions of the Certificate of Incorporation eliminating liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under claims based on federal law.

  The Company's By-laws provide for indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of the Company's capital stock as of September 30, 1997 by (i) each stockholder known by the Company to beneficially own more than 5% of any class of the Company's outstanding capital stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all executive officers and directors as a group.

                                               SHARES BENEFICIALLY OWNED
                          -------------------------------------------------------------------
                          NUMBER OF          NUMBER OF                     NUMBER OF
                          SHARES OF          SHARES OF            PERCENT  SHARES OF
                           CLASS A            CLASS B             OF TOTAL  SENIOR
                           COMMON   PERCENT   COMMON   PERCENT OF  VOTING  PREFERRED PERCENT
NAME OF BENEFICIAL OWNER    STOCK   OF CLASS   STOCK     CLASS    POWER(1)   STOCK   OF CLASS
------------------------  --------- -------- --------- ---------- -------- --------- --------
Julius E. Talton(2).....   2,062.5    13.8%      --        -- %     12.5%   2,500.0    42.2%
John A. Crooks, Jr. ....       --      --        --        --        --         --      --
Jeffrey D. Cushman......       --      --        --        --        --         --      --
Julius E. Talton,
 Jr.(2).................   1,237.5     8.3       --        --        7.5    1,500.0    25.3
James E. Lumpkin(2).....     825.0     5.5       --        --        5.0    1,000.0    16.9
John R. Summers.........     100.0      *        --        --         *         --      --
Todd W. Follmer(3)......       --      --      100.0      25.0       2.4        --      --
Gregg L. Engles(3)......     150.0     1.0     100.0      25.0       3.3        --      --
Richard H. Hochman(4)...   2,000.0    13.4       --        --       12.1        --      --
Jay R. Levine(5)........       --      --        --        --        --         --      --
Nina E. McLemore(6).....   2,000.0    13.4       --        --       12.1        --      --
Bruce I. Raben(5).......       --      --        --        --        --         --      --
David A. Sachs(7).......     250.0     1.7      31.5       7.9       2.3        --      --
Roger K. Sallee.........      53.0      *        --        --        --        61.7     1.0
Joseph P. Urso(3).......       --      --      100.0      25.0       2.4        --      --
CIBC Wood Gundy
 Ventures, Inc.(8)......   5,935.5    37.1       --        --       33.8        --      --
Regent Capital Partners,
 L.P.(9)................   2,000.0    13.4       --        --       12.1        --      --
Onyx Talton Partners,
 L.P.(10)...............       --      --      100.0      25.0       2.4        --      --
Richard C. Green, Jr....     250.0     1.7       --        --        1.5      310.8     5.2
Robert K. Green.........     250.0     1.7       --        --        1.5      310.8     5.2
Terry C. Matlack........     125.0      *        --        --         *         --      --
William M. Ohland(11)...     900.0     5.7       --        --        5.2        --      --
All executive officers
 and directors as a
 group (15 persons).....   6,678.0    44.8     331.5      82.9      48.5    5,061.7    85.4

--------
  * Less than 1.0%
 (l) In calculating the percent of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class B Common Stock (four votes per share) is aggregated. This calculation also assumes that no shares of Senior Preferred Stock are converted into shares of Class A Common Stock.
 (2) The address for each of these stockholders is 720 Alabama Avenue, Selma, Alabama 36701.
 (3) The address for each of these stockholders is 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219.
 (4) Includes 2,000 shares of Class A Common Stock held by Regent Capital Partners. Mr. Hochman, who is the chairman of Regent Capital Management Corp., an affiliate of Regent Capital Partners, exercises voting and investment power with respect to such shares. Mr. Hochman's address is 505 Park Avenue, 17th Floor, New York, New York 10022.
 (5) Excludes shares of Class A Common Stock and warrants to acquire shares of Class A Common Stock held by CIBC Ventures. Mr. Levine and Mr. Raben, who are designees of CIBC Ventures to the Company's Board of Directors and who are managing directors of CIBC Wood Gundy Securities Corp., an affiliate of CIBC Ventures and CIBC, disclaim beneficial ownership of such shares.
 (6) Includes 2,000 shares of Class A Common Stock held by Regent Capital Partners. Ms. McLemore, who is the president of Regent Capital Management Corp., an affiliate of Regent Capital Partners, exercises voting and investment power with respect to such shares. Ms. McLemore's address is 505 Park Avenue, 17th Floor, New York, New York 10022.
 (7) Consists of 250 shares of Class A Common Stock held by Sachs Investment Partners and 31.5 shares of Class B Common Stock held by Onyx Talton Partners, L.P. Mr. Sachs is a general partner of Sachs Investment Partners and a principal shareholder of Onyx Talton Partners, Inc., the general partner of Onyx

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

     Talton Class B Common Stock held by Onyx Talton Partners, L.P. Mr. Sachs is a general partner of Sachs Partners, L.P., and exercises voting and investment power with respect to such shares. Mr. Sachs disclaims beneficial ownership of an additional 68.5 shares of Class B Common Stock held by Onyx Talton Partners, L.P. Mr. Sachs' address is 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212.
 (8) Includes 1,085.5 shares of Class A Common Stock subject to a warrant that is exercisable within 60 days. CIBC Ventures' address is 425 Lexington Avenue, Third Floor, New York, New York 10017.
 (9) Includes 500 shares of Class A Common Stock held by Regent Capital Equity Partners, L.P., an affiliate of Regent Capital Partners. Regent Capital Partners' address is 505 Park Avenue, 17th Floor, New York, New York
     10022.
(10) Onyx Talton Partners, L.P.'s address is 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212.
(11) Consists of shares issued to STC as part of the purchase price in the STC Acquisition. Mr. Ohland owns all of the outstanding capital stock of STC.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CURRENT RELATIONSHIPS AND RELATED TRANSACTIONS

 Repayment of Indebtedness

  CIBC, an affiliate of CIBC Ventures, a principal stockholder of the Company, and of CIBC Merchant Fund, a former holder of a portion of the Company's Senior Subordinated Notes described below, is agent and a lender under the Existing Credit Facility, and held $28.6 million and $4.7 million of the principal amount outstanding under the term and revolving loan portions, respectively, of the Existing Credit Facility at March 31, 1997. Upon completion of the Offering, the Company repaid the entire principal amounts outstanding under the term loan and revolving loan portions of the Existing Credit Facility, together with accrued and unpaid interest. In addition to this repayment, CIBC received a customary fee for banking services rendered to the Company in its capacity as agent under the Existing Credit Facility in connection with the Senior Credit Facility that closed following the Offering. At March 31, 1997, CIBC Merchant Fund and Regent Capital Partners, a principal stockholder of the Company, held $7.5 million and $1.0 million, respectively, of the Company's outstanding Senior Subordinated Notes. Upon completion of the Offering, the Company repaid the entire amount of the Senior Subordinated Notes, together with accrued and unpaid interest. In addition, CIBC Wood Gundy Securities Corp. and Onyx Partners, Inc. ("Onyx Partners") from time to time provide financial and investment banking services to the Company for customary fees.

  At March 31, 1997, Messrs. Talton, Talton, Jr., and Lumpkin held $2.5 million, $1.5 million, and $1.0 million, respectively, of the Talton Subordinated Note. Upon completion of the Offering, the Company repaid the entire amount of the Talton Subordinated Note, together with accrued and unpaid interest.

 Consulting and Strategic Services Agreement

  In connection with the acquisitions of AmeriTel and Talton Telecommunications, the Company entered into a Consulting and Strategic Services Agreement with EUF Talton, a limited partnership controlled by Messrs. Engles, Urso, and Follmer, pursuant to which the Company will pay to EUF Talton an annual consulting fee of $300,000 for an initial term of three years ending December 27, 1999. Pursuant to this agreement, EUF Talton will provide management consulting services relating to strategic and financial matters, including acquisitions, business strategies, and financial planning. The Company also paid to EUF Talton a $200,000 refinancing fee upon the repayment of the Senior Subordinated Notes and the Subordinated Talton Note upon the closing of the Offering. The Company paid an acquisition fee of $357,000 to EUF Talton upon the closing of the STC Acquisition. In addition, the Company has agreed to pay to EUF Talton an acquisition fee of 1% of the gross acquisition price of any acquisitions of assets or stock by the Company up to an aggregate maximum of $1.25 million.

 Consulting and Employment Agreements

  In connection with the acquisitions of AmeriTel and Talton
Telecommunications, the Company entered into the agreements described below. Each of the named persons was a former stockholder of AmeriTel or Talton Telecommunications.

  The consulting agreement of Julius E. Talton provides that Mr. Talton will serve as a director of the Company and will perform such duties related to the business conducted by the Company as the Board of Directors may designate from time to time. The consulting agreement has an initial term of two years, with successive one-year renewal periods thereafter unless earlier terminated by the Company or Mr. Talton. In addition to an aggregate of $10,000 payable in equal monthly installments to Mr. Talton over the first twelve months of the agreement, Mr. Talton will receive payments of $86,000 and $96,000 for the first and second years of the initial term, respectively, and $120,000 for each year thereafter that the agreement remains in effect. Mr. Talton's consulting agreement contains a non-competition provision that applies during the term of the agreement and for a period of two years after the expiration or earlier termination of the agreement.

  Julius E. Talton, Jr.'s employment agreement provides that Mr. Talton, Jr. will serve as an executive of the Company, performing such duties and holding such positions as the Board of Directors or senior management of the Company may direct. The employment agreement has an initial term of one year, with successive one-year periods thereafter unless earlier terminated by the Company or Mr. Talton, Jr. In addition to an aggregate of $25,000 payable in equal monthly installments to Mr. Talton, Jr. over the first twelve months of the agreement, Mr. Talton will receive an annual base salary of $100,000, a guaranteed bonus of $25,000 which was paid, in accordance with the agreement, upon closing of the Offering, and an incentive cash bonus of up to 37.5% of base salary if certain performance goals established by the Board of Directors are achieved. Mr. Talton Jr.'s employment agreement contains a non-competition provision that applies during the term of the agreement and for a period of two years after the expiration or earlier termination of the agreement. Mr. Talton, Jr. is also expected to receive an option to purchase up to 247.5 shares of Class A Common Stock at an exercise price of $2,000 per share.

  The consulting agreement of James E. Lumpkin provides that Mr. Lumpkin will serve, if requested, as a director of the Company and will perform such duties related to the business conducted by the Company as the chief executive officer or the Board of Directors may designate from time to time. The consulting agreement has an initial term of two years, with successive one-year renewal periods thereafter unless earlier terminated by the Company or Mr. Lumpkin. In addition to an aggregate of $10,000 payable in equal monthly installments to Mr. Lumpkin over the first twelve months of the agreement, Mr. Lumpkin will receive $62,000 and $72,000 for the first and second years of the initial term, respectively. Mr. Lumpkin's consulting agreement contains a non-competition provision that applies during the term of the agreement and for a period of two years after the expiration or earlier termination of the agreement.

  The consulting agreement of Roger K. Sallee provides that Mr. Sallee will serve as a director of the Company and will perform such duties related to the business conducted by the Company as the chief executive officer or the Board of Directors may designate from time to time. The consulting agreement has an initial term of one year, with successive one-year renewal periods thereafter unless earlier terminated by the Company or Mr. Sallee. In addition to a lump sum payment of $5,000 paid on the effective date of the agreement, Mr. Sallee will receive an annual consulting fee of $30,000 for each year that the agreement remains in effect. Mr. Sallee's consulting agreement contains non-competition provisions covering the Company's existing markets and expansion markets that apply during the term of the agreement and for a period of three years and two years, respectively, after the expiration or earlier termination of the agreement.

  The employment agreement of John R. Summers provides that Mr. Summers will serve as an executive of the Company, performing such duties and holding such positions as the Board of Directors or senior management of the Company may direct. The employment agreement has an initial term of one year, with successive one-year renewal periods thereafter unless earlier terminated by the Company or Mr. Summers. In addition to a lump sum payment of $30,000 paid on the effective date of the agreement, Mr. Summers received or will receive an annual base salary of $100,000, a cash bonus of $20,000, which was paid, in accordance with the agreement, upon closing of the Offering, and an incentive cash bonus of up to 30.0% of base salary if certain performance goals established by the Board of Directors are achieved. In addition, the agreement provides that if the Company terminates Mr. Summers without cause, the Company is required, upon request from Mr. Summers, to redeem shares of Class A Common Stock purchased by Mr. Summers in connection with the Company's acquisition of AmeriTel for $100,000, which redemption price is equal to the original purchase price for such shares. Mr. Summers' employment agreement contains a non-competition provision that applies during the term of the agreement and for a period of three years after the expiration or earlier termination of the agreement. Mr. Summers is also expected to receive an option to purchase up to
247.5 shares of Class A Common Stock at an exercise price of $2,000 per share.

 Lease Agreement

  In December 1996, Talton Telecommunications entered in a lease agreement (the "Talton Lease") with Mr. Talton for office space located in Selma, Alabama. The lease has a five-year term commencing January 1,

1997, with an option to renew for an additional five-year term. Under the Talton Lease, Talton Telecommunications will pay fixed annual rent of approximately $109,000, $112,000, $90,000, $93,000, and $96,000, respectively, for the five years of the initial term.

 Financial Advisor

  The Company and the Subsidiary Guarantors agreed to indemnify Onyx Partners against certain liabilities in connection with the Offering, including liabilities under the Securities Act.

 The Offering

  CIBC acted as Initial Purchaser in connection with the Offering, which was completed on June 27, 1997. In such capacity, CIBC received an aggregate discount of $3,852,500. In addition, the Company and the Subsidiary Guarantors agreed to indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act, in connection with the Offering.

HISTORIC RELATIONSHIPS AND RELATED TRANSACTIONS

 Acquisitions

  In December 1996, the Company acquired the outstanding capital stock of AmeriTel for a purchase price of approximately $23.4 million. Terry C. Matlack, a former executive officer of the Company, John R. Summers, an executive officer of the Company, and Roger K. Sallee, a director of the Company, were stockholders of AmeriTel and received an aggregate of approximately $361,000, $354,000, and $1.4 million, respectively, of the purchase price, and 125, 100, and 53 shares, respectively, of Class A Common Stock in exchange for shares of AmeriTel capital stock held by each of them. In addition, Mr. Sallee received 61.699 shares of Senior Preferred Stock.

  Concurrently with its acquisition of AmeriTel, the Company acquired the outstanding capital stock of Talton Telecommunications for an aggregate purchase price of approximately $39.4 million, which included the issuance of the $5.0 million Subordinated Talton Note. Julius E. Talton, the Chairman of the Board of the Company, Julius E. Talton, Jr., and James E. Lumpkin, each of whom is an executive officer of the Company, and Mr. Talton's daughter, were stockholders of Talton Telecommunications and received an aggregate of approximately $11.2 million (including $2.5 million of the Subordinated Talton
Note), $9.1 million (including $1.5 million of the Subordinated Talton Note), $6.0 million (including $1.0 million of the Subordinated Talton Note), and $4.0 million, respectively, of the purchase price. Messrs. Talton, Talton Jr., and Lumpkin also received 2,062.5 shares of Class A Common Stock and 2,500 shares of Senior Preferred Stock, 1,237.5 shares of Class A Common Stock and 1,500 shares of Senior Preferred Stock, and 825 shares of Class A Common Stock and 1,000 shares of Senior Preferred Stock, respectively in exchange for shares of Talton Telecommunications capital stock held by each of them.

  The cash portions of the respective purchase prices for AmeriTel and Talton Telecommunications were financed with the proceeds of the following: (i) the issuance by the Company of an aggregate of 9,775 shares of Class A Common Stock to the stockholders of the Company, including CIBC Ventures, an affiliate of Regent Capital Partners, and Mr. Engles, a director of the Company, for aggregate consideration of approximately $9.8 million; (ii) the issuance by the Company of an aggregate of 400 shares of Class B Common Stock and warrants to acquire an aggregate of 4,309.4488 shares of Class A Common Stock to Onyx Talton Partners, L.P. ("Onyx Talton Partners") and to Messrs. Follmer, Engles, and Urso, each of whom is an executive officer and/or director of the Company, for aggregate consideration of $400,000; (iii) the issuance of an aggregate of $8.5 million in Senior Subordinated Notes to CIBC Merchant Fund and to Regent Capital Partners and related warrants for the purchase of Class A Common Stock to CIBC Ventures and to Regent Equity Partners, L.P.; (iv) the issuance of the $5.0 million Subordinated Talton Note (including related warrants) to Messrs. Talton, Talton, Jr., and Lumpkin; and
(v) an aggregate of $50.7 million of the proceeds from the term and revolving loan facilities under the Existing Credit Facility. All stockholders of the Company, including the executive officers and directors of the Company who hold shares of capital stock of the Company, pledged the shares of capital stock of the Company held by each of them to CIBC to secure the Company's obligations under the Existing Credit Facility.

  The holders of Class A Common Stock received registration rights with respect to such shares pursuant to the terms of that certain registration rights agreement (the "Equity Registration Rights Agreement"). In addition, the Company and its stockholders entered into a Shareholders Agreement (the "Shareholders Agreement"). The following summary of the warrants referred to above, the Equity Registration Rights Agreement, and the Shareholders Agreement are qualified in their entirety to the actual documents, which are included in the Registration Statement.

  CIBC Merchant Fund and Onyx Partners, Inc., the general partner of Onyx Talton Partners, were reimbursed for expenses and received transaction fees totaling approximately $852,000 and $635,000, respectively, and EUF Talton received approximately $183,000 as reimbursement for its expenses, in December 1996 in connection with the acquisitions of AmeriTel and Talton Telecommunications and the consummation of the related financing. CIBC, which is the agent and a lender under the Existing Credit Facility, received a fee of approximately $1.8 million in December 1996 for banking services rendered to the Company in connection with the closing of the Existing Credit Facility.

 Warrants

  In connection with the acquisitions of AmeriTel and Talton Telecommunications, the Company issued to CIBC Ventures a warrant to acquire up to 1,085.5263 shares of Class A Common Stock (subject to certain adjustments) with an exercise price of $0.01 per share. This warrant is exercisable at any time, and unless exercised, will automatically expire on December 26, 2006. The Company also issued to CIBC Ventures and Regent Equity Partners warrants to acquire an aggregate of up to 1,199.9227 shares of Class A Common Stock (subject to certain adjustments), with an exercise price of $1,000 per share. These warrants expired by their terms upon closing of the Offering. A portion of the net proceeds from the Offering was used to repay the Senior Subordinated Notes, and upon such payment, such warrants terminated.

  The Company issued to Julius E. Talton, Julius E. Talton, Jr., and James E. Lumpkin warrants to acquire up to 719.9536 shares of Class A Common Stock (subject to certain adjustments) with an exercise price of $1,000 per share. These warrants may only be exercised if the Subordinated Talton Note issued by the Company to Messrs. Talton, Talton, Jr., and Lumpkin is not repaid on or before September 30, 1997. A portion of the net proceeds from the Offering was used to repay the Subordinated Talton Note, and upon such payments such warrants terminated.

  The Company issued to each of Messrs. Follmer, Urso, and Engles (i) a warrant to acquire up to 448.6842 shares of Class A Common Stock (subject to certain adjustments) with an exercise price per share of $1,000; (ii) a warrant to acquire up to 336.5132 shares of Class A Common Stock (subject to certain adjustments) with an exercise price per share of $2,000; and (iii) a warrant to acquire up to 328.0769 shares of Class A Common Stock (subject to certain adjustments) with an exercise price per share of $3,000. The Company also issued to Onyx Talton Partners: (i) a warrant to acquire up to 390.7895 shares of Class A Common Stock (subject to certain adjustments) with an exercise price per share of $1,000; (ii) a warrant to acquire up to 293.0920 shares of Class A Common Stock (subject to certain adjustments) with an exercise price per share of $2,000; and (iii) a warrant to acquire up to
285.7444 shares of Class A Common Stock (subject to certain adjustments) with an exercise price per share of $3,000. Each of these warrants is exercisable upon the earlier to occur of the following dates: (i) December 27, 1999; (ii) the date when a change in control notice (as defined in the warrant) is given;
(iii) the date the Consulting and Strategic Services Agreement with EUF Talton is terminated; or (iv) the date upon which a registered public offering of equity interests in the Company is made (but in no event earlier than June 27, 1998, if such offering occurs prior to such date). Unless exercised, each of these warrants will automatically expire on December 26, 2006.

 Equity Registration Rights Agreement

  The Equity Registration Rights Agreement applies to all currently outstanding shares of Class A Common Stock, including shares issuable upon exercise of the currently outstanding warrants or the conversion of the currently outstanding Class B Common Stock or the Senior Preferred Stock ("Registrable Securities"), and grants to all holders of Registrable Securities ("Holders") certain registration rights with respect to such Registrable Securities.

  Subject to certain special rights (the "CIBC Demand Rights") granted to CIBC Ventures and its affiliates (the "CIBC Entities"), at any time after the earlier to occur of (i) six months after the initial registered public offering by the Company under the Securities Act of the Class A Common Stock (the "Initial Public Offering"); or (ii) November 30, 1998, Initiating Holders (defined below) are entitled to require the Company to effect up to three registrations under the Securities Act of all or a part of the Registrable Securities (each a "Demand Registration"), subject to certain limitations. Initiating Holders are defined as (i) Holders of at least 25% (or 35% in certain circumstances) of the Registrable Securities; or (ii) a combination of Holders of Registrable Securities and Holders of warrants having an exercise price less than or equal to the per share reported price for the Class A Common Stock (the "Qualified Warrants") that in the aggregate hold at least 25% (or 35% in certain circumstances) of all Registrable Securities and Qualified Warrants. Subject to the CIBC Demand Rights, Holders of Registrable Securities also have the right to include such Registrable Securities in any registration statement under the Securities Act filed by the Company for its own account (other than a registration statement for securities to be offered in a Rule 145 transaction under the Securities Act or to employees of the Company pursuant to any employee benefit plan). So long as the CIBC Entities hold Registrable Securities equaling at least 50% of their holdings of Common Stock on December 27, 1996, the CIBC Entities have the following CIBC Demand
Rights: (i) one of the Demand Registrations is exclusively reserved for the use and exercise by the CIBC Entities; (ii) the CIBC Entities have the right at any time to require the Company to use its best efforts to effect an Initial Public Offering; and (iii) the CIBC Entities have in certain circumstances, a first priority to cause a portion of their Registrable Securities to be registered prior to the registration of the Registrable Securities of the other Holders.

  The Company is also obligated to file and maintain a shelf registration statement on Form S-3 pursuant to Rule 415 of the Securities Act for all Registrable Securities as expeditiously as possible after it is eligible to do so.

 Shareholders Agreement

  Both the Shareholders Agreement and the Certificate of Incorporation of the Company initially establish an eleven member board of directors, consisting of six Class A/B Directors with one vote per director and five Class B Directors having three total votes (i.e., 0.6 vote per director). The Shareholders Agreement provides that, subject to the adjustments described below, (i) the CIBC Entities have the right to designate two Class A/B Directors; (ii) Regent Capital Partners and its affiliates (the "Regent Entities") have the right to designate two Class A/B Directors; (iii) Julius E. Talton, Julius E. Talton, Jr., James E. Lumpkin, and their affiliates (the "Talton Holders") have the right to designate one Class A/B Director; (iv) all other stockholders, except the EUF Holders, the Talton Holders, the CIBC Entities, the AmeriTel Holders (as defined in the Shareholders Agreement), and the Onyx Holders, have the right to designate one Class A/B Director; and (v) the EUF Holders have the right to designate five Class B Directors. The CIBC Entities and the Regent Entities lose the right to designate one Class A/B Director if their respective ownership of outstanding Common Stock falls below 7.5% (but remains at or above 5%). The CIBC Entities, the Regent Entities, and the Talton Holders each loses its right to designate any Class A/B Directors if their respective ownership of outstanding Common Stock falls below 5%. If the EUF Holders and the Onyx Holders collectively own less than 10% (but at least 7.5%) of the outstanding Common Stock, the EUF Holders lose the right to designate two Class B Directors, the three Class B Directors that they remain entitled to designate will have a total of two votes, and all the holders of the outstanding Common Stock collectively acquire the right to designate one additional Class A/B Director with one full vote so as to maintain the total number of votes on the Board of Directors at nine (and the membership on the Board of Directors will be reduced to ten). If the EUF Holders and the Onyx Holders collectively own less than 7.5% (but at least 5%) of the outstanding Common Stock, the EUF Holders lose the right to designate an additional two Class B Directors, the Class B Director that they remain entitled to designate will have one full vote, and all the holders of the outstanding Common Stock collectively acquire the right to designate one additional Class A/B Director with one full vote so as to maintain the total number of votes on the Board of Directors at nine (and the membership on the Board of Directors will be reduced to nine). If the EUF Holders and the Onyx Holders collectively own less than 5% of the outstanding Common Stock, the EUF Holders lose the right to designate any directors, and all the holders of the outstanding Common Stock collectively acquire the right to designate one additional Class A/B Director with one full vote so as to maintain the total number of votes on the Board of Directors at nine (and the membership on the Board of Directors will remain at nine). In determining the percentage ownership of the EUF Holders and the Onyx Holders, the Class B Common Stock held by them is deemed to have been converted into shares of Class A Common Stock, and if one of the director designees of the EUF Holders is not a principal of the Onyx Holders, then the Common Stock owned by the Onyx Holders is not considered in calculating the ownership percentages. Director designation rights are generally not assignable. However, in certain circumstances, the CIBC Entities may assign its designation rights in connection with a transfer of its Common Stock.

  Pursuant to the Shareholders Agreement, the Company has a right of first refusal with respect to most transfers of Common Stock and rights, warrants, options, convertible securities, or debt convertible into Common Stock (the "Common Stock Equivalents"). To the extent the Company does not fully exercise such right of first refusal, the stockholders generally have the right to purchase the offered Common Stock or Common Stock Equivalents on a pro rata basis. Transfers to affiliates, testamentary transfers, and intestate succession are generally excluded from the Company's first refusal rights and any stockholder acquisition rights. In addition, the Shareholders Agreement establishes certain "tag-along" rights whereby if any holder of 10% or more of the fully diluted Common Stock or any EUF Holder proposes to sell any of its Common Stock, then the other stockholders have the right to require the proposed buyer to purchase from each of them a proportionate number of shares of Common Stock.

  The Shareholders Agreement also provides for certain "drag along rights" whereby any stockholder or group of stockholders owning Common Stock representing 60% or more of the total amount of the outstanding Common Stock and warrants having a value in excess of their exercise price proposes to transfer all their Common Stock to any third party, such stockholders have the right to require all other holders to sell all of their Common Stock and Common Stock Equivalents to such third party. The Shareholders Agreement further provides that if a third party offers to acquire 75% or more of all outstanding Common Stock and all warrants having a value in excess of their exercise price, and a holder or a group of holders owning 75% or more of the outstanding Common Stock plus such warrants proposes to accept such offer, then such holders desiring to accept such offer have the right to require all other holders of Common Stock and such warrants to sell to the third party their outstanding Common Stock and such warrants pro rata in accordance with such offer.

  The Shareholders Agreement terminates upon (i) the effective date of an Initial Public Offering by the Company resulting in at least $20.0 million in gross proceeds; (ii) the merger, consolidation, or reorganization of the Company, or the sale of all or substantially all of the assets of the Company, if, immediately following such transaction, the stockholders of the Company immediately prior to such transaction own less than a majority of the combined voting power to elect directors and the combined equity ownership interest in the surviving entity, or such surviving entity has publicly traded common stock not held by the parties to the Shareholders Agreement with a market value in excess of $30.0 million; or (iii) the written consent of the CIBC Entities, the Talton Holders, the Regent Entities, and the EUF Holders (but only so long as each such party is entitled to designate at least one member of the Board of Directors) and a majority in interest of the other stockholders; or (iv) with respect to any party, when such party no longer owns any capital stock of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 50,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The Common Stock is divided into two classes. One class consists of 49,600 shares and is designated "Class A Common Stock" and the other class consists of 400 shares and is designated "Class B Common Stock." The Preferred Stock is also divided into two classes. One class consists of 6,000 shares and is designated "Senior Preferred Stock" and the other class consists of 44,000 shares and is designated "Junior Preferred Stock."

  As of September 30, 1997, (i) 15,800 shares of Class A Common Stock were issued and outstanding, (ii) 400 shares of Class B Common Stock were issued and outstanding, (iii) 5,925 shares of Senior Preferred Stock were issued and outstanding, (iv) 7,414.8514 shares of Class A Common Stock were reserved for issuance pursuant to outstanding warrant agreements, and (v) 503.9213 shares of Class A Common Stock were reserved for issuance in the event the holders of the Senior Preferred Stock exercise their conversion rights. See "Certain Relationships and Related Transactions--Historic Relationships and Related Transactions--Acquisitions--Warrants." All outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid, and nonassessable. There is currently no public trading market for the capital stock of the Company.

COMMON STOCK

  The holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock, and the holders of Class B Common Stock are entitled to four votes for each share of Class B Common Stock on all matters voted on by the stockholders of the Company. The holders of both classes of Common Stock are entitled to receive, pari passu, such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the preferential dividend rights of the Senior Preferred Stock and any preferential dividend rights that may be designated by the Board of Directors with respect to the Junior Preferred Stock. See "-- Preferred Stock." In the event of the liquidation, dissolution, or winding up of the Company, subject to the preferential liquidation rights of the Senior Preferred Stock, and any preferential liquidation rights that may be designated by the Board of Directors with respect to the Junior Preferred Stock, the holders of Class A Common Stock are entitled to receive, prior to and in preference of any distribution to the holders of Class B Common Stock, the amount of $1,000 per share (as adjusted for any stock dividends, combinations, or splits), from all assets of the Company available for distribution, and after payment in full thereof, all remaining assets of the Company available for distribution are distributed ratably among the holders of both classes of Common Stock.

  In the event any additional shares of Class A Common Stock are issued, all shares of Class B Common Stock may be converted, at the election of the holders of a majority of the outstanding Class B Common Stock, into four shares of Class A Common Stock for each share of Class B Common Stock. In addition, upon the consummation of a "Major Event," each share of Class B Common Stock will be automatically converted into four shares of Class A Common Stock. The Certificate of Incorporation defines a Major Event as (i) a sale of all or substantially all of the Company's assets or (ii) a registered public offering of equity interests in the Company made pursuant to a registration statement on Form S-1 or a successor form that yields gross proceeds of at least $20.0 million to the Company. The Certificate of Incorporation also provides for adjustments to be made in the number of shares of Class A Common Stock into which Class B Common Stock may be convened in order reflect any stock dividends, splits, reclassification, combinations, or other changes affecting the number of outstanding shares of Class A Common Stock. Upon the conversion of Class B Common Stock into Class A Common Stock, the Class A Common Stock's $1,000 per share liquidation preference will be eliminated.

PREFERRED STOCK

 Senior Preferred Stock

  The holders of the Senior Preferred Stock are entitled to receive dividends at a rate of $80.00 per share (as adjusted for any stock dividends, combinations, or splits) per annum, payable quarterly out of funds legally available therefor. Dividends are payable only when, as, and if declared by the Board of Directors and are cumulative, but do not bear or accrue any interest. No dividends (other than those payable in Common Stock) may be paid on any Common Stock unless full cumulative dividends for all Senior Preferred Stock have been paid or declared and set aside by the Company. In the event of the liquidation, dissolution, or winding up of the Company, the holders of the Senior Preferred Stock are entitled to receive a liquidation preference of $1,000 per share (as adjusted for any stock dividends, combinations or splits), plus all accrued or declared but unpaid dividends.

  Each share of Senior Preferred Stock is convertible into 0.08505 shares of Class A Common Stock (as adjusted for any stock dividends, splits, reclassifications, combinations, or other changes affecting the Class A Common Stock) at any time at the option of the holder thereof.

  Upon the occurrence of a Major Event or the exercise of the drag along rights under the Shareholders Agreement, the Company is required to redeem all Senior Preferred Stock unless the holders thereof elect to convert their shares into Class A Common Stock. The redemption price for the Senior Preferred Stock is $1,000 per share (as adjusted for any stock dividends, combinations, or splits), plus all accrued or declared but unpaid dividends.

  The Senior Preferred Stock is non-voting. There are no redemption or sinking fund provisions applicable to the Senior Preferred Stock.

 Junior Preferred Stock

  The Certificate of Incorporation provides that the Board of Directors, acting unanimously, has the authority to issue up to 44,000 shares of Junior Preferred Stock in one or more series and to establish the number of shares constituting any such series, the voting powers, designation, preferences, and relative participation, option, or other special rights and qualifications, limitations, or restrictions thereof, including the dividend rights and dividend rate, redemption price, conversion rights, and liquidation preferences of the shares constituting any series. Upon the unanimous consent of the Board of Directors, the Company may issue to each holder of Class A Common Stock one share of Junior Preferred Stock having a liquidation preference of $1,000 per share in exchange for one share of Class A Common Stock held by such stockholder, and each such stockholder has agreed under the Shareholders Agreement to such exchange, provided that (i) issues of Junior Preferred Stock are made to all stockholders of Class A Common Stock on a pro rata basis and are subject to the rights of the parties under the Equity Registration Rights Agreement, and (ii) no more than ninety percent (90%) of the Class A Common Stock may be exchanged for Junior Preferred Stock. As of the date of this Prospectus, the Company has not issued any Junior Preferred Stock and has no present intention to do so, either pursuant to the terms of the Shareholders Agreement or otherwise.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR CREDIT FACILITY

  Following the Offering, the Company amended and restated its Existing Credit Facility with CIBC and First Source Financial LLP (collectively, the "Lenders"). This amendment and restatement (i) repaid the existing term facility from the net proceeds of the Offering and (ii) established a senior secured revolving credit facility in the principal amount of $35.0 million. The following summary is a description of the terms of the Senior Credit Facility, as amended.

  The Company may use borrowings under the Senior Credit Facility for working capital, capital expenditures, and general corporate purpose, and to fund certain permitted acquisitions, as set forth in the Senior Credit Facility. In addition to a $175,000 fee that was paid at the closing of the Senior Credit Facility, the Company will pay an annual administrative fee and an annual commitment fee of 0.5% of the unused portion of the facility.

  Amounts borrowed under the Senior Credit Facility bear interest, at the option of the Company, at either (i) the Base Rate (i.e. the higher of CIBC's reference rate and the overnight federal funds rate plus 0.5%) plus a margin that varies from 0.25% to 2.75%, depending on the Company's Total Debt to EBITDA Ratio (as defined in the Senior Credit Facility) or (ii) the IBOR Rate (as defined in the Senior Credit Facility) plus a margin that varies from 1.5% to 4.0%, depending on the Company's Total Debt to EBITDA Ratio. The Senior Credit Facility requires quarterly interest-only payments on Base Rate Loans, and periodic interest-only payment based on the applicable interest period on IBOR Rate loans, but at least quarterly, until maturity. The Senior Credit Facility matures on December 31, 2000, at which time the outstanding principal and all accrued and unpaid interest will be due.

  The Senior Credit Facility requires mandatory prepayments from the proceeds of certain asset sales by the Company and from the proceeds of permitted debt and equity offerings. In addition, the Company is permitted to make certain voluntary prepayments, without penalty, and to reduce the size of the commitment, subject to certain limitations.

  Obligations under the Senior Credit Facility are guaranteed by all of the Company's subsidiaries, and are secured by a perfected first priority security interest in substantially all of the existing and after-acquired tangible and intangible assets of the Company (including the capital stock of the Company and its subsidiaries) and its subsidiaries.

  The Senior Credit Facility contains a number of restrictive covenants including (i) prohibitions on the incurrence of certain liens, the incurrence of certain additional indebtedness, the repurchase of equity, the redemption of other indebtedness, the consummation of certain mergers and other fundamental changes (including change in control of the Company), the consummation of certain purchases and sales of assets or stock, take or pay contracts, and negative pledges and restrictive agreements; (ii) limitations on capital expenditures, leases, transactions with affiliates, use of proceeds, business activities, investments, the payment of dividends, and management and advisory fees; (iii) requirements to furnish certain financial reports, statements, notices, and information; (iv) requirements relating to the maintenance of separate existence, authorizations, insurance, books and records, and properties; (v) requirements relating to the conduct of business, additional collateral, and future subsidiaries; and (vi) environmental compliance requirements.

  The Senior Credit Facility requires the Company to comply with certain financial covenants and ratios. The Company is currently in compliance with all material covenants and ratios in the Senior Credit Facility. These financial covenants and ratios include, without limitation, that the Company will not permit;

    (i) the Total Debt to EBITDA Ratio (as defined in the Senior Credit Facility) at any time during any period set forth below to be greater than the ratio set forth opposite such period:

                                            TOTAL DEBT
                                                TO
     PERIOD                                EBITDA RATIO
     ------                                ------------
     07/30/97 to (and including) 06/29/98     6.0:1
     06/30/98 to (and including) 12/30/98     5.5:1
     12/31/98 to (and including) 12/30/99     5.0:1
     12/31/99 and thereafter                  4.5:1;

    (ii) the Senior Debt to EBITDA Ratio (as defined in the Senior Credit Facility) at any time during any period set forth below to be greater than the ratio set forth opposite such period:

                                           SENIOR DEBT
                                                TO
     PERIOD                                EBITDA RATIO
     ------                                ------------
     07/30/97 to (and including) 12/30/98     3.5:1
     12/30/98 and thereafter                  3.0:1;

    (iii) the EBITDA to Cash Interest Expense Ratio (as defined in the Senior Credit Facility) as at the last day of any quarter ending on a date set forth below to be less than the ratio set forth opposite such date:

                                             EBITDA TO
                                           CASH INTEREST
     PERIOD                                EXPENSE RATIO
     ------                                -------------
     07/30/97 to (and including) 12/31/97      1.5:1
     01/01/98 and thereafter                  1.75:1;

    (iv) the EBITDA to Fixed Charges Ratio (as defined in the Senior Credit Facility) as at the last day of any quarter for the period comprising such quarter and the immediately preceding three quarters to be less than 1.25:1.

  The Senior Credit Facility also contains customary representations, warranties, and events of default for a facility of this type.

  The Company is also in discussions with its Lenders to obtain a separate senior secured facility to be used for permitted acquisitions. The Company believes that covenants substantially similar to those contained in the Senior Credit Facility will be applicable to the acquisition facility. Borrowings under the acquisition facility will be cross-collateralized and cross-defaulted with the Senior Credit Facility. The acquisition facility would likely be subject to mandatory prepayments over its term. There can be no assurance that the Company will be successful in obtaining such an acquisition facility.

SUBORDINATED INDEBTEDNESS

  In connection with the Offering, the Company repaid its obligations under the Senior Subordinated Notes in the aggregate principal amount of $8.5 million and its $5.0 million Subordinated Talton Note. See "Certain Relationships and Related Transactions; Current Relationships and Related Transactions."

                          DESCRIPTION OF SENIOR NOTES

GENERAL

  The New Notes, like the Old Notes, will be issued pursuant to the Indenture, dated as of June 27, 1997 (the "Indenture") between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the New Notes are identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the New Notes will not be subject to the restrictions on transfer (other than with respect to holders that are broker-dealers, persons who participated in the distribution of the Old Notes, or affiliates of the Company); (ii) the Registration Rights Agreement covenants regarding registration will have been deemed satisfied; and (iii) there will be no right on the part of holders of the New Notes to receive increased interest payments if registration is not effected under the Securities Act. The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture is subject to, and qualified in its entirety by reference to, the provisions of Indenture, including the definitions therein of certain terms used below. A copy of the form of Indenture is available as set forth under "--Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this Description of Senior Notes, the "Company" refers only to Talton Holdings, Inc. and not to any of its Subsidiaries.

  The Senior Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all other current and future senior Indebtedness of the Company, including borrowings under the Senior Credit Facilities, and senior to all subordinated Indebtedness of the Company. The Senior Notes will be guaranteed on a senior unsecured basis by all of the Company's current and future Restricted Subsidiaries. See "--Subsidiary Guarantees." The Senior Notes will be effectively subordinated, however, to all secured obligations of the Company and the Subsidiary Guarantors to the extent of the assets securing such obligations, including borrowings under the Senior Credit Facilities. The Indenture permits the incurrence of additional Indebtedness, including additional secured Indebtedness, under certain circumstances.

  As of the date of this Prospectus, all of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

  As of the date of this Prospectus, $115,000,000 principal amount of the Old Notes was outstanding.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Notes are limited in aggregate principal amount to $115.0 million and will mature on June 30, 2007. Interest on the Senior Notes accrues at the rate of 11% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 1998, to Holders of record on the immediately preceding December 15 and June 15. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the Senior Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of the Senior Notes; provided that all payments of principal, premium, and interest with respect to the Senior Notes the Holders of which have given wire transfer instructions to the Company must be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes are and will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Senior Notes is jointly and severally guaranteed (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Subsidiary Guarantors are AmeriTel Pay Phones, Inc., Talton Telecommunications Corporation, Talton Telecommunications of Carolina, Inc., Talton STC, Inc., and Talton Invision, Inc. The Subsidiary Guarantee of each Subsidiary Guarantor is a general unsecured obligation of such Subsidiary Guarantor, ranking pari passu in right of payment with all other senior Indebtedness of such Subsidiary Guarantor and senior in right of payment to all subordinated Indebtedness of such Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee is limited so as not to constitute a fraudulent conveyance under applicable law. As of the date of this Prospectus there is aggregate indebtedness of $600,000 of the Company's Subsidiaries that is effectively senior to the Senior Notes because the Company is a holding company. See "Risk Factors--Holding Company Structure" and "Risk Factors--Fraudulent Conveyance Risks."

  The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, whether or not affiliated with such Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Senior Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation, or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation, or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Certain Covenants--Limitation on Asset Sales."

OPTIONAL REDEMPTION

  The Senior Notes are not redeemable at the Company's option prior to June 30, 2002. Thereafter, the Senior Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 30 of the years indicated below:

       YEAR                                                           PERCENTAGE
       ----                                                           ----------
       2002..........................................................  105.500
       2003..........................................................  103.667
       2004..........................................................  101.833
       2005 and thereafter...........................................  100.000

  Notwithstanding the foregoing, at any time or from time to time on or prior to June 30, 2000, the Company may redeem up to 30% of aggregate principal amount of the Senior Notes originally issued under the Indenture on the Issuance Date at a redemption price of 111% of the principal amount thereof, in each case plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least $80.0 million aggregate principal amount of the Senior Notes originally issued remains outstanding immediately after the occurrence of each such redemption; and provided, further, that any such redemption occurs within 90 days of the date of the closing of such Equity Offering.

SELECTION AND NOTICE

  If less than all of the Senior Notes are to be redeemed at any time, selection of the Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Senior Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note will state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due and payable on the date fixed for redemption. On and after the redemption date, unless the Company defaults in payment of the redemption price, interest ceases to accrue on the Senior Notes or portions thereof called for redemption.

MANDATORY REDEMPTION

  Except as set forth below under "--Change of Control Offer" and "--Certain Covenants--Limitation on Asset Sales," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

CHANGE OF CONTROL OFFER

  Upon the occurrence of a Change of Control, each Holder of the Senior Notes will have the right to require the Company to repurchase all or any part equal to $1,000 or an integral multiple thereof of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder stating that (i) the Change of Control Offer is being made pursuant to this covenant and all the Senior Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");
(iii) any Senior Note not tendered will continue to accrue interest; (iv) unless the Company defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (v) Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) any Holder will be entitled to withdraw its election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission, or letter setting forth the name of the Holder, the principal amount of the Senior Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder's election to have such Senior Notes purchased; and (vii) Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered, and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of the Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization, or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings, or other recapitalizations, that could affect the Company's capital structure or the value of the Senior Notes, but that would not constitute a Change of Control.

  The Company's other senior indebtedness contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of the Senior Notes of their right to require the Company to repurchase the Senior Notes could cause a default under such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. The Company's ability to repurchase the Senior Notes following a Change of Control may also be limited by the Company's then existing financial resources.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

  A "Change of Control" is defined by the Indenture to include certain dispositions of all or substantially all the assets of the Company; adoption of a plan of dissolution or liquidation by the Company; consummation of certain transactions that result in certain third parties acquiring beneficial ownership of more than 50% of the Voting Stock (as defined) of the Company; or a change in the membership of the Board of Directors of the Company resulting in a majority of the directors of the Company not being Continuing Directors (as defined). For a detailed description of "Change of Control" see "Description of Senior Notes--Certain Definitions." Certain events involving a Change of Control may result in an event of default under the Senior Credit Facility and may result in an event of default under other indebtedness of the Company that may be incurred in the future. An event of default under the Senior Credit Facility or other indebtedness could result in an acceleration of such indebtedness, in which case the Senior Notes would be effectively subordinated to such other secured indebtedness to the extent of any liens securing such other indebtedness. See "Description of Other Indebtedness-- Senior Credit Facility." Under New York law, which governs the Indenture, it is not clear which transactions would constitute a sale of "all or substantially all of the assets" of the Company. See "Risk Factors--Repurchase of Senior Notes Upon a Change of Control." There can be no assurance that the Company would have sufficient resources to repurchase the Senior Notes and pay its obligations under the Senior Credit Facility or other indebtedness upon the occurrence of a Change of Control.

CERTAIN COVENANTS

 Limitation on Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem, or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease, or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of principal or interest at Stated Maturity; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described below under the caption "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), and (v) (but only to the extent of the dividends paid to the Company or its Wholly Owned Restricted Subsidiaries pursuant to such clause (v)) of the next succeeding paragraph), is less than the sum of
  (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions will not prohibit:

      (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

      (ii) so long as no Default or Event of Default has occurred and is continuing, the redemption, repurchase, defeasance, retirement, or other acquisition of any Subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, defeasance, retirement, or other acquisition will be excluded from clause (c)(ii) of the preceding paragraph;

      (iii) so long as no Default or Event of Default has occurred and is continuing, the redemption, repurchase, defeasance, retirement, or other acquisition of any Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

      (iv) so long as no Default or Event of Default has occurred and is continuing, the retirement of any shares of Disqualified Stock by conversion into, or by exchange for, shares of Disqualified Stock, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Stock; provided that (a) such Disqualified Stock is not subject to mandatory redemption earlier than the maturity of the Senior Notes; (b) such Disqualified Stock is in an aggregate liquidation preference that is equal to or less than the sum of (x) the aggregate liquidation preference of the Disqualified Stock being retired, (y) the amount of accrued and unpaid dividends, if any, and premiums owed, if any, on the Disqualified Stock being retired, and (z) the amount of customary fees, expenses, and costs related to the incurrence of such Disqualified Stock; and (c) such Disqualified Stock is incurred by the same Person that initially incurred the Disqualified Stock being retired, except that the Company may incur Disqualified Stock to refund or refinance Disqualified Stock of any Wholly Owned Subsidiary of the Company;

      (v) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

      (vi) the payment of cash dividends on the Existing Preferred Stock when such dividends are required to be paid in accordance with the Certificate of Designation with respect to the Existing Preferred Stock;

      (vii) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption, or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired, or retired Equity Interests will not exceed $300,000 in any twelve-month period:

      (viii) so long as no Default or Event of Default has occurred and is continuing, repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants upon surrender of Equity Interests to pay the exercise price of such stock options or warrants; and

      (ix) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $1.0 million since the date of the Indenture.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event will the business currently operated by AmeriTel or Talton Telecommunications be transferred to or held by any Subsidiary other than a Wholly Owned Restricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation, and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined by the Board of Directors, whose resolution with respect thereto will be set forth in an Officer's Certificate delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal, or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed and that no Default or Event of Default will result from making the Restricted Payment, together with a copy of any fairness opinion or appraisal required by the Indenture.

 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if (A) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (x)
1.75 to 1.0 if the Indebtedness is incurred prior to December 31, 1998, (y)
2.0 to 1.0 if the Indebtedness is incurred prior to December 31, 1999, or (z)
2.5 to 1.0 if the Indebtedness is incurred on or after December 31, 1999, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period, and (B) no Default or Event of Default occurs and is continuing at the time or as a consequence of the incurrence of such Indebtedness or the issuance of such Disqualified Stock.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

    (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Senior Credit Facilities and the issuance and creation of letters of credit and banker's acceptances thereunder (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed an amount equal to $80.0 million outstanding at any one time, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described below under the caption "-- Limitation on Asset Sales":

    (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

    (iii) the incurrence by the Company of Indebtedness represented by the Senior Notes issued on the Issuance Date and the incurrence by the Subsidiary Guarantors of the Subsidiary Guarantees;

    (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, or replace Indebtedness that was permitted by the Indenture to be incurred;

    (v) the incurrence by the Company or any of its Wholly Owned Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that
  (i) if the Company or a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes and the Subsidiary Guarantees, respectively, and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (v);

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business of the Company or any of its Restricted Subsidiaries; provided that the notional principal amount of such Hedging Obligation does not exceed the principal amount of Indebtedness to which such Hedging Obligation relates;

    (vii) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

    (viii) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness (and Liens, if any, securing such Indebtedness) by a Restricted Subsidiary of the Company; or

    (ix) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, or replace any other Indebtedness incurred pursuant to this clause (ix), not to exceed $5.0 million.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (ix) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value, and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Limitation on Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes, or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this clause (ii).

  Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply such Net Proceeds, at its option, (a) to repay Indebtedness outstanding under the Senior Credit Facilities (and to correspondingly reduce commitments with respect thereto), or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure, or the acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company was engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings, including borrowings under the Senior Credit Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

  Not later than 30 days after any date (an "Asset Sale Offer Trigger Date") that the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will mail to each holder of the Senior Notes at such holder's registered address a notice stating (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of the Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (the "Asset Sale Offer Purchase Date"), which will be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed; (ii) the amount of accrued and unpaid interest as of the Asset Sale Offer Purchase Date; (iii) that any Senior Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the purchase price for the Senior Notes payable pursuant to the Asset Sale Offer, any Senior Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date; (v) the procedures, consistent with the Indenture, to be followed by a holder of the Senior Notes in order to accept an Asset Sale Offer or to withdraw such acceptance; and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

  On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of the Senior Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale; (ii) deposit with the Paying Agent the aggregate purchase price of all the Senior Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Senior Notes as of the Asset Sale Offer Purchase Date; and (iii) deliver or cause to be delivered to the Trustee all the Senior Notes tendered pursuant to the Asset Sale Offer. If less than all the Senior Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Senior Notes to be purchased by the Company will be in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate; provided that the Senior Notes accepted for payment in part will only be purchased in integral multiples of $1,000. The paying agent will promptly mail to each holder of the Senior Notes or portions thereof accepted for payment an amount equal to the purchase price for such Senior Notes plus any accrued and unpaid interest thereon, and the Trustee will promptly authenticate and mail to such holder of the Senior Notes accepted for payment in part a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes, and any Senior Note not accepted for payment in whole or in part will be promptly returned to the holder of such Senior Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Senior Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Asset Sale Offer to holders of the Senior Notes on or as soon as practicable after the Asset Sale Offer Purchase Date. To the extent that the aggregate amount of the Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

  The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer.

 Limitation on Liens

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or assets of the Company or any such Restricted Subsidiary or any shares of stock or debt of any such Restricted Subsidiary unless (i) if such Lien secures Indebtedness that is pari passu with the Senior Notes, then the Senior Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Subordinated Indebtedness, any such Lien will be subordinated to a Lien granted to the holders of the Senior Notes in the same collateral as that securing such Lien to the same extent as such Subordinated Indebtedness is subordinated to the Senior Notes.

 Limitation on Merger, Consolidation, or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance, or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof, or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance, or other disposition has been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee and the obligations under the Indenture will remain in full force and effect; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance, or other disposition has been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock."


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

  In connection with any consolidation, merger, or transfer of assets contemplated by this provision, the Company will deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent relating to such transaction or transactions have been complied with.

 Limitation on Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer, or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, understanding, loan, advance, or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, or investment banking firm of national standing; provided that the following shall not be deemed to be Affiliate Transactions: (1) transactions pursuant to the Senior Credit Facilities; (2) customary investment banking or financial advisory services rendered by CIBC Wood Gundy Securities Corp. or Onyx Partners, Inc. or any of their respective affiliates; (3) transactions under the Talton Lease (as such agreement may be amended or replaced, so long as any amounts paid under such amended or replacement agreement do not exceed the amounts payable under such agreement as in effect on the Issuance Date); (4) payments made by the Company or any of its Restricted Subsidiaries pursuant to the terms of the Consulting and Strategic Services Agreement (as such agreement may be amended or replaced, so long as any amounts paid under such amended or replacement agreement do not exceed the amounts payable under such agreement as in effect on the Issuance Date); (5) transactions pursuant to the Shareholders Agreement and the Equity Registration Rights Agreement, each as in effect on the Issuance Date; (6) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (7) transactions between or among the Company and/or its Restricted Subsidiaries; and (8) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Limitation on Restricted Payments."

 Limitation on Sale and Leaseback Transactions

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or such Restricted Subsidiary may enter into a sale and leaseback transaction if (i) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Limitation on Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificates delivered to the Trustee) of the property that is the subject of such sale and lease back transaction, and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under the caption "--Limitation on Asset Sales."

 Additional Subsidiary Guarantees

  The Indenture provides that if the Company or any of its Restricted Subsidiaries acquire or create another Restricted Subsidiary or designate an Unrestricted Subsidiary to be a Restricted Subsidiary after the date of the Indenture, then such newly acquired or created or designated Restricted Subsidiary will execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (iii) make loans or advances to the Company or any of its Restricted Subsidiaries; (iv) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company; or (v) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Senior Credit Facility, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement, or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Existing Credit Facility, (c) any acquisition facility under the Senior Credit Facilities and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings thereof, provided that any such encumbrances or restrictions in such acquisition facility or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings thereof are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Existing Credit Facility, (d) the Indenture, the Senior Notes, and the Subsidiary Guarantees, (e) applicable law, (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (g) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (v) above on the property so acquired, or (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

 Limitation on Capital Stock of Restricted Subsidiaries

  The Indenture provides that the Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease, pledge, hypothecate, or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a wholly Owned Restricted Subsidiary of the Company), other than Capital Stock of a Restricted Subsidiary of the Company that holds property or assets acquired by the Company and its Restricted Subsidiaries after the Issuance Date, and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a wholly Owned Restricted Subsidiary of the Company. The foregoing restrictions will not apply to (a) an Asset Sale made in compliance with the covenant described under the caption "--Limitation on Asset Sales" or (b) a pledge or hypothecation or other Lien on Capital Stock of a Restricted Subsidiary otherwise permitted by the covenant described under the caption "--Limitation on Liens."

 Reports

  The Indenture provides that, whether or not the Company is then subject to
Section 13(a) or 15(d) of the Exchange Act, so long as any Senior Notes are outstanding, the Company will furnish to the Trustee and all Holders of the Senior Notes (i) all annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were so subject. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission, on or prior to the respective dates by which the Company would have been required to file such documents if subject to Section 13(a) or 15(d) of the Exchange Act, for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Senior Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default:

    (i) default for 30 days in the payment when due of interest on the Senior Notes;

    (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes;

    (iii) failure by the Company or any Subsidiary to comply with the provisions described under the caption "Change of Control Offer," "-- Certain Covenants--Limitation on Asset Sales," "--Certain Covenants-- Limitation on Restricted Payments" or "Certain Covenants--Limitation on Incurrence of Indebtedness";

    (iv) failure by the Company or any Subsidiary for 60 days after receipt of written notice given by the Trustee or the holders of at least 25% in principal amount of the Senior Notes then outstanding to comply with any of its other agreements in the Indenture or the Senior Notes;

    (v) default under any mortgage, indenture, or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more, and such default has not been cured, waived, or postponed pursuant to an agreement with the holders of such Indebtedness within 30 days after written notice as provided in the Indenture, or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture;

    (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged, or stayed for a period of 60 days after their entry;

    (vii) any holder (or person acting on its behalf) of at least $5.0 million in aggregate principal amount of Indebtedness of the Company or any of its Restricted Subsidiaries, subsequent to the occurrence of a default with respect to such Indebtedness and in accordance with the terms of the document or agreement governing such Indebtedness, commences judicial proceedings to foreclose upon assets of the Company or any of its Restricted Subsidiaries having an aggregate fair market value in excess of $5.0 million or exercises any rights under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure;

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

    (viii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary; and

    (ix) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to June 30, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to June 30, 2002, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

  The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Senior Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes.

  No Holder of any Senior Note will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture, unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes has made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Senior Notes, a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Senior Note on or after the respective due dates expressed in such Senior Note.

  The Company is required to deliver to the Trustee on or before 100 days after the end of the Company's fiscal year and on or before 50 days after the end of the first three fiscal quarters in each year an Officers' Certificate regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator, or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Senior Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Senior Notes, by accepting a Senior Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost, or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties, and immunities of the Trustee, and the Company's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation, and insolvency events) described under the caption "--Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying, or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

  The registered Holder of a Senior Note will be treated as the owner of such Senior Note for all purposes.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect as to all the Senior Notes issued thereunder, when either (a) all such Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid and the Senior Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or
(b) (i) all such Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable within one year and the Company or a Subsidiary Guarantor, if any, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount of money sufficient to pay and discharge the entire Indebtedness on such Senior Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(ii) no Default or Event of Default with respect to the Indenture or the Senior Notes has occurred and is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or a Subsidiary Guarantor, is a party or by which the Company or a Subsidiary Guarantor is bound; (iii) the Company or a Subsidiary Guarantor, has paid or caused to be paid all sums payable by it under such Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of such Senior Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

AMENDMENT, SUPPLEMENT, AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture, the Senior Notes, and the Registration Rights Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the captions "--Change of Control Offer" and "--Certain Covenants--Limitation on Asset Sales"); (iii) reduce the rate of or change the time for payment of interest on any Senior Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Senior Note payable in money other than that stated in the Senior Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes;

(vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption "-- Change of Control Offer" or "--Certain Covenants--Limitation on Asset Sales");
(viii) affect the ranking of the Senior Notes in a manner adverse to the Holders of the Senior Notes; or (ix) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture, the Senior Notes, and the Registration Rights Agreement to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

  The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (that is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Senior Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability, or expense.

GOVERNING LAW

  The Indenture, the Senior Notes, and the Subsidiary Guarantees are subject to certain exceptions, governed by and construed in accordance with, the internal laws of the State of New York, without regard to choice of law rules.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Talton Holdings, Inc., 1209 W. North Carrier Parkway, Suite 300, Grand Prairie, Texas, 75050
Attention: Secretary.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this Prospectus for which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory or equipment in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "change of Control Offer" and/or the provisions described above under the caption "-- Certain Covenants--Limitation on Merger, Consolidation or Sale of Assets" and not by the provisions described under the caption "--Certain Covenants-- Limitation on Asset Sales"), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $100,000 or (b) for net proceeds in excess of $100,000 and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, whether in a single transaction or a series of related transactions. Notwithstanding the foregoing: (i) any simultaneous exchanges of telephones and related contracts and equipment of the Company or any Restricted Subsidiaries for telephones and related contracts and equipment of another Person with equivalent fair market value (provided that the fair market value of telephones and related contracts and equipment so exchanged in any fiscal year shall not exceed 10% of the total assets of the Company on a consolidated basis); (ii) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (iii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; and (iv) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments", in each case, will not be deemed to be an Asset Sale.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means: (i) in the case of a corporation, corporate stock;
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or a limited liability company, partnership or membership interests (whether general or limited); and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means: (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case with any commercial banking institution that is a lender under the Senior Credit Facilities or a member of the Federal Reserve System having capital and surplus in excess of $500 million; (iv) repurchase obligations with a term of not more than 365 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at least P-1 by Moody's Investors Service, Inc. or at least A-1 by Standard & Poor's Corporation and in each case maturing within nine months after the date of acquisition; and (vi) money market funds which invest substantially all of their assets in instruments of the types described in clauses (i) through (v) above.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (to the extent that such provision for taxes was included in computing such Consolidated Net Income), plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period (to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income), minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Subsidiary Guarantor; (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and
(iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consulting and Strategic Services Agreement" means that certain Consulting and Strategic Services Agreement between the Company and EUF Talton, L.P., dated as of December 27, 1996.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors for a period of two consecutive years or on the date of the Indenture if less than two years have elapsed since the date of Indenture) or
(ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such final maturity date will be deemed to be Disqualified Stock; provided, however, that preferred stock of the Company that is issued with the benefit of provisions requiring a change of control offer to be made for such Capital Stock in the event of a Change of Control of the Company, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control Offer," will not be deemed to be Disqualified Stock solely by virtue of such provisions.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Equity Offering" means any (i) issuance of common stock or preferred stock by the Company (excluding Disqualified Stock) that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, and (ii) any private issuance of common stock or preferred stock of the Company (excluding Disqualified Stock), other than issuances of common stock pursuant to employee benefit plans of the Company or otherwise as compensation to employees of the Company, in each case generating aggregate gross proceeds to the Company of at least $25.0 million.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

  "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Existing Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.


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  "Existing Preferred Stock" means the Company's Senior Preferred Stock issued and outstanding as of the Issuance Date.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption. Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Subsidiary Guarantee or Lien is called upon) and (iii) the product of (A) all dividend payments, whether or not in cash, on any series of preferred stock of such Person, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock), times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

  "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments." Investments will exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  "Issuance Date" means the closing date for the sale and original issuance of the Old Notes under the Indenture.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than indebtedness under the Senior Credit Facilities or Acquisition Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including and undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Pari Passu Indebtedness" means (a) with respect to the Senior Notes, any Indebtedness which ranks pari passu in right of payment to the Senior Notes and (b) with respect to any Subsidiary Guarantee, any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantee.

  "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Subsidiary Guarantor that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Certain Covenants--Limitation on Asset Sales"; (e) any Investment in the same or substantially similar line of business as the Company or any of its Restricted Subsidiaries acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Company; (f) Hedging Obligations permitted to be incurred under the covenant described above under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and (g) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $2.0 million.

  "Permitted Liens" means (i) Liens securing Senior Indebtedness of the Company and any Subsidiary Guarantor that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any Wholly Owned Restricted Subsidiary of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the

Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) purchase money security interests on any property acquired by the Company or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (a) any such Lien attached to such property concurrently with or within 90 days after the acquisition thereof, (b) such Lien attaches solely to the property so acquired in such transaction, (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property and (d) the Indebtedness secured by such purchase money security interests is otherwise permitted by the covenant entitled "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and
(x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of, such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that the Company may incur Permitted Refinancing Indebtedness to extend, refinance, renew, replace, defease or refund, Indebtedness of any Wholly Owned Restricted Subsidiary of the Company.

  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "preferred stock" means any Equity Interest with, preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

  "Principals" means (i) Gregg L. Engles, (ii) Joseph P. Urso, (iii) Todd W. Follmer, (iv) David A. Sachs, (v) CIBC Wood Gundy Ventures, Inc., (vi) Onyx Talton Partners, L.P., (vii) Regent Capital Equity Partners, L.P., (viii) Julius E. Talton, or (ix) Julius E. Talton, Jr.

  "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal, (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners, or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A), or (C) the estate of such Principal until such estate is distributed pursuant to such Principal's will or applicable state law.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Credit Facilities" means, collectively, (i) that certain Senior Credit Facility to be entered into on the terms described herein and (ii) a senior credit facility to be entered into subsequent to the Issuance Date for permitted acquisitions by the Company or its Restricted Subsidiaries on the terms described herein, in each case by and among the Company and the lenders from time to time parties thereto and Canadian Imperial Bank of Commerce, as agent for such lenders, including any related notes, guarantees, collateral documents, instruments, and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, or refinanced from time to time.

  "Senior Indebtedness" means all Indebtedness of the Company or any Subsidiary Guarantors that is not, by its terms, subordinated in right of payment to the Senior Notes.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem, or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subordinated Indebtedness" means (a) with respect to the Senior Notes, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Senior Notes and (b) with respect to any Subsidiary Guarantee, any Indebtedness of the applicable Subsidiary Guarantor which by its terms is subordinated in right of payment to such Subsidiary Guarantee.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Subsidiary Guarantors" means each of (i) AmeriTel Pay Phones, Inc., Talton Telecommunications Corporation, Talton Telecommunications of Carolina, Inc., Talton STC, Inc., and Talton Invision, Inc., and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Talton Lease" means the lease dated as of December 27, 1996 between Julius
E. Talton and Talton Telecommunications Corporation.

  "Unrestricted Subsidiary" means (i) any Subsidiary (other than AmeriTel or Talton Telecommunications or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness and Liens of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness or any such Lien is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" or the covenant described under the caption "--Certain Covenants--Limitation on Liens," respectively, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of the Company of any outstanding Indebtedness and Liens of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (ii) such Liens are permitted under the covenant described under the caption "--Certain Covenants--Limitation on Liens," and (iii) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the New Notes will initially be issued in the form of one or more registered notes in global form (the "New Global Note," and together with the global notes representing the Old Notes, the "Global Note"). The New Global Note will be deposited on the Exchange Date with, or on behalf of, the Depositary and registered in the name of the Global Note Holder. See "Exchange Offer."

  DTC has advised the Company that DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes). Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to such extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Payments in respect of the principal of and premium, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Senior Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

          EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED SENIOR NOTES

  A Global Note is exchangeable for definitive Senior Notes in registered certificated form if (i) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Senior Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the

Senior Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated Senior Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated Senior Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless the Company determines otherwise in compliance with applicable law.

          EXCHANGE OF CERTIFICATED SENIOR NOTES FOR BOOK ENTRY NOTES

  Senior Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Senior Notes as provided in the Indenture.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Senior Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Senior Notes in definitive certificated form, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-houses or next-day funds. The Company expects that secondary trading in the certificated notes will also be settled in immediately available funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain federal income tax considerations relevant to the exchange of the Old Notes for the New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the United States Internal Revenue Code of 1986, as amended, (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The following discussion assumes that holders hold the Old Notes and the New Notes as capital assets within the meaning of Section 1221 of the Code.

  The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Old Notes for the New Notes or that any such position would not be sustained.

  The tax treatment of a holder may vary depending on his or its particular situation or status. This summary does not address the tax consequences to taxpayers who are subject to special rules such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign entities and individuals, persons holding Old Notes or New Notes as a part of a hedging or conversion transaction or a straddle and holders whose "functional currency" is not the U.S. dollar, or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws.

  EACH HOLDER SHOULD CONSULT HIS OR ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE

  The exchange of the New Notes for Old Notes will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by holders upon receipt of the New Notes. For purposes of determining gain or loss upon the subsequent exchange of New Notes, a holder's basis in the New Notes will be the same as a holder's basis in the Old Notes exchanged therefor. Holders will be considered to have held the New Notes from the time of their original acquisition of the Old Notes. As used herein, the term "Senior Note" refers to both an Old Note and a New Note received in exchange therefor.

INTEREST ON THE NEW NOTES

  A holder of a New Note will be required to report as income for federal income tax purposes interest earned on a New Note in accordance with the holder's method of tax accounting. A holder of a New Note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues. A cash basis holder must include interest in income when cash payments are received by (or made available to) such holder.

MARKET DISCOUNT

  If a holder acquired an Old Note at a market discount (i.e., at a price less than the stated redemption price at maturity of the Old Note), the Old Note is subject to the market discount rules of the Code unless the market discount is de minimis. Market discount is de minimis if it is less than one quarter of one percent of the principal amount of the Old Note multiplied by the number of complete years to maturity after the holder acquired the Old Note. If the holder exchanges an Old Note that has more than de minimis market discount for a New Note, the New Note also will be subject to the market discount rules of the Code. New Notes purchased by a subsequent purchaser also will be subject to the market discount rules if the New Notes are purchased with more than a de minimis amount of market discount. Notes that have more than de minimis market discount are herein referred to as "Market Discount Notes."

  Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the Market Discount Note. Alternatively, a holder may elect to include market discount in income currently over the life of the Market Discount Note. Such an election shall apply to all debt instruments with market discount acquired by the holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

  Market discount will accrue on a straight-line basis unless the holder elects to accrue market discount on a constant yield to maturity basis. Such an election shall apply only to the Market Discount Note with respect to which it is made and may not be revoked without the consent of the IRS. A holder who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to a Market Discount Note in an amount not exceeding the accrued market discount on the Market Discount Note until the maturity or disposition of the Market Discount Note.

AMORTIZABLE BOND PREMIUM

  A holder that purchased an Old Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Old Note will be reduced by the amount of amortizable bond premium allocable (based on the yield to maturity of the Old Note) to such year. If a holder made an election to amortize bond premium with respect to an Old Note and exchanges the Old Note for a New Note pursuant to the Exchange Offer, the election will apply to the New Note. A holder who exchanges an Old Note for which an election has not been made for a New Note, and a subsequent purchaser of a New Note, may also elect to amortize bond premium if the holder acquired the Note for an amount in excess of its principal amount. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the IRS.

DISPOSITION OF THE NOTES

  Subject to the market discount rules discussed above, a holder of Senior Notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of such securities equal to the difference between (i) the amount of cash and the fair market value of the property received (except to the extent attributable to the payment of accrued interest) and (ii) the holder's adjusted tax basis in the securities. Gain or loss recognized will be capital gain or loss provided the Notes are held as capital assets by the holder, and will be subject to income tax at rates that may be lower than the rate at which ordinary income is taxed, depending on the length of time that the holder has held such securities (or is treated as having held such securities).

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Holders of the Senior Notes may be subject to backup withholding at a rate of 31% with respect to interest paid on the Senior Notes unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the requirements of the backup withholding rules.

  The Company will report to the holders of the Senior Notes and the IRS the amount of any "reportable payment" for each calendar year and amount of tax withheld, if any, with respect to payments on the Senior Notes.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE SENIOR NOTES (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS).

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Expiration Date or until all participating broker-dealers have so resold.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

  Certain legal matters in connection with this Offering will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas.

                                    EXPERTS

  The consolidated financial statements of Talton Holdings, Inc. as of December 3l, 1996 and for the one- month period from December 1, 1996 (date of acquisition) to December 31, 1996; the financial statements of AmeriTel Pay Phones Inc. as of November 30, 1996 and for the eleven months ended November 30, 1996; the consolidated financial statements of Talton Telecommunications Corporation as of November 30, 1996 and for the eleven months ended November 30, 1996; the consolidated financial statements of Security Telecom Corporation as of June 30, 1997 and for the six months ended June 30, 1997; and the financial statements of InVision Telecom, Inc. as of December 31, 1996 and September 30, 1997 and for each of the two years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1997 appearing in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of AmeriTel Pay Phones, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports herein and are included in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of Talton Telecommunications Corporation as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 appearing in this Prospectus have been audited by Borland, Benefield, Crawford & Webster, P.C., independent auditors, as stated in their report appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Security Telecom Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus have been audited by Davis, Clark and Company, P.C., independent auditors, as stated in their report appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Correctional Communications Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus have been audited by Ginsberg, Weiss & Company, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  Certain statements under "Prospectus Summary"; "Risk Factors"; "Pro Forma Combined Financial Data"; "Management's Discussion and Analysis of Financial Condition and Results of Operations"; "Business"; and elsewhere in this Offering Memorandum constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business and acquisition strategy, including the ability to integrate recently acquired businesses into the Company; the ability of the Company to meet its debt service obligations and to obtain additional financing for general corporate and other purposes; changes in the telecommunications industry; competition; availability of key personnel; and changes in, or the failure to comply with government regulations. See "Risk Factors." As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
TALTON HOLDINGS, INC.
 Independent Auditors' Report--Deloitte & Touche LLP......................  F-2
 Consolidated Balance Sheets..............................................  F-3
 Consolidated Statements of Operations....................................  F-4
 Consolidated Statements of Stockholders' Equity (Deficit)................  F-5
 Consolidated Statements of Cash Flows....................................  F-6
 Notes to Consolidated Financial Statements...............................  F-7
AMERITEL PAY PHONES, INC.
 Independent Auditors' Report--Deloitte & Touche LLP...................... F-18
 Independent Auditors' Report--Arthur Andersen LLP........................ F-19
 Balance Sheets........................................................... F-20
 Statements of Income..................................................... F-21
 Statements of Stockholders' Equity....................................... F-22
 Statements of Cash Flows................................................. F-23
 Notes to Financial Statements............................................ F-24
TALTON TELECOMMUNICATIONS CORPORATION
 Report of Independent Auditors--Deloitte & Touche LLP.................... F-34
 Report of Independent Auditors--Borland, Benefield, Crawford & Webster,
  P.C. ................................................................... F-35
 Consolidated Balance Sheets.............................................. F-36
 Consolidated Statements of Operations.................................... F-37
 Consolidated Statements of Stockholders' Equity.......................... F-38
 Consolidated Statements of Cash Flows.................................... F-39
 Notes to Consolidated Financial Statements............................... F-40
SECURITY TELECOM CORPORATION
 Report of Independent Auditors--Deloitte & Touche LLP.................... F-46
 Report of Independent Auditors--Davis, Clark and Company, P.C. .......... F-47
 Consolidated Balance Sheets.............................................. F-48
 Consolidated Statements of Income........................................ F-49
 Consolidated Statements of Stockholders' Equity.......................... F-50
 Consolidated Statements of Cash Flows.................................... F-51
 Notes to Consolidated Financial Statements............................... F-52
CORRECTIONAL COMMUNICATIONS CORPORATION
 Report of Independent Auditors--Ginsberg, Weiss & Company................ F-58
 Balance Sheets........................................................... F-59
 Statements of Income..................................................... F-60
 Statements of Stockholders' Equity....................................... F-61
 Statements of Cash Flows................................................. F-62
 Notes to Financial Statements............................................ F-63
INVISION TELECOM, INC.
 Report of Independent Auditors--Deloitte & Touche LLP.................... F-68
 Balance Sheets........................................................... F-69
 Statements of Operations................................................. F-70
 Statements of Stockholder's Equity (Deficit)............................. F-71
 Statements of Cash Flows................................................. F-72
 Notes to Financial Statements............................................ F-73

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Talton Holdings, Inc.:

  We have audited the accompanying consolidated balance sheet of Talton Holdings, Inc. and subsidiaries (the "Company") as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the one-month period from December 1, 1996 (date of acquisition) to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Talton Holdings, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the one-month period then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Dallas, Texas
April 4, 1997
(October 6, 1997 as to Note 13)

                     TALTON HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1996          1997
                                                    ------------  -------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $    294,494  $ 16,587,601
  Accounts receivable..............................    7,346,270    12,683,005
  Refundable income taxes..........................      601,842       612,136
  Inventories......................................      941,819     1,010,951
  Prepaid expenses.................................      259,984       676,243
  Deferred income tax asset........................      673,259       447,135
                                                    ------------  ------------
    Total current assets...........................   10,117,668    32,017,071
PROPERTY AND EQUIPMENT.............................    7,969,134    13,728,265
INTANGIBLE AND OTHER ASSETS........................   62,046,732    83,435,701
                                                    ------------  ------------
    TOTAL.......................................... $ 80,133,534  $129,181,037
                                                    ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable................................. $  1,369,697  $  3,173,299
  Accrued expenses.................................    6,021,241    12,147,922
  Income taxes payable.............................      978,000
  Current portion of long-term debt................    3,150,000        38,047
                                                    ------------  ------------
    Total current liabilities......................   11,518,938    15,359,268
LONG-TERM DEBT.....................................   60,164,500   115,559,851
DEFERRED INCOME TAXES..............................    1,968,767       447,135
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value; 6,000 shares
   authorized, 5,925 shares issued and outstanding
   (cumulative liquidation value of $5,925,000)....           59            59
  Common stock, $.01 par value; 50,000 shares
   authorized, 15,300 shares and 16,200 shares
   issued and outstanding as of December 31, 1996
   and September 30, 1997, respectively............          153           162
  Additional paid-in capital.......................   21,610,972    22,155,463
  Retained earnings (deficit)......................  (15,129,855)  (24,340,901)
                                                    ------------  ------------
    Total stockholders' equity (deficit)...........    6,481,329    (2,185,217)
                                                    ------------  ------------
    TOTAL.......................................... $ 80,133,534  $129,181,037
                                                    ============  ============

                See notes to consolidated financial statements.

                     TALTON HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      ONE MONTH    NINE MONTH
                                                     PERIOD ENDED PERIOD ENDED
                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
                                                                   (UNAUDITED)
OPERATING REVENUE...................................  $5,506,110   $53,406,700
OPERATING EXPENSES:
  Telecommunication costs...........................   2,298,712    21,570,606
  Facility commissions..............................   1,455,375    14,419,123
  Field operations and maintenance..................     218,895     2,373,432
  Selling, general and administrative...............     372,341     4,462,349
  Depreciation......................................     110,803     1,071,827
  Amortization of intangibles.......................     741,032     7,787,607
                                                      ----------   -----------
    Total operating expense.........................   5,197,158    51,684,944
                                                      ----------   -----------
OPERATING INCOME....................................     308,952     1,721,756
OTHER (INCOME) EXPENSE:
  Interest expense, net.............................     612,071     7,320,330
  Other, net........................................     (20,490)     (126,082)
                                                      ----------   -----------
    Total other (income) expense....................     591,581     7,194,248
                                                      ----------   -----------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY LOSS ....    (282,629)   (5,472,492)
INCOME TAX EXPENSE (BENEFIT)........................     (22,502)     (657,127)
                                                      ----------   -----------
LOSS BEFORE EXTRAORDINARY ITEM......................  $ (260,127)  $(4,815,365)
EXTRAORDINARY LOSS ON DEBT EXTINGUISHMENT...........         --      4,395,681
                                                      ----------   -----------
NET LOSS............................................  $ (260,127)  $(9,211,046)
Preferred Stock Dividends...........................         --       (355,500)
                                                      ----------   -----------
NET LOSS APPLICABLE TO COMMON STOCK.................  $ (260,127)  $(9,566,546)
                                                      ==========   ===========
Primary Loss per Common Share:
Net Loss before extraordinary loss..................      (14.38)      (281.01)
Extraordinary loss..................................         --        (238.88)
                                                      ----------   -----------
Net Loss per common share...........................      (14.38)      (519.89)
                                                      ==========   ===========
Weighted average shares outstanding.................      18,089        18,401
                                                      ==========   ===========

                See notes to consolidated financial statements.

                     TALTON HOLDINGS, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         PREFERRED STOCK    COMMON STOCK  ADDITIONAL     RETAINED
                         -----------------  -------------   PAID-IN      EARNINGS
                         SHARES    AMOUNT   SHARES AMOUNT   CAPITAL     (DEFICIT)       TOTAL
                         --------  -------  ------ ------ -----------  ------------  ------------
ISSUANCE OF PREFERRED
 STOCK..................    5,925   $   59                $ 5,924,941                $  5,925,000
ISSUANCE OF COMMON
 STOCK..................                    15,300   153   15,686,031                  15,686,184
PORTION OF ACQUISITION
 CASH PAYMENTS TO
 CONTINUING
 STOCKHOLDERS, TREATED
 AS A DIVIDEND..........                                                (14,869,728)  (14,869,728)
NET LOSS................                                                   (260,127)     (260,127)
                         --------   ------  ------  ----  -----------  ------------  ------------
BALANCE, DECEMBER 31,
 1996...................    5,925   $   59  15,300  $153  $21,610,972  $(15,129,855) $  6,481,329
PREFERRED DIVIDENDS
 (UNAUDITED)............                                     (355,500)                   (355,500)
ISSUANCE OF COMMON
 STOCK(UNAUDITED).......                       900     9      899,991                     900,000
NET LOSS (UNAUDITED)....                                                 (9,211,046)   (9,211,046)
                         --------   ------  ------  ----  -----------  ------------  ------------
BALANCE, SEPTEMBER 30,
 1997 (UNAUDITED).......    5,925   $   59  16,200  $162  $22,155,463  $(24,340,901) $ (2,185,217)
                         ========   ======  ======  ====  ===========  ============  ============


                See notes to consolidated financial statements.

                     TALTON HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     ONE-MONTH     NINE-MONTH
                                                    PERIOD ENDED  PERIOD ENDED
                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1996          1997
                                                    ------------  -------------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.......................................... $   (260,127) $ (9,211,046)
 Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Depreciation.....................................      110,803     1,071,827
  Amortization of intangible assets, including
   deferred financing costs and bond discount......      803,023     8,292,220
  Extraordinary loss on debt extinguishment........          --      4,395,681
  Deferred income taxes............................      160,512    (1,295,508)
  Changes in operating assets and liabilities, net
   of effects of acquisitions:
   Accounts receivable.............................       44,823    (3,414,072)
   Inventories.....................................       12,013       (43,034)
   Prepaid expenses and other assets...............     (166,096)     (256,669)
   Accounts payable................................   (1,010,795)     (402,748)
   Accrued expenses................................     (718,313)    2,900,035
   Income taxes....................................     (394,963)     (988,294)
                                                    ------------  ------------
    Net cash (used in) provided by operating
     activities....................................   (1,419,120)    1,048,392
                                                    ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Increase in restricted cash.......................          --     (1,693,000)
 Capital expenditures..............................     (268,801)   (4,456,785)
 Cash outflows for acquisitions....................  (46,983,442)  (21,576,079)
                                                    ------------  ------------
    Net cash used in investing activities..........  (47,252,243)  (27,725,864)
                                                    ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of debt................   59,200,000   118,200,000
 Repayment of advances.............................          --       (850,400)
 Repayment of debt.................................  (15,912,706)  (67,422,318)
 Payments of deferred financing costs..............   (3,804,121)   (6,956,703)
 Proceeds from the issuance of common and preferred
  stock, net of expenses...........................    9,482,684           --
                                                    ------------  ------------
    Net cash provided by financing activities......   48,965,857    42,970,579
                                                    ------------  ------------
INCREASE IN CASH AND CASH EQUIVALENTS..............      294,494    16,293,107
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....          --        294,494
                                                    ------------  ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD........... $    294,494  $ 16,587,601
                                                    ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest............................ $    640,035  $  3,764,113
                                                    ============  ============
 Cash paid for income taxes........................ $    211,950  $  1,495,902
                                                    ============  ============
NONCASH TRANSACTION:
 Issuance of subordinate notes, preferred stock and
  common stock in the acquisition.................. $ 16,043,000  $        --
                                                    ============  ============
 Reduction of stockholders' equity to reflect
  continuing shareholder interests................. $(14,869,728) $        --
                                                    ============  ============
 Dividends payable................................. $        --   $    355,500
                                                    ============  ============
 Issuance of stock for acquisition of assets....... $        --   $    900,000
                                                    ============  ============
 Issuance of debt for acquisition of assets........ $        --   $    300,000
                                                    ============  ============
 Amounts payable for acquisition costs............. $        --   $  3,386,919
                                                    ============  ============

                See notes to consolidated financial statements.

                    TALTON HOLDINGS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS--Talton Holdings, Inc. (the "Company") was incorporated on November 20, 1996, and, effective December 1, 1996, acquired all of the outstanding equity interests of Talton Telecommunications Corporation and AmeriTel Pay Phones, Inc., as discussed in Note 2. Effective with the acquisitions, the Company became a holding company to these two operating companies, which own, operate and maintain telephone systems under contracts with correctional facilities in 33 states, with the majority of their installations in the Central and Southeastern United States.

  The Company accumulates call activity from its various installations and bills its revenues related to this call activity through major local exchange carriers ("LECs") or through third-party billing services for smaller volume LECs, all of which are granted credit in the normal course of business with terms of between 30 and 60 days. The Company performs ongoing credit evaluations of its customers and maintains allowances for unbillable and uncollectible losses based on historical experience.

  PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, such as estimates of allowances and reserves for unbillable and uncollectible chargebacks, that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Talton Telecommunications Corporation and AmeriTel Pay Phones, Inc. All significant intercompany balances and transactions are eliminated in consolidation.

  CASH AND CASH EQUIVALENTS--For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and investments with a remaining maturity at date of purchase of three months or less.

  ACCOUNTS RECEIVABLE--Trade accounts receivable represent amounts billed for calls placed through the Company's telephone systems to the various LECs or third-party billing services, net of advance payments received, and an allowance for unbillable and uncollectible calls, based on historical experience, for estimated chargebacks to be made by the LECs. Under account advance agreements with various third-party billing services, advance payments equal to a percentage of the outstanding billed receivables are remitted to the Company when calls are submitted to the third-party billing service, and the Company grants a lien to the third-party billing service on the related accounts receivable for the advance. The remainder of the billed receivable is paid to the Company, net of the advance amount, after the third-party billing service has collected the amounts receivable from the respective LECs. Interest is charged on the advance payment at varying rates.

  INVENTORIES--Inventories are stated at the lower of cost, as determined primarily using the weighted average cost method, or market. Inventory is primarily composed of equipment for installation on new contracts and supplies and parts for the telephone systems serviced by the Company.

  PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the related assets. The following is a summary of useful lives for major categories of property and equipment.

              ASSET                                                USEFUL LIFE
              -----                                               -------------
     Leasehold improvements...................................... Term of lease
     Telephone system equipment.................................. 7.5 years
     Vehicles.................................................... 3 years
     Office equipment............................................ 3 to 7 years

                    TALTON HOLDINGS, INC. AND SUBSIDIARIES

  Maintenance and repairs are expensed when incurred and major repairs which extend an asset's useful life are capitalized. When items are retired or disposed, the related carrying value and accumulated depreciation are removed from the respective accounts, and the net difference less any amount realized from the disposition is reflected in earnings.

  INTANGIBLE AND OTHER ASSETS--Intangible and other assets primarily include amounts allocated to acquired facility contracts, noncompete agreements, goodwill and other intangible assets, which are stated at cost, along with the long-term portion of customer advances. Amortization of intangible assets is provided on a straight-line basis over the estimated useful lives of the related assets. The following is a summary of useful lives for major categories of intangible assets:

              ASSET                                               USEFUL LIFE
              -----                                              --------------
     Acquired facility contracts................................ Contract term
     Noncompete agreements...................................... Agreement term
     Deferred loan costs........................................ Loan term
     Other intangibles.......................................... 2 to 5 years
     Goodwill................................................... 20 years

  Acquired facility contracts consist primarily of costs allocated to locations acquired in acquisitions of facility contract rights from other service providers, along with signing bonuses paid to the facilities under new facility installations and other incremental direct costs paid to obtain the facility contracts.

  Other intangibles include organizational costs and licensing fees to obtain state licenses to conduct business.

  The Company periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flow, undiscounted and without interest charges, to the carrying amount of the underlying assets. The Company would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

  INCOME TAXES--The Company accounts for income taxes using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are provided for temporary differences between the financial statement and tax bases of the assets and liabilities using current tax rates.

  REVENUE RECOGNITION--Revenues are recognized during the period the calls are made. In addition, during the same period, the Company accrues the related telecommunication costs for validating, transmitting, billing and collection, and line and long-distance charges, along with commissions payable to the facilities and allowances for unbillable and uncollectible calls, based on historical experience.

  FACILITY COMMISSIONS--Under the terms of the Company's telephone system contracts with correctional facilities, the Company pays commissions to these facilities generally based on call volume revenues which are accrued during the period the revenues are generated.

  FINANCIAL INSTRUMENTS--The Company's financial instruments under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," includes primarily cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt are a reasonable estimate of their fair

                    TALTON HOLDINGS, INC. AND SUBSIDIARIES
value because of the short-term maturities of such instruments or, in the case of long-term debt under the Senior Credit Agreement, because of the floating interest rates on such long-term debt. In the case of the Company's senior subordinated and subordinated notes, which bear fixed interest rates, subject to scheduled increases, the Company believes that the interest rates on these notes approximate fair value since they were established in December 1996.

  LOSS PER SHARE--The Company computes earnings per share based on the weighted average number of common shares outstanding during the year, including common equivalent shares, when dilutive.

  UNAUDITED INTERIM FINANCIAL STATEMENTS--The Company's balance sheet as of September 30, 1997 and the statements of operations and cash flows for the nine months ended September 30, 1997, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations and cash flows of the Company as of September 30, 1997 and for the nine months ended September 30, 1997, have been made. The financial position and results of operations for the interim period are not necessarily indicative of the results to be expected for the full years.

2. ACQUISITIONS

  Effective December 1, 1996, the Company acquired all of the outstanding equity interests of Talton Telecommunications Corporation and AmeriTel Pay Phones, Inc. The aggregate net purchase price was approximately $47.9 million, which was funded with the net proceeds from the issuance of common and preferred stock and the proceeds from the issuance of long-term debt.

  The above acquisitions were accounted for using the purchase method of accounting as of their respective acquisition dates and, accordingly, only the results of operations of the acquired companies subsequent to their respective acquisition dates are included in the consolidated financial statements of the Company. At the acquisition date, the purchase price was allocated to assets acquired, including identifiable intangibles, and liabilities assumed based on their fair market values. The excess of the total purchase prices over the fair value of the net assets acquired represents goodwill. In connection with the acquisitions, assets were acquired and liabilities were assumed as follows:

     Purchase prices:
      Net cash paid............................................. $ 46,983,442
      Subordinated notes, preferred stock and common stock
       issued to sellers, net of expenses.......................   15,768,624
      Portion of purchase price for continuing stockholders,
       treated as a dividend....................................  (14,869,728)
                                                                 ------------
       Total net purchase prices................................   47,882,338
     Fair values of net assets acquired:
      Fair values of assets acquired............................   35,987,320
      Liabilities assumed.......................................  (27,864,398)
                                                                 ------------
       Total net assets acquired................................    8,122,922
                                                                 ------------
     Goodwill................................................... $ 39,759,416
                                                                 ============

  Since certain of the stockholders of the Company held ownership interests in the acquired companies, their continuing ownership interest in the Company has been accounted for at their prior historical basis, which has resulted in a reduction in stockholders' equity of approximately $14.9 million and a corresponding reduction in the fair values assigned to tangible and identifiable intangible assets, in accordance with the provisions of Emerging Issue Task Force discussion No. 88-16, "Basis in Leveraged Buyout Transactions."

  Please refer to footnote 13 for a discussion of the Company's acquisitions which were consummated subsequent to December 31, 1996.

                    TALTON HOLDINGS, INC. AND SUBSIDIARIES

3. ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following:

                                                      DECEMBER 31,  SEPTEMBER 30,
                                                          1996          1997
                                                      ------------  -------------
                                                                     (UNAUDITED)
Trade accounts receivable, net of advance payments
 received of $1,188,671 and $338,271 at December 31,
 1996 and September 30, 1997, respectively..........  $ 7,975,016    $12,637,119
Advance commissions receivable......................      349,094        380,971
Amounts receivable from stockholders................      135,627        154,635
Employees and other.................................       11,556        221,977
                                                      -----------    -----------
                                                        8,471,293     13,394,702
Less allowance for unbillable and uncollectible
 chargebacks........................................   (1,125,023)      (711,697)
                                                      -----------    -----------
                                                      $ 7,346,270    $12,683,005
                                                      ===========    ===========

  At December 31, 1996 and September 30, 1997, the Company had advanced commissions to certain facilities of $835,641 and $771,322 (unaudited) which are recoverable from such facilities as a reduction of earned commissions at specified monthly amounts. Amounts included in accounts receivable represent the estimated recoverable amounts during the next fiscal year with the remaining balance recorded in other assets.

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
Leasehold improvements...............................  $  432,036   $   472,079
Telephone system equipment...........................   7,259,333    13,187,984
Vehicles.............................................     123,977       236,377
Office equipment.....................................     264,591     1,014,455
                                                       ----------   -----------
                                                        8,079,937    14,910,895
Less accumulated depreciation........................    (110,803)   (1,182,630)
                                                       ----------   -----------
                                                       $7,969,134   $13,728,265
                                                       ==========   ===========

5. INTANGIBLE AND OTHER ASSETS

  Intangible and other assets consist of the following:

                                                   DECEMBER 31,  SEPTEMBER 30,
                                                       1996          1997
                                                   ------------  -------------
                                                                  (UNAUDITED)
Intangible assets:
  Acquired telephone contracts.................... $18,440,124    $30,696,912
  Noncompete agreements...........................     303,611        403,611
  Deferred loan costs.............................   3,804,121      5,839,642
  Goodwill........................................  39,759,416     53,040,078
  Other intangibles...............................      55,936        467,350
                                                   -----------    -----------
                                                    62,363,208     90,447,593
 Less accumulated amortization....................    (803,023)    (9,095,243)
                                                   -----------    -----------
Total intangible assets...........................  61,560,185     81,352,350
Other assets--noncurrent portion of commission
 advances to facilities...........................     486,547        390,351
Restricted cash...................................         --       1,693,000
                                                   -----------    -----------
                                                   $62,046,732    $83,435,701
                                                   ===========    ===========

                    TALTON HOLDINGS, INC. AND SUBSIDIARIES

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
     Facility commissions............................  $2,034,070   $ 2,880,829
     Billing and collection fees.....................     455,517       471,697
     Uncollectible call chargebacks..................     840,000     1,091,233
     Long-distance charges...........................   1,428,148     1,000,314
     Accrued acquisition costs.......................   1,068,124     2,959,829
     Accrued interest................................       9,946     3,265,914
     Other...........................................     185,436       478,106
                                                       ----------   -----------
                                                       $6,021,241   $12,147,922
                                                       ==========   ===========

  The accrual for uncollectible call chargebacks represents a reserve for amounts collected from the various LECs or third-party billing services which are expected to be charged back to the Company in future periods.

7. LONG-TERM DEBT

  The following is a summary of long-term debt:

                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1996          1997
                                                    ------------  -------------
                                                                   (UNAUDITED)
     Senior Notes.................................. $       --    $115,000,000
     Senior Credit Agreement:
       Revolving loan facility.....................   5,700,000
       Term loan facility..........................  45,000,000
     Senior subordinated notes.....................   8,500,000
     Subordinated notes............................   5,000,000
     Other.........................................     200,000        597,898
                                                    -----------   ------------
                                                     64,400,000    115,597,898
     Less unamortized discount.....................  (1,085,500)
     Less current portion of long-term debt........  (3,150,000)       (38,047)
                                                    -----------   ------------
                                                    $60,164,500   $115,559,851
                                                    ===========   ============

  SENIOR CREDIT AGREEMENT--In December 1996, the Company entered into a Senior Credit Agreement with a group of lenders, which included a revolving loan facility and a term loan facility. Under the revolving loan facility, the Company has availability of up to $10 million, subject to certain restrictions. The revolving loan facility matures on December 27, 1998, and requires quarterly interest payments beginning March 31, 1997.

  The term loan facility is a $45 million facility, which requires quarterly interest payments beginning on March 31, 1997, and quarterly principal installments, beginning on September 30, 1997, of $1,575,000 through December 1997, decreasing to $1,462,500 on March 31, 1998, and increasing to $2,137,500 on March 31, 1999, $2,868,750 on March 31, 2000, and $3,993,750 on March 31,
2001, with the remaining unpaid balance due on December 27, 2001. These scheduled payments under the term loan facility are subject to mandatory prepayments beginning March 31, 1998, based on excess cash flows as defined in the Senior Credit Agreement.

  Amounts outstanding under both the revolving loan facility and the term loan facility bear interest based on one of the following rates at the Company's option: (i) a variable rate equal to the higher of the administrative agent's established commercial lending rate or the federal funds rate plus 0.5% or
(ii) a variable rate based on

                    TALTON HOLDINGS, INC. AND SUBSIDIARIES
the LIBO (London Interbank Offering) rate. The Company pays a commitment fee to the lenders at the rate of 0.5% per annum on the average daily unused portion of the commitment amounts for both the revolving loan and term loan facilities.

  Both the revolving and term loan facilities are collateralized by substantially all the assets of the Company.

  SENIOR SUBORDINATED NOTES--In connection with the acquisitions, the Company issued $8.5 million of senior subordinated notes which mature on December 27, 2002, and accrue interest, payable quarterly, at an initial rate of 12% per annum for the period from the date of issuance until March 27, 1997. Thereafter, the interest rate increases 0.5% on a quarterly basis up to a maximum rate of 19%. The interest rates on these notes are payable in additional notes for interest paid in excess of 16%. In connection with the issuance of the senior subordinated notes, stock purchase warrants to acquire 1,085 shares of the Company's Class A common stock at an exercise price of $.01 per share were issued to certain note holders. As a result, the senior subordinated notes were discounted from their face value by $1,085,500, which represented the estimated value of the proceeds assigned to the warrants as discussed in Note 9. This discount is being amortized as additional interest expense over the term of the notes, resulting in an effective interest rate on the senior subordinated notes of 13.76% as of December 31, 1996.

  SUBORDINATED NOTES--In connection with the acquisitions, the Company issued subordinated notes to three stockholders of the Company, which mature on December 27, 2002, and accrue interest, payable quarterly, at an initial rate of 12.5% per annum, for the period from the date of issuance through September 30, 1997. Thereafter, the interest rate increases 0.5% on a quarterly basis up to a maximum rate of 19%.

  COVENANTS AND OTHER--The Senior Credit Agreement contains financial and operating covenants requiring, among other items, the maintenance of certain financial ratios, as defined, including total debt to free cash flow, senior debt to free cash flow and various other ratios of free cash flow to specified minimums. In the event the Company fails to comply with the covenants and other restrictions, as specified below, it could be in default under the Senior Credit Agreement and substantially all of the Company's long-term maturities could be accelerated.

  In addition, the Senior Credit Agreement contains various covenants which, among other things, limit the Company's ability to incur additional indebtedness, restrict the Company's ability to invest in and divest of assets, and restrict the Company's ability to pay dividends, redeem or purchase its common stock or redeem or prepay principal and interest on its subordinated debt.

  At December 31, 1996, the scheduled maturities of long-term debt were as follows:

     1997........................................................... $ 3,150,000
     1998...........................................................  11,550,000
     1999...........................................................   8,750,000
     2000...........................................................  11,475,000
     2001...........................................................  15,975,000
     Thereafter.....................................................  13,500,000
                                                                     -----------
                                                                     $64,400,000
                                                                     ===========

  Amounts outstanding under the Senior Credit Agreement, Senior Subordinated Notes, and Subordinated Notes were repaid on June 27, 1997. Please refer to footnote 13 for a discussion of the Company's financing transactions subsequent to December 31, 1996.

                    TALTON HOLDINGS, INC. AND SUBSIDIARIES

8. INCOME TAXES

  A summary of the income tax benefit for the one-month period ended December 31, 1996, is as follows:

     Refundable income taxes:
       Federal........................................................ $(73,837)
       State..........................................................  (10,260)
     Deferred income taxes............................................   61,595
                                                                       --------
                                                                       $(22,502)
                                                                       ========

  The Company has provided for income taxes during the nine months ended September 30, 1997 using expected 1997 effective tax rates for each of its taxing jurisdictions which have been allocated between current income taxes payable and deferred income taxes based on anticipated 1997 temporary differences.

  The income tax benefit differs from statutory rates primarily because of permanent differences related to nondeductible goodwill amortization. The following is a reconciliation of the income tax benefit reported in the statement of operations:

     Tax benefit at statutory rates.................................. $(96,094)
     Effect of state income taxes....................................  (13,284)
     Effect of nondeductible goodwill amortization...................   86,876
                                                                      --------
                                                                      $(22,502)
                                                                      ========

  The tax effects of temporary differences giving rise to deferred income tax asset and liabilities were:

     Deferred income tax asset:
       Allowance for unbillable and uncollectible chargebacks..... $   440,547
       Reserves...................................................     232,712
                                                                   -----------
                                                                       673,259
     Deferred income tax liabilities:
       Depreciation and amortization..............................  (1,944,922)
       Other......................................................     (23,845)
                                                                   -----------
                                                                    (1,968,767)
                                                                   -----------
     Net deferred income tax liability............................ $(1,295,508)
                                                                   ===========

  This net deferred income tax liability is classified in the consolidated balance sheet as follows:

     Current asset................................................ $   673,259
     Noncurrent liability.........................................  (1,968,767)
                                                                   -----------
                                                                   $(1,295,508)
                                                                   ===========

9. STOCKHOLDERS' EQUITY

  COMMON STOCK--The authorized common stock of the Company includes 49,600 shares of Class A common stock and 400 shares of Class B common stock. Holders of the shares of Class A and Class B common stock have identical rights and privileges except that holders of Class B common stock are entitled to four votes per share as compared to one vote per share for holders of Class A common stock.

                    TALTON HOLDINGS, INC. AND SUBSIDIARIES

  Issued and outstanding shares of common stock as of December 31, 1996 include 14,900 shares of Class A common stock and 400 shares of Class B common stock. The Class B common stock is convertible into four shares of Class A common stock upon the occurrence of a major event, as defined.

  PREFERRED STOCK--In connection with the acquisitions as discussed in Note 2, the Company issued 5,925 shares of senior preferred stock to former stockholders of the acquired companies. The preferred stockholders have no voting rights and are entitled to receive cumulative dividends at the rate of $80 per share per annum, payable quarterly, when declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Company (voluntary or involuntary), the holders of the preferred stock shall be entitled to receive a preference over common shareholders in any distribution of assets of the Company, equal to $1,000 per share plus cumulative unpaid dividends. Upon the occurrence of a major event, which includes (i) a sale of all or substantially all the assets of the Company or
(ii) a registered public offering of equity interests with gross proceeds of at least $20 million under the Securities Act of 1933, as amended, the Company is required to redeem the outstanding shares of preferred stock at a price equal to $1,000 per share plus cumulative unpaid dividends. Each holder of preferred stock is entitled to convert each preferred share into 0.08505 shares of Class A common stock, at the option of the holder, at any time after the date of issuance and on or prior to the occurrence of a major event, as defined.

  In addition to the senior preferred stock discussed above, the Company is authorized to issue up to 44,000 shares of junior preferred stock, of which no shares have been issued as of December 31, 1996.

  WARRANTS--At the acquisition date, the Company entered into a warrant agreement with certain of its senior subordinated note holders, which granted the note holders the right to purchase 1,085 shares of Class A common stock at an exercise price of $.01 per share, which was below the market value of the underlying shares at that date. Accordingly, as of December 31, 1996 approximately $1,085,500 of the proceeds of the senior subordinated note borrowings have been allocated to these warrants and are recorded as additional paid-in capital.

  At the acquisition date, the Company also entered into various warrant agreements with its other subordinated lenders along with its Class B common shareholders which granted such holders the right to purchase 6,230 shares of Class A common stock of the Company upon terms established by the Board of Directors. These warrants are exercisable in whole or part, at various dates through December 27, 2006, at warrant prices ranging from $1,000 to $3,000 per share.

  As of December 31, 1996, no warrant holders have exercised their warrants to acquire additional shares of Class A common stock.

10. RELATED-PARTY TRANSACTIONS

  A stockholder of the Company has personally guaranteed three of the Company's operating leases, which have expiration dates ranging from March 1997 to September 1998. In addition, one of the Company's subsidiaries leased office space from this stockholder under a month-to-month lease with monthly rentals of $3,000. This lease expired on December 31, 1996. Subsequently, the Company entered into a new lease agreement with the stockholder, which requires monthly payments in 1997 of $9,083, and thereafter at agreed-upon monthly rates through December 31, 2001, at which time the Company has an option to extend the lease for an additional five years.

  The Company entered into a management services and consulting agreement with a company affiliated with certain stockholders, along with separate consulting agreements with three stockholders who were formerly

                    TALTON HOLDINGS, INC. AND SUBSIDIARIES
employees of the acquired companies. These agreements require the payment of aggregate minimum annual consulting fees over the next three years in the following amounts:

     1997.............................................................. $478,000
     1998.............................................................. $468,000
     1999.............................................................. $300,000

  These agreements also provide for the reimbursement of direct expenses along with future payments for transaction consulting services. One of the agreements entitles an affiliate of certain stockholders to a 1% fee based on the gross acquisition price for any asset or stock acquisitions by the Company. This agreement, which expires in December 1999, limits the cumulative acquisition fees paid to this consultant to an amount not to exceed $1,250,000 over the life of the agreement.

  The management services and consulting agreement has a three-year term and is cancelable at either party's discretion, with all consulting fees under the remaining term of the agreement to be paid upon the date of termination. The remaining consulting agreements are cancelable only at the option of the consultants and expire over one- and two-year terms.

  In connection with these agreements, the Company paid $225,000 during the nine months ended September 30, 1997, of which $75,000 was recorded as a prepaid expense at September 30, 1997.

  In conjunction with the formation of the Company and the consummation and financing of the acquisitions, the Company paid transaction fees and expenses of $1,670,000 to three companies affiliated with certain stockholders which have been capitalized in the acquisitions.

11. BENEFIT PLAN

  The Company's subsidiaries sponsor 401(k) savings plans for the benefit of eligible full-time employees, which are qualified benefit plans in accordance with the Employee Retirement Income Security Act (ERISA). Employees participating in the plan can generally make contributions to the plan of up to 15% of their compensation. The plans provide for discretionary matching contributions by the Company of up to 50% of an eligible employee's contribution. Total plan expense was $3,517 for the one month ended December 31, 1996. There was no plan expense during the unaudited nine months ended September 30, 1997.

12. COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES--The Company leases office furniture, office space and vehicles under various operating lease agreements. Rent expense under these operating lease agreements was $19,900 and $198,841, respectively, during the one-month period ended December 31, 1996 and the unaudited nine-month period ended September 30, 1997. Minimum future rental payments under noncancelable operating leases for each of the next five years and in the aggregate are:

     December 31:
       1997........................................................... $238,809
       1998...........................................................  208,337
       1999...........................................................  129,986
       2000...........................................................   93,602
       2001...........................................................   95,668
                                                                       --------
     Total minimum future rental payments............................. $766,402
                                                                       ========

                  TALTON HOLDINGS, INC. AND SUBSIDIARIES

  OTHER--In connection with the acquisitions, the Company entered into consulting agreements with certain shareholders, which are discussed in Note
10. Additionally, the Company entered into an employment agreement with one stockholder who was formerly an employee of one of the acquired companies. The employment agreement has an initial term of one year and requires payment of an annual base salary of $100,000 along with a $25,000 payment to be paid in equal monthly installments over the first twelve months of the agreement.

  The Company is subject to various legal proceedings and claims which arise in the ordinary course of business operations. In the opinion of management, the amount of liability, if any, with respect to these actions would not materially affect the financial position of the Company or its results of operation.

13. SUBSEQUENT EVENTS

  On April 4, 1997, the Company acquired substantially all of the net assets of Tri-T, Inc. (d/b/a "Tataka") for cash of $0.6 million and a contingent payment of $0.3 million, subject to certain performance related benchmarks to be evaluated in the future.

  On June 27, 1997, the Company acquired substantially all of the net assets of Security Telecom Corporation for cash of $9.9 million and issuance of 900 shares of the Company's Common Stock. Approximately $2.5 million of additional purchase price was withheld at closing, pending certain regulatory approvals and final adjustments. On June 27, 1997, in conjunction with the acquisition of Security Telecom Corporation, the Company entered into an agreement with an employee of Security Telecom Corporation giving the employee the right to purchase 100 shares of the Company's Class A common stock for $2,000 per share. The employee may elect to exercise the options after December 31, 1997 or may elect to receive a $200,000 payment in cash. The options must be exercised by June 30, 1999. The Company has recorded this liability in the June 30, 1997 financial statements with a corresponding increase in goodwill resulting from the Security Telecom Acquisition.

  On June 27, 1997 the Company issued $115 million of 11% Senior Notes due 2007 in a private placement under Section 144A of the Securities Act of 1933. A portion of the proceeds of the issuance was used to repay all of the debt outstanding under the Senior Credit Agreement, the Senior Subordinated Notes and the Subordinated Notes and to fund the purchase of Security Telecom Corporation. As a result of the repayment of the outstanding debt, the Company incurred an extraordinary loss of $4.4 million resulting from the write-off of the unamortized deferred loan costs and the unamortized discount on the Senior Subordinated Notes. In addition, on July 30, 1997 the Company's Senior Credit Agreement was amended to provide the Company a $35 million revolving loan commitment with interest rates similar to the prior revolving loan commitment and a maturity date of December 31, 2000. All of the Company's subsidiaries that have material business operations or assets (the "Subsidiary Guarantors") are fully, unconditionally, and jointly and severally liable for the Notes. The Company has only one subsidiary that is not a Subsidiary Guarantor, and such subsidiary has never had revenues or expenses and has no assets other than certain license applications and its initial paid-in capital of $1,000. The Subsidiary Guarantors are wholly owned and constitute all of the Company's direct and indirect subsidiaries, except for certain subsidiaries that are not consequential. The Company has not included separate financial statements of its subsidiaries because (a) the aggregate assets, liabilities, earnings and equity of such subsidiaries are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis, and
(b) the Company believes that separate financial statements and other disclosures concerning such subsidiaries are not material to investors.

  On July 31, 1997, the Company acquired all of the net assets of Correctional Communications Corporation for a cash purchase price of $10.5 million. Of this amount, $5.5 million is held in escrow serving as security for certain representations and warranties made by the sellers. The acquisition agreement also provides for a contingent payment of up to $1.5 million if certain financial performance benchmarks are achieved in the future

                  TALTON HOLDINGS, INC. AND SUBSIDIARIES
and grants the sellers the right to acquire up to 267 shares of the Company's common stock at a price of at least $3,000 per share.

  On October 6, 1997, the Company entered into an agreement to purchase substantially all of the net assets of the inmate pay-phone division of Communications Central Inc. for $42 million subject to various adjustments as defined in the agreement and subject to a provision for working capital of approximately $1.2 million provided to the Company pursuant to the purchase agreement.

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders of
AmeriTel Pay Phones, Inc.:

  We have audited the accompanying balance sheet of AmeriTel Pay Phones, Inc. (the "Company"), as of November 30, 1996, and the related statements of income, stockholders' equity and cash flows for the eleven months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of AmeriTel Pay Phones, Inc., as of November 30, 1996, and the results of its income and its cash flows for the eleven months then ended, in conformity with generally accepted accounting principles.

Deloitte & Touche llp
Dallas, Texas
April 4, 1997

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  AmeriTel Pay Phones, Inc.:

  We have audited the accompanying balance sheet of AmeriTel Pay Phones, Inc. (a Missouri Corporation), as of December 31, 1995, and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmeriTel Pay Phones, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Kansas City, Missouri
March 22, 1996

                           AMERITEL PAY PHONES, INC.

                                 BALANCE SHEETS

                                                      DECEMBER 31, NOVEMBER 30,
                                                          1995         1996
                                                      ------------ ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $    891,026 $     80,664
  Accounts receivable................................    1,754,777    5,546,304
  Stock subscriptions receivable.....................                 1,061,384
  Refundable income taxes............................      242,277      342,986
  Inventories........................................    1,056,724      785,438
  Prepaid expenses...................................       79,526       34,646
  Deferred tax asset.................................      253,893      396,752
                                                      ------------ ------------
    Total current assets.............................    4,278,223    8,248,174
PROPERTY AND EQUIPMENT...............................    3,671,940    4,521,521
INTANGIBLE AND OTHER ASSETS..........................   10,635,478   14,114,958
                                                      ------------ ------------
    TOTAL............................................ $ 18,585,641 $ 26,884,653
                                                      ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................... $    337,485 $  1,429,916
  Accrued expenses...................................    1,702,786    3,289,957
  Current maturities of long-term debt...............      220,592    1,824,907
                                                      ------------ ------------
    Total current liabilities........................    2,260,863    6,544,780
LONG-TERM DEBT.......................................   11,469,408   13,019,811
DEFERRED INCOME TAXES................................      318,354      425,689
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value, 500,000 shares
   authorized; 244,800 shares issued and outstanding
   (liquidation value of $1,534,157 at November 30,
   1996).............................................        2,448        2,448
  Common stock, $.01 par value, 10,000,000 shares
   authorized; 3,233,854 and 3,519,315 shares issued
   and outstanding as of December 31, 1995, and
   November 30, 1996, respectively...................       32,338       35,193
  Additional paid-in capital.........................    2,292,548    3,704,863
  Retained earnings..................................    2,209,682    3,151,869
                                                      ------------ ------------
    Total stockholders' equity.......................    4,537,016    6,894,373
                                                      ------------ ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....... $ 18,585,641 $ 26,884,653
                                                      ============ ============

                       See notes to financial statements.

                           AMERITEL PAY PHONES, INC.

                              STATEMENTS OF INCOME

                                                      ELEVEN MONTHS  NINE MONTHS
                          YEARS ENDED DECEMBER 31,        ENDED         ENDED
                          --------------------------  NOVEMBER 30,  SEPTEMBER 30,
                              1994          1995          1996          1996
                          ------------  ------------  ------------- -------------
                                                                     (UNAUDITED)
OPERATING REVENUE.......  $ 11,698,641  $ 20,371,388   $29,305,641   $23,330,540
OPERATING EXPENSES:
  Telecommunication
   costs................     5,346,949     9,747,326    13,728,316    11,098,532
  Facility commissions..     1,861,154     3,497,488     6,086,469     4,736,823
  Field operations and
   maintenance..........       507,460       863,901     1,166,063       898,505
  Selling, general and
   administrative.......       927,441     1,758,744     2,281,177     1,727,302
  Depreciation..........       194,413       384,277       536,264       431,486
  Amortization of
   intangibles..........       595,268     1,224,071     1,624,017     1,312,238
  Nonrecurring
   expenses.............                                   684,320
                          ------------  ------------   -----------   -----------
    Total operating
     expenses...........     9,432,685    17,475,807    26,106,626    20,204,886
                          ------------  ------------   -----------   -----------
OPERATING INCOME........     2,265,956     2,895,581     3,199,015     3,125,654
OTHER (INCOME) EXPENSE:
  Interest income.......        (8,637)      (32,165)      (20,816)      (20,705)
  Interest expense......       572,618     1,059,860     1,375,701     1,114,318
  Other, net............                      66,139        38,881       247,882
                          ------------  ------------   -----------   -----------
    Total other (income)
     expense............       563,981     1,093,834     1,393,766     1,341,495
                          ------------  ------------   -----------   -----------
INCOME BEFORE INCOME
 TAXES AND EXTRAORDINARY
 LOSS...................     1,701,975     1,801,747     1,805,249     1,784,159
INCOME TAXES............                     734,363       693,001       713,663
                          ------------  ------------   -----------   -----------
INCOME BEFORE
 EXTRAORDINARY LOSS.....     1,701,975     1,067,384     1,112,248     1,070,496
EXTRAORDINARY LOSS FROM
 EARLY EXTINGUISHMENT OF
 DEBT...................                                    52,353
                          ------------  ------------   -----------   -----------
NET INCOME..............  $  1,701,975  $  1,067,384   $ 1,059,895   $ 1,070,496
                          ============  ============   ===========   ===========


                       See notes to financial statements.

                           AMERITEL PAY PHONES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                       COMMON STOCK       ADDITIONAL
                         PREFERRED ---------------------   PAID-IN     RETAINED
                           STOCK    SHARES      AMOUNT     CAPITAL     EARNINGS     TOTAL
                         --------- ---------  ----------  ----------  ----------  ----------
BALANCE, JANUARY 1,
 1994...................               3,750  $    3,750  $  196,250  $  269,865  $  469,865
 Issuance of common
  stock.................               5,625       5,625     541,875                 547,500
 Net income for 1994....                                               1,701,975   1,701,975
 Distributions to
  shareholders ($78 per
  share)................                                                (734,575)   (734,575)
                          ------   ---------  ----------  ----------  ----------  ----------
BALANCE, DECEMBER 31,
 1994...................               9,375       9,375     738,125   1,237,265   1,984,765
 Stock split............           3,054,377   3,054,377  (3,054,377)                    --
 Change in par value....                      (3,033,115)  3,033,115                     --
 Issuance of common
  stock.................             173,370       1,734     130,891                 132,625
 Purchase and retirement
  of treasury stock.....              (3,268)        (33)                (14,967)    (15,000)
 Issuance of preferred
  stock.................   2,400                           1,414,842               1,417,242
 Preferred stock
  dividends ($.21 per
  share)................      48                              29,952     (80,000)    (50,000)
 Net income for 1995....                                               1,067,384   1,067,384
                          ------   ---------  ----------  ----------  ----------  ----------
BALANCE, DECEMBER 31,
 1995...................   2,448   3,233,854      32,338   2,292,548   2,209,682   4,537,016
 Issuance of common
  stock.................             285,461       2,855   1,412,315               1,415,170
 Preferred stock
  dividends ($0.48 per
  share)................                                                (117,708)   (117,708)
 Net income for the
  eleven months ended
  November 30, 1996.....                                               1,059,895   1,059,895
                          ------   ---------  ----------  ----------  ----------  ----------
BALANCE, NOVEMBER 30,
 1996...................  $2,448   3,519,315  $   35,193  $3,704,863  $3,151,869  $6,894,373
                          ======   =========  ==========  ==========  ==========  ==========


                       See notes to financial statements.

                           AMERITEL PAY PHONES, INC.

                            STATEMENTS OF CASH FLOWS

                                                     ELEVEN MONTHS  NINE MONTHS
                         YEARS ENDED DECEMBER 31,        ENDED         ENDED
                         ------------------------    NOVEMBER 30,  SEPTEMBER 30,
                             1994          1995          1996          1996
                         ------------  ------------  ------------- -------------
                                                                    (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income............  $  1,701,975  $  1,067,384   $ 1,059,895   $ 1,070,496
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Extraordinary loss....                                    52,353
 Depreciation and
  amortization.........       789,681     1,608,348     2,160,281     1,743,724
 Deferred income
  taxes................                      64,461       (35,524)
 Changes in operating
  assets and
  liabilities:
  Accounts receivable..      (605,975)     (992,079)   (3,803,925)   (3,594,096)
  Inventory............      (604,411)     (299,555)      271,286       154,205
  Prepaid expenses.....       (30,619)      (44,017)       44,880       (33,003)
  Accounts payable.....      (189,185)     (135,633)    1,092,431     1,284,378
  Accrued expenses.....       366,783     1,288,008     1,460,005       687,701
  Income taxes.........                    (242,277)      266,149       242,277
                         ------------  ------------   -----------   -----------
   Net cash provided by
    operating
    activities.........     1,428,249     2,314,640     2,567,831     1,555,682
                         ------------  ------------   -----------   -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures..    (1,779,468)   (2,051,111)   (1,516,236)   (1,286,778)
 Cash outflows for
  acquisition of
  facility contracts...    (6,770,292)   (3,613,662)   (4,698,468)   (4,568,603)
 Payments under
  noncompete
  agreements...........       (55,000)
                         ------------  ------------   -----------   -----------
   Net cash used in
    investing
    activities.........    (8,604,760)   (5,664,773)   (6,214,704)   (5,855,381)
                         ------------  ------------   -----------   -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from long-
  term debt
  borrowings...........    12,305,000    11,890,000     5,600,000     4,300,000
 Proceeds from
  (payments on) advance
  from related
  parties..............       480,742      (571,653)
 Proceeds from issuance
  of common stock......       547,500                      19,501
 Proceeds from issuance
  of preferred stock...                   1,417,242
 Purchase of treasury
  stock................                     (15,000)
 Payments of long-term
  debt.................    (5,859,932)   (8,200,510)   (2,645,282)     (857,715)
 Dividends paid on
  common and preferred
  stock................      (256,735)     (507,840)     (137,708)
                         ------------  ------------   -----------   -----------
   Net cash provided by
    financing
    activities.........     7,216,575     4,012,239     2,836,511     3,442,285
                         ------------  ------------   -----------   -----------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS...........        40,064       662,106      (810,362)     (857,414)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............       188,856       228,920       891,026       891,026
                         ------------  ------------   -----------   -----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................  $    228,920  $    891,026   $    80,664   $    33,612
                         ============  ============   ===========   ===========
SUPPLEMENTAL
 DISCLOSURES OF CASH
 FLOW INFORMATION:
 Cash paid for
  interest.............  $    516,732  $    930,906   $ 1,489,076   $   846,646
                         ============  ============   ===========   ===========
 Cash paid for income
  tax..................  $        --   $    912,479   $   462,380   $   451,500
                         ============  ============   ===========   ===========
 Noncash transactions:
 Issuance of common
  stock upon exercise
  of stock options in
  exchange for stock
  subscriptions
  receivable, along
  with the related tax
  benefit..............  $        --   $        --    $ 1,395,669   $       --
                         ============  ============   ===========   ===========
 Amounts payable for
  acquisitions.........  $    354,839  $        --    $   310,000   $       --
                         ============  ============   ===========   ===========
 Issuance of common
  stock upon conversion
  of notes payable.....  $        --   $    123,500   $       --    $       --
                         ============  ============   ===========   ===========

                       See notes to financial statements.

                           AMERITEL PAY PHONES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS--AmeriTel Pay Phones, Inc. (the "Company"), which was incorporated on June 6, 1991, owns, operates and maintains telephone systems under contracts with correctional facilities in 30 states, with the majority of its installations in Missouri, Kansas, Iowa, Indiana, Minnesota and Nebraska.

  The Company accumulates call activity from its various installations and bills its revenues related to this call activity through major local exchange carriers ("LECs") or through third-party billing services, all of which are granted credit in the normal course of business with terms of between 30 and 60 days. The Company performs ongoing credit evaluations of its customers and maintains allowances for unbillable and uncollectible losses based on historical experience.

  PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, such as estimates of allowances for unbillable and uncollectible chargebacks, that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS--For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and cash investments with a remaining maturity at the date of purchase of three months or less.

  ACCOUNTS RECEIVABLE--Trade accounts receivable represent amounts billed for calls placed through the Company's telephone systems to the various LECs or third-party billing services, net of advance payments received, and an allowance for unbillable and uncollectible calls based on historical experience for estimated chargebacks to be made by the LECs. Under account advance agreements with various third-party billing services, advance payments equal to a percentage of the outstanding billed receivables are remitted to the Company when calls are submitted to the third-party billing service and the Company grants a lien to the third-party billing service on the related accounts receivable for the advance. The remainder of the billed receivable is paid to the Company, net of the advance amount, after the third-party billing service has collected the amounts receivable from the respective LECs. Interest is charged on the advance payment at varying rates.

  INVENTORIES--Inventories are stated at the lower of cost, as determined using the weighted average cost method, or market. Inventory is primarily composed of equipment available for installation on new contracts and supplies and parts for the telephone systems serviced by the Company.

  PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the related assets. The following is a summary of useful lives for major categories of property and equipment:

              ASSET                                               USEFUL LIFE
              -----                                             ---------------
     Leasehold improvements.................................... Term of lease
     Telephone system equipment................................ 7.5 to 10 years
     Vehicles.................................................. 5 years
     Office equipment.......................................... 3 to 7 years

  Maintenance and repairs are expensed when incurred and major repairs which extend an asset's useful life are capitalized. When items are retired or disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts, and the net difference less any amount realized from the disposition is reflected in earnings.

                           AMERITEL PAY PHONES, INC.

  INTANGIBLE AND OTHER ASSETS--Intangible and other assets primarily include amounts allocated to acquired facility contracts, noncompete agreements, goodwill and other intangible assets, which are stated at cost, along with the long-term portion of customer advances. Amortization of intangible assets is provided on a straight-line basis over the estimated useful lives of the related assets. The following is a summary of useful lives for major categories of intangible assets:

              ASSET                                               USEFUL LIFE
              -----                                              --------------
     Acquired facility contracts................................ 7.5 years
     Noncompete agreements...................................... Agreement term
     Deferred loan costs........................................ Loan term
     Other intangibles.......................................... 5 to 20 years
     Goodwill................................................... 15 years

  Acquired facility contracts consist primarily of costs allocated to locations acquired in acquisitions of facility contract rights from other service providers, along with signing bonuses paid to the facilities under new facility installations and other incremental direct costs paid to obtain the facility contracts.

  Other intangibles include organizational costs and licensing fees to obtain state licenses to conduct business.

  The Company began in 1996 to periodically assess the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flow, undiscounted and without interest charges, to the carrying amount of the underlying assets. The Company would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

  INCOME TAXES--Prior to 1995, the Company had elected to be treated as an S corporation under certain provisions of the Internal Revenue Code. Accordingly, the 1994 statement of income includes no provision for federal or state income taxes since the taxable income of the Company is included in the shareholders' individual income tax returns. Effective January 1, 1995, the Company terminated its S corporation status.

  The Company accounts for income taxes using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are provided for temporary differences between the financial statement and tax bases of the assets and liabilities using current tax rates.

  REVENUE RECOGNITION--Revenues are recognized during the period the calls are made. In addition, during the same period, the Company accrues the related telecommunication costs for validating, transmitting, billing and collection, and line and long distance charges, along with commissions payable to the facilities and allowances for unbillable and uncollectible calls, based on historical experience.

  FACILITY COMMISSIONS--Under the terms of the Company's telephone system contracts with correctional facilities, the Company pays commissions to these facilities generally based on call volume revenues which are accrued during the period the revenues are generated.

  FINANCIAL INSTRUMENTS--The Company's financial instruments under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," include cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt are a reasonable estimate of their fair value because of the short-

                           AMERITEL PAY PHONES, INC.

term maturities of such instruments or, in the case of the revolving credit facility borrowings, because of the floating interest rates on such borrowings. In the case of the subordinated promissory notes to related parties, which bear a fixed interest rate, the Company believes that the current interest rates on these notes approximate the rates which could be currently negotiated with such related parties.

  RECLASSIFICATIONS--Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the presentation used in the 1996 financial statements.

  UNAUDITED INTERIM FINANCIAL STATEMENTS--The Company's statements of income and cash flows for the nine months ended September 30, 1996, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the results of operations and cash flows of the Company for the nine months ended September 30, 1996, have been made. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year.

2. ACQUISITIONS

  During the years ended December 31, 1994 and 1995, and the eleven months ended November 30, 1996, the Company acquired facility contracts and the related facility equipment from various other independent inmate phone operators for purchase prices aggregating $7.2 million, $3.6 million and $5.0 million, respectively.

  These acquisitions were each accounted for using the purchase method of accounting as of their respective acquisition dates, and accordingly, only the results of the operations of these facilities subsequent to their respective acquisition dates are included in the financial statements of the Company. At the acquisition dates, the purchase prices were allocated to the assets acquired, including telephone system equipment, facility contracts and other identifiable intangibles based on their fair market values. The excess of the total purchase prices over the fair values of the assets acquired represented goodwill. In connection with the acquisitions, assets were acquired and liabilities were assumed as follows:

                                             YEARS ENDED
                                            DECEMBER 31,        ELEVEN MONTHS
                                        ---------------------       ENDED
                                           1994       1995    NOVEMBER 30, 1996
                                        ---------- ---------- -----------------
     Purchase prices:
       Net cash paid..................  $6,825,292 $3,613,662    $4,698,468
       Amounts payable to sellers.....     354,839                  310,000
                                        ---------- ----------    ----------
     Total purchase prices............   7,180,131  3,613,662     5,008,468
     Estimated fair values of tangible
      and identifiable intangible
      assets acquired.................   3,204,881  3,215,111     4,121,809
                                        ---------- ----------    ----------
     Goodwill.........................  $3,975,250 $  398,551    $  886,659
                                        ========== ==========    ==========

  The following table presents unaudited pro forma results of operations of the Company for the year ended December 31, 1995, and the eleven months ended November 30, 1996, as if the 1995 and 1996 acquisitions had occurred at the beginning of 1995.

                                                              (UNAUDITED)
                                                           1995        1996
                                                        ----------- -----------
     Net sales......................................... $32,770,086 $31,929,045
                                                        =========== ===========
     Income before extraordinary loss.................. $ 1,430,165 $ 1,308,344
                                                        =========== ===========
     Net income........................................ $ 1,430,165 $ 1,255,991
                                                        =========== ===========

                           AMERITEL PAY PHONES, INC.

  The unaudited pro forma results of operations are not necessarily indicative of what the actual results of operations of the Company would have been had the acquisitions occurred at the beginning of the year, nor do they purport to be indicative of the future results of operations of the Company.

  In connection with four of the acquisitions in 1994 and two of the acquisitions in 1996, the Company recorded amounts payable to the sellers of $354,839 and $310,000, respectively, the payment of which was contingent upon the fulfillment of certain stipulations which the Company believed were probable of being met. In the event that the stipulations were not met and the full balance was not paid by the Company, intangible assets previously recorded on these acquisitions would be reduced. During 1995, certain of the stipulations related to the 1994 acquisitions were not met and $171,500 of the amounts payable to sellers recorded in 1994 was not paid, which was accounted for as an adjustment to the purchase prices in 1995, thus reducing the amount of goodwill originally recorded on these acquisitions.

3. ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following:

                                                    DECEMBER 31,  NOVEMBER 30,
                                                        1995          1996
                                                    ------------  ------------
     Trade accounts receivable..................... $ 4,255,170   $ 6,895,904
     Advance commissions receivable................     111,211       353,378
     Receivable related to an acquisition..........     163,867
     Employees and other...........................      22,621        50,670
                                                    -----------   -----------
                                                      4,552,869     7,299,952
     Less advances on receivables..................  (2,136,156)     (719,093)
     Less allowance for unbillable and uncollecti-
      ble chargebacks..............................    (661,936)   (1,034,555)
                                                    -----------   -----------
                                                    $ 1,754,777   $ 5,546,304
                                                    ===========   ===========

  At December 31, 1995, and November 30, 1996, the Company had advanced commissions to certain facilities of $306,243 and $843,378, respectively, which are recoverable from such facilities as a reduction of earned commissions at specified monthly amounts. Amounts included in accounts receivable represent the estimated recoverable amounts during the next fiscal year with the remaining balance recorded in other assets.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                     DECEMBER 31, NOVEMBER 30,
                                                         1995         1996
                                                     ------------ ------------
     Leasehold improvements.........................  $   66,156  $    59,145
     Telephone system equipment.....................   3,845,877    5,159,020
     Vehicles.......................................     157,506      138,914
     Office equipment...............................     263,558      334,543
                                                      ----------  -----------
                                                       4,333,097    5,691,622
     Less accumulated depreciation and amortiza-
      tion..........................................    (661,157)  (1,170,101)
                                                      ----------  -----------
                                                      $3,671,940  $ 4,521,521
                                                      ==========  ===========

  Substantially all of the Company's property and equipment is collateral for the Company's long-term debt.

                           AMERITEL PAY PHONES, INC.

5. INTANGIBLE AND OTHER ASSETS

  Intangible and other assets consist of the following:

                                                    DECEMBER 31,  NOVEMBER 30,
                                                        1995          1996
                                                    ------------  ------------
   Intangible assets:
     Acquired facility contracts................... $ 7,549,937   $11,432,435
     Noncompete agreements.........................     455,000       375,000
     Goodwill......................................   4,202,301     5,088,960
     Other intangibles.............................     199,819       100,945
                                                    -----------   -----------
                                                     12,407,057    16,997,340
     Less accumulated amortization.................  (1,966,611)   (3,372,382)
                                                    -----------   -----------
   Total intangible assets.........................  10,440,446    13,624,958
   Other assets--noncurrent portion of commission
    advances to facilities.........................     195,032       490,000
                                                    -----------   -----------
                                                    $10,635,478   $14,114,958
                                                    ===========   ===========

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                       DECEMBER 31, NOVEMBER 30,
                                                           1995         1996
                                                       ------------ ------------
   Billing and collection fees........................  $  382,965   $  420,338
   Facility commissions...............................     326,613      722,769
   Long-distance charges..............................     740,006    1,399,180
   Recurring and special bonuses......................                  521,875
   Other..............................................     253,202      225,795
                                                        ----------   ----------
                                                        $1,702,786   $3,289,957
                                                        ==========   ==========

7. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                       DECEMBER 31,  NOVEMBER 30,
                                                           1995          1996
                                                       ------------  ------------
   Revolving credit facility advances................  $ 9,500,000   $12,600,000
   Subordinated promissory note payable to a related
    party, with interest at 10%, due on December 31,
    2001.............................................      800,000       800,000
   Subordinated promissory notes payable to a related
    party, with interest of 10%, payable in quarterly
    installments of $106,472 until maturity on March
    31, 2000, collateralized by a security interest
    in certain facility equipment and contracts......    1,390,000     1,244,718
   Amount payable in connection with a facility con-
    tract acquisition, due in February 1999..........                    200,000
                                                       -----------   -----------
                                                        11,690,000    14,844,718
   Current maturities of long-term debt..............     (220,592)   (1,824,907)
                                                       -----------   -----------
                                                       $11,469,408   $13,019,811
                                                       ===========   ===========

                           AMERITEL PAY PHONES, INC.

  The revolving credit facility is a $20,000,000 revolving credit facility with United Missouri Bank, N.A. and NBD Bank, with interest at a floating rate based on either prime or LIBOR options plus applicable basis points based on the Company's applicable coverage ratios. The outstanding balance at September 30, 1996, was converted into an installment note at that date, with the remaining balance of the revolving credit facility available until September 30, 1998. The installment note is payable in quarterly installments of $378,000 in 1997, increasing on an annual basis thereafter through September 30, 2001. The Company pays a commitment and facility fee of 0.5% on the average daily unused portion of the revolving credit facility. The revolving credit facility is collateralized by substantially all assets of the Company.

  Scheduled principal maturities on long-term debt for the five years subsequent to December 31, 1996, are as follows:

     1997........................................................... $ 1,824,907
     1998...........................................................   2,374,490
     1999...........................................................   3,194,374
     2000...........................................................   3,122,947
     2001...........................................................   4,328,000
                                                                     -----------
                                                                     $14,844,718
                                                                     ===========

  In conjunction with the sale of the Company as discussed in Note 14, all of the outstanding debt was repaid.

8. INCOME TAXES

  The provision for income taxes for the year ended December 31, 1995, and the eleven months ended November 30, 1996, is as follows:

                                                                1995     1996
                                                              -------- --------
     Current taxes payable:
       Federal............................................... $553,459 $609,228
       State.................................................  116,443  119,297
     Deferred income taxes...................................   64,461  (35,524)
                                                              -------- --------
                                                              $734,363 $693,001
                                                              ======== ========

  There was no provision for income taxes in 1994 because of the Company's election to be treated as an S corporation during that period.

  The Company has provided income tax expense during the nine months ended September 30, 1996 using the effective tax rates for each of its taxing jurisdictions which have been allocated between current income taxes payable and deferred income taxes based on 1996 temporary differences.

  The provision for income taxes differs from statutory rates primarily as a result of state income taxes and permanent differences. The following is a reconciliation of income taxes reported in the statement of operations:

                                                                1995     1996
                                                              -------- --------
     Tax at statutory rates.................................. $612,594 $613,785
     Effect of state income taxes............................   78,919  102,487
     Termination of S corporation status.....................   15,141
     Other...................................................   27,709  (23,271)
                                                              -------- --------
                                                              $734,363 $693,001
                                                              ======== ========

                           AMERITEL PAY PHONES, INC.

  The tax effects of temporary differences giving rise to deferred income tax asset and liabilities were:

                                                               ELEVEN MONTHS
                                                DECEMBER 31,       ENDED
                                                    1995     NOVEMBER 30, 1996
                                                ------------ -----------------
     Deferred tax asset:
       Allowance for unbillable and
        uncollectible chargebacks..............  $ 253,893       $ 396,752
     Deferred tax liabilities:
       Depreciation and amortization...........   (313,584)       (402,892)
       Other...................................     (4,770)        (22,797)
                                                 ---------       ---------
                                                  (318,354)       (425,689)
                                                 ---------       ---------
     Net deferred income tax liability.........  $ (64,461)      $ (28,937)
                                                 =========       =========

  This net deferred income tax liability is classified in the balance sheet as follows:

                                                                 ELEVEN MONTHS
                                                  DECEMBER 31,       ENDED
                                                      1995     NOVEMBER 30, 1996
                                                  ------------ -----------------
     Current asset...............................  $ 253,893       $ 396,752
     Noncurrent liability........................   (318,354)       (425,689)
                                                   ---------       ---------
                                                   $ (64,461)      $ (28,937)
                                                   =========       =========

9. STOCKHOLDERS' EQUITY

  STOCK SPLIT--On April 26, 1995, the Company's Board of Directors approved a 326.8-for-1 split of the Company's common stock, a change in the par value of the stock from $1 to $.01 and a change in the number of authorized common shares to 10,000,000 shares of common stock. All share amounts in the financial statements have been restated for the stock split.

  STOCK OPTIONS--On May 1, 1994, the Board of Directors of the Company adopted a stock option agreement for certain employees and consultants of the Company. On the same date, the Board of Directors granted options for 233,335 shares of common stock at $.765 per share, the then-estimated fair market value per share of common stock of the Company which were exercisable at any time for a period of up to ten years from the date of grant.

  On December 19, 1994, the Board of Directors of the Company adopted the 1995 Stock Option Plan (the "Plan") for the directors, officers and other key employees of the Company, effective for fiscal year 1995. The maximum number of shares that could be granted under the Plan was amended from 653,600 shares to 446,248 shares on April 28, 1995. Under the provisions of the Plan, options were to be granted at an exercise price per share not less than the fair market value at the date of grant, as determined by the Compensation Committee (the "Committee"), and were to be exercisable on the date of grant. The Committee was also assigned responsibility for determining the term of each option, which in no event could exceed ten years from the date of grant. A total of 225,492 options were granted under the Plan during 1995 at a price of $4.59 per share, the then estimated fair market value per share of common stock of the Company.

                           AMERITEL PAY PHONES, INC.

  During 1996, no additional stock options were granted to employees, and employees exercised all remaining unexercised options prior to the sale of the Company, as discussed in Note 14. The following is a summary of changes in stock options during 1995 and 1996:

                                                                     EXERCISE
                                                                     WEIGHTED
                                                        NUMBER OF  AVERAGE PRICE
                                                         SHARES      PER SHARE
                                                        ---------  -------------
       Granted during 1994.............................  233,339      $ .765
                                                        --------
     Outstanding at December 31, 1994..................  233,339        .765
       Granted during 1995.............................  225,492       4.590
       Exercised during 1995........................... (173,370)       .765
                                                        --------
     Outstanding at December 31, 1995..................  285,461       3.790
       Exercised during 1996........................... (285,461)      3.790
                                                        --------
     Outstanding at November 30, 1996..................      --
                                                        ========

  The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans, and accordingly, no compensation has been recognized since stock options granted under these plans were at exercise prices which approximated market value at the grant date. Had the Company implemented SFAS No. 123, the implementation would not have affected the net income of the Company for the eleven months ending November 30, 1996, because no options were granted during the period and because options granted prior to 1996 were fully vested. Had the Company implemented SFAS No. 123 in 1995, the implementation would have increased the Company's compensation expense by approximately $307,000 and the Company's pro forma net income, considering the effect of implementing SFAS No. 123, net of tax effects, would have been approximately $878,384.

  In connection with the issuance of shares of the Company's common stock for exercised options in 1996, the Company recognized, as increases in common stock and additional paid-in capital, the aggregate exercise prices of $1,080,885, along with the tax benefits related to such options of $334,285. At November 30, 1996, the Company had recorded stock subscriptions receivable of $1,061,384 from certain employees for unpaid exercise proceeds, which were subsequently collected by the Company in December 1996.

  PREFERRED STOCK--On May 1, 1995, the Company authorized the issuance of up to 500,000 shares of preferred stock at $.01 par value. Subsequently, 244,800 shares were issued during 1995 (of which 4,800 were issued in the form of a stock dividend), 208,000 of such shares were purchased by Kansas City Equity Partners, L.P. The preferred stock accrues dividends at 8% for the one-year period ending on the first anniversary of the original issue date, 10% until the second anniversary date and 12% thereafter. The preferred stock dividend, at the election of the Company, is payable in cash or additional shares of preferred stock. The preferred stock is convertible any time into 244,800 shares of common stock on an after-stock-conversion basis. During 1996, $137,708 of the cash dividends were paid on the preferred stock. During 1995, $30,000 of dividends were paid on the preferred stock in the form of a stock dividend, resulting in the issuance of an additional 4,800 preferred shares; and $50,000 of cash dividends were paid on the preferred stock.

  In conjunction with the sale of the Company, as discussed in Note 14, all outstanding shares of preferred stock were redeemed.

10. RELATED PARTY TRANSACTIONS

  In addition to the related party notes payable discussed in Note 7 and the stock subscription receivables related to exercised stock options discussed in
Note 9, during 1995 and the eleven months ended November 30,

                           AMERITEL PAY PHONES, INC.

1996, the Company paid an affiliate of its majority stockholders a consulting fee of $57,005 and $37,500, respectively, and, in 1996, incurred certain legal costs on behalf of its stockholders which are recorded as accounts receivable from such stockholders.

  In 1994 and 1995, the Company shared a common office facility with Green Street Capital, Inc. ("Green Street"), which is owned by the two principal shareholders of the Company. Rental payments received from Green Street in 1994 and 1995 were $12,000 and $7,750, respectively. There were no similar arrangements in 1996.

  In addition to the above shared facilities, the Company entered into several other related party transactions with Green Street. A management fee of $185,689 in 1994 and $40,000 through June 1995 was paid to Green Street for reimbursement of services provided to the Company and is included in selling, general and administrative expenses in the accompanying statements of income. Subsequent to the termination of the management fee, certain salaries and expenses of Green Street employees were billed and paid monthly by the Company for services rendered. During 1994, an advance of $571,653 was received by the Company, representing Company expenses paid by Green Street during the year. The advance carried interest at 9.5% and was repaid by the Company in 1995.

  Other related party transactions included the Company's purchase of telephone contracts and equipment from Pay-Tel of America, Inc., an affiliate of certain stockholders, for $3,978,216 and $770,000 in 1994 and 1995, respectively; and during 1995, the Company paid Phone Bell Systems, Inc., an affiliate of certain stockholders, $18,825 for billing services and purchased the stock of this entity for $10,000.

11. BENEFIT PLAN

  The Company sponsors a 401(k) savings plan for the benefit of eligible full-time employees which is a qualified benefit plan in accordance with the Employee Retirement Income Security Act ("ERISA"). The employees participating in the plan can generally make contributions to the plan of up to 15% of their compensation. The plan provides for discretionary matching contributions by the Company of up to 50% of an eligible employee's contribution. No significant contributions to this plan were made by the Company during 1994, 1995 and 1996.

12. OTHER COSTS

  NONRECURRING COSTS--During 1996, the Company incurred costs of $250,000 related to the settlement of a lawsuit related to a prior acquisition, along with special bonuses of $434,320 paid to key management at the date of the sale of the Company, as discussed in Note 14. These special bonuses were payable to key management upon the closing of the sale of the Company pursuant to a transaction bonus agreement with such employees, due and payable only upon the closing of the sale, a portion of which was attributable to the buyout of existing employment contracts with such employees.

  EXTRAORDINARY LOSS--In connection with the sale of the Company, all outstanding long-term debt was repaid, resulting in the expensing of existing unamortized debt issue costs of $52,353 (net of income tax benefit of $32,573). This loss has been classified as an extraordinary loss in accordance with the provisions of SFAS No. 4, "Reporting Gains and Losses From the Early Extinguishment of Debt."

13. COMMITMENTS AND CONTINGENCIES

  OPERATING LEASE--The Company leases office space under an operating lease agreement which expires on July 31, 1999. Rent expense under this and prior operating lease agreements was $18,800, $102,484, $61,050, and $69,083 during the fiscal years 1994, 1995, 1996, and the unaudited nine months ended September 30, 1996,

                           AMERITEL PAY PHONES, INC.

respectively. The total remaining future minimum lease payments for the Company under the operating lease agreement is as follows:

     1997.............................................................. $ 66,600
     1998..............................................................   66,600
     1999..............................................................   38,850
                                                                        --------
                                                                        $172,050
                                                                        ========

  CONTINGENCIES--The Company is subject to various legal proceedings and claims which arise in the ordinary course of business operations. In the opinion of management, the amount of liability, if any, with respect to these actions would not materially affect the financial position of the Company or its results of operations.

14. SUBSEQUENT SALE OF COMPANY

  On December 27, 1996, Talton Holdings, Inc. acquired all of the outstanding common stock of the Company in a purchase business combination effective December 1, 1996. In conjunction with this transaction, all of the outstanding debt of the Company was repaid and all of the outstanding preferred stock was redeemed.

                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
  Stockholders of Talton Telecommunications Corporation:

  We have audited the accompanying consolidated balance sheet of Talton Telecommunications Corporation and subsidiary (the "Company") as November 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the eleven months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Talton Telecommunications Corporation and subsidiary as of November 30, 1996, and the results of their income and their cash flows for the eleven months then ended, in conformity with generally accepted accounting principles.

Deloitte & Touche llp
Dallas, Texas
April 4, 1997

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Talton Telecommunications
 Corporation:

  We have audited the accompanying consolidated balance sheet of Talton Telecommunications Corporation and subsidiary (the "Company") as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Borland, Benefield, Crawford & Webster, P.C.
Birmingham, Alabama
March 4, 1996

              TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                      DECEMBER 31, NOVEMBER 30,
                                                          1995         1996
                                                      ------------ ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................  $  401,737   $  449,904
  Accounts receivable................................   2,054,141    2,388,958
  Refundable income taxes............................     489,652
  Inventories........................................     310,628      168,395
  Prepaid expenses...................................                   55,788
  Deferred income tax asset..........................     220,653       54,400
                                                       ----------   ----------
    Total current assets.............................   3,476,811    3,117,445
PROPERTY AND EQUIPMENT...............................   3,833,426    4,119,147
INTANGIBLE AND OTHER ASSETS..........................     695,861      586,656
                                                       ----------   ----------
    TOTAL............................................  $8,006,098   $7,823,248
                                                       ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable....................................  $  936,569   $  950,576
 Accrued expenses....................................   3,148,445    3,205,027
 Income taxes payable................................                  892,000
 Current portion of debt.............................   1,848,716
                                                       ----------   ----------
    Total current liabilities........................   5,933,730    5,047,603
LONG-TERM DEBT.......................................   1,535,078
DEFERRED INCOME TAXES................................     223,869      308,605
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value; 5,000 shares
   authorized, issued and outstanding................       5,000        5,000
  Retained earnings..................................     308,421    2,462,040
                                                       ----------   ----------
    Total stockholders' equity.......................     313,421    2,467,040
                                                       ----------   ----------
    TOTAL............................................  $8,006,098   $7,823,248
                                                       ==========   ==========

                See notes to consolidated financial statements.

              TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEARS ENDED DECEMBER 31,      ELEVEN MONTHS      NINE MONTHS
                          --------------------------        ENDED             ENDED
                              1994          1995      NOVEMBER 30, 1996 SEPTEMBER 30, 1996
                          ------------  ------------  ----------------- ------------------
                                                                           (UNAUDITED)
OPERATING REVENUE.......  $ 12,192,640  $ 19,955,019     $24,357,473       $19,559,229
OPERATING EXPENSES:
  Telecommunication
   costs................     6,413,500     8,926,090       9,588,482         8,056,547
  Facility commissions..     2,040,281     6,097,790       7,875,455         6,460,136
  Field operations and
   maintenance..........       535,971       602,429         649,739           453,972
  Selling, general and
   administrative.......     1,642,976     2,329,970       1,639,827         1,274,638
  Depreciation..........       771,419       975,350       1,001,982           713,522
  Amortization of
   intangibles..........       796,548       380,895         122,180           100,069
                          ------------  ------------     -----------       -----------
    Total operating
     expense............    12,200,695    19,312,524      20,877,665        17,058,884
                          ------------  ------------     -----------       -----------
OPERATING INCOME
 (LOSS).................        (8,055)      642,495       3,479,808         2,500,345
OTHER (INCOME) EXPENSE:
  Interest income.......          (111)       (9,625)        (55,268)          (50,886)
  Interest expense......       181,521       341,461         169,789           167,076
  Other, net............      (134,548)     (118,095)        (12,321)          (12,320)
                          ------------  ------------     -----------       -----------
    Total other (income)
     expense............        46,862       213,741         102,200           103,870
                          ------------  ------------     -----------       -----------
INCOME (LOSS) BEFORE
 INCOME TAXES...........       (54,917)      428,754       3,377,608         2,396,475
INCOME TAXES (BENEFIT)..       (10,716)      157,339       1,223,989           858,656
                          ------------  ------------     -----------       -----------
NET INCOME (LOSS).......  $    (44,201) $    271,415     $ 2,153,619       $ 1,537,819
                          ============  ============     ===========       ===========


                See notes to consolidated financial statements.

              TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK   RETAINED
                                           -------------  EARNINGS
                                           SHARES AMOUNT (DEFICIT)     TOTAL
                                           ------ ------ ----------  ----------
BALANCE, JANUARY 1, 1994 (As restated--
 Note 2).................................  5,000  $5,000 $   81,207  $   86,207
  Net loss for 1994 (as restated)........                   (44,201)    (44,201)
                                           -----  ------ ----------  ----------
BALANCE, DECEMBER 31, 1994 (As restated--
 Note 2).................................  5,000   5,000     37,006      42,006
  Net income for 1995 (as restated)......                   271,415     271,415
                                           -----  ------ ----------  ----------
BALANCE, DECEMBER 31, 1995 (As restated--
 Note 2).................................  5,000   5,000    308,421     313,421
  Net income for the eleven months ended
   November 30, 1996.....................                 2,153,619   2,153,619
                                           -----  ------ ----------  ----------
BALANCE, NOVEMBER 30, 1996...............  5,000  $5,000 $2,462,040  $2,467,040
                                           =====  ====== ==========  ==========



                See notes to consolidated financial statements.

              TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     ELEVEN MONTHS  NINE MONTHS
                         YEARS ENDED DECEMBER 31,        ENDED         ENDED
                         --------------------------  NOVEMBER 30,  SEPTEMBER 30,
                             1994          1995          1996          1996
                         ------------  ------------  ------------- -------------
                                                                    (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)...... $    (44,201) $    271,415   $ 2,153,619   $ 1,537,819
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Depreciation and
   amortization.........    1,567,967     1,356,245     1,124,162       813,591
  Deferred income
   taxes................     (101,180)      354,884       250,989       126,645
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...      608,077    (1,077,696)     (180,563)     (128,850)
  Inventories...........      (62,254)     (174,715)      142,233       220,925
  Prepaid expenses......       (7,217)        7,536       (55,788)      (53,779)
  Accounts payable......        9,663       302,838        14,007     1,029,179
  Accrued expenses......      157,638     1,236,118       (97,672)     (901,945)
  Income taxes payable..     (111,272)     (523,114)    1,381,652       489,652
                         ------------  ------------   -----------   -----------
    Net cash provided by
     operating
     activities.........    2,017,221     1,753,511     4,732,639     3,133,237
                         ------------  ------------   -----------   -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures...   (1,443,911)   (2,617,816)   (1,287,703)     (437,285)
 Payments (refunds) for
  intangible and other..       72,179       260,767       (12,975)
                         ------------  ------------   -----------   -----------
    Net cash used in
     investing
     activities.........   (1,371,732)   (2,357,049)   (1,300,678)     (437,285)
                         ------------  ------------   -----------   -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of long-term debt.....      400,000     2,000,225
 Payments of long-term
  debt..................     (949,488)   (1,185,168)   (3,383,794)   (2,987,330)
                         ------------  ------------   -----------   -----------
    Net cash provided by
     (used in) financing
     activities.........     (549,488)      815,057    (3,383,794)   (2,987,330)
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS............       96,001       211,519        48,167      (291,378)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD..............       94,217       190,218       401,737       401,737
                         ------------  ------------   -----------   -----------
CASH AND CASH
 EQUIVALENTS,
 END OF PERIOD.......... $    190,218  $    401,737   $   449,904   $   110,359
                         ============  ============   ===========   ===========
SUPPLEMENTAL
 INFORMATION:
 Interest paid.......... $    181,521  $    338,672   $   172,578       167,076
                         ============  ============   ===========   ===========
 Income taxes paid
  (refunded)............ $    201,736  $     89,500   $  (408,652)  $       --
                         ============  ============   ===========   ===========


                See notes to consolidated financial statements.

             TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS--Talton Telecommunications Corporation (the "Company"), which was incorporated in 1973, owns, operates and maintains telephone systems under contracts with correctional facilities in Alabama, Mississippi, North Carolina and South Carolina. The Company also operates and maintains public pay telephone systems at various third-party property locations.

  The Company accumulates call activity from its various installations and bills its revenues related to this call activity through major local exchange carriers ("LECs") or through third-party billing services for smaller volume LECs, all of which are granted credit in the normal course of business with terms of between 30 and 60 days. The Company performs ongoing credit evaluations of its customers and maintains allowances for unbillable and uncollectible losses based on historical experience.

  PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, such as estimates of allowances and reserves for unbillable and uncollectible chargebacks, that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Talton Telecommunications of Carolina, Inc. All significant intercompany balances and transactions are eliminated in consolidation.

  CASH AND CASH EQUIVALENTS--For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and cash investments with a remaining maturity at the date of purchase of three months or less.

  ACCOUNTS RECEIVABLE--Trade accounts receivable represent amounts billed for calls placed through the Company's telephone systems to the various LECs or third-party billing services, net of an allowance for unbillable and uncollectible calls, based on historical experience, for estimated chargebacks to be made by the LECs.

  INVENTORIES--Inventories are stated at the lower of cost, as determined using the first-in, first-out ("FIFO") method of valuation or market. Inventory is primarily composed of equipment available for installation on new contracts and supplies and parts for the telephone systems serviced by the Company.

  PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the related assets. The following is a summary of useful lives for major categories of property and equipment:

              ASSET                                               USEFUL LIFE
              -----                                              --------------
     Leasehold improvements..................................... 15 to 39 years
     Telephone system equipment................................. 5 to 6 years
     Vehicles................................................... 5 years
     Office equipment........................................... 5 to 7 years

  Maintenance and repairs are expensed when incurred and major repairs which extend an asset's useful life are capitalized. When items are retired or disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts, and the net difference less any amount realized from the disposition is reflected in earnings.

             TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY

  INTANGIBLE AND OTHER ASSETS--Intangible and other assets include amounts allocated to acquired facility contracts, noncompete agreements, goodwill and other intangible assets, which are stated at cost. Amortization of intangible assets is provided on a straight-line basis over the estimated useful lives of the related assets. The following is a summary of useful lives for major categories of intangible assets:

         INTANGIBLE ASSET                                         USEFUL LIFE
         ----------------                                        --------------
     Acquired facility contracts................................ Contract term
     Noncompete agreements...................................... Agreement term
     Goodwill................................................... 15 years

  Acquired facility contracts consist primarily of costs allocated to locations acquired in acquisitions of facility contract rights from other service providers, along with other incremental direct costs paid to obtain the facility contracts.

  The Company periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. The Company would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

  INCOME TAXES--The Company accounts for income taxes using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are provided for temporary differences between the financial statement and tax bases of the assets and liabilities using current tax rates.

  REVENUE RECOGNITION--Revenues are recognized during the period the calls are made. In addition, during the same period, the Company accrues the related telecommunication costs for validating, transmitting, billing and collection, and line and long distance charges, along with commissions payable to the facilities and allowances for unbillable and uncollectible calls, based on historical experience.

  FACILITY COMMISSIONS--Under the terms of the Company's telephone system contracts with correctional facilities, the Company pays commissions to these facilities generally based on call volume revenues which are accrued during the period the revenues are generated.

  FINANCIAL INSTRUMENTS--The Company's financial instruments under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," include cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt are a reasonable estimate of their fair value because of the short-term maturities of such instruments or, in the case of long-term debt, because of the floating interest rates on such long-term debt.

  RECLASSIFICATIONS--Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the presentation used in the 1996 financial statements.

  UNAUDITED INTERIM FINANCIAL STATEMENTS--The Company's statements of income and cash flows for the nine months ended September 30, 1996, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the results of operations and cash flows of the Company for the nine months ended September 30, 1996, have been

             TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY made. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year.

2. PRIOR-PERIOD ADJUSTMENTS

  The Company has restated its previously issued consolidated financial statements for the years ended December 31, 1994 and 1995, to correct for certain errors principally related to the timing of when certain recurring costs are recognized in the consolidated financial statements. These corrections relate primarily to the capitalization of certain direct costs of facility contract installations previously expensed, the recording of allowances and reserves for unbillable and uncollectible chargebacks, the recording of excise taxes and the recording of deferred income taxes, and reduced previously reported retained earnings as of January 1, 1994, by $396,209. The following table summarizes the impact of these corrections on previously reported results of operations and retained earnings during 1994 and 1995:

                                                     YEARS ENDED DECEMBER 31,
                                                     ------------------------
                                                         1994         1995
                                                     ------------  ------------
     Income (loss) before income taxes:
       As previously reported....................... $   (190,808) $   (24,716)
       As restated..................................      (54,917)     428,754
     Net income (loss):
       As previously reported.......................     (328,286)     154,670
       As restated..................................      (44,201)     271,415
     Retained earnings:
       As previously reported.......................      149,130      303,800
       As restated..................................       37,006      308,421

3. ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following:

                                                      DECEMBER 31, NOVEMBER 30,
                                                          1995         1996
                                                      ------------ ------------
     Trade accounts receivable......................   $2,159,660   $2,390,864
     Amounts due from shareholders..................          --       154,894
     Other..........................................       54,481        3,200
                                                       ----------   ----------
                                                        2,214,141    2,548,958
     Less allowance for unbillable and uncollectible
      chargebacks...................................     (160,000)    (160,000)
                                                       ----------   ----------
                                                       $2,054,141   $2,388,958
                                                       ==========   ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                    DECEMBER 31,  NOVEMBER 30,
                                                        1995          1996
                                                    ------------  ------------
     Leasehold improvements........................ $   430,346   $   449,116
     Telephone system equipment....................   6,301,141     7,425,582
     Vehicles......................................     227,370       246,611
     Office equipment..............................     194,942       319,167
                                                    -----------   -----------
                                                      7,153,799     8,440,476
     Less accumulated depreciation and
      amortization.................................  (3,320,373)   (4,321,329)
                                                    -----------   -----------
                                                    $ 3,833,426   $ 4,119,147
                                                    ===========   ===========

             TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY

5. INTANGIBLE AND OTHER ASSETS

  Intangible and other assets consist of the following:

                                                     DECEMBER 31,  NOVEMBER 30,
                                                         1995          1996
                                                     ------------  ------------
     Acquired facility contracts.................... $ 1,562,906   $ 1,562,906
     Noncompete agreement...........................     250,000       250,000
     Goodwill.......................................     455,704       455,704
     Other..........................................      53,400        66,375
                                                     -----------   -----------
                                                       2,322,010     2,334,985
     Less accumulated amortization..................  (1,626,149)   (1,748,329)
                                                     -----------   -----------
                                                     $   695,861   $   586,656
                                                     ===========   ===========

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                       DECEMBER 31, NOVEMBER 30,
                                                           1995         1996
                                                       ------------ ------------
     Facility commissions.............................  $1,293,030   $1,317,000
     Uncollectible call chargebacks...................     840,000      840,000
     Sales and excise taxes...........................     530,161      702,838
     Payroll and benefits.............................     161,000      145,295
     Other............................................     324,254      199,894
                                                        ----------   ----------
                                                        $3,148,445   $3,205,027
                                                        ==========   ==========

  The accrual for uncollectible call chargebacks represents a reserve for amounts collected from the various LECs or third-party billing services which are expected to be charged back to the Company in future periods.

7. LONG-TERM DEBT

  The following table summarizes the Company's long-term debt at December 31, 1995. Since all of the outstanding debt was repaid by the Company during 1996, there are no outstanding balances at November 30, 1996:

   Notes payable, with interest of 8.5%, payable in monthly
    installments of $110,000 until maturity in June 1997,
    collateralized by equipment and personally guaranteed by the majority stockholder........................................ $ 1,980,545
   Note payable, with interest of 9.75%, payable in monthly
    installments of $50,000 until maturity in December 1997,
    collateralized by accounts receivable and certain equipment
    and personally guaranteed by the majority stockholder.......   1,112,226
   Note payable, with interest of 8.5%, payable in monthly
    installments of $12,660 until maturity in January 1998,
    collateralized by equipment and personally guaranteed by the
    majority stockholder........................................     291,023
                                                                 -----------
                                                                   3,383,794
   Current maturities of long-term debt.........................  (1,848,716)
                                                                 -----------
                                                                 $ 1,535,078
                                                                 ===========

             TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY

  The Company has a $750,000 line of credit arrangement with The Peoples Bank and Trust Company. The line had no outstanding balance at either December 31, 1995, or November 30, 1996. The line of credit bears interest at the prime rate, and is personally guaranteed by the majority stockholder.

8. INCOME TAXES

  The provision for income taxes (benefit) for the years ended December 31, 1994 and 1995, and the eleven months ended November 30, 1996, are as follows:

                                                 1994       1995        1996
                                               ---------  ---------  ----------
     Current taxes payable (refundable):
       Federal................................ $  82,306  $(181,387) $  901,000
       State..................................     8,158    (16,158)     72,000
     Deferred income taxes....................  (101,180)   354,884     250,989
                                               ---------  ---------  ----------
                                               $ (10,716) $ 157,339  $1,223,989
                                               =========  =========  ==========

  The Company has provided income tax expense during the nine months ended September 30, 1996 using the effective tax rates for each of its taxing jurisdictions which have been allocated between current income taxes payable and deferred income taxes based on 1996 anticipated temporary differences.

  The provision for income taxes (benefit) differs from statutory rates primarily as a result of state income taxes and permanent differences. The following is a reconciliation of income taxes reported in the statement of operations:

                                         DECEMBER 31, DECEMBER 31, NOVEMBER 30,
                                             1994         1995         1996
                                         ------------ ------------ ------------
     Tax at statutory rates.............   $(18,672)    $145,776    $1,148,387
     Effect of state income taxes.......     (1,593)      12,434        97,951
     Tax penalties and other............      9,549         (871)      (22,349)
                                           --------     --------    ----------
                                           $(10,716)    $157,339    $1,223,989
                                           ========     ========    ==========

  The tax effects of temporary differences giving rise to deferred income tax asset and liabilities were:

                                                     DECEMBER 31, NOVEMBER 30,
                                                         1995         1996
                                                     ------------ ------------
     Deferred income tax asset:
       Allowance for unbillable and uncollectible
        revenues....................................  $  54,400    $  54,400
       Reserves.....................................    146,201          --
       Other........................................     20,052          --
                                                      ---------    ---------
                                                        220,653       54,400
     Deferred income tax liabilities:
       Depreciation and amortization................   (222,821)    (307,557)
       Other........................................     (1,048)      (1,048)
                                                      ---------    ---------
                                                       (223,869)    (308,605)
                                                      ---------    ---------
     Net deferred income tax liability..............  $  (3,216)   $(254,205)
                                                      =========    =========

             TALTON TELECOMMUNICATIONS CORPORATION AND SUBSIDIARY

  This net deferred income tax liability is classified in the consolidated balance sheet as follows:

                                                       DECEMBER 31, NOVEMBER 30,
                                                           1995         1996
                                                       ------------ ------------
     Current asset....................................  $ 220,653    $  54,400
     Noncurrent liability.............................   (223,869)    (308,605)
                                                        ---------    ---------
                                                        $  (3,216)   $(254,205)
                                                        =========    =========

9. BENEFIT PLAN

  The Company sponsors a 401(k) savings plan for the benefit of eligible full-time employees which is a qualified benefit plan in accordance with the Employee Retirement Income Security Act ("ERISA"). The employees participating in the plan can generally make contributions to the plan of between 5% and 10% of their compensation. The plan provides for discretionary matching contributions by the Company of up to 50% of an eligible employee's contribution. Total plan expense was $19,029, $29,489 and $32,820 for the years ended December 31, 1994 and 1995, and for the eleven months ended November 30, 1996. There was no plan expense during the unaudited nine months ended September 30, 1996.

10. COMMITMENTS AND CONTINGENCIES

  The Company leases certain property and equipment used in its operations under operating lease agreements. Such leases, which are primarily for office furniture, office space and vehicles, have lease terms ranging from one to four years.

  Future minimum lease payments for years ending December 31 under noncancelable operating leases are summarized below:

     1996 (one month)................................................. $ 10,848
     1997.............................................................   63,209
     1998.............................................................   30,187
     1999.............................................................      960
     2000.............................................................      720
                                                                       --------
     Total minimum future rental payments............................. $105,924
                                                                       ========

  Rent expense in connection with these leases totaled $152,815, $159,951 and $107,158 for the years ended December 31, 1994 and 1995, and for the period ended November 30, 1996, respectively, and $71,925 for the unaudited nine months ended September 30, 1996.

11. RELATED PARTY TRANSACTIONS

  The Company's majority stockholder and president has personally guaranteed three of the Company's operating leases, which have expiration dates ranging from March 1997 to September 1998. Total payments under the guaranteed leases for the year ended December 31, 1995, and for the eleven months ended November 30, 1996, totaled $75,282 and $79,239, respectively.

  During 1996, the Company's stockholders incurred $154,894 of legal expenses which were paid by the Company and are recorded as amounts due from stockholders in accounts receivable at November 30, 1996, pending reimbursement from such stockholders.

12. SUBSEQUENT SALE OF COMPANY

  On December 27, 1996, Talton Holdings, Inc. acquired all of the outstanding common stock of the Company in a purchase business combination effective December 1, 1996.

                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Security Telecom Corporation:

  We have audited the accompanying consolidated balance sheet of Security Telecom Corporation and subsidiary (the "Company") as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the six-month period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Security Telecom Corporation and subsidiary as of June 30, 1997, and the results of their operations and their cash flows for the six-month period then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Dallas, Texas
October 10, 1997

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Security Telecom Corporation

  We have audited the accompanying consolidated balance sheets of Security Telecom Corporation and subsidiary (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security Telecom Corporation and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Davis, Clark and Company, P.C.
Dallas, Texas
May 23, 1997

                          SECURITY TELECOM CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                   DECEMBER 31,
                                               ---------------------
                                                                      JUNE 30,
                                                  1995       1996       1997
                                               ---------- ---------- ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................... $   11,601 $   15,391 $   14,381
  Accounts receivable.........................    257,847    788,070  1,072,263
  Prepaid expenses............................     27,191     69,817    104,590
                                               ---------- ---------- ----------
    Total current assets......................    296,639    873,278  1,191,234
PROPERTY AND EQUIPMENT........................  3,275,040  4,213,412  5,017,469
OTHER ASSETS..................................     79,192     44,473    588,863
                                               ---------- ---------- ----------
    TOTAL..................................... $3,650,871 $5,131,163 $6,797,566
                                               ========== ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable............................ $1,139,488 $1,633,773 $2,572,702
  Accrued expenses............................    383,387    523,517    690,439
  Current portion of long-term debt...........    963,069  1,692,647  2,615,419
                                               ---------- ---------- ----------
    Total current liabilities.................  2,485,944  3,849,937  5,878,560
LONG-TERM DEBT................................    567,538    758,513    560,782
DEFERRED INCOME TAXES.........................     87,125    106,915    113,396
MINORITY INTEREST.............................    156,546    175,352    163,818
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 1,000 shares
   authorized, 105 and 70 shares,
   respectively, issued and outstanding.......      2,857      1,905      1,905
  Retained earnings...........................    350,861    238,541     79,105
                                               ---------- ---------- ----------
    Total stockholders' equity................    353,718    240,446     81,010
                                               ---------- ---------- ----------
    TOTAL..................................... $3,650,871 $5,131,163 $6,797,566
                                               ========== ========== ==========


                See notes to consolidated financial statements.

                          SECURITY TELECOM CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                NINE MONTHS    SIX MONTHS
                                                                   ENDED         ENDED
                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,    JUNE 30,
                         ------------------------------------  -------------  ------------
                            1994        1995         1996          1996           1997
                         ----------  -----------  -----------  -------------  ------------
                                                                (UNAUDITED)
OPERATING REVENUE....... $8,091,728  $11,892,919  $15,281,621  $ 10,912,589   $ 10,576,209
OPERATING EXPENSES:
  Telecommunication
   costs................  4,176,907    6,134,823    8,265,116     5,940,196      5,527,903
  Facility commissions..  1,814,997    2,590,813    3,246,247     2,413,334      2,690,984
  Field operations and
   maintenance..........    483,012      632,178    1,055,506       989,721        805,400
  Selling, general and
   administrative.......    866,762    1,201,567    1,373,701     1,182,556        985,536
  Depreciation and
   amortization.........    255,324      442,952      868,265       581,937        513,695
                         ----------  -----------  -----------  ------------   ------------
    Total operating
     expense............  7,597,002   11,002,333   14,808,835    11,107,744     10,523,518
                         ----------  -----------  -----------  ------------   ------------
OPERATING INCOME
 (LOSS).................    494,726      890,586      472,786      (195,155)        52,691
OTHER (INCOME) EXPENSE:
  Interest income.......    (29,040)     (24,204)     (13,643)      (7,161)
  Interest expense......    252,904      314,110      460,880       273,626        281,980
  Minority interest.....    117,478       19,724       18,806       (12,606)       (11,534)
  Other, net............    (21,667)      20,544      (84,970)       (2,207)       (64,800)
                         ----------  -----------  -----------  ------------   ------------
    Total other (income)
     expense............    319,675      330,174      381,073       251,652        205,646
                         ----------  -----------  -----------  ------------   ------------
INCOME (LOSS) BEFORE
 INCOME TAXES...........    175,051      560,412       91,713      (446,807)      (152,955)
INCOME TAXES............     66,730       13,548       21,609         3,371          6,481
                         ----------  -----------  -----------  ------------   ------------
NET INCOME (LOSS)....... $  108,321  $   546,864  $    70,104  $   (450,178)  $   (159,436)
                         ==========  ===========  ===========  ============   ============


                See notes to consolidated financial statements.

                          SECURITY TELECOM CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                           COMMON STOCK   RETAINED
                                           -------------  EARNINGS
                                           SHARES AMOUNT  (DEFICIT)    TOTAL
                                           ------ ------  ---------  ---------
BALANCE, JANUARY 1, 1994..................  105   $2,857  $(304,324) $(301,467)
  Net income..............................                  108,321    108,321
                                            ---   ------  ---------  ---------
BALANCE, DECEMBER 31, 1994................  105    2,857   (196,003)  (193,146)
  Net income..............................                  546,864    546,864
                                            ---   ------  ---------  ---------
BALANCE, DECEMBER 31, 1995................  105    2,857    350,861    353,718
  Net income..............................                   70,104     70,104
  Purchase and retirement of treasury
   stock..................................  (35)    (952)  (117,359)  (118,311)
  Dividends...............................                  (65,065)   (65,065)
                                            ---   ------  ---------  ---------
BALANCE, DECEMBER 31, 1996................   70    1,905    238,541    240,446
  Net loss for the six months ended June
   30, 1997...............................                 (159,436)  (159,436)
                                            ---   ------  ---------  ---------
BALANCE, JUNE 30, 1997....................   70   $1,905  $  79,105  $  81,010
                                            ===   ======  =========  =========


                See notes to consolidated financial statements.

                          SECURITY TELECOM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS   SIX MONTHS
                                                                    ENDED      ENDED JUNE
                              YEARS ENDED DECEMBER 31,          SEPTEMBER 30,      30,
                         -------------------------------------  ------------- --------------
                            1994         1995         1996          1996        1997
                         -----------  -----------  -----------  ------------- ---------
                                                                 (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net (loss) income.....  $   108,321  $   546,864  $    70,104   $ (450,178)  $(159,436)
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Depreciation and
   amortization........      255,324      442,952      868,265      581,937     513,695
  Minority interest....      117,478       19,724       18,806       27,519     (11,534)
  Deferred income
   taxes...............       78,472       13,548       19,790        3,371       6,481
 Changes in operating
  assets and
  liabilities:
  Accounts receivable..     (283,405)    (319,099)  (1,096,079)    (228,575)   (699,870)
  Prepaid expenses.....                   (27,191)     (42,626)     (32,751)    (34,773)
  Accounts payable.....      275,536      419,939      494,285      111,333     915,037
  Accrued expenses.....       97,332      137,486      140,130      127,642     166,922
  Other assets.........      (18,251)       4,160       34,719       26,429     (44,731)
                         -----------  -----------  -----------   ----------   ---------
   Net cash provided by
    (used in) operating
    activities.........      630,807    1,238,383      507,394      166,727     651,791
                         -----------  -----------  -----------   ----------   ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of property
  and equipment........   (1,522,914)  (1,085,286)  (1,687,649)    (959,320)   (749,791)
 Cash outflows for
  acquisitions.........                                                        (237,111)
 Increase in
  investments..........      (21,154)
                         -----------  -----------  -----------   ----------   ---------
   Net cash used in
    investing
    activities.........   (1,544,068)  (1,085,286)  (1,687,649)    (959,320)   (986,902)
                         -----------  -----------  -----------   ----------   ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Dividends paid........                                (43,376)
 Net proceeds from
  advances on accounts
  receivable...........      201,789      294,273      565,856      215,179     415,677
 Proceeds from issuance
  of long-term debt....    1,065,723      158,763    1,006,955    1,143,495     825,487
 Payments of long-term
  debt.................     (317,823)    (634,769)    (345,390)    (557,325)   (907,063)
                         -----------  -----------  -----------   ----------   ---------
   Net cash provided by
    (used in) financing
    activities.........      949,689     (181,733)   1,184,045      801,349     334,101
                         -----------  -----------  -----------   ----------   ---------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS...........       36,428      (28,636)       3,790        8,756      (1,010)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............        3,809       40,237       11,601       11,601      15,391
                         -----------  -----------  -----------   ----------   ---------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................  $    40,237  $    11,601  $    15,391   $   20,357   $  14,381
                         ===========  ===========  ===========   ==========   =========
SUPPLEMENTAL
 INFORMATION:
 Interest paid.........  $   214,090  $   295,204  $   429,365   $   87,839   $ 313,495
                         ===========  ===========  ===========   ==========   =========
SUPPLEMENTAL DISCLOSURE
 OF NONCASH
 TRANSACTIONS:
 Purchase of fixed
  assets through the
  issuance of long-term
  debt.................  $   194,999  $   385,829  $   118,988   $  140,596   $ 400,508
                         ===========  ===========  ===========   ==========   =========
 Purchase of treasury
  stock through the
  issuance of long-term
  debt.................  $       --   $       --   $   118,311   $      --    $     --
                         ===========  ===========  ===========   ==========   =========
 Dividends paid through
  the issuance of long-
  term debt............  $       --   $       --   $    21,689   $      --    $     --
                         ===========  ===========  ===========   ==========   =========
 Amounts payable for
  acquisitions.........  $       --   $       --   $       --    $      --    $ 430,000
                         ===========  ===========  ===========   ==========   =========

                See notes to consolidated financial statements.

                         SECURITY TELECOM CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS--Security Telecom Corporation (the "Company" or "STC"), which was incorporated on November 1, 1990, owns, operates and maintains telephone systems under contracts with correctional facilities.

  The Company accumulates call activity from its various installations and bills its revenues related to this call activity through third-party billing services to local exchange carriers ("LECs"), all of which are granted credit in the normal course of business with terms of between 30 and 60 days. The Company performs ongoing credit evaluations of its customers and maintains allowances for unbillable and uncollectible losses based on historical experience.

  In fulfilling its responsibility for the preparation of the Company's financial statements and disclosures, Company management selects generally accepted accounting principles and adopts methods for their application. The application of accounting principles requires the estimating, matching and timing of revenue and costs in the determination of income or loss. It is also necessary for management to determine, measure and allocate Company resources and obligations within the financial process according to those principles.

  PRINCIPLES OF CONSOLIDATION--The financial statements include accounts of the Company and its 25% owned subsidiary, Law Enforcement Technologies, Inc. ("LETI"). The Company consolidates LETI because of its ability to control the operations of LETI pursuant to an exclusive marketing agreement with LETI whereby STC is the primary customer of LETI. All material intercompany transactions and balances have been eliminated in consolidation. In May 1997, one of the Company's affiliates acquired the remaining outstanding Common Stock of LETI.

  CASH AND CASH EQUIVALENTS--For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and cash investments with a remaining maturity at the date of purchase of three months or less.

  ACCOUNTS RECEIVABLE--Trade accounts receivable represents amounts billed for calls placed through the Company's telephone systems to the third-party billing services, net of advance payments received, and an allowance for unbillable and uncollectible calls based on historical experience for estimated chargebacks to be made by the LECs. Under account advance agreements with third-party billing services, advance payments equal to a percentage of the outstanding billed receivables are remitted to the Company when calls are submitted to the third-party billing service and the Company grants a lien to the third-party billing service on the related accounts receivable for the advance. The remainder of the billed receivable is paid to the Company, net of the advance amount, after the third-party billing service has collected the receivables from the respective LECs. Interest is charged on the advance payment at varying rates.

  PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated lives of the related assets, or in the case of capital lease assets, over the life of the leases. The following is a summary of useful lives for major categories of property and equipment.

          ASSET                                                     USEFUL LIFE
          -----                                                    -------------
     Leasehold improvements....................................... 2 to 10 years
     Telephone system equipment................................... 5 to 10 years
     Office equipment............................................. 5 to 7 years

                         SECURITY TELECOM CORPORATION

  Maintenance and repairs are expensed when incurred and major repairs which extend an asset's useful life are capitalized. When items are retired or disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts, and the net differences less any amount realized from the disposition is reflected in earnings.

  The Company capitalizes internally developed software by its LETI subsidiary based on the guidelines of Statement of Financial Accounting Standards ("SFAS") No. 86. Accordingly, cost incurred after technological feasibility has been established for a product are capitalized. Costs capitalized in 1994, 1995 and 1996 were $30,870, $103,863 and $119,826, respectively, and cost capitalized during the nine month period ended September 30, 1996 and the six month period ended June 30, 1997 were $29,957 and $53,146, respectively. These costs are being amortized over 60 months. Amortization expense was $3,087, $16,560 and $38,930 in 1994, 1995 and 1996, respectively. Amortization expense for the nine month period ended September 30, 1996 and the six month period ended June 30, 1997 were $29,197 and $25,456, respectively.

  INCOME TAXES--The Company has elected to be treated as an S corporation under certain provisions of the Internal Revenue Code and the Company's subsidiary, LETI, is a C corporation. Accordingly, the statements of income included a provision for federal income taxes only on the operations of LETI since the taxable income of the Company is included in the shareholders' individual income tax returns.

  The Company's LETI subsidiary accounts for income taxes using the liability method in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are provided for temporary differences between the financial statement and tax bases of the assets and liabilities using current tax rates.

  REVENUE RECOGNITION--Revenues are recognized during the period the calls are made. In addition, during the same period, the Company accrues the related telecommunication costs for validating, transmitting, billing and collection, and line and long distance charges, along with commissions payable to the facilities and allowance for unbillable and uncollectible calls, based on historical experience.

  FACILITY COMMISSIONS--Under the terms of the Company's telephone system contracts with corrections facilities, the Company pays commissions to these facilities generally based on call volume revenues which are accrued during the period the revenues are generated.

  FINANCIAL INSTRUMENTS--The Company's financial instruments under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," includes cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt are a reasonable estimate of their fair value because of the short-term maturities of such instruments or, in the case of long-term debt due after one year, because the Company believes that the current interest rates on these notes approximates the rates which could be currently negotiated with such lenders.

  RECLASSIFICATIONS--Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the presentation used in the 1996 financial statements.

  UNAUDITED INTERIM FINANCIAL STATEMENTS--The Company's statement of income and cash flows for the nine months ended September 30, 1996 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the results of operations and cash flows of the Company for the nine months ended September 30, 1996 have been made. The financial position and the results of operations for the interim period are not necessarily indicative of the results to be expected for the full years.

                         SECURITY TELECOM CORPORATION

2. RELATED PARTIES

  The Company purchases software and enters into other related transactions with the Company's subsidiary, LETI, which are eliminated in consolidation. The Company has also entered into financing arrangements with its shareholders which are discussed in Note 6. At December 31, 1995 and 1996, and September 30, 1996 and the six month period ended June 30, 1997, the outstanding balances of these related party notes payable were $534,848, $655,451, $515,451 and $1,384,243, respectively. Interest paid or accrued to these related parties pursuant to these financing arrangements was $46,704 in 1994, $43,007 in 1995, $55,576 in 1996, $41,701 in the nine months ended September 30, 1996 and $7,790 in the six month period ended June 30, 1997.

3. ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following:

                                             DECEMBER 31,
                                        ------------------------   JUNE 30,
                                           1995         1996         1997
                                        -----------  -----------  -----------
Trade accounts receivable.............. $ 1,530,663  $ 2,686,172  $ 3,287,247
Employee receivables...................      21,153       42,274        7,553
Other..................................                                73,632
                                        -----------  -----------  -----------
                                          1,551,816    2,728,446    3,368,432
Less advances on receivables...........  (1,159,969)  (1,725,825)  (1,950,705)
Less allowance for unbillable and
 uncollectible chargebacks.............    (134,000)    (214,551)    (345,464)
                                        -----------  -----------  -----------
                                        $   257,847  $   788,070  $ 1,072,263
                                        ===========  ===========  ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                             DECEMBER 31,
                                        ------------------------   JUNE 30,
                                           1995         1996         1997
                                        -----------  -----------  -----------
Leasehold improvements................. $     2,000  $     2,900  $    50,194
Telephone systems equipment............   3,789,729    5,429,727    6,567,000
Furniture and fixtures.................     292,005      449,175      542,676
                                        -----------  -----------  -----------
                                          4,083,734    5,881,802    7,159,870
Less accumulated depreciation and
 amortization..........................    (808,694)  (1,668,390)  (2,142,401)
                                        -----------  -----------  -----------
                                        $ 3,275,040  $ 4,213,412  $ 5,017,469
                                        ===========  ===========  ===========

5. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                             DECEMBER 31,
                                        ------------------------   JUNE 30,
                                           1995         1996         1997
                                        -----------  -----------  -----------
Billing and collection fees............ $    89,410  $    66,240  $    64,506
Facility commissions...................     227,730      323,889      527,870
Other..................................      66,247      133,388       98,063
                                        -----------  -----------  -----------
                                        $   383,387  $   523,517  $   690,439
                                        ===========  ===========  ===========

                         SECURITY TELECOM CORPORATION

6. LONG-TERM DEBT

  The Company's long-term debt is composed of the following:

                                                       DECEMBER
                                                          31,       JUNE 30,
                                                         1996         1997
                                                      -----------  -----------
Notes payable to Comerica Bank--Texas with interest
 at 9.25%, payable in monthly principal installments
 of $11,925, plus interest, through their maturity
 at varying dates throughout 1997...................  $   382,428  $   414,273
Notes payable to Lyon Credit with interest at
 between 10.09% and 10.78%, payable in monthly
 installments of $34,458, through their maturity on
 April 1, 1999......................................      826,377      705,581
Note payable to LDDS with interest at 9.5%, payable
 in monthly installments of $21,538 through its
 maturity on December 8, 1997.......................      245,630      105,177
Notes payable to Northern Trust Bank with interest
 at between 10.25% and 10.76%, payable in monthly
 installments of $11,429, through their maturity at
 varying dates from May 21, 1997 through December
 10, 1999...........................................      177,341      125,018
Note payable to North American Intelecom, Inc. with
 interest at 8%, payable in monthly installments of
 $25,430 through its maturity on August 1, 1998.....                   340,770
Notes payable to shareholders:
  Notes payable with interest at 5%, due at maturity
   on November 28, 1997 and subordinated to
   borrowings from Comerica Bank--Texas.............      515,451    1,265,451
  Note payable with interest at 7.5%, payable in
   monthly principal installments of $3,602, plus
   interest, through December 6, 1999...............      140,000      118,792
Capital lease obligations and other.................      163,933      101,139
Less current portion of long-term debt..............   (1,692,647)  (2,615,419)
                                                      -----------  -----------
                                                      $   758,513  $   560,782
                                                      ===========  ===========

  Substantially all of the Company's accounts receivable and equipment are collateral for the above notes payable or the advances on accounts receivable from third party billing services. In addition, the notes payable agreements with Lyon Credit are subject to prepayment penalties of: 3% for prepayments during the first twelve months of the loan; 2% for prepayments during the second twelve months of the loan; and 1% for prepayments during the third twelve months of the loan.

  Future maturities of long-term debt as of June 30, 1997, including capital lease obligations, for the six months ending December 31, 1997 and the years ending December 31, 1998 and 1999 are as follows:

     1997 (six months)............................................... $2,063,226
     1998............................................................    834,413
     1999............................................................    278,562
                                                                      ----------
       Total......................................................... $3,176,201
                                                                      ==========

7. COMMITMENTS AND CONTINGENCIES

  LEASES--The Company leases certain telephone systems equipment under capital lease agreements with lease terms of two to six years and leases certain operating facilities under operating lease agreements with lease terms of one to seven years. Total rent expense under operating lease agreements for 1994, 1995 and 1996 was $33,520, $64,240 and $50,797, respectively, and rent expense under operating lease agreements for the unaudited nine month period ended September 30, 1996 and the audited six month period ended June 30, 1997 was $43,299 and $24,387, respectively.

                         SECURITY TELECOM CORPORATION

  Future minimum lease payments under capital and operating leases with terms greater than one year as of June 30, 1997 are as follows:

                                                              CAPITAL  OPERATING
                                                              LEASES    LEASES
                                                              -------  ---------
   Year Ending
     1997 (six months)....................................... $34,263  $ 23,113
     1998....................................................  50,629    50,455
     1999....................................................  37,309    56,377
     2000....................................................            30,303
                                                              -------  --------
     Total minimum future rental payments.................... 122,201  $160,248
                                                                       ========
     Less amounts representing imputed interest.............. (21,062)
                                                              -------
     Total capital lease obligations......................... 101,139
     Less current portion.................................... (49,514)
                                                              -------
     Long-term portion....................................... $51,625
                                                              =======

  CONTINGENCIES--The Company is a party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of management, the amount of liability, if any, with respect to these actions, would not have a material effect on the financial position of the Company or its results of operations.

9. STOCKHOLDERS' EQUITY

  The Company has outstanding options and warrants which allow certain individuals the right to acquire up to a 14% ownership interest in the Company for nominal exercise prices including an option to acquire up to a 10% ownership interest issued in 1989 to a consultant in consideration for certain facility contract proposals and a warrant issued in 1996 to a stockholder to acquire up to a 4% ownership interest in connection with this stockholder's sale of common stock to the Company discussed below.

  During 1996, the Company acquired 35 shares of common stock from a stockholder for $118,311, which was retired by the Company resulting in a reduction of common stock of $952 and retained earnings of $117,359.

10. INCOME TAXES

  As discussed in Note 1, STC is organized as an S corporation and does not pay tax at the corporate level, however, the Company's subsidiary, LETI, is subject to income taxes at the corporate level. There are no material permanent differences for LETI, and principal temporary differences between book income and taxable income include capital leases which are reported on the cash basis for tax purposes and capitalized software costs which are expensed for tax purposes as research and development costs. The Company has provided income tax expense during the nine months ended September 30, 1996 using the effective tax rates for each of its taxing jurisdictions which have been allocated between current income taxes payable and deferred income taxes based on 1996 anticipated temporary differences. The composition of deferred income tax liabilities as of December 31, 1995 and 1996, and June 30, 1997, are as follows:

                                                 DECEMBER 31,
                                               ------------------    JUNE 30,
                                                 1995      1996      1997
                                               --------  --------  --------
Capital leases................................ $ 68,617  $ 50,616    36,444
Capitalized software..........................   39,129    66,634    84,704
Other.........................................  (20,621)  (10,335)   (7,752)
                                               --------  --------  --------
  Total....................................... $ 87,125  $106,915  $113,396
                                               ========  ========  ========

                         SECURITY TELECOM CORPORATION

11. SUBSEQUENT EVENTS

  On June 27, 1997 substantially all of the net assets of the Company were sold to Talton Holdings, Inc. for cash of $11.2 million and 900 shares of Talton Holdings, Inc. common stock.

                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors of
 Correctional Communications Corporation

  We have audited the accompanying balance sheets of Correctional
Communications Corporation (the "Company") as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Correctional Communications Corporation at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Ginsberg, Weiss & Company

Pearl River, New York
June 27, 1997
(October 6, 1997 as to Note 10)

                    CORRECTIONAL COMMUNICATIONS CORPORATION

                                 BALANCE SHEETS

                                                  DECEMBER 31,
                                              ---------------------  JULY 31,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................. $  693,918 $  643,742 $  304,529
  Accounts receivable, net...................    648,519    924,249  1,109,019
  Inventories................................     10,148     15,075     16,038
  Other assets...............................     14,378     32,067
                                              ---------- ---------- ----------
    Total current assets.....................  1,366,963  1,615,133  1,429,586
PROPERTY AND EQUIPMENT.......................    491,100    550,263    569,497
LOANS RECEIVABLE--STOCKHOLDER................                95,289     96,569
OTHER ASSETS.................................    150,067    274,584    741,523
                                              ---------- ---------- ----------
TOTAL........................................ $2,008,130 $2,535,269 $2,837,175
                                              ========== ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................... $  684,915 $  783,794 $1,561,712
  Accrued expenses...........................    441,738    787,883    182,659
  Current portion of long-term debt..........                24,504      5,602
                                              ---------- ---------- ----------
    Total current liabilities................  1,126,653  1,596,181  1,749,973
LONG-TERM DEBT-- STOCKHOLDERS................    442,880    442,880    442,880
LONG-TERM DEBT-- OTHER.......................                19,343      3,273
MINORITY INTEREST............................     93,033     58,701     75,675
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 1,000,000
   shares authorized, 18,750 shares issued
   and outstanding...........................    138,333    138,333    138,333
  Retained earnings..........................    207,231    279,831    427,041
                                              ---------- ---------- ----------
    Total stockholders' equity...............    345,564    418,164    565,374
                                              ---------- ---------- ----------
    TOTAL.................................... $2,008,130 $2,535,269 $2,837,175
                                              ========== ========== ==========

                       See notes to financial statements.

                    CORRECTIONAL COMMUNICATIONS CORPORATION

                              STATEMENTS OF INCOME

                                                           NINE MONTHS  SEVEN MONTHS
                                                              ENDED        ENDED
                             YEARS ENDED DECEMBER 31,     SEPTEMBER 30,   JULY 31,
                         -------------------------------- ------------- ------------
                            1994       1995       1996        1996          1997
                         ---------- ---------- ---------- ------------- ------------
                                                           (UNAUDITED)   (UNAUDITED)
OPERATING REVENUE....... $4,190,994 $7,372,233 $9,563,648  $6,788,841    $6,339,001
OPERATING EXPENSES:
  Telecommunication
   costs................  1,575,480  2,429,046  2,921,990   2,142,036     1,761,493
  Facility commissions..  1,533,120  2,761,862  3,668,035   2,563,565     2,579,699
  Field operations and
   maintenance..........    171,460    174,676    289,173     227,328       222,455
  Selling, general and
   administrative.......    651,780  1,292,219  1,972,112   1,359,288     1,197,993
  Depreciation and
   amortization.........    156,704    242,500    332,938     254,333       243,815
                         ---------- ---------- ----------  ----------    ----------
    Total operating
     expense............  4,088,544  6,900,303  9,184,248   6,546,550     6,005,455
                         ---------- ---------- ----------  ----------    ----------
OPERATING INCOME........    102,450    471,930    379,400     242,291       333,546
OTHER (INCOME) EXPENSE:
  Interest expense,
   net..................     74,940     51,631     39,564      32,500        21,946
  Minority interest.....         23     73,298    117,236      69,079        64,390
                         ---------- ---------- ----------  ----------    ----------
    Total other (income)
     expense............     74,963    124,929    156,800     101,579        86,336
                         ---------- ---------- ----------  ----------    ----------
NET INCOME.............. $   27,487 $  347,001 $  222,600  $  140,712    $  247,210
                         ========== ========== ==========  ==========    ==========



                       See notes to financial statements.

                    CORRECTIONAL COMMUNICATIONS CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK   RETAINED
                                          ---------------  EARNINGS
                                          SHARES  AMOUNT  (DEFICIT)    TOTAL
                                          ------ -------- ---------  ---------
BALANCE, JANUARY 1, 1994................. 15,000 $ 38,333 $(167,257) $(128,924)
  Net income.............................                    27,487     27,487
                                          ------ -------- ---------  ---------
BALANCE, DECEMBER 31, 1994............... 15,000   38,333  (139,770)  (101,437)
  Issuance of common stock...............  3,750  100,000              100,000
  Net income.............................                   347,001    347,001
                                          ------ -------- ---------  ---------
BALANCE, DECEMBER 31, 1995............... 18,750  138,333   207,231    345,564
  Net income.............................                   222,600    222,600
  Dividends..............................                  (150,000)  (150,000)
                                          ------ -------- ---------  ---------
BALANCE, DECEMBER 31, 1996............... 18,750 $138,333 $ 279,831  $ 418,164
  Net income (unaudited).................                   247,210    247,210
  Dividends (unaudited)..................                  (100,000)  (100,000)
                                          ------ -------- ---------  ---------
BALANCE, JULY 31, 1997 (UNAUDITED)....... 18,750 $138,333 $ 427,041  $ 565,374
                                          ====== ======== =========  =========


                       See notes to financial statements.

                    CORRECTIONAL COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                           NINE MONTHS  SEVEN MONTHS
                                                              ENDED        ENDED
                           YEARS ENDED DECEMBER 31,       SEPTEMBER 30,   JULY 31,
                         -------------------------------  ------------- ------------
                           1994       1995       1996         1996          1997
                         ---------  ---------  ---------  ------------- ------------
                                                           (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income...........  $  27,487  $ 347,001  $ 222,600    $140,712      $247,210
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Depreciation and
     amortization......    156,704    242,500    332,938     254,333       243,815
    Minority interest..         23     73,298    117,236      69,078        64,391
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable........   (262,027)  (126,460)  (275,730)   (388,153)     (184,770)
    Accounts payable...    146,981     91,097     98,879     218,803       777,918
    Accrued expenses...     78,597    336,997    346,145     104,253      (605,224)
    Other assets.......    (10,857)   (26,500)   (26,143)      7,869        31,104
                         ---------  ---------  ---------    --------      --------
      Net cash provided
       by operating
       activities......    136,908    937,933    815,925     406,895       574,444
                         ---------  ---------  ---------    --------      --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Purchase of property
   and equipment.......   (335,899)  (170,705)  (267,555)   (224,951)     (149,887)
  Increase in
   investments.........     75,000
  Increase in note
   receivable..........                          (95,289)    (49,739)       (1,280)
  Additions to
   intangibles.........   (133,568)   (55,321)  (244,470)   (280,170)     (479,758)
  Increase in
   restricted cash.....               (20,789)    (1,066)       (389)     (100,343)
                         ---------  ---------  ---------    --------      --------
      Net cash used in
       investing
       activities......   (394,467)  (246,815)  (608,380)   (555,249)     (731,268)
                         ---------  ---------  ---------    --------      --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Dividends paid.......                         (150,000)   (150,000)     (100,000)
  Investments of
   (distributions to)
   limited partners....    (22,609)   (96,146)  (151,568)    (95,482)      (47,417)
  Issuance of common
   stock...............               100,000
  Proceeds from
   issuance of long-
   term debt...........    408,000                61,654      19,642
  Payments of long-term
   debt................              (145,500)   (17,807)                  (34,972)
                         ---------  ---------  ---------    --------      --------
      Net cash provided
       by (used in)
       financing
       activities......    385,391   (141,646)  (257,721)   (225,840)     (182,389)
                         ---------  ---------  ---------    --------      --------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS...........    127,832    549,472    (50,176)   (374,194)     (339,213)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............     16,614    144,446    693,918     693,918       643,742
                         ---------  ---------  ---------    --------      --------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................  $ 144,446  $ 693,918  $ 643,742    $319,724      $304,529
                         =========  =========  =========    ========      ========
SUPPLEMENTAL
 INFORMATION:
  Cash paid for
   interest............  $  75,284  $  68,082  $  67,427    $ 40,251      $ 36,218
                         =========  =========  =========    ========      ========
  Cash paid for income
   taxes...............  $   2,475  $   7,600  $   5,560    $     --      $     --
                         =========  =========  =========    ========      ========

                       See notes to financial statements.

                    CORRECTIONAL COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS--Correctional Communications Corporation and Subsidiaries (the "Company") was incorporated on February 11, 1991, in the State of California. The Company provides fully automated pay telephone services to jail inmates in correctional facilities located in the western United States.

  PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION--The Company owns 50%, and is the general partner, of MCJ Telephone Partners LP ("MCJ") and KCJ Telephone Partners LP ("KCJ") Each partnership was formed to own, in conjunction with third party investors, and operate contracts providing telephone service. The financial statements presented reflect 100% of the assets, liabilities, revenue and expenses of MCJ and KCJ. The limited partners' interests are reflected as minority interests in the joint venture. All significant intercompany balances and transactions have been eliminated.

  CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable. These receivables are generated by collect calls made by inmates at the correctional facilities which have contracted with the Company. The credit risk relates to funds not being collected from the third party recipients. The credit risk is mitigated by the large number of customers and the limit on the amount of credit extended to any billing number.

  The Company also has concentration of credit risk involving cash. The Company maintains multiple cash account s with one bank. The uninsured amount at December 31, 1996, is due to cash balances in excess of FDIC insurance limits in the amount of $819,521.

  CASH AND CASH EQUIVALENTS--For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and cash investments with a remaining maturity at the date of purchase of three months or less.

  ACCOUNTS RECEIVABLE--Accounts receivable at July 31, 1997 and December 31, 1996 and 1995, consists primarily of amounts due from billing and collection clearing houses for non-coin calls placed through the Company's inmate pay telephone systems. The amounts due are net of an allowance for uncollectible accounts which is determined based upon rates established from historical experience. The allowance for doubtful accounts was $806,425 as of July 31, 1997 and $246,940 and $144,438 as of December 31, 1996 and 1995. The balance due from one billing and collection clearing house was $832,983, $515,555 and $416,269 at July 31, 1997 December 31, 1996 and 1995, respectively.

  PROPERTY AND EQUIPMENT--The Company's property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Expenditures for major renewals and betterments that extend the useful lives of assets are capitalized. Expenditures for repairs and maintenance are charged to operations in the period incurred. Depreciation expense at July 31, 1997, September 30, 1996, December 31, 1996, 1995 and 1994, is $130,653,
$164,885, $208,393, $181,214 and $122,524, respectively.

  INTANGIBLE ASSETS--Intangible assets consist of signing bonuses paid to correctional facilities at the inception of the contract term. These signing bonuses have been capitalized and are being amortized over the life of the contracts which range from three to five years. Amortization expense at December 31, 1996, 1995 and

                    CORRECTIONAL COMMUNICATIONS CORPORATION

1994 is $124,115, $60,498 and $32,052, respectively and $113,162 and $89,448 for the seven months ended July 31, 1997 and 1996 and the nine months ended September 30, 1996.

  Organization expense has been capitalized and is being amortized over five years using the straight-line method. Amortization expense at December 31, 1996, 1995 and 1994 is $430, $264 and $266, respectively.

  INCOME TAXES--On February 11, 1991, the Company filed an election to be taxed as an S Corporation under section 1361 of the Internal Revenue Code. Taxes on income are payable by the individual stockholders. Accordingly, no provision for federal corporation taxes based on income is recorded. The Company, MCJ and KCJ file separate income tax returns and are all subject to taxes in the State of California. Additionally, the Company is subject to tax on income in the States of California and Arizona.

  REVENUE RECOGNITION--Revenue is recognized when earned. Coin call and non-coin call revenue is recognized at the time the call is made.

  The Company occasionally requires certain customers to remit funds in advance in order to guarantee payment of telephone service. Unearned advances are recorded as a current liability in customer deposits. As calls are made by these customers, the customer deposit account is reduced and revenue is recognized.

  FACILITY COMMISSIONS--Under the terms of the Company's telephone system contracts with corrections facilities, the Company pays commissions to these facilities generally based on call volume revenues which are accrued during the period the revenues are generated.

  FINANCIAL INSTRUMENTS--The Company's financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," includes cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt are a reasonable estimate of their fair value because of the short-term maturities of such instruments or, in the case of long-term debt due after one year, because the Company believes that the current interest rates on these notes approximates the rates which could be currently negotiated with such lenders.

  RESEARCH AND DEVELOPMENT--Costs related to research, design and development of computer software are charged to operations as incurred, in accordance with Statement of Financial Standards No. 86. For the seven months ended July 31, 1997 and for the year ended December 31, 1996, $0 and $193,339 was charged to current operations as research and development.

  RECLASSIFICATION--Certain amounts for the prior years have been reclassified to conform with the current year presentation.

  UNAUDITED INTERIM FINANCIAL STATEMENTS--The Company's balance sheet as of July 31, 1997 and statements of income and cash flows for the six months ended September 30, 1996 and the seven months ended July 31, 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the balance sheet of the Company as of July 31, 1997 and the results of operations and cash flows of the Company for the nine months ended September 30, 1996 and the seven months ended July 31, 1997, have been made. The results of operation for the interim period are not necessarily indicative of the results to be expected for the full year.

2. RELATED PARTIES

  Loans from stockholder of $95,289 and $96,569 as of December 31, 1996 and July 31, 1997 reflects amounts advance at various times during 1996. These notes are unsecured and non-interest bearing. Interest has been imputed at the rate of prime plus 1% and totals $4,709 for the year ended December 31, 1996.

                    CORRECTIONAL COMMUNICATIONS CORPORATION

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                             DECEMBER 31
                                         ---------------------
                                                                 JULY 31,
                                           1995        1996        1997
                                         ---------  ----------  -----------
                                                                (UNAUDITED)
Telephone systems equipment............. $ 796,926  $  995,320  $1,165,778
Furniture and fixtures..................    95,347     103,623     117,016
Vehicles................................                61,655      26,190
                                         ---------  ----------  ----------
                                           892,273   1,160,598   1,308,984
Less accumulated depreciation...........  (401,173)   (610,335)   (739,487)
                                         ---------  ----------  ----------
                                         $ 491,100  $  550,263  $  569,497
                                         =========  ==========  ==========

4. INTANGIBLE ASSETS

  Intangible assets consists of the following:

                                                   DECEMBER 31,
                                                -------------------   JULY 31,
                                                  1995      1996        1997
                                                --------  ---------  -----------
                                                                     (UNAUDITED)
      Signing bonus............................ $218,891  $ 465,513   $ 858,081
      Organization costs.......................    3,712      3,712       3,712
      Restricted cash..........................   20,789     21,855     122,198
      Other....................................    5,310      9,110      97,502
                                                --------  ---------   ---------
                                                 248,702    500,190   1,081,493
      Less accumulation amortization...........  (98,635)  (225,606)   (339,970)
                                                --------  ---------   ---------
                                                $150,067  $ 274,584   $ 741,523
                                                ========  =========   =========

  Restricted cash consists of a certificate of deposit for $20,000 plus accrued interest income of $343, $1,855 and $789 as of July 31, 1997, December 31, 1996 and December 31, 1995, respectively. By agreement with one of its county facilities, the Company is obligated to maintain this certificate of deposit in a segregated account for the duration of the contract period which expires June 30, 1998.

5. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                     DECEMBER 31,
                                                   -----------------  JULY 31,
                                                     1995     1996      1997
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
      Billing and collection fees................. $ 17,932 $ 43,702  $ 94,811
      Facility commissions........................  267,154  343,756    15,050
      Profit sharing plan.........................           110,000         0
      Telephone charges...........................  109,663  101,419     9,881
      Other.......................................   46,989  189,006    62,917
                                                   -------- --------  --------
                                                   $441,738 $787,883  $182,659
                                                   ======== ========  ========

                    CORRECTIONAL COMMUNICATIONS CORPORATION

6. LONG-TERM DEBT

  The Company's long-term debt is composed of the following as of December 31, 1996 and July 31, 1997:

                                                        DECEMBER 31,  JULY 31,
                                                            1996        1997
                                                        ------------ -----------
                                                                     (UNAUDITED)
8.75% note payable to Union Bank of California, due in
 24 monthly installments of $1,091 including interest,
 due March 15, 1998 secured by a vehicle..............    $15,466      $ 8,875
10.25% note payable to Patelco Credit Union, due in 36
 monthly installments of $1,219 including interest,
 due February 5, 1999, secured by a vehicle...........     28,381
                                                          -------      -------
                                                           43,847        8,875
Less current portion of long-term debt................     24,504        5,602
                                                          -------      -------
                                                          $19,343      $ 3,273
                                                          =======      =======

  Principal payments on long-term liabilities as of December 31, 1996 are as follows:

      Years Ended December 31:
        1997............................................................ $24,504
        1998............................................................  16,848
        1999............................................................   2,495
                                                                         -------
                                                                         $43,847
                                                                         =======

7. COMMITMENTS AND CONTINGENCIES

  LEASES--The Company leases certain personal property under non-cancelable operating leases. In addition, the Company has guaranteed certain monthly commission payments to one of the counties that they contract with, which is paid in addition to the contracted commission rate. The following is a schedule by years of future minimum lease and contract payments at December 31, 1996.

      Year Ending December 31,
        1997.......................................................... $ 65,347
        1998..........................................................   68,101
        1999..........................................................   49,858
        2000..........................................................   22,619
                                                                       --------
          Total minimum future rental payments........................ $205,925
                                                                       ========

  RENT--The Company rents space for its administrative activities under a lease which was signed effective June 1, 1995, for a two-year period. It calls for monthly rent of $2,310. Effective October 1, 1996, the lease was extended to September 30, 1999, at a monthly rent of $4,309. The future minimum rental payments at December 31 are $51,705 for 1997, $51,705 for 1998 and $38,779 for 1999.

8. TRANSACTION WITH RELATED PARTY

  The Company is indebted to its stockholders for loans aggregating $442,880. The loans bear interest at rates that vary from 8% to 14%. Payments of principal are determined as between the related parties. The loans are not currently scheduled for repayment.

                    CORRECTIONAL COMMUNICATIONS CORPORATION

9. RETIREMENT PLAN

  The Company has adopted a qualified profit sharing plan covering all its employees. The eligibility requirements for employees are as follows: They must attain the age of 21, have 12 month of service and perform at least 1,000 hours of work within a plan year. Contributions are made at the discretion of the Board of Directors. For the years ended December 31, 1996 and 1995, the Company has made contributions of $110,000 and $100,000, respectively.

10. SUBSEQUENT EVENT

  Subsequent to the balance sheet date, the Board of Directors declared a dividend of $5.33 per share, payable on April 1, 1997.

  On July 31, 1997, the Company signed an agreement with Talton Holdings, Inc. to sell substantially all of the assets of the Company for cash of $10.5 million, subject to certain adjustments to be determined based on future results of operations of the Company. No effect of this transaction has been reflected in the accompanying financial statements.

                         INDEPENDENT AUDITORS' REPORT

To the Stockholder and Board of
Directors of InVision Telecom, Inc.:

  We have audited the accompanying balance sheets of InVision Telecom, Inc. (the "Company") as of December 31, 1996 and September 30, 1997, and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the two years ended December 31, 1996 and 1995 and for the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the two years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Dallas, Texas

December 12, 1997

                             INVISION TELECOM, INC.

                                 BALANCE SHEETS

                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1996          1997
                                                     ------------  -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................... $    48,450   $     11,710
  Accounts receivable...............................   4,841,516      5,648,797
  Prepaid expenses and other assets.................     325,175        359,609
  Refundable income taxes...........................     418,310        420,366
                                                     -----------   ------------
    Total current assets............................   5,633,451      6,440,482
PROPERTY AND EQUIPMENT..............................   9,235,782      9,126,405
INTANGIBLE AND OTHER ASSETS.........................  29,337,909     27,193,875
                                                     -----------   ------------
    TOTAL........................................... $44,207,142   $ 42,760,762
                                                     ===========   ============
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.................................. $   514,978   $  3,358,643
  Bank Overdraft....................................   1,562,272      1,388,915
  Accrued expenses..................................   3,076,092      3,415,337
  Current portion of long term debt.................     176,550
                                                     -----------   ------------
    Total current liabilities.......................   5,329,892      8,162,895
DEBT OWED TO RELATED PARTY..........................  40,775,115     42,819,792
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Preferred stock, $0.01 par value; 75,500 shares
   authorized,
   no shares issued and outstanding.................
  Common stock, $0.01 par value; 124,500 shares
   authorized,
   124,500 shares issued and outstanding............       1,254          1,254
  Additional paid-in capital........................   1,688,031      1,688,031
  Retained earnings (deficit).......................  (3,587,150)    (9,911,210)
                                                     -----------   ------------
    Total stockholder's equity (deficit)............  (1,897,865)    (8,221,925)
                                                     -----------   ------------
    TOTAL........................................... $44,207,142   $ 42,760,762
                                                     ===========   ============

                       See notes to financial statements.

                             INVISION TELECOM, INC.

                            STATEMENTS OF OPERATIONS

                                               YEARS ENDED          NINE MONTHS
                                              DECEMBER 31,             ENDED
                                         ------------------------  SEPTEMBER 30,
                                            1995         1996          1997
                                         -----------  -----------  -------------
OPERATING REVENUE....................... $39,730,868  $48,892,806   $31,623,804
OPERATING EXPENSES:
  Telecommunication costs...............  19,364,419   27,242,987    19,080,847
  Facility commissions..................   9,291,116   12,557,577     8,787,712
  Field operations and maintenance......   1,443,633    1,870,146     1,744,635
  Selling, general and administrative...   2,610,347    4,504,908     2,994,535
  Depreciation..........................     956,703    1,336,017     1,123,162
  Amortization of intangibles...........   2,398,024    3,499,344     2,594,801
                                         -----------  -----------   -----------
    Total operating expense.............  36,064,242   51,010,979    36,325,692
                                         -----------  -----------   -----------
OPERATING INCOME (LOSS).................   3,666,626   (2,118,173)   (4,701,888)
OTHER (INCOME) EXPENSE:
  Interest expense, related party.......   2,975,320    3,401,834     2,483,358
  Other interest expense, net...........       8,950       13,965
  Other, net............................      (3,933)    (154,953)     (859,130)
                                         -----------  -----------   -----------
    Total other expense.................   2,980,337    3,260,846     1,624,228
                                         -----------  -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES.......     686,289   (5,379,019)   (6,326,116)
INCOME TAX EXPENSE (BENEFIT)............     260,789     (284,841)       (2,056)
                                         -----------  -----------   -----------
NET INCOME (LOSS)....................... $   425,500  $(5,094,178)  $(6,324,060)
                                         ===========  ===========   ===========


                       See notes to financial statements.

                             INVISION TELECOM, INC.

               STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                             COMMON STOCK  ADDITIONAL  RETAINED
                            --------------  PAID IN    EARNINGS
                            SHARES  AMOUNT  CAPITAL    (DEFICIT)      TOTAL
                            ------- ------ ---------- -----------  -----------
BALANCE, JANUARY 1, 1995..  125,400 $1,254 $1,688,031 $ 1,081,528  $ 2,770,813
Net income................                                425,500      425,500
                            ------- ------ ---------- -----------  -----------
BALANCE, DECEMBER 31,
 1995.....................  125,400  1,254  1,688,031   1,507,028    3,196,313
Net loss..................                             (5,094,178)  (5,094,178)
                            ------- ------ ---------- -----------  -----------
BALANCE, DECEMBER 31,
 1996.....................  125,400  1,254  1,688,031  (3,587,150)  (1,897,865)
Net loss..................                             (6,324,060)  (6,324,060)
                            ------- ------ ---------- -----------  -----------
BALANCE, SEPTEMBER 30,
 1997.....................  125,400 $1,254 $1,688,031 $(9,911,210) $(8,221,925)
                            ======= ====== ========== ===========  ===========



                       See notes to financial statements.

                             INVISION TELECOM, INC.

                            STATEMENTS OF CASH FLOWS

                                               YEARS ENDED          NINE MONTHS
                                              DECEMBER 31,             ENDED
                                         ------------------------  SEPTEMBER 30,
                                            1995         1996          1997
                                         -----------  -----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).....................  $   425,500  $(5,094,178)  $(6,324,060)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Depreciation and amortization........    3,354,727    4,835,361     3,717,963
 Changes in operating assets and
  liabilities:
  Accounts receivable..................   (2,875,674)   1,257,696      (807,281)
  Accounts payable.....................      132,922      344,506     2,843,665
  Accrued expenses.....................     (607,310)     917,845       339,245
  Income taxes.........................     (577,758)    (284,881)       (2,056)
  Other assets.........................        4,805       (8,894)      (34,434)
                                         -----------  -----------   -----------
    Net cash (used in) provided by
     operating activities..............     (142,788)   1,967,455      (266,958)
                                         -----------  -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures..................   (5,657,389)  (2,458,893)   (1,464,552)
 Cash Outflows for Acquisitions........  (18,776,716)         --            --
                                         -----------  -----------   -----------
    Net cash used in investing
     activities........................  (24,434,105)  (2,458,893)   (1,464,552)
                                         -----------  -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Bank overdraft........................      500,822      368,915      (173,357)
 Proceeds from issuance of debt-related
  party................................   24,418,403       74,873     2,044,677
 Proceeds from issuance of other debt..          --       450,000           --
 Payments of long-term debt............     (256,200)    (443,700)     (176,550)
                                         -----------  -----------   -----------
    Net cash provided by financing
     activities........................   24,663,025      450,088     1,694,770
                                         -----------  -----------   -----------
INCREASE (DECREASE) IN CASH
 EQUIVALENTS...........................       86,132      (41,350)      (36,740)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD................................        3,668       89,800        48,450
                                         -----------  -----------   -----------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD................................  $    89,800  $    48,450   $    11,710
                                         ===========  ===========   ===========
SUPPLEMENTAL INFORMATION:
 Interest paid.........................  $     8,950  $    13,965   $       --
                                         ===========  ===========   ===========
 Taxes paid............................  $       --   $       --    $       --
                                         ===========  ===========   ===========
NON-CASH TRANSACTIONS:
 Note payable issued for acquisition of
  assets...............................  $   212,400  $       --    $       --
                                         ===========  ===========   ===========

                       See notes to financial statements.

                            INVISION TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS--InVision Telecom, Inc. (the "Company") was a wholly owned subsidiary of Communications Central, Inc. (the "Parent Company"). The Company provides fully automated pay telephone services to jail inmates in correctional facilities located throughout the United States. The Company accumulates call activity from its various installations and bills its revenues related to this call activity through third-party billing services which are granted credit in the normal course of business with terms of between 30 and 60 days. The Company performs ongoing credit evaluations of its customers and maintains allowances for unbillable and uncollectible losses based on historical experience.

  PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions, such as estimate of allowances and reserves for unbillable and uncollectible chargebacks, that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS--For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and cash investments with a remaining maturity at the date of purchase of three months or less.

  ACCOUNTS RECEIVABLE--Trade accounts receivable represent amounts billed for calls placed through the Company's telephone systems to the various LECs or third-party billing services and an allowance for unbillable and uncollectible calls, based upon historical experience, for estimated chargebacks to be made by the LECs.

  PROPERTY AND EQUIPMENT--The Company's property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The following is a summary of useful lives for the major categories of property and equipment:

              ASSET                                                USEFUL LIFE
              -----                                                ------------
     Telephone system............................................. 10 years
     Vehicles..................................................... 3 years
     Office equipment............................................. 3 to 5 years
     Leasehold improvements....................................... 5 years

  Maintenance and repairs are expensed when incurred and major repairs which extend an asset's useful life are capitalized. When items are retired or disposed, the related carrying value and accumulated depreciation are removed from the respective accounts, and the net difference less any amount realized from the disposition is reflected in earnings.

  INTANGIBLE AND OTHER ASSETS--Intangible and other assets primarily include amounts allocated to acquired facility contracts, noncompete agreements, goodwill and other intangible assets, which are stated at cost. Amortization of intangible assets is provided on a straight-line basis over the estimated useful lives of the related assets. The following is a summary of useful lives for the major categories of intangible assets:

              ASSET                                               USEFUL LIFE
              -----                                              --------------
     Acquired facility contracts................................ Contract term
     Noncompete agreements...................................... Agreement term
     Goodwill................................................... 20 years

  Acquired facility contracts consist primarily of costs allocated to locations acquired in acquisitions of facility contract rights from other service providers, along with signing bonuses paid to the facilities under new facility installations and other incremental direct costs paid to obtain the facility contracts.

                            INVISION TELECOM, INC.

  The Company periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flow, undiscounted and without interest charges, to the carrying amount of the underlying assets. The Company would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

  REVENUE RECOGNITION--Revenues are recognized during the periods the calls are made. In addition, during the same period, the Company accrues the related telecommunications costs for validating, transmitting, billing and collection, and line and long distance, along with commissions payable to the facilities.

  FACILITY COMMISSIONS--Under the terms of the Company's telephone system contracts with correctional facilities, the Company pays commissions to these facilities generally based on call volume revenues which are accrued during the period the revenues are generated.

  INCOME TAXES--The Company accounts for income tax using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are provided for differences between financial statement and tax bases of assets and liabilities using current tax rates.

  FINANCIAL INSTRUMENTS--The Company's financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," includes cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt are a reasonable estimate of their fair value because of the short-term maturities of such instruments or, in the case of debt owed to related parties, because such debt does not have repayment terms.

2. ACQUISITIONS

  During the year ended December 31, 1995, the Company acquired facility contracts and the related facility equipment from various other independent inmate phone operators for purchase prices aggregating $18,989,116.

  These acquisitions were each accounted for using the purchase method of accounting as of their respective acquisition dates, and accordingly, only the results of the operations of these facilities subsequent to their respective acquisition dates are included in the financial statements of the Company. At the acquisition dates, the purchase prices were allocated to the assets acquired, including telephone system equipment, facility contracts and other identifiable intangibles based on their fair market values. The excess of the total purchase prices over the fair values of the assets acquired represented goodwill. In connection with the acquisitions, assets were acquired and liabilities were assumed as follows:

                                                                 DECEMBER 31,
                                                                     1995
                                                                 ------------
     Purchase prices:
      Net cash paid............................................. $ 18,776,716
      Amounts payable to sellers................................      212,400
                                                                 ------------
       Total purchase prices....................................   18,989,116
     Estimated fair value of tangible and identifiable intangi-
      ble assets acquired.......................................  (10,133,834)
                                                                 ------------
     Goodwill................................................... $  8,855,282
                                                                 ============

                            INVISION TELECOM, INC.

  The following table presents unaudited pro forma results of operations of the Company for the year ended December 31, 1995, as if the acquisitions had occurred at the beginning of 1995.

                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
     Net sales.................................................... $47,651,868
                                                                   ===========
     Net loss..................................................... $  (448,500)
                                                                   ===========

3. ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following:

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
   Trade accounts receivable, net of advance
    payments at December 31, 1996 and September 30,
    1997 of $0 and $1,250,000, respectively.........  $8,433,152   $8,862,649
   Other receivables................................               $  404,887
                                                      ----------   ----------
                                                       8,433,152    9,267,536
   Less allowance for unbillable and uncollectible
    chargebacks.....................................  (3,591,636)  (3,618,739)
                                                      ----------   ----------
                                                      $4,841,516   $5,648,797
                                                      ==========   ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1996          1997
                                                     ------------  -------------
   Telephone systems equipment...................... $11,133,706    $11,954,363
   Furniture and fixtures...........................     101,544        102,344
   Computer system..................................     620,505        778,459
   Vehicles.........................................       7,500         41,875
   Leasehold improvements...........................         672            672
                                                     -----------    -----------
                                                      11,863,927     12,877,713
   Less accumulated depreciation....................  (2,628,145)    (3,751,308)
                                                     -----------    -----------
                                                     $ 9,235,782    $ 9,126,405
                                                     ===========    ===========

5. INTANGIBLE ASSETS

  Intangible assets consists of the following:

                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1996          1997
                                                     ------------  -------------
   Intangible assets:
     Acquired telephone contracts................... $10,803,166    $11,247,265
     Noncompete agreements..........................     163,600        163,600
     Goodwill.......................................  24,512,287     24,512,287
                                                     -----------    -----------
                                                      35,479,053     35,923,152
     Less accumulation amortization.................  (6,141,144)    (8,729,277)
                                                     -----------    -----------
   Total intangible assets.......................... $29,337,909    $27,193,875
                                                     ===========    ===========

                            INVISION TELECOM, INC.

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
   Billing and collection fees....................... $   683,980   $   805,479
   Facility commissions..............................     960,514     1,419,679
   Telephone charges.................................     944,923       745,729
   Other.............................................     486,675       444,450
                                                      -----------   -----------
                                                      $ 3,076,092   $ 3,415,337
                                                      ===========   ===========

7. LONG-TERM DEBT

  The Company's long-term debt as of December 31, 1996 and September 30, 1997 is composed of the following:

                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1996          1997
                                                     ------------  -------------
   Debt owed to related party....................... $40,775,115    $42,819,792
   Other............................................     176,550            --
                                                     -----------    -----------
                                                      40,951,665     42,819,792
   Less current portion of long-term debt...........    (176,550)           --
                                                     -----------    -----------
                                                      40,775,115     42,819,792
                                                     ===========    ===========

  DEBT OWED TO RELATED PARTY--The Company has borrowed from its Parent Company to provide the necessary capital to fund acquisitions and to provide for its working capital needs. The related party debt does not have repayment terms or specific interest terms. The Company was charged an effective rate of interest of approximately 8% for each of the two years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997.

  OTHER DEBT--Other debt at December 31, 1996 consists of two notes payable issued in conjunction with acquisitions of telephone contracts in 1994 and 1995. This debt was paid off in 1997.

  Because the Company's outstanding debt as of September 30, 1997 does not have repayment terms and consists solely of debt owed to its Parent Company, the debt is classified as long-term.

  PARENT COMPANY DEBT--All of the Company's assets and stock serve as collateral for long-term debt of the Parent Company.

8. STOCKHOLDER'S EQUITY

  COMMON STOCK--The Company has 124,500 shares of common stock issued and outstanding.

  PREFERRED STOCK--The Company has authorized 75,500 shares of preferred stock which may have voting rights as authorized by the Company's board of directors. The preferred stock does not have any rights to cumulative dividends and does not have any liquidation preferences. No preferred stock has been issued as of September 30, 1997.

                            INVISION TELECOM, INC.

9. INCOME TAXES

  The operating results of the Company are included in the consolidated income tax return of its Parent Company. In the Company's financial statements, income taxes have been calculated as if the Company was a stand-alone entity.

  The provision for income taxes (benefit) for the years ended December 31, 1995, 1996, and the nine months ended September 30, 1997, are as follows:

                                             1995        1996         1997
                                          ----------  -----------  -----------
     Current taxes payable (refund):
       Federal..........................  $1,542,207  $(1,803,136) $(2,326,333)
       State............................     181,436     (212,134)    (273,686)
     Deferred income taxes..............  (1,462,854)     (28,757)     196,095
     Deferred income tax asset valuation
      allowance.........................                1,759,186    2,401,868
                                          ----------  -----------  -----------
                                            $260,789    $(284,841) $    (2,056)
                                          ==========  ===========  ===========

  The provision for income taxes (benefit) differs from statutory rates primarily as a result of state income taxes and permanent differences. The following is a reconciliation of income taxes reported in the statement of operations:

                                       DECEMBER 31, DECEMBER 31,  SEPTEMBER 30,
                                           1995         1996          1997
                                       ------------ ------------  -------------
     Tax at statutory rates..........    $233,338   $(1,828,866)   $(2,150,879)
     Effect of state income taxes....      27,451      (215,161)      (253,045)
     Deferred income tax asset valua-
      tion allowance.................                 1,759,186      2,401,868
                                         --------   -----------    -----------
                                         $260,789     $(284,841)   $    (2,056)
                                         ========   ===========    ===========

  The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1996         1997
                                                    ------------ -------------
     Deferred income tax asset:
       Allowance for unbillable and uncollectible
        revenues...................................  $1,364,822   $1,375,121
       Depreciation and amortization...............     394,364      187,969
       Net operating loss carryforward.............                2,597,963
       Deferred tax asset valuation allowance......  (1,759,186)  (4,161,053)
                                                     ----------   ----------
                                                            --           --
                                                     ==========   ==========

                            INVISION TELECOM, INC.

10. COMMITMENTS AND CONTINGENCIES

  LEASES--The Company leases certain personal property under non-cancelable operating leases.

  Future minimum lease payments under operating leases with terms greater than one year are as follows:

     Year Ending September 30,
       1997 (three months)........... $ 92,000
       1998..........................  309,000
       1999..........................  152,000
       2000..........................   42,000
                                      --------
     Total minimum future rental
      payments....................... $595,000
                                      ========

  CONTINGENCIES--The Company is subject to various legal proceedings and claims which arise in the ordinary course of business operations. In the opinion of management, the amount of liability, if any, with respect to these actions would not materially affect the financial position of the Company or its results of operations.

11. SUBSEQUENT EVENTS

  On October 6, 1997, the Company was sold to Talton Holdings, Inc. for a purchase price of $42.0 million, subject to adjustment as provided in the acquisition agreement and subject to a provision for working capital of approximately $1.2 million provided to the purchaser pursuant to the purchase agreement.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHROIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OR EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IS COR-RECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CON-STITUTE AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OF-FER OR SOLICITATION IS UNLAWFUL.

                               ----------------
                              TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
Available Information..................................................................    3
Corporate Structure....................................................................    3
Prospectus Summary.....................................................................    4
Risk Factors...........................................................................   17
The Exchange Offer.....................................................................   24
Use of Proceeds........................................................................   31
Capitalization.........................................................................   32
Pro Forma Financial Data...............................................................   33
Selected Financial Data................................................................   40
Selected Historical Predecessor Financial Data.........................................   42
Management's Discussion and Analysis of Financial Condition and Results of Operations..   45
Business...............................................................................   55
Management.............................................................................   68
Principal Stockholders.................................................................   72
Certain Relationships and Related Transactions.........................................   74
Description of Capital Stock...........................................................   80
Description of Other Indebtedness......................................................   81
Description of Senior Notes............................................................   83
Certain Federal Income Tax Considerations..............................................  110
Plan of Distribution...................................................................  112
Legal Matters..........................................................................  113
Experts................................................................................  113
Special Note Regarding Forward-Looking Information.....................................  114
Index to Financial Statements..........................................................  F-1
Independent Auditors' Report...........................................................  F-2

                               ----------------

 UNTIL           , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING NEW NOTES RECEIVED IN EXCHANGE FOR ORIGINAL NOTES HELD FOR THEIR OWN ACCOUNT. SEE "PLAN OF DISTRIBUTION."


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $115,000,000

                             TALTON HOLDINGS, INC.

                      11% SERIES B SENIOR NOTES DUE 2007

                               ----------------

                                  PROSPECTUS

                               ----------------


                                      , 1997


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Certificate of Incorporation provides, consistent with the provisions of the Delaware General Corporation Law, that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. This does not apply, however, with respect to any action for unlawful payments of dividends, stock purchases or redemptions, nor does it apply if the director (i) has breached his duty of loyalty to the Company and its stockholders; (ii) does not act or, in failing to act, has not acted in good faith; (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) has derived an improper personal benefit. The provisions of the Certificate of Incorporation eliminating liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under claims based on federal law.

  The Company's By-laws provide for indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

     EXHIBIT NO. DESCRIPTION
     ----------- -----------
        2.1 +    Asset Purchase Agreement, dated as of August 21, 1997, among the Company, Invision Telecom, Inc., and Communications
                 Central, Inc.
        2.2 +    Contribution Agreement, dated as of December 20, 1996, among the Company, Richard C. Green, Jr., Robert K. Green, T.R.
                 Thompson, Roger K. Sallee, and certain other stockholders, and AmeriTel.
        2.3 +    Contribution Agreement, dated as of December 20, 1996, among the Company, Julius E. Talton, Julius E. Talton, Jr., and
                 James E. Lumpkin.
        2.4 +    Stock Acquisition Agreement, dated as of December 20, 1996, among the Company, Richard C. Green, Jr., Robert K. Green,
                 T.R. Thompson, Roger K. Sallee, and certain other
                 stockholders, and AmeriTel Pay Phones, Inc.
        2.5 +    Stock Acquisition Agreement, dated as of December 20, 1996, among the Company, Julius E. Talton, Julius E. Talton, Jr.,
                 James E. Lumpkin, Carrie T. Glover, Talton
                 Telecommunications Corporation, and Talton
                 Telecommunications of Carolina, Inc.
        3.1 +    Certificate of Incorporation of Talton Holdings, Inc.
        3.2 +    Bylaws of Talton Holdings, Inc.
        3.3**    Articles of Incorporation of AmeriTel Pay Phones, Inc., as
                 amended.
        3.4**    Amended and Restated Bylaws of AmeriTel Pay Phones, Inc.
        3.5**    Articles of Incorporation of Talton Telecommunications
                 Corporation, as amended.
        3.6**    Amended and Restated Bylaws of Talton Telecommunications
                 Corporation.
        3.7**    Articles of Incorporation of Talton Telecommunications of
                 Carolina, Inc., as amended.


     EXHIBIT NO. DESCRIPTION
     ----------- -----------
        3.8**    Amended and Restated Bylaws of Talton Telecommunications of
                 Carolina, Inc.
        3.9**    Certificate of Incorporation of Talton STC, Inc.
        3.10**   Bylaws of Talton STC, Inc.
        3.11**   Certificate of Incorporation of Talton Invision, Inc.
        3.12**   Bylaws of Talton Invision, Inc.
        4.1 +    Indenture, dated as of June 27, 1997, between the Company
                 and U.S. Trust Company of Texas, N.A.
        4.2 +    Form of Note (contained in Indenture filed as Exhibit 4.1).
        4.3 +    Form of Subsidiary Guaranty (contained in Indenture filed as
                 Exhibit 4.1).
        4.4 +    Registration Rights Agreement, dated as of June 27, 1997,
                 between the Company and the Initial Purchaser.
        4.5 +    Registration Rights Agreement, dated as of December 27,
                 1996, by and among the Company and certain Holders named
                 therein.
        4.6 +    Shareholders Agreement, dated as of December 27, 1996, by
                 and among the Company and certain Persons named therein.
        4.7 +    Warrant Agreement, dated as of December 27, 1996, between
                 the Company and CIBC Wood Gundy Ventures, Inc.
        4.8 +    Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Gregg L. Engles.
        4.9 +    Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Gregg L. Engles.
        4.10 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Gregg L. Engles.
        4.11 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Onyx Talton Partners, L.P.
        4.12 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Onyx Talton Partners, L.P.
        4.13 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Onyx Talton Partners, L.P.
        4.14 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Joseph P. Urso.
        4.15 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Joseph P. Urso.
        4.16 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Joseph P. Urso.
        4.17 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Todd W. Follmer.
        4.18 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Todd W. Follmer.
        4.19 +   Warrant Agreement, dated as of December 27, 1996, between
                 the Company and Todd W. Follmer.

     EXHIBIT NO. DESCRIPTION
     ----------- -----------
        5.1**    Opinion of Hughes & Luce, L.L.P.
       10.1 +    Purchase Agreement dated as of June 27, 1997, between the
                 Company and the Initial Purchaser.
       10.2 +    Amended and Restated Credit Agreement, dated as of July 30,
                 1997, among the Company, Canadian Imperial Bank of Commerce,
                 CIBC Inc., and First Source Financial LLP.
       10.3 +    Asset Purchase Agreement, dated as of May 9, 1997, among the
                 Company, Security Telecom Corporation, and William H.
                 Ohland.
       10.4 +    First Amendment to Asset Purchase Agreement, dated as of
                 June 21, 1997, among the Company, Security Telecom
                 Corporation, and William H. Ohland.
       10.5 +    Employment Agreement, dated as of June 2, 1997, between the
                 Company and John A. Crooks, Jr.
       10.6 +    Consulting Agreement, dated as of December 27, 1996, between the Company and
                 James E. Lumpkin.
       10.7 +    Consulting Agreement, dated as of December 27, 1996, between the Company and
                 Julius E. Talton.
       10.8 +    Consulting and Strategic Services Agreement, dated as of
                 December 27, 1996, between
                 the Company and EUF Talton, L.P.
       10.9 +    Employment Agreement, dated as of December 27, 1996, between the Company and
                 Julius E. Talton, Jr.
       10.10 +   Employment Agreement, dated as of December 27, 1996, between the Company and
                 John R. Summers.
       10.11 +   Stock Option Letter, dated as of June 2, 1997, from the
                 Company to John A. Crooks, Jr.
       10.12**   Employment Agreement, dated as of November 17, 1997, between the Company and Jeffrey D. Cushman.
       11.1 +    Statement re computation of per share earnings.
       12.1 +    Computation of Ratio of Earnings to Fixed Charges.
       21.1 +    Subsidiaries of the Company.
       23.1**    Consent of Hughes & Luce, L.L.P. (contained in its opinion filed as Exhibit 5.1 hereto).
       23.2**    Consent of Deloitte & Touche LLP.
       23.3**    Consent of Arthur Andersen LLP.
       23.4**    Consent of Borland, Benefield, Crawford & Webster, P.C.
       23.5**    Consent of Davis, Clark and Company, P.C.
       23.6**    Consent of Ginsberg, Weiss & Company
       24.1 +    Power of Attorney (appearing on Signature Page of
                 Registration Statement on Form S-4 filed August 14, 1997,
                 Registration No. 333-33639, except for Power of Attorney
                 with respect to Talton Invision, Inc., appearing on
                 Signature Pages of Pre-Effective Amendment No. 1 to
                 Registration Statement on Form S-4 filed November 7, 1997,
                 Registration No. 333-33639).
       25.1**    Form T-1 Statement of Eligibility of Trustee.
       27.1*     Financial Data Schedule.

     EXHIBIT NO. DESCRIPTION
     ----------- -----------
       99.1 +    Form of Letter of Transmittal.
       99.2 +    Form of Broker, Dealer Letter.
       99.3 +    Form of Clients' Letter.
       99.4 +    Form of Notice of Guaranteed Delivery.

--------
 * To be filed by amendment.
** Filed herewith.
 + Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES.

  The following are included in Part II of this Registration Statement:

    Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrants undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrants undertake that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrants hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

    (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs (3)(i) and (3)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (6) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 16TH DAY OF DECEMBER, 1997.

                                         Talton Holdings, Inc.


                                         By:      /s/ John R. Summers
                                            ---------------------------------
                                                     JOHN R. SUMMERS

                                                   VICE PRESIDENT,
                                             SECRETARY, AND TREASURER OF THE
                                                         COMPANY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURE                         TITLE                DATE

                 *                    Director of Talton      December 16, 1997
------------------------------------   Holdings, Inc.
          GREGG L. ENGLES

                 *                    Director of Talton      December 16, 1997
------------------------------------   Holdings, Inc.
         RICHARD H. HOCHMAN

                 *                    Director of Talton      December 16, 1997
------------------------------------   Holdings, Inc.
           JAY R. LEVINE

                 *                    Director of Talton      December 16, 1997
------------------------------------   Holdings, Inc.
          ROGER K. SALLEE

                 *                    Director of Talton      December 16, 1997
------------------------------------   Holdings, Inc.
           DAVID A. SACHS

                 *                    Vice President,         December 16, 1997
------------------------------------   Assistant
          TODD W. FOLLMER              Secretary,
                                       Assistant
                                       Treasurer, and
                                       Director of Talton
                                       Holdings, Inc.

        /s/ John R. Summers                                   December 16, 1997
*By: _______________________________
          JOHN R. SUMMERS             Vice President,
          Attorney-in-fact             Secretary, and
                                       Treasurer of the
                                       Company

                 *                    President and Chief     December 16, 1997
------------------------------------   Operating Officer
        JOHN A. CROOKS, JR.            of the Company

    /s/ Jeffrey D. Cushman

*By:                                  Chief Financial          December 16, 1997
------------------------------------   Officer of the
      JEFFREY D. CUSHMAN               Company



                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 16TH DAY OF DECEMBER, 1997.

                                          Ameritel Pay Phones, Inc.


                                          By:       /s/ John R. Summers
                                             ---------------------------------
                                              JOHN R. SUMMERS VICE-PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
                  *                     Director of AmeriTel     December 16, 1997
-------------------------------------    Pay Phones, Inc.
         RICHARD H. HOCHMAN

                  *                     Director of AmeriTel     December 16, 1997
-------------------------------------    Pay Phones, Inc.
          NINA E. MCLEMORE

                  *                     Director of AmeriTel     December 16, 1997
-------------------------------------    Pay Phones, Inc.
        JULIUS E. TALTON, SR.

                  *                     Director of AmeriTel     December 16, 1997
-------------------------------------    Pay Phones, Inc.
           DAVID A. SACHS

                  *                     Vice President and       December 16, 1997
-------------------------------------    Director of
           TODD W. FOLLMER               AmeriTel Pay
                                         Phones, Inc.


*By:     /s/ John R. Summers            Vice President and       December 16, 1997
     ---------------------------------   Chief Financial
           JOHN R. SUMMERS               Officer of AmeriTel
          Attorney-in-fact               Pay Phones, Inc.
                                         (principal
                                         executive officer,
                                         principal financial
                                         officer, and
                                         principal
                                         accounting officer)


                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 16TH DAY OF DECEMBER, 1997.

                                          Talton Telecommunications of
                                           Carolina, Inc.


                                          By:    /s/ Julius E. Talton, Sr.
                                              -------------------------------
                                            JULIUS E. TALTON, SR. CHAIRMAN AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                         TITLE                DATE

                  *                     Director of              December 16,
-------------------------------------    Talton                  1997
         RICHARD H. HOCHMAN              Telecommunications
                                         of Carolina, Inc.

                  *                     Director of Talton       December 16,
-------------------------------------    Telecommunications      1997
          NINA E. MCLEMORE               of Carolina, Inc.

                  *                     Director of Talton       December 16,
-------------------------------------    Telecommunications      1997
           DAVID A. SACHS                of Carolina, Inc.

                  *                     Vice President and       December 16,
-------------------------------------    Director of Talton      1997
           TODD W. FOLLMER               Telecommunications
                                         of Carolina, Inc.


                 *                      Chairman, Chief          December 16,
-------------------------------------    Executive Officer       1997
        JULIUS E. TALTON, SR.            and Director of
                                         Talton Telecommunication
                                         of Carolina, Inc.
                                         (principal
                                         executive officer)


                  *                     Secretary of Talton      December 16,
-------------------------------------    Telecommunications      1997
             TOM GLOVER                  of Carolina, Inc.
                                         (principal
                                         financial officer
                                         and principal
                                         accounting
                                         officer).

         /s/ John R. Summers                                     December 16,
*By: ________________________________                            1997
           JOHN R. SUMMERS
          Attorney-in-fact


                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS ON THE 16TH DAY OF DECEMBER, 1997.

                                         Talton Telecommunications Corporation


                                         By:    /s/ Julius E. Talton, Sr.
                                            --------------------------------
                                             JULIUS E. TALTON, SR. CHAIRMAN
                                              AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURE                       TITLE                 DATE
                 *                    Director of Talton
------------------------------------   Telecommunications      December 16,
         RICHARD H. HOCHMAN            Corporation              1997

                 *                    Director of Talton
------------------------------------   Telecommunications      December 16,
          NINA E. MCLEMORE             Corporation              1997

                 *                    Director of Talton
------------------------------------   Telecommunications      December 16,
           DAVID A. SACHS                                       1997

                 *                    Vice President and
------------------------------------   Director of Talton      December 16,
          TODD W. FOLLMER              Telecommunications       1997
                                       Corporation

                 *                    Chairman, Chief
------------------------------------   Executive Officer       December 16,
       JULIUS E. TALTON, SR.           and Director of          1997
                                       Talton
                                       Telecommunications
                                       Corporation
                                       (principal
                                       executive officer)

                 *                    Secretary of Talton
------------------------------------   Telecommunications      December 16,
             TOM GLOVER                Corporation              1997
                                       (principal
                                       financial officer,
                                       principal
                                       accounting
                                       officer)

*By:   /s/  John R. Summers
     -------------------------------
          JOHN R. SUMMERS                                      December 16,
          Attorney-in-fact                                      1997


                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 16TH DAY OF DECEMBER, 1997.

                                          Talton STC, Inc.


                                          By:    /s/ John R. Summers
                                              ------------------------------
                                                      JOHN R. SUMMERS
                                                      VICE PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                         TITLE                DATE

                  *                     President and
-------------------------------------    Director of Talton      December 16,
           TODD W. FOLLMER               STC, Inc.                1997
                                         (principal
                                         executive officer)

         /s/ John R. Summers
*By: ________________________________   Vice President of
           JOHN R. SUMMERS               Talton STC, Inc.        December 16,
          Attorney-in-fact               (principal               1997
                                         financial officer
                                         and principal
                                         accounting officer)


                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 16TH DAY OF DECEMBER, 1997.

                                          Talton Invision, Inc.


                                          By:       /s/ John R. Summers
                                             ---------------------------------
                                                      JOHN R. SUMMERS
                                              VICE PRESIDENT, SECRETARY, AND
                                                         TREASURER

                               POWER OF ATTORNEY

  Know All Men By These Presents that each person whose signature appears below constitutes and appoints John A. Crooks, Jr., Todd W. Follmer, and John
R. Summers, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-on-fact and agents or any of them, or their or his substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

         /s/ Todd W. Follmer           President, Assistant      December 16, 1997
-------------------------------------   Secretary, and
           TODD W. FOLLMER              Director of Talton
                                        Invision, Inc.
                                        (principal
                                        executive officer)

         /s/ John R. Summers           Vice President,           December 16, 1997
-------------------------------------   Secretary, and
           JOHN R. SUMMERS              Treasurer of Talton
                                        Invision, Inc.
                                        (principal
                                        financial officer
                                        and principal
                                        accounting officer)

       /s/ John A. Crooks, Jr.         Vice President and        December 16, 1997
-------------------------------------   Assistant Secretary
         JOHN A. CROOKS, JR.            of Talton Invision,
                                        Inc.

           /s/ Brenda King             Assistant Secretary       December 16, 1997
-------------------------------------   of Talton Invision,
             BRENDA KING                Inc.


                             TALTON HOLDINGS, INC.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                     FOR THE MONTH ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

COL. A                                   COL. B     COL. C     COL. D   COL. E
                                                  ADDITIONS
                                                  CHARGED TO
                                        BEGINNING COSTS AND             ENDING
DESCRIPTION                              BALANCE   EXPENSE   DEDUCTIONS BALANCE
-----------                             --------- ---------- ---------- -------
Allowance for doubtful accounts........   1,195      654        724      1,125